    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 22, 1998
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               ----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ----------------
                            SF HOLDINGS GROUP, INC.
            (Exact name of registrant as specified in its charter)

                DELAWARE                         2656, 2676                13-3990796
  (State or other jurisdiction of       (Primary Standard Industrial     (I.R.S. Employer
   incorporation or organization)        Classification Code Number)     Identification No.)

                              115 STEVENS AVENUE
                            VALHALLA, NY 10595-1252
                                (914) 749-3274
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               ----------------
                               MICHAEL S. NELSON
                       KRAMER, LEVIN, NAFTALIS & FRANKEL
                               919 THIRD AVENUE
                           NEW YORK, NEW YORK 10022
                                (212) 715-9100
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                               ----------------


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the registration statement becomes effective and all other conditions to the exchange offer (the "Exchange Offer") pursuant to the registration rights agreement (the "Registration Rights Agreement") described in the enclosed Prospectus have been satisfied or waived.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED
                                          AMOUNT            MAXIMUM          PROPOSED MAXIMUM
      TITLE OF EACH CLASS OF              TO BE         OFFERING PRICE          AGGREGATE             AMOUNT OF
    SECURITIES TO BE REGISTERED         REGISTERED         PER NOTE           OFFERING PRICE       REGISTRATION FEE
12 3/4% Series B Senior Secured
 Discount Notes due 2008 .........   $144,000,000        100%(1)          $144,000,000(1)         $ 42,480.00
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(f)(2) under the Securities Act of 1933.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------
--------------------------------------------------------------------

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED APRIL 22, 1998

                            SF HOLDINGS GROUP, INC.
                             OFFER TO EXCHANGE ITS
            12 3/4% SERIES B SENIOR SECURED DISCOUNT NOTES DUE 2008
            WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT FOR
                        ANY AND ALL OF ITS OUTSTANDING
            12 3/4% SERIES A SENIOR SECURED DISCOUNT NOTES DUE 2008
            ($144,000,000 PRINCIPAL AMOUNT AT MATURITY OUTSTANDING)


     THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW
YORK CITY TIME, ON     , 1998 (AS SUCH DATE MAY BE EXTENDED, THE "EXPIRATION
DATE").

     SF Holdings Group, Inc. (the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal"), to exchange an aggregate of up to $144,000,000 principal amount at maturity of 12 3/4% Series B Senior Secured Discount Notes due 2008 (the "New Notes") for an identical face amount of the outstanding 12 3/4% Series A Senior Secured Discount Notes due 2008 (the "Old Notes" and, with the New Notes, the "Notes"). The terms of the New Notes are identical in all material respects to the terms of the Old Notes except that the registration and other rights relating to the exchange of Old Notes for New Notes and the restrictions on transfer set forth on the Old Notes will not appear on the New Notes. See "The Exchange Offer." The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under a Registration Rights Agreement dated as of March 12, 1998 (the "Registration Rights Agreement") among the Company, Bear, Stearns & Co. Inc. and SBC Warburg Dillon Read Inc. (the "Initial Purchasers"). Based on an interpretation by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to third parties unrelated to the Company, New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold, and otherwise transferred by a holder thereof (other than a holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act of 1933, as amended (the "Securities Act")), without compliance with the registration and the prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement with any person to participate in or is engaged in or is planning to be engaged in the distribution of such New Notes.

     The New Notes will mature on March 15, 2008. Until March 15, 2003, no interest will accrue on the New Notes, but the Accreted Value (as defined herein) will increase between the date of original issuance of the Old Notes and March 15, 2003. Beginning on March 15, 2003, interest on the New Notes will accrue at the rate of 12 3/4% per annum and will be payable in cash semi-annually in arrears on September 15 and March 15 of each year, commencing on September 15, 2003. The New Notes will be redeemable at the option of the Company at any time on and after March 15, 2003 at the redemption prices set forth herein. In addition, prior to March 15, 2001, the Company may redeem up to one-third of the aggregate principal amount of Notes at a redemption price equal to 112.75% of the Accreted Value thereof, plus Liquidated Damages (as defined herein) thereon, if any, with the net cash proceeds of an Equity Offering (as defined herein); provided that at least two-thirds of the original aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption. Upon the occurrence of a Change of Control, the Company will be required to make an offer to repurchase each holder's New Notes at an offer price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase (or, in the case of repurchases of New Notes prior to March 15, 2003, at a purchase price equal to 101% of the Accreted Value thereof, plus Liquidated Damages thereon, if any, as of the date of repurchase). See "Description of New Notes."

     The New Notes will rank senior in right of payment to any subordinated indebtedness of the Company incurred in the future, and will rank pari passu in right of payment with any other senior indebtedness of the Company incurred in the future. The New Notes will be effectively subordinated, however, to all indebtedness and other liabilities and commitments of the Company's subsidiaries, which, as of January 25, 1998, after giving pro forma effect to the Transactions (as defined herein), would have totaled $767.7 million. See "Risk Factors--Holding Company Structure and Related Considerations." The New Notes will be secured by a first priority pledge of all of the Capital Stock (as defined herein) owned by the Company of Sweetheart Holdings Inc. ("Sweetheart") and The Fonda Group, Inc. ("Fonda"), and all intercompany notes issued by the Company in favor of Sweetheart and Fonda. See "Description of New Notes--Security."

     The Company will accept for exchange from an Eligible Holder any and all Old Notes that are validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. For purposes of the Exchange Offer, "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities, as reflected on the records of The Bank of New York, as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the depository of the Old Notes. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For purposes of the Exchange Offer, "Transfer Restricted Securities" means each Old Note until the earliest to occur of (i) the date on which such Old Note is exchanged in this Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery provisions of the Securities Act, (ii) the date on which such Old Note is registered under the Securities Act and is disposed of in a shelf registration statement, if applicable, or (iii) the date on which such Old Note has been distributed to the public pursuant to Rule 144 under the Securities Act or by a broker-dealer pursuant to the plan of distribution described herein. See "Plan of Distribution."

     The Company will not receive any proceeds from the Exchange Offer and will pay all the expenses incident to the Exchange Offer. If the Company terminates the Exchange Offer and does not accept for exchange any Old Notes, it will promptly return the Old Notes to the holders thereof. See "The Exchange Offer."

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Any broker-dealer that acquired Old Notes directly from the Company and not as a result of market-making activities, or other trading activities, in the absence of an exemption from the registration requirements of the Securities Act, must comply with such registration requirements and the Prospectus delivery requirements of the Securities Act in connection with any secondary resales of New Notes received in exchange for such Old Notes. The Company has agreed that, for a period of 270 days after the effective date hereof, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "The Exchange Offer" and "Plan of Distribution."

     Prior to this Exchange Offer, there has been no public market for the Notes. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. If a market for the New Notes should develop, the New Notes could trade at a discount from their principal amount. The Company does not currently intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active public market for the New Notes will develop.

  The Exchange Agent for the Exchange Offer is The Bank of New York.
                                --------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 20 HEREIN FOR A DISCUSSION OF CERTAIN RISKS THAT SHOULD BE CONSIDERED BY ELIGIBLE HOLDERS IN EVALUATING THE EXCHANGE OFFER.
                                --------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                                --------------
                  THE DATE OF THIS PROSPECTUS IS     , 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement (which term shall include any amendments thereto) on Form S-4 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, to which reference is hereby made. Each statement made in this Prospectus referring to a document filed as an exhibit or schedule to the Registration Statement is qualified in its entirety by reference to the exhibit or schedule for a complete statement of its terms and conditions, although all of the material terms of the Company's contracts and agreements that would be material to an investor have been summarized in this Prospectus. In addition, upon the effectiveness of the Registration Statement filed with the Commission, the Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith the Company will file periodic reports and other information with the Commission relating to its business, financial statements and other matters. Any interested parties may inspect and/or copy the Registration Statement, its schedules and exhibits, and the periodic reports and other information filed in connection therewith, at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained at prescribed rates by addressing written requests for such copies to the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants. The Commission's Web site can be accessed on the World Wide Web at http://www.sec.gov. The obligations of the Company under the Exchange Act to file periodic reports and other information with the Commission may be suspended, under certain circumstances, if the New Notes are held of record by fewer than 300 holders at the beginning of any fiscal year and are not listed on a national securities exchange. The Company has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Notes remain outstanding it will furnish to the holders of the Notes, and if required by the Exchange Act, file with the Commission all annual, quarterly and current reports that the Company is or would be required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act. In addition, for so long as any of the Old Notes remain outstanding, the Company has agreed to make available to any prospective purchaser of the Old Notes or beneficial owner of the Old Notes in connection with any sale thereof the information required by Rule 144A(d)(4) under the Securities Act.

     Sweetheart and Fonda are subject to the periodic reporting and other informational requirements of the Exchange Act and the rules and regulations thereunder, and in accordance therewith file periodic reports, proxy and information statements, and other information with the Commission. All reports, proxy and information statements, and other information filed by Sweetheart and Fonda with the Commission may be inspected at the public reference facilities maintained by the Commission at the address set forth above, and at the regional offices of the Commission located at the addresses set forth above. Copies of such materials may also be obtained from The Public Reference Section of the Commission at the address set forth above, at prescribed rates. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements regarding registrants, such as the Company's subsidiaries that file electronically with the Commission. The Company's subsidiaries furnish to the respective holders of the Fonda Notes (as defined herein) and the Sweetheart Notes (as defined herein) all such filings with the Commission. In addition, for so long as any of such securities remain outstanding, each company has agreed to make available to any prospective purchaser of such securities or respective beneficial owner of such securities in connection with any sale thereof the information required by Rule 144(d)(4) under the Securities Act.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENT HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH DOCUMENTS FILED BY THE COMPANY, INCLUDING EXHIBITS TO SUCH DOCUMENTS, ARE AVAILABLE TO ANY REGISTERED HOLDER OR BENEFICIAL OWNER OF THE OLD NOTES UPON WRITTEN OR ORAL REQUEST AND

WITHOUT CHARGE FROM SF HOLDINGS GROUP, INC., 115 STEVENS AVENUE, VALHALLA, NEW YORK 10595-1252, ATTENTION: CHIEF FINANCIAL OFFICER. TELEPHONE REQUESTS MAY BE DIRECTED TO THE COMPANY AT (914) 749-3274. IN ORDER TO ENSURE TIMELY DELIVERY
OF THE DOCUMENTS, ANY SUCH REQUEST SHOULD BE MADE BY        , 1998.


     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION WITH RESPECT TO ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                              PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. References to a fiscal year of SF Holdings or Fonda are to the year ended on the last Sunday in July of such year. References to a fiscal year of Sweetheart are to the year ended on September 30 of such year. Unless otherwise stated or the context otherwise requires, (a) references to the "Company" are to SF Holdings and its subsidiaries, including Fonda and Sweetheart and their respective subsidiaries, after giving effect to the Transactions and (b) references to "SF Holdings" are to SF Holdings Group, Inc., excluding its subsidiaries. See "The Sweetheart Investment." Unless otherwise indicated, all information in this Prospectus assumes the Transactions have been consummated. Certain information in the Prospectus with respect to Sweetheart and Fonda is derived from their respective reports on Forms 10-K and 10-Q as filed with the Commission. See "Available Information." Portions of this Prospectus may constitute forward-looking statements for purposes of the Securities Act and the Exchange Act. See "Risk Factors--Forward-Looking Statements."


                                  THE COMPANY

     The Company is one of the three largest converters and marketers of disposable food service and food packaging products in North America. The Company sells a broad line of disposable paper, plastic and foam food service and food packaging products under both branded and private labels to the consumer and institutional markets, including large national accounts, and participates at all major price points. The Company conducts its business through two principal operating subsidiaries, Sweetheart and Fonda, and has marketed its products under its well recognized Lily (Registered Trademark), Sweetheart (Registered Trademark) and Trophy (Registered Trademark) brands for over 85, 45 and 15 years, respectively. In addition, the Company's Sensations and Hoffmaster (Registered Trademark) brands are well recognized in the industry. After giving pro forma effect to the Transactions, the Company would have had net sales, net income and EBITDA (as defined herein) of $1.1 billion, $34.4 million and $79.8 million, respectively, for the twelve months ended January 25, 1998.

     The Company's product offerings are among the broadest in the industry, enabling it to offer its customers "one-stop" shopping for their disposable food service and food packaging product needs. The Company's principal products include (i) paperboard, plastic and foam food service products, primarily cups, lids, plates, bowls, plastic cutlery and food containers; (ii) tissue and specialty food service products, primarily napkins and placemats; and (iii) food packaging products, primarily containers for the dairy and food processing industries.

     The Company sells its products to more than 5,000 customers and serves the institutional and consumer markets, including large national accounts, located throughout the United States and Canada. In addition, the Company has developed and maintained long-term relationships with many of its customers. The Company's institutional customers, which are served by Sweetheart and Fonda, include (i) major food service distributors, (ii) national accounts, including fast-food chains and catering services, and (iii) schools, hospitals and other major institutions. The Company's consumer customers, which are served by Fonda, include supermarkets, mass merchandisers, warehouse clubs and other retailers. The Company's food packaging customers, which are served by Sweetheart, include national and regional dairy and food companies.


                             COMPETITIVE STRENGTHS

     The Company believes that it has a leading competitive position in the disposable food service products industry for the following reasons:

   o Leading Market Position. The Company serves all markets in the industry. The Company believes that it holds one of the top three market positions in each major market segment it serves and for each of its major product categories. The Company's well recognized brands and long history in the industry have allowed it to gain its leading market positions. In those institutional markets served by both of Sweetheart and Fonda, the Company experiences minimal product redundancy because Sweetheart and Fonda primarily sell different products to shared customers. The Company also believes that its multiple distribution channels will enable it to further penetrate existing markets by cross-marketing new products through existing channels.

   o Brand Recognition. The Company's brands are well recognized in the industry. The Company's products have been marketed under its Sweetheart (Registered trademark) and Lily (Registered trademark) brands for over 45 years. Upon consummation of the Sweetheart Investment (as defined herein), the Company believes that it will be able to leverage the strength of Sweetheart's brands to further penetrate already existing markets. The Company's Sweetheart (Registered trademark), Lily (Registered trademark), Trophy (Registered trademark), Jazz (Registered trademark), Preference (Registered trademark), Silent Service (Registered trademark), Centerpiece (Registered trademark), Guildware (Registered trademark), Simple Elegance (Registered trademark) and Hoffmaster (Registered trademark) brands are well recognized in the institutional market; and its Sensations, Splash (Registered Trademark) and Party Creations (Registered trademark) brands are well recognized in the consumer market.

   o Broad Product Offering. The Company believes that its product offering is one of the broadest in the industry, competing across all major price points of the markets it serves, and that the Company is the only company that offers a full selection of premium products as well as a full line of private label products. The Company offers its products in paper, plastic and foam and in a wide range of colors, designs and graphics which are often printed to the customer's specifications.

      The Company's diverse and expansive product offering allows it to better serve its customers with "one-stop" shopping and enables both the Company and its customers to differentiate themselves from their respective competitors. As the industry continues to experience greater customer concentration resulting from a consolidation of distributors and retail outlets, as well as an increase in sales to the mass merchandiser and discount retailer distribution channels, the Company believes that its broad product offering will continue to provide a competitive advantage. In addition, the Company believes that its broad product offering enables it to increase shelf space with its customers. The Company also maintains facilities for the development of new products and product line extensions to support a continued broad product offering.

   o Extensive Distribution. The Company has 27 manufacturing and distribution facilities located throughout the United States and Canada. The Company's extensive geographic coverage enables it to serve large institutional and consumer accounts on a national basis and to respond to customers' product needs in an effective and timely manner.

   o Experienced Management Team. The Company's senior operating managers average over 15 years of experience in the food service industry and have a proven track record in operating companies efficiently and realizing cost savings from the integration of acquisitions. Certain of Fonda's senior officers became executive officers of Sweetheart upon consummation of the Sweetheart Investment.


                               BUSINESS STRATEGY

     The Company believes that its ownership of Fonda and investment in Sweetheart will provide it with significant benefits and synergies which it expects to realize over the next several years. The Company also believes that it can improve its leading position in the disposable food service products industry by (i) achieving cost savings from the Transactions, (ii) achieving operating efficiencies and other synergies from the relationship between Sweetheart and Fonda and (iii) cross-marketing its products. The Company will pursue its business strategy through:

   o Cost Savings. The Company intends to focus on reducing its costs, eliminating redundancies and realizing cost efficiencies. The Company believes that opportunities for cost reductions can be realized through
      (i) eliminating the outsourcing of products which will be manufactured within the Company, (ii) capitalizing on the Company's combined purchasing leverage with respect to raw materials and other procured items, such as packaging materials, (iii) eliminating duplicative administration, sales and marketing expenses and (iv) making selective capital expenditures intended to realize manufacturing and distribution savings.

   o Operating Efficiencies and Other Synergies. The Company intends to focus on achieving operating efficiencies and other synergies from the relationship between Sweetheart and Fonda. The Company believes that it can operate more efficiently by (i) rationalizing its facilities through a more efficient use of its manufacturing equipment, (ii) eliminating duplicative product offerings and (iii) improving customer service as a result of its geographic diversification. In addition, the Company intends to evaluate potential benefits, including cost savings, operating efficiencies and additional synergies, which may be obtained from other transactions, including certain business combinations, among the affiliated group.

   o Sales and Marketing. The Company seeks to maintain a balanced presence in the markets it serves by cross-marketing Sweetheart and Fonda's respective products to further penetrate their distribution channels. In addition, in order to better serve its customers, the Company also focuses on developing new product designs, increasing brand awareness and channel marketing. The Company believes that new product designs provide customers recognized value by offering alternatives in color and style. The Company supports its brand identity and private label program through enhanced packaging and promotion. Additionally, the Company seeks, through its direct sales force, to create "pull-through" demand by marketing directly to end-users in order to create additional demand from institutional distributors for the Company's products. Sweetheart and Fonda also intend to enter into joint marketing and sales agreements which will be designed to eliminate duplicative marketing and sales expenses at both companies.

     The Company conducts its business through two principal operating subsidiaries, Sweetheart and Fonda:


SWEETHEART HOLDINGS INC.

     Sweetheart is one of the largest producers of paper, plastic and foam disposable food service and food packaging products, including hot and cold drink cups, lids, food containers, plates and bowls, and cutlery. Sweetheart sells its food service products primarily to (i) major food service distributors who serve national and regional institutional food service customers such as Sysco Corporation and Alliant Foodservice Inc. and (ii) national accounts, including fast-food chains, such as McDonald's Corporation ("McDonald's") and Wendy's International, Inc., and catering services, such as ARAMARK Corporation.

     Sweetheart's food packaging operations sell paper and plastic containers and lids for products such as ice cream, frozen novelty products and cultured foods, and also lease filling and lidding equipment to customers. Sweetheart's food packaging customers include national and regional dairy and food companies, such as Ben and Jerry's Homemade, Inc., Blue Bell Creameries, L.P., Borden, Inc. and Prairie Farms Dairy, Inc.

     After giving pro forma effect to the Transactions, Sweetheart would have had net sales, net loss and EBITDA of $855.3 million, $31.2 million and $55.6 million, respectively, for the twelve months ended December 31, 1997.


THE FONDA GROUP, INC.

     Fonda is a leading producer of (i) private label paper plates, bowls and cups for the consumer market and (ii) premium tissue products including white, colored and custom-printed napkins, placemats, tablecovers and food trays for the institutional and consumer markets. Fonda's consumer market customers include (i) supermarkets, such as The Great Atlantic & Pacific Tea Company, Inc., The Kroger Co. and The Stop & Shop Companies, Inc., (ii) mass merchandisers, such as Target Stores (a division of Dayton Hudson Corp.), Wal-Mart Stores, Inc. and Kmart Corporation and (iii) warehouse clubs, such as Price-Costco, Inc., and other retailers. Fonda's institutional customers include Sysco Corporation, Rykoff-Sexton, Inc./U.S. Foodservice Inc., Bunzl USA, Inc. and Alliant Foodservice Inc.

     After giving pro forma effect to the Transactions, Fonda would have had net sales, net income and EBITDA of $263.2 million, $4.4 million and $23.4 million, respectively, for the twelve months ended January 25, 1998.


                              RECENT DEVELOPMENTS

     On February 11, 1998, Fonda reached an agreement with Kamine Besicorp Natural Dam L.P. ("Kamine"), the owner of the co-generation facility hosted by Fonda at the Natural Dam mill, whereby Kamine will terminate its obligations to supply steam to Natural Dam and to make certain land lease payments in return for a lump sum cash payment and the delivery of certain equipment. The consummation of this agreement is subject to various conditions, including the negotiation and execution of a definitive agreement and the consummation of a master restructuring agreement among Niagara Mohawk Power Corporation ("Niagara") and sixteen independent power producers, including Kamine. The Company expects Fonda to record a gain upon the consummation of the transaction contemplated by this agreement, however, there can be no assurance that such transaction will be consummated.

     On March 12, 1998, Fonda entered into a five-year licensing agreement with its affiliate, Creative Expressions Group, Inc. ("CEG"), subject to extension, whereby CEG will manufacture and distribute certain party goods products currently manufactured by Fonda. In connection therewith, Fonda will receive a royalty equal to 5% of CEG's cash flow, as determined in accordance with a formula specified in such agreement. In Fiscal 1997, Fonda's net sales of such party goods products were approximately $30 million.The Company expects Fonda's fixed and variable costs to decrease and it expects to reduce Fonda's accounts receivable and inventory by approximately $9 million as a result of such licensing agreement. The Company believes that such transaction will have a favorable impact on Fonda's results of operations.

     On March 24, 1998, Fonda consummated an agreement with Cellu Tissue Holdings, Inc. ("Cellu"), whereby Cellu acquired substantially all of the fixed assets and certain related working capital of the Natural Dam mill in Gouverneur, New York, and Fonda realized net proceeds, after expenses, of approximately $25 million, subject to a post-closing adjustment for working capital (the "Natural Dam Mill Disposition"). The Natural Dam mill produced tissue mill products, primarily specialty "jumbo" rolls of tissue.

     In connection with the consummation of the Sweetheart Investment, Sweetheart incurred $4.4 million of financial advisory and legal expenses and $2.6 million of severance expenses as a result of the termination of certain officers of Sweetheart pursuant to executive separation agreements (such expenses are collectively defined herein as the "Sweetheart Reduction"). See "Unaudited Pro Forma Financial Information." For the three month period ended March 31, 1998, Sweetheart also expects to recognize additional one time charges of approximately $15 million related to further cost cutting initiatives including work force reduction and facility rationalization. Such charges will consequently have an adverse impact on Sweetheart's results of operations for such period. As a result of the applications of purchase accounting by SF Holdings for the Sweetheart Investment, the expenses described above will have no effect on SF Holdings' results of operations.


                           THE SWEETHEART INVESTMENT

     In connection with the Sweetheart Investment, SF Holdings acquired all of the outstanding capital stock of Fonda in a merger of a subsidiary of SF Holdings into Fonda, and the stockholders of Fonda became the stockholders of the Company (the "Fonda Stockholders Exchange").

     On March 12, 1998, the stockholders of Sweetheart as of December 29, 1997 (the "Sweetheart Stockholders") consummated an Investment Agreement dated December 29, 1997 with SF Holdings and CEG (the "Investment Agreement"), pursuant to which SF Holdings acquired 48% of the total outstanding voting common stock, par value $.01 per share, of Sweetheart (the "Sweetheart Class A Common Stock") and 100% of the total outstanding non-voting common stock, par value $.01 per share, of Sweetheart (the "Sweetheart Class B Common Stock" and together with the Sweetheart Class A Common Stock the "Sweetheart Common Stock"), representing 90% of the total outstanding common stock of Sweetheart (the "Sweetheart Investment"). The aggregate purchase price consisted of $88.0 million in cash, a demand promissory note (the "Demand Note") of SF Holdings in the amount of $7.0 million (which was satisfied immediately following the consummation of the Sweetheart Investment) and an aggregate of $30.0 million of a series of exchangeable preferred stock, par value $.001 per share, of SF Holdings (the "Exchangeable Preferred Stock"). See "Description of Capital Stock."

     Pursuant to the Investment Agreement, immediately prior to the consummation of the Sweetheart Investment, Sweetheart amended its by-laws, including its subsidiaries' by-laws, to provide for certain matters, and to appoint certain executive officers of Fonda as executive officers of Sweetheart. Upon consummation of the Sweetheart Investment, the Company entered into the Sweetheart Stockholders' Agreement, the SF Holdings Registration Rights Agreement and the Management Services Agreement (each as defined herein). See "The Sweetheart Investment."

     SF Holdings, which was formed in December 1997 to facilitate the Sweetheart Investment, is incorporated under the laws of Delaware. The principal executive office of SF Holdings is located at 115 Stevens Avenue, Valhalla, New York 10595-1252 and its telephone number is (914) 749-3274.


                           ISSUANCE OF THE OLD NOTES

     Units (the "Units") consisting of $144.0 million principal amount at maturity of 12 3/4% Series A Senior Secured Discount Notes due 2008 (the "Old Notes") and 288,000 shares of Class C Common Stock of the Company (the "Shares") were sold by the Company to Bear, Stearns & Co. Inc. and SBC Warburg Dillon Read Inc. (the "Initial Purchasers") on March 12, 1998 (the "Closing Date") pursuant to a Purchase Agreement, dated as of March 5, 1998 (the "Purchase Agreement"), among the Company and the Initial Purchasers. The Initial Purchasers subsequently resold the Units in reliance on Rule 144A under the Securities Act and other available exemptions under the Securities Act on or about March 12, 1998. The Company and the Initial Purchasers also entered into a Registration Rights Agreement, dated as of March 12, 1998 (the "Registration Rights Agreement"), among the Company and the Initial Purchasers, pursuant to which the Company granted certain registration rights for the benefit of the holders of the Old Notes. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement with respect to the Old Notes. See "The Exchange Offer--Purpose and Effects."

     The Old Notes were issued under an indenture, dated as of March 12, 1998 (the "Indenture"), between the Company and The Bank of New York as trustee (in such capacity, the "Trustee"). The New Notes are also being issued under the Indenture and are entitled to the benefits of the Indenture. The form and terms of the New Notes will be identical in all material respects to the form and terms of the Old Notes except that (i) the New Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, (ii) holders of New Notes will not be entitled to the liquidated damages otherwise payable under the terms of the Registration Rights Agreement in respect of Old Notes constituting Transfer Restricted Securities held by such holders during any period in which a Registration Default (as defined) is continuing (the "Liquidated Damages") and (iii) holders of New Notes will not be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities. The Exchange Offer shall be deemed consummated upon the delivery of the Company to the Exchange Agent under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are validly tendered by holders thereof pursuant to the Exchange Offer. See "The Exchange Offer--Termination of Certain Rights" and "--Procedures for Tendering" and "Description of New Notes--Registration Rights; Liquidated Damages."

     The proceeds received by the Company from the issuance of the Units were used to fund a portion of the cash required by the Company to consummate the Sweetheart Investment and to pay certain fees and expenses associated with the issuance of the Units. There will be no proceeds to the Company from any exchange pursuant to the Exchange Offer.


                              THE EXCHANGE OFFER


THE EXCHANGE OFFER..........   The Company is offering, upon the terms and
                               subject to the conditions set forth herein and in the accompanying letter of transmittal (the
                               "Letter of Transmittal"), to exchange its 12 3/4%
                               Series B Senior Secured Discount Notes due 2008
                               (the "New Notes," and with the Old Notes, the
                               "Notes") for an identical face amount of the outstanding Old Notes (the "Exchange Offer"). As of the date of this Prospectus, $144.0 million in aggregate principal amount at maturity of the Old
                               Notes is outstanding, the maximum amount authorized by the Indenture for all Notes. As of
                                      , 1998, there was one registered holder of
                               the Old Notes, Cede & Co. ("Cede"), which held
                               $144.0 million of aggregate principal amount at maturity of the Old Notes. See "The Exchange
                               Offer--Terms of the Exchange Offer."


EXPIRATION DATE.............   5:00 p.m., New York City time, on        ,
                               1998, as the same may be extended. See "The
                               Exchange Offer--Expiration Date; Extension;
                               Termination; Amendments."


CONDITIONS OF THE
 EXCHANGE OFFER..............  The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by the Company. See "The Exchange Offer--Conditions of the Exchange Offer."


ACCRETED VALUE OF THE
 OLD NOTES...................  Until March 15, 2003, no interest will accrue on the New Notes, but the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance of the Old Notes and March 15, 2003 at a rate of 12 3/4% per annum of the initial offering price of the Old Notes. Eligible Holders whose Old Notes are accepted for exchange will have the right to receive the increase in Accreted Value from the date of original issuance of the Old Notes. Beginning on March 15, 2003, interest on the New Notes will accrue at the rate of 12 3/4% per annum.


PROCEDURES FOR TENDERING
 OLD NOTES..................   Each holder of Old Notes wishing to accept the
                               Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes and any other required documentation to the exchange agent (the
                               "Exchange Agent") at the address set forth herein. Old Notes may be physically delivered, but physical delivery is not re-quired if a confirmation of a book-entry of such Old Notes to the Exchange Agent's account at The
                               Depositary Trust Company ("DTC" or the
                               "Depositary") is delivered in a timely fashion.
                               By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person is engaged in, or intends to engage in, or has an arrangement or understanding with any person to participate in, the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. Each broker or dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker or dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange
                               Offer--Procedures for Tendering" and "Plan of Distribution."


GUARANTEED DELIVERY
 PROCEDURES..................  Eligible Holders of Old Notes who wish to tender their Old Notes and (i) whose Old Notes are not immediately available or (ii) who cannot deliver their Old Notes or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date (or complete the procedure for book-entry transfer on a timely basis), may tender their Old Notes according to the guaranteed delivery procedures set forth in the Letter of Transmittal. See "The Exchange Guaranteed Delivery Procedures."


ACCEPTANCE OF OLD NOTES AND
 DELIVERY OF NEW NOTES......   Upon satisfaction or waiver of all conditions
                               of the Exchange Offer, the Company will accept any and all Old Notes that are properly tendered in the Exchange Offer prior to 5:00 p.m., New
                               York City time, on the Expiration Date. The New
                               Notes issued pursuant to the Exchange Offer will be delivered promptly after acceptance of the Old
                               Notes. See "The Exchange Offer--Procedures for
                               Tendering."


WITHDRAWAL RIGHTS...........   Tenders of Old Notes may be withdrawn at any
                               time prior to 5:00 p.m., New York City time, on the Expiration Date. See "The Exchange
                               Offer--Withdrawal of Tenders."


THE EXCHANGE AGENT..........   The Bank of New York is the exchange agent (in
                               such capacity, the "Exchange Agent"). The address and telephone number of the Exchange Agent are set forth in "The Exchange Offer--The Exchange
                               Agent."


FEES AND EXPENSES...........   All expenses incident to the Company's
                               consummation of the Exchange Offer and compliance with the Registration Rights

                               Agreement will be borne by the Company. The
                               Company will also pay certain transfer taxes applicable to the Exchange Offer. See "The Exchange Offer--Fees and Expenses."


RESALES OF THE NEW NOTES....   Based on interpretations by the staff of the
                               Commission set forth in no-action letters issued to third parties, the Company believes that New
                               Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased the Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or
                               (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible
                               Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes. Each broker-dealer that receives New
                               Notes for its own account in exchange for Old
                               Notes, where such Old Notes were acquired by such broker as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "The Exchange
                               Offer--Purposes and Effects" and "Plan of Distribution."

                           DESCRIPTION OF NEW NOTES

     The Exchange Offer applies to $144.0 million aggregate principal amount at maturity of Old Notes. The terms of the New Notes are identical in all material respects to the Old Notes, except for certain transfer restrictions and registration and other rights relating to the exchange of the Old Notes for New Notes. The New Notes will evidence the same debt as the Old Notes and will be entitled to the benefits of the Indenture under which both the Old Notes were, and the New Notes will be, issued. See "Description of New Notes."


SECURITIES OFFERED..........   $144.0 million in aggregate principal amount at
                               maturity of 12 3/4% Series B Senior Secured
                               Discount Notes due 2008.


MATURITY....................   March 15, 2008.


INTEREST....................   Until March 15, 2003, no interest will accrue
                               on the New Notes, but the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance of the Old Notes and March 15, 2003.
                               Beginning on March 15, 2003, interest on the New
                               Notes will accrue at the rate of 12 3/4% per annum and will be payable in cash semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2003.


RANKING.....................   The New Notes will rank senior in right of
                               payment to any subordinated indebtedness of the Company incurred in the future, and will rank pari passu in right of payment with any other senior indebtedness of the Company incurred in the future. The New Notes will be effectively subordinated, however, to all indebtedness and other liabilities and commitments of the Company's subsidiaries, which as of January 25, 1998, after giving pro forma effect to the Transactions would have totaled $767.7 million.
                               As of March 31, 1998, the Company had no indebtedness ranking pari passu with the New
                               Notes outstanding.


SECURITY....................   The New Notes will be secured by a first
                               priority pledge of all of the Capital Stock owned by SF Holdings of Sweetheart and Fonda and all intercompany notes issued by the Company in favor of Sweetheart and Fonda. See "Description of New
                               Notes--Security."


REDEMPTION..................   The New Notes will be redeemable at the option
                               of SF Holdings at any time on or after March 15, 2003 at the redemption prices set forth herein.
                               In addition, prior to March 15, 2001, SF Holdings may redeem up to one-third of the aggregate principal amount of Notes at a redemption price equal to 112.75% of the Accreted Value thereof, plus Liquidated Damages thereon, if any, with the net cash proceeds of an Equity Offering; provided that at least two-thirds of the original aggregate principal amount of Notes remains outstanding immediately after the occurrence of such redemption. See "Description of New
                               Notes--Optional Redemption."

CHANGE OF CONTROL...........   Upon the occurrence of a Change of Control, SF
                               Holdings will be required to make an offer to repurchase each holder's New Notes at an offer price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase (or, in the case of repurchases of New Notes prior to March 15, 2003, at a purchase price equal to 101% of the Accreted
                               Value thereof, plus Liquidated Damages thereon, if any, as of the date of repurchase). There can be no assurance that SF Holdings will have the financial resources to repurchase the New Notes upon a Change of Control. See "Description of New
                               Notes--Repurchase at the Option of Holders."


COVENANTS...................   The indenture pursuant to which the New Notes
                               will be issued (the "Indenture") will contain certain covenants that, among other things, limit the ability of SF Holdings to incur additional indebtedness, issue additional preferred stock, pay dividends or make other distributions, repurchase Equity Interests (as defined herein), repay subordinated Indebtedness (as defined herein) or make other Restricted Payments (as defined herein), create certain liens, enter into certain transactions with affiliates, sell assets or enter into certain mergers and consolidations.
                               See "Description of New Notes--Certain
                               Covenants."


USE OF PROCEEDS.............   There will be no proceeds to the Company from
                               any exchange pursuant to the Exchange Offer. The net proceeds from the issuance of the Units were used to fund a portion of the cash required by the Company to consummate the Sweetheart
                               Investment and to pay certain fees and expenses associated with the issuance of the Units. See
                               "The Sweetheart Investment" and "Use of
                               Proceeds."


ABSENCE OF A PUBLIC MARKET
 FOR THE NEW NOTES..........   The New Notes are a new issue of securities
                               with no established market, and the Company does not expect that an active trading market in the Notes will develop. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. The Initial
                               Purchasers have advised the Company that they currently make a market in the Notes. The Company does not currently intend to apply for listing of the New Notes on any securities exchange.


                                 RISK FACTORS

     See "Risk Factors" for a discussion of factors that should be considered by Eligible Holders evaluating the Exchange Offer.

 SUMMARY UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA OF THE COMPANY
                            (DOLLARS IN THOUSANDS)

     The following table sets forth summary unaudited pro forma combined condensed financial data of the Company as of January 25, 1998 and for the fiscal year ended July 27, 1997 and the six and twelve months ended January 25, 1998. The summary unaudited pro forma combined condensed statement of income data give effect to (i) the Fonda Stockholders Exchange, (ii) the issuance of the Units and (iii) the Sweetheart Investment, as if each had occurred on the first day of the Company's fiscal year ended July 27, 1997. The summary unaudited pro forma combined condensed balance sheet data as of January 25, 1998 give additional effect to (i) the Leisureway Acquisition (as defined herein), (ii) the Natural Dam Mill Disposition, (iii) the Fonda Stockholders Exchange, (iv) the issuance of the Units and (v) the Sweetheart Investment, as if each had occurred on January 25, 1998. The information contained in the following table should also be read in conjunction with "Capitalization," "Unaudited Pro Forma Combined Condensed Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Financial Data of Sweetheart," "Unaudited Pro Forma Financial Data of Fonda" and the historical financial statements, including the notes thereto, contained elsewhere herein.



                                                                                  SIX MONTHS         TWELVE MONTHS
                                                               YEAR ENDED            ENDED               ENDED
                                                             JULY 27, 1997     JANUARY 25, 1998     JANUARY 25, 1998
                                                            ---------------   ------------------   -----------------
STATEMENT OF INCOME DATA:
Net sales ...............................................     $1,117,215          $  557,816          $1,118,484
Cost of goods sold ......................................        992,757             494,514             983,587
                                                              ----------          ----------          ----------
Gross profit ............................................        124,458              63,302             134,897
Selling, general and administrative expenses ............        104,700              55,957             106,926
Loss on asset disposal and impairment ...................         24,550              24,550              24,550
Other income, net .......................................         (1,681)             (3,514)             (5,044)
                                                              ----------          ----------          ----------
Income (loss) from operations ...........................         (3,111)            (13,691)              8,465
Interest expense, net ...................................         62,930              32,708              64,137
                                                              ----------          ----------          ----------
Loss before taxes and minority interest .................        (66,041)            (46,399)            (55,672)
Income tax benefit ......................................        (26,485)            (18,616)            (22,341)
Minority interest in loss of subsidiary .................         (3,757)             (2,595)             (3,119)
                                                              ----------          ----------          ----------
Loss before cumulative effect of an accounting
 change and extraordinary loss ..........................        (35,799)            (25,188)            (30,212)
Dividends on preferred stock ............................          4,220               2,110               4,220
                                                              ----------          ----------          ----------
Loss available to common stockholders before
 cumulative effect of an accounting change
 and extraordinary loss .................................     $  (40,019)         $  (27,298)         $  (34,432)
                                                              ==========          ==========          ==========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (a) ...............................     $   49,761          $   26,296          $   51,170
Capital expenditures ....................................         47,951              19,874              47,494
Depreciation and amortization (b) .......................         50,028              25,249              50,310
OTHER NON-GAAP FINANCIAL DATA:
EBITDA (c) ..............................................     $   71,406          $   33,319          $   79,750
Ratio of EBITDA to cash interest expense (c)(a) .........            1.4x                1.3x                1.6x


                                                     AS OF
                                                JANUARY 25, 1998
                                               -----------------
BALANCE SHEET DATA:
Cash and cash equivalents ..................        $ 13,432
Cash in escrow .............................          23,720
Working capital ............................         172,935
Property, plant and equipment, net .........         433,273
Total assets ...............................         919,439
Total indebtedness (d) .....................         604,192
Total stockholders' equity .................          31,633

                                                        (Footnotes on next page)

----------
(a) Cash interest expense consists of interest expense, excluding interest on the Notes and amortization of deferred financing costs of $4,135, $1,791 and $3,877 for Fiscal 1997 and the six and twelve months ended January 25, 1998, respectively.

(b) Depreciation and amortization excludes amortization of deferred financing costs, which are included in interest expense.

(c) EBITDA represents income from operations before interest expense, provision for income taxes, Fonda other income, depreciation and amortization, Sweetheart loss on asset disposal and impairment and gain on the Sweetheart Bakery Disposition (as defined herein) of $3,459 in the three and twelve months ended December 31, 1997. EBITDA is generally accepted as providing information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

           EBITDA does not reflect the elimination of $2.8 million and $1.4 million of fixed costs in Fiscal 1997 and the twelve months ended January 25, 1998, respectively, that would not have been incurred had the Three Rivers and Long Beach facilities been closed at the beginning of Fiscal 1997.

(d) Total indebtedness includes short-term and long-term borrowings and current maturities, of long-term debt.

        SUMMARY HISTORICAL FINANCIAL DATA OF THE FONDA GROUP, INC. (1)
                            (DOLLARS IN THOUSANDS)




                                                                                                    SIX MONTHS
                                                   FISCAL YEAR ENDED JULY (2)                    ENDED JANUARY (2)
                                   ---------------------------------------------------------- -----------------------
                                      1993       1994        1995         1996        1997        1997        1998
                                   ---------- ---------- ------------ ----------- ----------- ----------- -----------
STATEMENT OF INCOME DATA:
Net sales ........................  $ 61,079   $ 61,839   $  97,074    $ 204,903   $ 252,513   $124,379    $ 136,674
Cost of goods sold ...............    49,776     51,643      76,252      161,304     196,333     96,987      108,077
                                    --------   --------   ---------    ---------   ---------   --------    ---------
Gross profit .....................    11,303     10,196      20,822       43,599      56,180     27,392       28,597
Selling, general and
 administrative expenses .........     8,686      8,438      14,112       29,735      37,168     19,520       19,814
Other income, net ................        --         --          --           --      (1,608)        --           --
                                    --------   --------   ---------    ---------   ---------   --------    ---------
Income from operations ...........     2,617      1,758       6,710       13,864      20,620      7,872        8,783
Interest expense, net ............     1,201      1,268       2,943        7,934       9,017      4,540        6,003
                                    --------   --------   ---------    ---------   ---------   --------    ---------
Income before taxes and
 extraordinary loss ..............     1,416        490       3,767        5,930      11,603      3,332        2,780
Income taxes .....................       478        239       1,585        2,500       4,872      1,400        1,168
                                    --------   --------   ---------    ---------   ---------   --------    ---------
Income before extraordinary
 loss ............................       938        251       2,182        3,430       6,731      1,932        1,612
Extraordinary loss, net (3) ......        --         --          --           --       3,495         --           --
                                    --------   --------   ---------    ---------   ---------   --------    ---------
Net income .......................  $    938   $    251   $   2,182    $   3,430   $   3,236   $  1,932    $   1,612
                                    ========   ========   =========    =========   =========   ========    =========
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used in)
 operating activities(4) .........  $  2,797   $    140   $  (4,774)   $  17,673   $   8,273   $  4,783    $   9,324
Net cash (used in) investment
 activities ......................    (1,027)    (1,272)    (29,593)     (46,532)    (36,006)    (2,074)     (10,641)
Net cash provided by (used in)
 financing activities ............    (1,742)       992      34,262       30,206      32,174     (3,849)      (4,067)
Cash interest expense (5) ........     1,201      1,268       2,383        6,748       8,309      4,000        5,924
Capital expenditures (6) .........     1,027      1,272       1,608        1,314      10,363      2,074        4,408
Depreciation and amortization          1,248      1,246       1,669        3,450       4,440      2,859        2,694
Ratio of earnings to fixed
 charges (7) .....................       1.9x       1.3x        2.1x         1.7x        2.1x       1.7x         1.4x
OTHER NON-GAAP FINANCIAL
 DATA:
EBITDA(8) ........................  $  3,865   $  3,004   $   8,379    $  17,314   $  23,942   $ 10,731    $  11,670
Ratio of EBITDA to cash
 interest expense (8)(5) .........       3.2x       2.4x        3.5x         2.6x        2.9x       2.7x         2.0x


                                                     AS OF
                                                JANUARY 25, 1998
                                               -----------------
BALANCE SHEET DATA:
Cash .......................................        $    524
Working capital ............................          47,858
Property, plant and equipment, net .........          61,354
Total assets ...............................         180,837
Total indebtedness (9) .....................         128,709
Redeemable common stock (10) ...............           2,108
Total stockholders' equity .................           6,802

                                                        (Footnotes on next page)

----------
(1) The summary statement of income and other financial data include the results of operations of Fonda and each of the following acquisitions (the "Fonda Acquisitions") since their respective dates of acquisition as follows: (i) the net assets of the Scott Foodservice Division ("Hoffmaster") from Scott Paper Company as of March 31, 1995; (ii) the net assets of Alfred Bleyer & Co., Inc. ("Maspeth") as of November 30, 1995; (iii) all of the outstanding capital stock of the Chesapeake Consumer Products Company ("Chesapeake") from Chesapeake Corporation as of December 29, 1995; (iv) the net assets of two divisions of the Specialties Operations Division of James River Paper Corporation ("James River California/Natural Dam") as of May 5, 1996; (v) all of the outstanding capital stock of Heartland Mfg. Corp. ("Heartland") as of June 2, 1997; (vi) the net assets of the former division of Astro Valcour, Inc. ("Astro Valcour") from Tenneco Inc. as of June 10, 1997; and (vii) the net assets of Leisureway, Inc. ("Leisureway") as of January 5, 1998 (the "Leisureway Acquisition"). The acquisitions of Heartland and Astro Valcour are hereinafter referred to as the "1997 Fonda Acquisitions." See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction," "Business" and Note 3 of the Notes to the Financial Statements of Fonda.

(2) All fiscal years are 52 weeks, except for Fiscal 1994 which is 53 weeks. The six month periods are 26 weeks.

(3) Fonda incurred a $3.5 million extraordinary loss (net of a $2.5 million income tax benefit) in connection with the early retirement of debt consisting of the write-off of unamortized debt issuance costs, elimination of unamortized discount and prepayment penalties.

(4) Material differences between EBITDA and net cash provided by or used in operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating EBITDA and (b) interest expense and provision for income taxes which are included when presenting cash provided by or used in operating activities but are not included in the calculation of EBITDA.

(5) Cash interest expense excludes (i) the amortization of debt issuance costs of $560, $1,021, $514, $190 and $272 for Fiscal 1995, 1996 and
      1997, the six months ended January 1997 and 1998, respectively, (ii) pay-in-kind interest expense of $165, $684 and $350 for Fiscal 1996 and 1997 and the six months ended January 1997, respectively, and (iii) interest income of $490 and $193 for Fiscal 1997 and the six months ended January 1998, respectively.

(6)   Excludes the costs of the Fonda Acquisitions.

(7) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor.

(8) EBITDA represents income from operations before interest expense, provision for income taxes, other income and depreciation and amortization. EBITDA is generally accepted as providing information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by companies as a measure of operating performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are invloved) or non-operating factors such as historical cost bases. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(9) Total indebtedness includes short-term and long-term borrowings and current maturities of long-term debt.

(10)  See Note 10 of the Notes to the Financial Statements of Fonda.

         SUMMARY HISTORICAL FINANCIAL DATA OF SWEETHEART HOLDINGS INC.
                             (DOLLARS IN THOUSANDS)




                                      PERIOD FROM     PERIOD FROM
                                      JANUARY 1 TO   AUGUST 30 TO           FISCAL YEAR ENDED SEPTEMBER 30,
                                       AUGUST 29,    SEPTEMBER 30, -------------------------------------------------
                                          1993           1993          1994        1995        1996         1997
                                    --------------- -------------- ----------- ----------- ----------- -------------
                                     (PREDECESSOR)                            (SUCCESSOR)
                                    --------------- ----------------------------------------------------------------
STATEMENT OF OPERATIONS
 DATA:
Net sales .........................    $ 591,258       $ 81,571     $ 898,528   $ 986,618   $ 959,818    $ 886,017
Cost of sales .....................      460,324         64,011       683,429     779,497     748,055      722,539
                                       ---------       --------     ---------   ---------   ---------    ---------
Gross income ......................      130,934         17,560       215,099     207,121     211,763      163,478
Transportation ....................       62,291          7,952        94,734      95,096      98,664       98,482
Selling, general and
 administrative ...................       45,494          5,787        67,712      66,089      61,788       66,792
Loss on asset disposal and
 impairment .......................           --             --            --          --          --       24,550
Restructuring charges .............           --             --            --          --          --        9,680
                                       ---------       --------     ---------   ---------   ---------    ---------
Operating income (loss) ...........       23,149          3,821        52,653      45,936      51,311      (36,026)
Interest expense ..................       43,981          3,327        37,460      38,655      38,832       41,812
Other income (expense) ............           82           (161)          623       2,442      (2,956)       1,620
                                       ---------       --------     ---------   ---------   ---------    ---------
Income (loss) before income
 taxes, cumulative effect of
 an accounting change and
 extraordinary loss ...............      (20,750)           333        15,816       9,723       9,523      (76,218)
Income tax (expense) benefit ......        6,641           (161)       (6,462)     (3,903)     (3,809)      30,487
                                       ---------       --------     ---------   ---------   ---------    ---------
Income (loss) before
 cumulative effect
 of an accounting change
 and extraordinary loss ...........      (14,109)           172         9,354       5,820       5,714      (45,731)
Cumulative effect of a change
 in accounting principle, net                 --             --            --          --          --           --
Extraordinary loss, net ...........           --             --            --          --          --         (940)
                                       ---------       --------     ---------   ---------   ---------    ---------
Net income (loss) .................    $ (14,109)      $    172     $   9,354   $   5,820       5,714    $ (46,671)
                                       =========       ========     =========   =========   =========    =========
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used
 in) operating activities (1) .....    $  23,735       $  5,901     $  41,532   $  50,899   $  43,508    $  (3,242)
Net cash (used in) investing
 activities .......................      (14,154)        (1,942)      (32,581)    (51,514)    (50,236)     (29,914)
Net cash provided by
 financing activities .............       (9,625)        (3,982)        3,240      (3,615)      3,098       31,435
Cash interest expense (2) .........       14,038          3,063        34,140      35,121      35,272       38,241
Capital expenditures ..............       14,557          1,956        39,428      51,625      50,236       47,757
Depreciation and
 amortization (3) .................       28,507          2,050        25,783      34,207      39,813       44,152
Ratio of earnings to fixed
 charges (4) ......................       N/A               1.1x          1.4x        1.2x        1.2x      N/A
OTHER NON-GAAP FINANCIAL
 DATA:
EBITDA (5) ........................    $  51,738       $  5,710     $  79,059   $  82,585   $  88,168    $  43,976
Ratio of EBITDA to cash
 interest expense (5)(2) ..........          3.7x           1.9x          2.3x        2.4x        2.5x         1.1x
                                          THREE MONTHS
                                        ENDEDDECEMBER 31,
                                    -------------------------
                                         1996         1997
                                    ------------- -----------
                                           (SUCCESSOR)
                                    -------------------------
STATEMENT OF OPERATIONS
 DATA:
Net sales .........................   $ 202,102    $ 201,952
Cost of sales .....................     176,859      164,341
                                      ---------    ---------
Gross income ......................      25,243       37,611
Transportation ....................      22,462       23,665
Selling, general and
 administrative ...................      16,216       19,102
Loss on asset disposal and
 impairment .......................          --           --
Restructuring charges .............          --           --
                                      ---------    ---------
Operating income (loss) ...........     (13,435)      (5,156)
Interest expense ..................       9,952       11,126
Other income (expense) ............         268        3,576
                                      ---------    ---------
Income (loss) before income
 taxes, cumulative effect of
 an accounting change and
 extraordinary loss ...............     (23,119)     (12,706)
Income tax (expense) benefit ......       9,247        5,081
                                      ---------    ---------
Income (loss) before
 cumulative effect
 of an accounting change
 and extraordinary loss ...........     (13,872)      (7,625)
Cumulative effect of a change
 in accounting principle, net                --       (1,511)
Extraordinary loss, net ...........          --           --
                                      ---------    ---------
Net income (loss) .................   $ (13,872)   $  (9,136)
                                      =========    =========
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used
 in) operating activities (1) .....   $  (2,838)   $     738
Net cash (used in) investing
 activities .......................      (9,523)       8,633
Net cash provided by
 financing activities .............      14,333       (7,334)
Cash interest expense (2) .........       9,063       10,495
Capital expenditures ..............       9,523        7,134
Depreciation and
 amortization (3) .................      10,605       10,784
Ratio of earnings to fixed
 charges (4) ......................      N/A          N/A
OTHER NON-GAAP FINANCIAL
 DATA:
EBITDA (5) ........................   $  (2,562)   $   5,745
Ratio of EBITDA to cash
 interest expense (5)(2) ..........      N/A             0.5x

                                                      AS OF
                                                DECEMBER 31, 1997
                                               ------------------
BALANCE SHEET DATA:
Cash and cash equivalents ....................      $  4,687
Working capital ..............................       125,793
Property, plant and equipment, net ...........       372,718
Total assets .................................       673,051
Total indebtedness (6) .......................       406,474
Total shareholders' equity (deficit) .........        65,056

                                                        (Footnotes on next page)

----------
(1) Material differences between EBITDA and net cash provided by or used in operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating EBITDA and (b) interest expense and provision for income taxes which are included when presenting net cash provided by or used in operating activities but are not included in the calculation of EBITDA.

(2) Cash interest expense excludes (i) the amortization of debt issuance cost of $1,241, $264, $3,320, $3,534, $3,560, $3,571, $889, and $631 for the
      eight months ended August 1993, the one month ended September 1993, Fiscal 1994, 1995, 1996, 1997, the three month December 1996 period and the three month December 1997 period, respectively, and (ii) $28,702 of payment-in-kind interest in the eight months ended August 1993.

(3) Depreciation and amortization excludes amortization of deferred financing costs which are included in interest expense.

(4) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor. Earnings were not sufficient to cover fixed charges in the eight months ended August 1993, Fiscal 1997 and the three months ended December 1996 and 1997 periods in the amount of $20,750, $76,803, $23,357 and $12,706, respectively.

(5) EBITDA represents income from operations before interest expense, provision for income taxes, depreciation and amortization, loss on asset disposal and impairment, restructuring expense and gain on the Sweetheart Bakery Disposition incurred in the three month December 1997 period in the amount of $3,459. EBITDA is generally accepted as providing information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by companies as a measure of operating performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are invloved) or non-operating factors such as historical cost bases. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(6) Total indebtedness includes short-term and long-term borrowings and current maturities of long-term debt.

                                 RISK FACTORS

     Holders of the Old Notes should carefully consider the following matters, as well as the other information contained in this Prospectus, before deciding to tender their Old Notes in the Exchange Offer.


HOLDING COMPANY STRUCTURE AND RELATED CONSIDERATIONS

     SF Holdings is a holding company that conducts all of its operations through Sweetheart and Fonda, and therefore does not have any material cash flows independent of Sweetheart and Fonda. The instruments governing the indebtedness of Sweetheart and Fonda (the "Subsidiary Debt Instruments") contain numerous restrictive covenants which restrict Sweetheart and Fonda's ability to pay dividends or make other distributions to SF Holdings. In addition, the payment of dividends and other distributions by Sweetheart or Fonda may be restricted by applicable law. Therefore, in order to generate sufficient cash flow to meet SF Holdings' debt obligations, including the principal amount at maturity on the New Notes, cash interest when due, redeeming the New Notes or repurchasing the New Notes upon the occurrence of a Change of Control or otherwise, the Company will be required to refinance the New Notes and/or the Subsidiary Debt Instruments. There can be no assurance that the Company will be able to do so or the assets of the Company would be sufficient to enable the Company to make any payments in respect of the New Notes when required. See "Description of Certain Indebtedness."

     Any right of the Company and its creditors, including holders of the Notes, to participate in the assets of Sweetheart, Fonda or any other subsidiary of the Company upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including the trade creditors. Accordingly, the New Notes will be effectively subordinated to all liabilities, including trade payables, of the subsidiaries of the Company.


SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS; LIQUIDITY

     Since the issuance of the Units, each of SF Holdings, Sweetheart and Fonda has become highly leveraged. As of January 25, 1998, after giving pro forma effect to the Transactions, the Company would have had total consolidated indebtedness of $604.2 million consisting of the Notes, $122.7 million of indebtedness at Fonda and $406.5 of indebtedness at Sweetheart. In addition, as of January 31, 1998, Sweetheart and Fonda would have had $6.7 million and $40.6 million, respectively, of additional borrowings available under their respective credit facilities. Moreover, the Company's indebtedness will increase as a result of the accretion of original issue discount on the Notes. See "Capitalization." For the twelve months ended January 25, 1998, after giving pro forma effect to the Transactions, the Company's ratio of EBITDA to total interest expense would have been 1.2x.

     The significant indebtedness outstanding of SF Holdings, Sweetheart and Fonda may have several important consequences to the holders of the New Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or for other purposes may be impaired; (ii) the Company's flexibility to expand, make capital expenditures and respond to changes in the industry and economic conditions generally may be limited; (iii) the Subsidiary Debt Instruments contain, and the Indenture will contain, numerous financial and other restrictive covenants, including, among other things, limitations on the ability of the Company to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, to reinvest asset sale proceeds, if any, or to merge or consolidate with another entity, the failure to comply with which may result in an event of default, which, if not cured or waived, could have a material adverse effect on the Company; and (iv) the ability of the Company to satisfy its obligations pursuant to its indebtedness, including pursuant to the Indenture, may be impaired. See "Management's Discussion and Analysis of Results of Operations and Financial Condition." In addition, SF Holdings has no credit facility to draw upon in order to obtain additional financing, if necessary.

     Due in part to seasonally low cash flows from operations in the first and second fiscal quarters and reduced profitability in the prior fiscal year, Sweetheart's available borrowings under its credit facilities as of January 31, 1998 were substantially limited pursuant to the borrowing base formulas set forth therein.

The inability of Sweetheart to increase available borrowings through the production of inventory and accounts receivable or otherwise could have a material adverse effect on the Company. In addition, due to the Company's high leverage, there can be no assurance that the Company would have access to alternative sources of liquidity.


INDENTURE AND CREDIT FACILITY RESTRICTIONS

     The Subsidiary Debt Instruments contain, and the Indenture contains, numerous restrictive covenants including, among other things, limitations on the ability of Sweetheart, Fonda and the Company, as the case may be, to incur additional indebtedness, to create liens and other encumbrances, to make certain payments and investments, to sell or otherwise dispose of assets, or to merge or consolidate with another entity. The Fonda Credit Facility (as defined herein) and Sweetheart Credit Facilities (as defined herein) also require each respective entity to meet certain financial tests. Fonda, Sweetheart or the Company's failure to comply with their respective obligations under the Subsidiary Debt Instruments or the Indenture, as the case may be, or under agreements relating to indebtedness incurred in the future, could result in an event of default under such agreements, which could permit acceleration of the related indebtedness and acceleration of indebtedness under other financing arrangements that may contain cross-acceleration or cross-default provisions. In addition, because the Subsidiary Debt Instruments limit, and the Indenture limits, the ability of Fonda, Sweetheart and the Company, as the case may be, to engage in certain transactions except under certain circumstances, Fonda, Sweetheart and the Company may be prohibited from entering into transactions that could be beneficial to the Company. Furthermore, the Subsidiary Debt Instruments permit certain transactions with affiliates so long as such transactions are negotiated on an arm's length basis and are on terms at least as favorable as those which could otherwise have been obtained from unrelated third parties. See "--Realization of Benefits from Sweetheart Investment," "Description of New Notes" and "Description of Certain Indebtedness."


CHANGE OF CONTROL PROVISIONS

     Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase each holder's New Notes at a price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase (or, in the case of repurchases of Notes prior to March 15, 2003, at a repurchase price equal to 101% of the Accreted Value thereof, plus Liquidated Damages thereon, if any, as of the date of repurchase). The Company does not have, and may not in the future have, any assets other than the Capital Stock of Sweetheart and Fonda. The Subsidiary Debt Instruments limit Sweetheart and Fonda's respective ability to make payments to the Company. As a result, the ability of the Company to repurchase the New Notes upon a Change of Control will be dependent on the Company's ability to refinance the indebtedness under the New Notes or the Subsidiary Debt Instruments. If the Company is unable to refinance the indebtedness under the New Notes or the Subsidiary Debt Instruments, the Company will likely not have the financial resources to repurchase New Notes upon the occurrence of a Change of Control. In addition, the requirement to repurchase the New Notes upon a Change of Control may discourage persons from making a tender offer for or a bid to acquire the Company. In addition, the Subsidiary Debt Instruments contain similar change of control provisions. As a result, following a Change of Control, Sweetheart and Fonda, as the case may be, may be required to offer to repurchase all indebtedness under their respective indentures. See "The Sweetheart Investment;" "Description of New Notes--Repurchase at the Option of Holders--Change of Control" and "Description of Certain Indebtedness."


ORIGINAL ISSUE DISCOUNT; LIMITATIONS ON HOLDERS' CLAIMS

     The New Notes will be issued at a substantial original issue discount from their principal amount at maturity. Consequently, purchasers of the New Notes will be required to include amounts in gross income for federal income tax purposes in advance of receipt of the cash payment to which the income is attributable. See "Certain Federal Income Tax Consequences" for more detailed discussions of the federal income tax consequences to the purchasers of the New Notes resulting from the purchase, ownership or disposition thereof.

     Under the Indenture, in the event of an acceleration of the maturity of the New Notes upon the occurrence of an Event of Default (as defined herein), the holders of the New Notes may be entitled to recover only the amount which may be declared due and payable pursuant to the Indenture, which will be less than the principal amount at maturity of such New Notes. See "Description of New Notes--Events of Default and Remedies."

     If a bankruptcy case is commenced by or against the Company under the Bankruptcy Code, the claim of a holder of New Notes with respect to the principal amount thereto may be limited to an amount equal to the sum of (i) the issue price of the New Notes as set forth on the cover page hereof and (ii) that portion of the original issue discount (as determined on the basis of such issue price) which is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code (as defined herein). In addition, there can be no assurance that bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a holder might be required to recognize gain or loss in the event of a distribution related to such bankruptcy case.


DEPENDENCE ON CERTAIN CUSTOMERS

     The Company has a number of large national accounts which account for a significant portion of its revenue. In Fiscal 1997, each of Sweetheart and Fonda's five largest customers represented approximately 35% and 17%, respectively, of its net sales. No single customer of Fonda accounted for more than 10.0% of net sales in Fiscal 1997. One customer of Sweetheart, McDonald's, accounted for 13.7% of net sales of Sweetheart in Fiscal 1997. In the fourth quarter of Fiscal 1997, Sweetheart completed negotiations of a three-year contract renewal with its largest customer, McDonald's. This agreement results in a lower selling price and less total volume, thereby resulting in lower margins. The loss of one or more large national customers could adversely affect the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Sweetheart Liquidity and Capital Resources" and "Business--Marketing and Sales."


SUPPLY AND PRICING OF RAW MATERIALS

     The Company purchases solid bleached sulfate ("SBS") paperboard, plastic resin and paper tissue stock, among other raw materials, for the production of its products. Although the Company believes that current sources of supply for its raw materials are adequate to meet its requirements, occasional periods of short supply of certain raw materials may occur. Some of the Company's competitors own or control sources of supply and may, therefore, have better access to such raw materials during periods of short supply. In addition, prices for the Company's raw materials fluctuate. When raw materials prices decrease, the Company's selling prices have historically decreased. Conversely, when raw materials prices increase, the Company's selling prices have historically increased. The actual impact on the Company of raw materials price changes is affected by a number of factors including the level of inventories at the time of a price change, the specific timing and frequency of price changes, and the lead and lag time that generally accompanies the implementation of both raw materials and subsequent selling price changes. In the event raw materials prices decrease over a period of several months, the Company's profit margins may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


REALIZATION OF BENEFITS FROM SWEETHEART INVESTMENT

     There can be no assurance that the Company will be able to realize the benefits it expects to achieve as a result of the Sweetheart Investment. Management has not previously had responsibility for day-to-day operations of a company as large as Sweetheart. The realization of potential benefits from the Sweetheart Investment could be adversely affected by a number of factors, some of which are not in the Company's control, including the ability of the Company to achieve cost savings and other synergies as a result of, among other things, the limitations under the Subsidiary Debt Instruments, the ability of the Company's existing management and systems infrastructure to absorb the increased operations, the response of competition and general economic conditions. In addition, the implementation of the

Company's strategy could result in one-time operating charges, which could impair the Company's liquidity. See "--Substantial Leverage; Ability to Service Indebtedness; Liquidity." In addition, pursuant to the Subsidiary Debt Instruments, transactions with affiliates, including transactions between and among SF Holdings, Sweetheart and/or Fonda, must be negotiated on terms at least as favorable as those which could otherwise have been obtained from unrelated third parties, which may limit the Company's ability to fully realize the cost savings and synergies expected to be achieved as a result of the Sweetheart Investment. See "Business--General."


MANAGEMENT INFORMATION SYSTEMS

     Sweetheart is in the process of implementing new management information systems that affect broad aspects of its operations. There can be no assurance that such systems will be implemented successfully or that implementation of such systems will not result in a disruption of Sweetheart's operations. The failure to successfully implement such systems could have a material adverse effect on the Company.


SEASONALITY

     The Company's business is highly seasonal with a majority of its net cash flow from operations realized in the second and third quarters of the calendar year. The Company builds its inventory throughout the year to satisfy the high seasonal demands of the summer months when outdoor and away-from-home consumption increases. In the event cash flow from operations is insufficient to provide working capital necessary to fund production requirements during these quarters, Fonda and Sweetheart will need to borrow under their respective credit facilities or seek other sources of capital. Although the Company believes that funds available under the Fonda Credit Facility and Sweetheart Credit Facilities, together with cash generated from operations, will be adequate to provide for each company's respective cash requirements, there can be no assurance that such capital resources will be sufficient in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction; --Fonda Liquidity and Capital Resources and --Sweetheart Liquidity and Capital Resources."


HIGHLY COMPETITIVE INDUSTRY

     The disposable food service products industry is fragmented and highly competitive. The Company's competitors include large, vertically integrated, multinational companies as well as regional manufacturers. The Company's competitors also include those who compete across the full line of the Company's products, as well as companies that compete against a limited number of the Company's products. Some of the Company's competitors have greater financial and other resources than the Company. See "Business--Competition."


VOTING OWNERSHIP OF SWEETHEART

     The Sweetheart Stockholders own 52% of the total outstanding Sweetheart Class A Common Stock and thereby control the vote on matters submitted to the stockholders of Sweetheart. In addition, the Sweetheart Stockholders have the right to nominate and elect three of the five members of Sweetheart's Board of Directors. See "The Sweetheart Investment."


CONTROL BY PRINCIPAL STOCKHOLDER

     Dennis Mehiel, the Chairman of the Board of Directors and Chief Executive Officer of the Company, beneficially owns approximately 80.0% of the outstanding shares of the Company's Common Stock on a fully diluted basis (approximately 90.0% of the outstanding shares of the Company's Class A Common Stock on a fully diluted basis). See "Principal Stockholders." As a result, Mr. Mehiel controls the Company and has the power to elect the entire board of directors, appoint new management and approve any other action requiring the approval of the holders of the Company's stock, including adopting certain amendments to the Company's certificate of incorporation and approving mergers or sales of all of the Company's assets. See "Principal Stockholders" and "Description of Capital Stock."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the retention of, and continued performance by, its senior management, including Dennis Mehiel, Chairman and Chief Executive Officer of the Company, and Thomas Uleau, President and Chief Operating Officer of the Company. The Company believes that the loss of the services of any of the senior management of the Company could have a material adverse effect on the Company. The Company does not have employment contracts with any of its senior management and has not obtained disability or life insurance policies covering such executive officers. In addition, Dennis Mehiel is also Chairman and Chief Executive Officer of Four M Corporation ("Four M") and Dennis Mehiel and Thomas Uleau are executive officers of other affiliates of the Company. See "Management."


LABOR MATTERS

     As of March 31, 1998, approximately 22% and 87% of Sweetheart and Fonda's hourly employees, respectively, were covered by collective bargaining agreements. Fonda experienced a one-month work stoppage at its former Three Rivers facility in August 1996. See "Business--Employees."


ENVIRONMENTAL MATTERS

     The Company and its operations are subject to comprehensive and frequently changing Federal, state and local environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water, and the disposal of hazardous wastes. The Company is subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that it owns or operates and at other properties where the Company or its predecessors have arranged for the disposal of hazardous substances. As a result, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. The Company believes there are currently no pending investigations at the Company's plants and sites relating to environmental matters. However, there can be no assurance that the Company will not be involved in any such proceeding in the future and that the aggregate amount of future clean up costs and other environmental liabilities will not be material. See "Business--Environmental Matters."

     The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations could require additional expenditures by the Company, some of which could be material.


YEAR 2000 COMPLIANCE

     Each of Sweetheart and Fonda have implemented Year 2000 compliance programs designed to ensure that each respective company's computer systems and applications will function properly beyond 1999. The Company expects Sweetheart and Fonda's Year 2000 date conversion programs to be substantially completed by the end of 1999. The Company believes that adequate resources, both internal and external, have been allocated for this purpose. Spending for these Year 2000 compliance programs, including Fiscal 1998 spending, is estimated to be $2.7 million and $1.8 million at Sweetheart and Fonda, respectively, and will be funded from each of the respective company's cash from operations or borrowings under each company's respective credit facility. However, there can be no assurance that the Company will identify all Year 2000 date conversion problems in its computer systems in advance of their occurrence or that the Company will be able to successfully remedy all problems that are discovered. Failure by Sweetheart or Fonda and/or their significant vendors and customers to complete Year 2000 compliance programs in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems which could cause fluctuations in the Company's revenues and operating profitability.

ABSENCE OF PUBLIC MARKET


     Prior to this Prospectus, there has been no public market for the New Notes, and there can be no assurance that such a market will develop. In addition, the New Notes will not be listed on any national securities exchange. Although the New Notes are eligible for trading in the Private Offerings, Resales and Trading through Automatic Linkages ("PORTAL") market, the New Notes may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities, the Company's performance and other factors. The Initial Purchasers have made a market in the Old Notes as permitted by applicable law and regulation; however, the Initial Purchasers are not obligated to do so and any such market-making activities may be discontinued at any time without notice. In addition, such market-making activities may be limited during the Exchange Offer and, if necessary, the pendency of a Shelf Registration Statement. Therefore, there can be no assurance that an active market for any of the New Notes will develop after the Company's performance of its obligations under the Registration Rights Agreement.


FRAUDULENT TRANSFER STATUTES


     Under Federal or state fraudulent transfer laws, the Notes may be subordinated to existing or future indebtedness of the Company or found not to be enforceable in accordance with their terms, and the pledge of the Capital Stock of Sweetheart and Fonda owned by SF Holdings (the "Pledge") may be found not to be enforceable in accordance with its terms. Under such statutes, if a court were to find that, at the time (a) the Notes were issued or (b) the Capital Stock of Sweetheart and Fonda was pledged, the Company was insolvent, or was rendered insolvent by the issuance of the Notes and the substantially concurrent use of the proceeds therefrom, was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, or intended to hinder, delay or defraud its creditors, such court could void the Company's obligations under the Notes and the Pledge, or subordinate the Notes and the Pledge to all other indebtedness of the Company. In such event, there can be no assurance that any repayment of the Notes could ever be recovered by holders of the Notes.


     For purposes of the foregoing, the measure of insolvency varies depending upon the law of the jurisdiction which is being applied. Generally, however, the Company would be considered to have been insolvent at the time the Notes and Pledge were issued if the sum of its debts was, at that time, greater than the sum of the value of all of its property at a fair valuation, or if the then fair saleable value of its assets was less than the amount that was then required to pay its probable liability on its existing debts as they became absolute and matured. There can be no assurance as to what standard a court would apply in order to determine whether the Company was insolvent as of the date the Notes and the Pledge were issued, or that, regardless of the method of valuation, a court would not determine that the Company was insolvent on that date, or that, regardless of whether the Company was insolvent on the date the Notes and the Pledge were issued, that the issuances constituted fraudulent transfers on another of the grounds summarized above.


FORWARD-LOOKING STATEMENTS


     Certain of the matters discussed in this Prospectus may constitute forward-looking statements, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward looking statements. Important factors that could cause the actual results, performance or achievements of the Company to differ materially from the Company's expectations are disclosed in this Prospectus ("Cautionary Statements"), including, without limitation, those statements made in conjunction with the forward-looking statements included under "Risk Factors" and otherwise herein. All written forward looking statements attributable to the Company are expressly qualified in their entirety by the Cautionary Statements.

CONSEQUENCES OF FAILURE TO EXCHANGE


     Holders of Old Notes who do not exchange their Old Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old Notes as set forth in the legend thereon as a consequence of the issuance of the Old Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not currently anticipate that it will register the Old Notes under the Securities Act. New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold or otherwise transferred by Holders thereof (other than any such holder which is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Notes. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period 270 days after the effective date of the Exchange Offer Registration Statement (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." However, to comply with the securities laws of certain jurisdictions, if applicable, the New Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with. To the extent that Old Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Old Notes will be adversely affected.

                           THE SWEETHEART INVESTMENT

     In connection with the Sweetheart Investment, the Company acquired all of the outstanding capital stock of Fonda in a merger of a subsidiary of the Company into Fonda, and the stockholders of Fonda became the stockholders of the Company.

     On March 12, 1998, the Investment Agreement was consummated and SF Holdings acquired 48% of the Sweetheart Class A Common Stock and 100% of the Sweetheart Class B Common Stock, representing 90% of the total outstanding common stock of Sweetheart. The aggregate purchase price consisted of $88.0 million in cash, a $7.0 million Demand Note and $30.0 million of Exchangeable Preferred Stock. See "Description of Capital Stock--Preferred Stock."

     Pursuant to the Investment Agreement, Sweetheart has agreed to indemnify the Sweetheart Stockholders and their respective affiliates and, if applicable, their respective directors, officers, shareholders, partners, attorneys, accountants, agents and employees for claims relating to or arising out of the ownership by the Sweetheart Stockholders of the capital stock of Sweetheart or the operation by Sweetheart and its subsidiaries of the respective businesses, regardless of when they arose and regardless of by whom or when asserted. The foregoing indemnification obligation has no dollar limitation with respect to such obligation.

     The Demand Note was satisfied in full immediately following the consummation of the Sweetheart Investment.

     Upon consummation of the Sweetheart Investment, the Company entered into certain agreements with the Sweetheart Stockholders concerning their respective interests in Sweetheart (the "Sweetheart Stockholders' Agreement") and their respective interests in the Company (the "SF Holdings Registration Rights Agreement").

     Pursuant to the Sweetheart Stockholders' Agreement, the Sweetheart Stockholders are entitled to nominate three members to the board of directors of Sweetheart and the Company is entitled to nominate two members. The Sweetheart Stockholders and the Company have agreed to vote all their shares of Sweetheart Common Stock in favor of such nominees. In addition, the Sweetheart Stockholders, following the fifth anniversary of the consummation of the Sweetheart Investment, have the right to exchange their shares of Sweetheart Class A Common Stock for warrants (the "Exchange Warrants") to purchase, for nominal consideration, shares of Class C Common Stock of the Company representing 10% of the total outstanding shares of common stock of the Company at the consummation of the Sweetheart Investment on a fully diluted basis. The Company has the right to cause such exchange and has the right to thereafter repurchase the Exchange Warrants, in whole or in part, for an aggregate call price of $50.0 million, subject to increase at 12.5% per annum until the fifth anniversary of the consummation of the Sweetheart Investment. Upon the occurrence of a merger (as defined in the Sweetheart Stockholders' Agreement), the Sweetheart Stockholders will be required to exchange their shares of Sweetheart Class A Common Stock for the Exchange Warrants. In addition, in the event the Company proposes to sell shares of Sweetheart Class A Common Stock or Sweetheart Class B Common Stock in an amount greater than 30% of the outstanding shares of Sweetheart Common Stock, the Sweetheart Stockholders will have the right to participate in such sale. In the event the Company proposes to sell shares of Sweetheart Common Stock in an amount greater than 30% of the outstanding shares of Sweetheart Common Stock, then the Company will have the right to require the Sweetheart Stockholders to sell all, but not less than all, of their shares of Sweetheart Common Stock. The Sweetheart Stockholders have also agreed not to transfer or pledge their shares of Sweetheart Class A Common Stock, subject to certain exceptions as described above.

     Pursuant to the SF Holdings Registration Rights Agreement, the Company has agreed to file a registration statement registering the securities of SF Holdings received by the Sweetheart Stockholders upon consummation of the Sweetheart Investment no later than the 90th day thereafter. The Sweetheart Stockholders have agreed not to sell any such securities for a specified period of time prior to and after a public offering of the Company's Common Stock. In addition, after the issuance of the Exchange Warrants, upon the request of the Sweetheart Stockholders, the Company will file a registration statement registering the Exchange Warrants and the shares of Class C Common Stock underlying such warrants.

     Pursuant to the Investment Agreement, the by-laws of Sweetheart and its subsidiaries were amended immediately prior to the consummation of the Sweetheart Investment (i) to fix its board of directors at five members, (ii) to provide for the presence of four directors to constitute a quorum and (iii) to require approval of four directors for the following matters, among others
(a) a merger, consolidation or other combination of Sweetheart with or into another entity, (b) the sale of all or a material portion of the assets of Sweetheart, (c) the entering into of any new line of business by Sweetheart,
(d) the issuance or repurchase by Sweetheart of any equity securities, (e) the incurrence by Sweetheart of any indebtedness for money borrowed or the refinancing of any existing indebtedness of Sweetheart, (f) approval of the annual business plans and operating budgets of Sweetheart, (g) the termination or modification of any of the terms of the Management Services Agreement, (h) the amendment or modification of any provisions of the certificate of incorporation of Sweetheart, (i) the selection of Sweetheart's chief executive officer, chief operating officer and chief financial officer, (j) any change of accountants and (k) the removal of officers of Sweetheart.


     In addition, immediately prior to the consummation of the Sweetheart Investment, Dennis Mehiel, Thomas Uleau and Hans Heinsen were appointed Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, respectively, of Sweetheart. Pursuant to the Investment Management Agreement, in the event of the disability of Dennis Mehiel, the Chief Operating Officer shall automatically replace him as Chief Executive Officer.


     The Sweetheart Stockholders also received the same number of shares of Class C Common Stock, on a pro rata basis, as were offered pursuant to the issuance of the Units.


     Upon consummation of the Sweetheart Investment, American Industrial Partners Management Company, Inc. ("AIPM"), an affiliate of American Industrial Partners, L.P. ("AIP"), assigned to the Company certain of its rights under the restated management services agreement, dated August 31, 1993 (the "1993 Management Services Agreement"), pursuant to which AIPM provided management services to Sweetheart and received fees of $1.85 million per annum. Following the assignment of the 1993 Management Services Agreement, such Agreement (the "Management Services Agreement") was amended and its term was extended through March 12, 2008. Following the consummation of the Sweetheart Investment, SF Holdings assigned substantially all of its rights under the Management Services Agreement to Fonda in consideration for the payment of $7.0 million. During the term of the Management Services Agreement, Fonda has the right, subject to the direction of the board of directors of Sweetheart, to manage Sweetheart's day-to-day operations for and on behalf of Sweetheart, including but not limited to, the right to cause Sweetheart to (i) acquire and dispose of assets;
(ii) employ, determine compensation of and terminate employees of Sweetheart other than the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer; and (iii) take all other actions associated with the management of the day-to-day operations of the business of Sweetheart. For the first three years after the consummation of the Sweetheart Investment, AIPM will continue to provide certain financial advisory services to Sweetheart for which it will receive fees of $925,000, $740,000 and $555,000 in respect of the first, second and third years, respectively. In consideration of SF Holdings' performance of certain administrative services, it will receive fees of $200,000 per annum throughout the term of the Management Services Agreement. In consideration of Fonda's performance of services, it will receive fees of $725,000, $910,000 and $1,095,000 in the first, second and third years, respectively, following the consummation of the Sweetheart Investment, and $1,650,000 per annum throughout the remaining term of the Management Services Agreement.

                                USE OF PROCEEDS


     There will be no proceeds to the Company from the exchange pursuant to the Exchange Offer. The net proceeds from the issuance of the Units were used as follows:




                                               (DOLLARS IN MILLIONS)
SOURCES OF FUNDS:
 Units ....................................          $  77.5
 Exchangeable Preferred Stock .............             30.0
 SF Holdings equity investment(1) .........             15.0
 Demand Note(2) ...........................              7.0
                                                     -------
  TOTAL ...................................          $ 129.5
                                                     =======
USES OF FUNDS:
 Purchase of Sweetheart Equity:
  Cash ....................................          $  88.0
  Exchangeable Preferred Stock ............             30.0
  Demand Note(2) ..........................              7.0
 Fees and expenses ........................              4.5
                                                     -------
  TOTAL ...................................          $ 129.5
                                                     =======

----------
(1) An affiliate of Dennis Mehiel made a capital investment in SF Holdings of $15.0 million in cash in exchange for shares of Class B Series 1 Preferred (as defined herein). See "Description of Capital Stock."


(2) The Demand Note was satisfied in full immediately following the consummation of the Sweetheart Investment. See "The Sweetheart Investment."

                              THE EXCHANGE OFFER


PURPOSE AND EFFECTS

     The Units, comprised of the Old Notes and the Shares, were sold by the Company on March 12, 1998 to the Initial Purchasers, who resold the Units to "qualified institutional buyers" (as defined in Rule 144A under the Securities
Act) and other institutional "accredited investors" (as defined in Rule 501(a) under the Securities Act). In connection with the sale of the Old Notes, the Company and the Initial Purchasers entered into a Registration Rights Agreement dated as of March 12, 1998 (the "Registration Rights Agreement") pursuant to which the Company agreed to file with the Commission a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Old Notes for New Notes within 45 days following the closing date of the issuance of the Old Notes. In addition, the Company agreed to use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act and to issue the New Notes pursuant to the Exchange Offer. A copy of the Registration Rights Agreement has been filed as an exhibit to the Exchange Offer Registration Statement.

     The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. For purposes of the Exchange Offer, the term "Eligible Holder" shall mean the registered owner of any Old Notes that remain Transfer Restricted Securities, as reflected on the records of The Bank of New York as registrar for the Old Notes (in such capacity, the "Registrar"), or any person whose Old Notes are held of record by the depository of the Old Notes. The Company is not required to include any securities other than the New Notes in the Exchange Offer Registration Statement. Holders of Old Notes who do not tender their Old Notes or whose Old Notes are tendered but not accepted would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act, if they wish to sell their Old Notes.

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties unrelated to the Company, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by any holder of such New Notes (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act and except as set forth in the next paragraph) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and such holder is not participating and does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes.

     If any person were to be participating in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the Commission's interpretation, (i) the position of the staff of the Commission enunciated in interpretive letters would be inapplicable to such person and
(ii) such person would be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

     The Exchange Offer is not being made to, nor will the Company accept surrenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. Prior to the Exchange Offer, however, the Company will use its best efforts to register or qualify the New Notes for offer and sale under the securities or blue sky laws of such jurisdictions as is necessary to permit consummation of the Exchange Offer and do any and all other acts or things necessary or advisable to enable the offer and sale in such jurisdictions of the New Notes.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept any and all Old Notes validly tendered prior to 5:00 p.m.,

New York City time, on the Expiration Date (as defined below). The Company will issue up to $144,000,000 aggregate principal amount at maturity of New Notes in exchange for a like principal amount of outstanding Old Notes which are validly tendered and accepted in the Exchange Offer. Subject to the conditions of the Exchange Offer described below, the Company will accept any and all Old Notes which are so tendered. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer; however, the Old Notes may be tendered only in multiples of $1,000. See "Description of New Notes."

     The form and terms of the New Notes will be the same in all material respects as the form and terms of the Old Notes, except that (i) the New Notes will be registered under the Securities Act and hence will not bear legends restricting the transfer thereof, (ii) because the New Notes will be registered, holders of the New Notes will not be entitled to Liquidated Damages which would have been payable under the terms of the Registration Rights Agreement in respect of Old Notes constituting Transfer Restricted Securities held by such holders during any period in which a Registration Default was continuing and (iii) because the New Notes will be registered, holders of New Notes will not be, and upon the consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to certain rights under the Registration Rights Agreement intended for the holders of unregistered securities.

     Holders of Old Notes do not have any appraisal or dissenters' rights under the General Corporation Law of the State of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement. Old Notes which are not tendered for exchange or are tendered but not accepted in the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Registration Rights Agreement.

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent for the Exchange Offer. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Eligible Holders who tender Old Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."


EXPIRATION DATE; EXTENSION; TERMINATION; AMENDMENTS

     The Exchange Offer will expire at 5:00 p.m., New York City time, on
      , 1998, subject to extension by the Company by notice to the Exchange Agent as herein provided. The Company reserves the right to so extend the Exchange Offer at its discretion, in which event the term "Expiration Date" shall mean the time and date on which the Exchange Offer as so extended shall expire. The Company will notify the Exchange Agent of any extension by oral or written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

     The Company reserves the right (i) to delay accepting for exchange any Old Notes for any New Notes or to extend or terminate the Exchange Offer and not accept for exchange any Old Notes for any New Notes if any of the events set forth below under the caption "Conditions of the Exchange Offer" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance for exchange, extension or amendment will be followed as promptly as practicable by public announcement thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Old Notes of such amendment, and the Company will extend the Exchange Offer for a minimum of five business days, depending upon the significance of the amendment and the manner of disclosure to the holders of Old Notes, if the Exchange Offer would otherwise expire during such five business-day period. The rights reserved by the Company in this paragraph are in addition to the Company's rights set forth below under the caption "Conditions of the Exchange Offer."


TERMINATION OF CERTAIN RIGHTS

     The Registration Rights Agreement provides that, subject to certain exceptions, in the event of a Registration Default, Eligible Holders of Old Notes are entitled to receive Liquidated Damages in an amount equal to 50 basis points per annum of the Accreted Value of Old Notes for each successive 90-day period, or any portion thereof, during which such Registration Default continues, up to a maximum amount of 200 basis points per annum of the Accreted Value of the Old Notes. For purposes of the Exchange Offer, a "Registration Default" shall occur if (i) the Company fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing; (ii) any such Registration Statement is not declared effective by the Commission on or prior to the date specified for such effectiveness (the Effectiveness Target Date"); (iii) the Company fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement; or (iv) the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with the resales of the New Notes without being succeeded immediately by a post-effective amendment to the Exchange Offer Registration Statement that cures such failure and is immediately declared effective. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Holders of New Notes will not be and, upon consummation of the Exchange Offer, Eligible Holders of Old Notes will no longer be, entitled to (i) the right to receive Liquidated Damages or (ii) certain other rights under the Registration Rights Agreement intended for holders of Transfer Restricted Securities. The Exchange Offer shall be deemed consummated upon the occurrence of the delivery by the Company to the Registrar under the Indenture of New Notes in the same aggregate principal amount as the aggregate principal amount of Old Notes that are tendered by holders thereof pursuant to the Exchange Offer.


PROCEDURES FOR TENDERING

     Only an Eligible Holder of Old Notes may tender such Old Notes in the Exchange Offer. To tender in the Exchange Offer, an Eligible Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in the Depositary's Book-Entry Transfer Facility System may make book-entry delivery of the Old Notes by causing the Depositary to transfer such Old Notes into the Exchange Agent's account in accordance with the Depositary's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at the Depositary, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses as set forth under the caption "Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO THE DEPOSITARY IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by an Eligible Holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Eligible Holders. Instead of delivery by mail, it is recommended that Eligible Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent on or before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company. Eligible Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member of a signature guarantee program within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which might, in the judgment of the Company or its counsel, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such times as the Company in its sole discretion shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion (subject to limitations contained in the Indenture) (i) to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date and (ii) to the extent permitted by applicable law, to purchase Old Notes in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each Eligible Holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business by the person receiving such New Notes, whether or not such person is the holder, and that neither the Eligible Holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the Eligible Holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, such holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.


GUARANTEED DELIVERY PROCEDURES

     Eligible Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes and other required documents to the Exchange Agent or cannot complete the procedure for book-entry transfer prior to the Expiration Date, may effect a tender if:

       (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Eligible Holder, the certificate number(s) of such Old Notes (if available) and the principal amount of Old Notes tendered together with a duly executed Letter of Transmittal (or a facsimile thereof), stating that the tender is being made thereby and guaranteeing that, within three business days after the Expiration Date, the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or a confirmation of a book entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at the Depositary of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Eligible Holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.


WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date, and prior to acceptance for exchange thereof by the Company. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Old Notes register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS OF THE EXCHANGE OFFER

     In addition, and notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange any Old Notes tendered for any New Notes and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes, if any of the following conditions exist:

     (a) Any action or proceeding is instituted or threatened in any court or by or before any governmental agency or regulatory authority with respect to the Exchange Offer which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

     (b) There shall have occurred any change, or any development involving a prospective change, in the business or financial affairs of the Company, which in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or materially impair the contemplated benefits of the Exchange Offer to the Company; or

     (c) There shall have been proposed, adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer or have a material adverse effect on the contemplated benefits of the Exchange Offer to the Company; or

     (d) There shall have occurred (i) any general suspension of, shortening of hours for, or limitation on prices for, trading in securities on the New York Stock Exchange (whether or not mandatory), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks by Federal or state authorities in the United States (whether or not mandatory), (iii) a commencement of a war, armed hostilities or other international or national crisis directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, or (v) in the case of any of the foregoing existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening thereof.

     The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. If the Company waives or amends the foregoing conditions, the Company will, if required by applicable law, extend the Exchange Offer for a minimum of five business days from the date that the Company first gives notice, by public announcement or otherwise, of such waiver or amendment, if the Exchange Offer would otherwise expire within such five business-day period. Any determination by the Company concerning the events described above will be final and binding upon all parties.


FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange. The Company will pay the other expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Trustee, accounting and legal fees and printing costs.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     Kramer, Levin, Naftalis & Frankel, counsel to the Company, has advised the Company that the exchange of the Old Notes for the New Notes in the Exchange Offer should not constitute an exchange for federal income purposes. Consequently, (i) no gain or loss should be realized by a U.S. Holder upon receipt of a New Note; (ii) the holding period of the New Note should include the holding period of the Old Note exchanged therefor and (iii) the adjusted tax basis of the New Note should be the same as the adjusted tax basis of the Old Note exchanged therefor immediately before the exchange. Even if the exchange of an Old Note for a New Note were treated as an exchange, however, such an exchange should constitute a tax-free recapitalization for federal income tax purposes. Accordingly, a New Note should have the same issue price as an Old Note and a U.S. Holder should have the same adjusted basis and holding period in the New Note as it had in an Old Note immediately before the exchange. As used herein, the term "U.S. Holder" means a person who is, for United States federal income tax purposes, (i) a citizen or resident of the United States; (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any political subdivision thereof; or (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source.


CONSEQUENCES OF FAILURE TO EXCHANGE OLD NOTES

     Generally, Eligible Holders (other than any holder who is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchange their Old Notes for New Notes pursuant to the Exchange Offer may offer such New Notes for resale, resell such New Notes, and otherwise transfer such New Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided such New Notes are acquired in the ordinary course of the holders' business, and such holders have no arrangement with any person to participate in a distribution of such New Notes. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution." To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New Notes prior to offering or selling such New Notes. Upon request by Eligible Holders prior to the Exchange Offer, the Company will register or qualify the New Notes in certain jurisdictions subject to the conditions in the Registration Rights Agreement. If an Eligible Holder does not exchange such Old Notes for New Notes pursuant to the Exchange Offer, such Old Notes will continue to be subject to the restrictions on transfer contained in the legend thereon and will not have the benefit of any covenant regarding registration under the Securities Act. In general, the Old Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected.

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept the Exchange Offer and tender their Old Notes. Holders of Old Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

ACCOUNTING TREATMENT


     The New Notes will be recorded at the same carrying value as the Old Notes, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes.


EXCHANGE AGENT


     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. All correspondence in connection with the Exchange Offer and the Letter of Transmittal should be addressed to the Exchange Agent, as follows:



       By Hand or Overnight Courier:                       By Mail:
                                                   (registered or certified
                                                         recommended)
             The Bank of New York                    The Bank of New York
               101 Barclay Street                    101 Barclay Street 7E
      Corporate Trust Services Window              New York, New York 10286
                   Ground Level                  Attn: Reorganization Section
          New York, New York 10286
        Attn: Reorganization Section

 Facsimile Number (for Eligible Institutions Only and Withdrawal Notices Only):
                                (212) 571-3080

        Confirm Receipt of Notice of Guaranteed Delivery by Telephone:
                                (212) 815-3687

                             For Information Call:
                                (212) 515-3687

     Requests for additional copies of this Prospectus or the Letter of Transmittal should be directed to the Exchange Agent.

                                CAPITALIZATION

     The following table sets forth the capitalization of (i) Fonda as of January 25, 1998 on an historical and a pro forma basis to give effect to the Natural Dam Mill Disposition and the application of a portion of the proceeds therefrom to repay all outstanding borrowings under the Fonda Credit Facility, and the purchase of the Management Services Agreement from SF Holdings, (ii) Sweetheart as of December 31, 1997 on an historical basis and (iii) the Company on a pro forma combined basis to give effect to the Transactions. The following table should be read in conjunction with the "Unaudited Pro Forma Combined Condensed Financial Data" and the other financial information appearing elsewhere in this Prospectus.




                                               JANUARY 25, 1998           DECEMBER 31, 1997
                                        ------------------------------   ------------------
                                            FONDA           FONDA            SWEETHEART                               PRO FORMA
                                         HISTORICAL       PRO FORMA          HISTORICAL            ADJUSTMENTS        COMBINED
                                        ------------   ---------------   ------------------   --------------------   ----------
                                                                        (DOLLARS IN THOUSANDS)
Cash and cash equivalents ...........     $    524       $   8,745(1)        $  28,407(2)                             $ 37,152
                                          ========       ===========         ===========                              ========
Long-term debt, including current
 portion:
 Credit facilities ..................     $  6,029              --           $  97,258                                $ 97,258
 Sweetheart Secured Notes ...........           --              --             190,000                                 190,000
 Sweetheart Subordinated Notes ......           --              --             110,000                                 110,000
 Fonda Notes ........................      120,000       $ 120,000                  --                                 120,000
 The Notes ..........................                                                            $    75,038(3)         75,038
 Other ..............................        2,680           2,680               9,216                                  11,896
                                          --------       -----------         -----------                              --------
 Total long-term debt ...............      128,709         122,680             406,474                75,038           604,192
Exchangeable Preferred Stock ........           --              --                  --                29,050 (4)        29,050
Minority interest in Sweetheart .....           --              --                  --                13,890 (5)        13,890
Redeemable common stock .............        2,108           2,108                  --                                   2,108
Stockholders' equity ................        6,802          13,183(6)           65,056                15,000 (7)        31,633
                                                                                                     (65,056) (8)
                                                                                                       2,500 (3)
                                                                                                         950 (4)
                                                                                                 -------------
Total capitalization ................     $137,619       $ 137,971           $ 471,530           $    71,372          $680,873
                                          ========       ===========         ===========         =============        ========

----------
(1) Reflects the excess cash from the Natural Dam Mill Disposition reduced by the cash paid to SF Holdings to purchase the Management Services Agreement. The proceeds from the Management Services Agreement were used by SF Holdings to satisfy the Demand Note.

(2) Includes $23.7 million cash in escrow, which is restricted to qualified capital expenditures.

(3) Reflects the proceeds of the issuance of the Units, after giving effect to the $2.5 million fair value of the Shares.

(4) Reflects the Exchangeable Preferred Stock, after giving effect to the $950 fair value of the Class C Common Stock issued by the Company to the Sweetheart Stockholders as partial consideration for the Sweetheart Investment.

(5) Reflects the common equity investment in Sweetheart being retained by the Sweetheart Stockholders.

(6) The Natural Dam Mill Disposition is expected to result in a net gain of $6.4 million, which is reflected in stockholders' equity.

(7) Reflects a cash contribution of equity from an affiliate of Dennis Mehiel to the Company. See "Use of Proceeds."

(8)   Reflects elimination of the historical Sweetheart stockholders' equity.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION


     The following unaudited pro forma combined condensed financial statements of the Company set forth the unaudited pro forma combined condensed balance sheet of the Company as of January 25, 1998 (the "Pro Forma Balance Sheet") and the unaudited pro forma combined condensed statements of income of the Company for the fiscal year ended July 27, 1997 and the six and twelve months ended January 25, 1998 (the "Pro Forma Statements of Income" and, together with the Pro Forma Balance Sheet, the "Company Pro Forma Financial Statements"). The Pro Forma Balance Sheet has been derived from Fonda's historical balance sheet as of January 25, 1998 and Sweetheart's historical balance sheet as of December 31, 1997, and gives effect to (i) the Natural Dam Mill Disposition, (ii) the Fonda Stockholders Exchange, (iii) the issuance of the Units, (iv) the Sweetheart Investment and (v) the Sweetheart Reduction, as if each such transaction had occurred on January 25, 1998. The Pro Forma Statements of Income have been derived from Fonda's pro forma condensed statements of income for the fiscal year ended July 27, 1997 and the six and twelve months ended January 25, 1998 (collectively, the "Fonda Pro Forma Statements of Income"), included elsewhere herein, and Sweetheart's pro forma condensed statements of operations for the fiscal year ended September 30, 1997 and the six and twelve months ended December 31, 1997 (collectively, the "Sweetheart Pro Forma Statements of Operations"), included elsewhere herein, and give additional effect to (i) the Fonda Stockholders Exchange, (ii) the issuance of the Units and (iii) the Sweetheart Investment, as if each such transaction had occurred on the first day of the Company's fiscal year ended July 27, 1997.


     The Fonda Pro Forma Statements of Income have been derived from Fonda's historical statements of income for the fiscal year ended July 27, 1997 and the six and twelve months ended January 25, 1998, and give effect to (i) the 1997 Fonda Acquisitions, (ii) the issuance of the Fonda Notes, (iii) the Leisureway Acquisition and (iv) the Natural Dam Mill Disposition, as if each such transaction had occurred on the first day of Fonda's fiscal year ended July 27, 1997. The Sweetheart Pro Forma Statements of Operations have been derived from Sweetheart's historical statements of operations for the fiscal year ended September 30, 1997 and the six and twelve months ended December 31, 1997, and give effect to (i) the sale by Sweetheart of its bakery operations in November 1997 (the "Sweetheart Bakery Disposition") and (ii) the closing of Sweetheart's Riverside facility and the cessation of paper operations at Sweetheart's Springfield facility during Fiscal 1997 (the "Sweetheart Closures"), as if each such transaction had occurred on the first day of Sweetheart's fiscal year ended September 30, 1997. The Sweetheart Pro Forma Statement of Operations for the six months ended December 31, 1997 combines the first quarter of Fiscal 1998 and the fourth quarter of Fiscal 1997.


     The 1997 Fonda Acquisitions, the issuance of the Fonda Notes, the Leisureway Acquisition, the Natural Dam Mill Disposition, the Sweetheart Bakery Disposition, the Sweetheart Closures, the Fonda Stockholders Exchange, the issuance of the Units, the Sweetheart Investment and the Sweetheart Reduction are collectively referred to herein as the "Transactions."


     The 1997 Fonda Acquisitions, the Leisureway Acquisition and the Sweetheart Investment have been accounted for under the purchase method of accounting, pursuant to which the total purchase price of such acquisitions is allocated to the assets and liabilities acquired based upon their relative fair values as of the closing date, with the excess of the purchase price over the fair value of the assets acquired, net of the liabilities assumed, allocated to goodwill. The Company believes that the preliminary allocations set forth herein are reasonable; however, in some cases the final allocations will be based upon valuations and other studies that are not yet complete. As a result, the allocations set forth herein are subject to revision when additional information becomes available, and such revised allocations could differ substantially from those set forth herein. In addition, the Pro Forma Financial Statements exclude the potential effect of rationalization of facilities and other cost savings initiatives that the Company intends to undertake following the consummation of the Sweetheart Investment.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            (DOLLARS IN THOUSANDS)




                                            FONDA                                     SWEETHEART
                                         JANUARY 25,     NATURAL DAM                 DECEMBER 31,
                                             1998            MILL        PRO FORMA       1997                           PRO FORMA
                                          HISTORICAL   DISPOSITION (A)     FONDA      HISTORICAL       ADJUSTMENTS      COMBINED
                                        ------------- ----------------- ----------- ------------- -------------------- ----------
                                                               ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ............    $    524       $  15,221      $ 15,745      $  4,687      $    (7,000)(c)    $ 13,432
 Cash in escrow .......................                                                  23,720                           23,720
 Accounts receivable ..................      31,725          (1,845)       29,880        72,417                          102,297
 Inventories ..........................      39,434          (1,265)       38,169       140,941            3,883 (b)     182,993
 Other current assets .................      11,139                        11,139        22,003                           33,142
                                           --------       ---------      --------      --------      -----------        --------
   TOTAL CURRENT ASSETS ...............      82,822          12,111        94,933       263,768           (3,117)        355,584
Property, plant and equipment, net           61,354         (12,799)       48,555       372,718           12,000 (b)     433,273
Goodwill, net .........................      22,459                        22,459            --           39,842 (b)      62,301
Other assets, net .....................      14,202           3,750        17,952        36,565            9,226 (b)      68,281
                                                                                                           4,538 (c)
                                           --------       ---------      --------      --------      -----------        --------
TOTAL ASSETS ..........................    $180,837       $   3,062      $183,899      $673,051      $    62,489        $919,439
                                           ========       =========      ========      ========      ===========        ========

                                                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable .....................    $ 10,389       $  (1,910)     $  8,479      $ 50,870                         $ 59,349
 Accrued expenses .....................      24,038           4,620        28,658        81,589      $     7,000(b)      117,247
 Current portion of long-term
   debt ...............................         537                           537         5,516                            6,053
                                           --------       ---------      --------      --------      -----------        --------
   TOTAL CURRENT LIABILITIES ..........      34,964           2,710        37,674       137,975            7,000         182,649
Credit facilities .....................       6,029          (6,029)                     97,258                           97,258
Other long-term debt ..................     122,143                       122,143       303,700           75,038 (c)     500,881
Other long-term liabilities ...........       8,791                         8,791        69,062          (15,883) (b)     61,970
                                           --------       ---------      --------      --------      -----------        --------
   TOTAL LIABILITIES ..................     171,927          (3,319)      168,608       607,995           66,155         842,758
Exchangeable Preferred Stock ..........                                                                   29,050 (c)      29,050
Minority interest in Sweetheart .......                                                                   13,890 (b)      13,890
Redeemable common stock ...............       2,108                         2,108                                          2,108
Stockholders' equity ..................       6,802           6,381        13,183        65,056          (65,056) (b)     31,633
                                                                                                          18,450 (c)
                                           --------       ---------      --------      --------      -----------        --------
TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY ..................    $180,837       $   3,062      $183,899      $673,051      $    62,489        $919,439
                                           ========       =========      ========      ========      ===========        ========

       See Notes to Unaudited Pro Forma Combined Condensed Balance Sheet.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET


(a) Reflects the sale of the business and certain assets of the Natural Dam mill as follows:



   Net proceeds ......................................................    $ 25,000
                                                                          --------
   Net book value of assets disposed of:
     Accounts receivable .............................................       1,845
     Inventories .....................................................       1,265
     Property, plant and equipment ...................................      12,799
     Accounts payable ................................................      (1,910)
                                                                          --------
                                                                            13,999
                                                                          --------
   Pre-tax gain on disposal ..........................................      11,001
     Income taxes (based on 42% statutory tax rate) ..................       4,620
                                                                          --------
   Net gain on disposition ...........................................    $  6,381
                                                                          ========
   Cash consideration applied to:
     Eliminate outstanding borrowings under the Fonda Credit Facility     $  6,029
     Cash balance ....................................................      15,221
                                                                          --------
   Total cash consideration ..........................................      21,250
   Non-cash consideration--note receivable ...........................       3,750
                                                                          --------
                                                                          $ 25,000
                                                                          ========

(b) The total purchase price for the Sweetheart Investment was be $125.0 million. The adjustments reflect the preliminary allocation of the purchase price in accordance with purchase accounting, as follows:



   Purchase price ........................................................                $ 125,000
                                                                                          ---------
   Fair value of net assets acquired:
     Net book value of assets as of December 31, 1997 ....................                   65,056
     Adjustments to fair value of assets acquired and liabilities assumed:
     Inventories:
      Write-off existing LIFO reserve ....................................    $  125
      Write-up finished goods inventory ..................................     3,758          3,883
                                                                              ------
     Property, plant and equipment .......................................                   12,000
     Other assets:
      Eliminate intangible pension asset .................................      (774)
      Management Services Agreement ......................................     7,000
      Fair value of intangible assets ....................................     3,000          9,226
                                                                              ------
     Accrued expenses -- Sweetheart Reduction expenses ...................                   (7,000)
     Other long-term liabilities--eliminate unrecognized prior service costs and unrecognized net gains from pension and
      post-retirement benefit plans ......................................                   15,883
     Minority interest in Sweetheart .....................................                  (13,890)
                                                                                          ---------
      Fair value of net assets acquired ..................................                   85,158
                                                                                          ---------
   Goodwill--excess of purchase price over fair value of net assets
    acquired .............................................................                $  39,842
                                                                                          =========

(c) Reflects the financing, including related financing costs, of the Sweetheart Investment, as follows:



   Cash purchase price of Management Services Agreement ...................    $  7,000
   Long-term debt--the Notes, net of fair value of the Shares .............      75,038
   Fair value of the Shares issued in connection with the Notes ...........       2,500
   Deferred financing costs ...............................................      (4,538)
   Exchangeable Preferred Stock, net of fair value of the Shares ..........      29,050
   Fair value of the Class C Common Stock issued in connection with the
     Exchangeable Preferred Stock .........................................         950
   Capital contribution ...................................................      15,000
                                                                               --------
                                                                               $125,000
                                                                               ========

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                            (DOLLARS IN THOUSANDS)




                                                                        YEAR ENDED JULY 27, 1997
                                                       -----------------------------------------------------------
                                                              PRO FORMA
                                                       -----------------------
                                                                                                       PRO FORMA
                                                          FONDA     SWEETHEART      ADJUSTMENTS         COMBINED
                                                       ----------- ------------ -------------------  -------------
STATEMENT OF INCOME DATA:
Net sales ............................................  $262,850    $ 854,365                         $1,117,215
Cost of goods sold ...................................   204,904      786,603      $    1,250(a)         992,757
                                                        --------    ---------      ----------         ----------
Gross profit .........................................    57,946       67,762          (1,250)           124,458
Selling, general and administrative expenses .........    39,390       65,628             696 (b)        104,700
                                                                                       (1,014) (c)
Loss on asset disposal and impairment ................        --       24,550                             24,550
Other income, net ....................................    (1,608)         (73)                            (1,681)
                                                        --------    ---------      ----------         ----------
Income from operations ...............................    20,164      (22,343)           (932)            (3,111)
Interest expense, net ................................    12,084       40,265          10,581 (d)         62,930
                                                        --------    ---------      ----------         ----------
Income (loss) before taxes and minority interest .....     8,080      (62,608)        (11,513)           (66,041)
Income tax (benefit) expense .........................     3,393      (25,043)         (4,835) (e)       (26,485)
Minority interest in loss of subsidiary ..............        --           --          (3,757) (f)        (3,757)
                                                        --------    ---------      ----------         ----------
Income (loss) before cumulative effect of an
 accounting change and extraordinary loss ............     4,687      (37,565)         (2,921)           (35,799)
Dividends on preferred stock .........................        --           --           4,220 (g)          4,220
                                                        --------    ---------      ----------         ----------
Income (loss) available to common stockholders
 before cumulative effect of an accounting change
 and extraordinary loss ..............................  $  4,687    $ (37,565)     $   (7,141)        $  (40,019)
                                                        ========    =========      ==========         ==========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (h) ............................  $ 11,520    $  38,241                         $   49,761
Capital expenditures .................................     1,762       46,189                             47,951
Depreciation and amortization (i) ....................     5,406       43,176      $    1,446             50,028
Ratio of earnings to fixed charges (j) ...............       1.6x      N/A                                N/A
OTHER NON-GAAP FINANCIAL DATA:
EBITDA (k) ...........................................  $ 23,962    $  46,930      $      514         $   71,406
Ratio of EBITDA to cash interest expense (k)(h) ......       2.1x         1.2x                               1.4x
Ratio of EBITDA to total interest expense (k) ........                                                       1.1x

   See Notes to Unaudited Pro Forma Combined Condensed Statements of Income.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                            (DOLLARS IN THOUSANDS)




                                                                              SIX MONTHS ENDED JANUARY 25, 1998
                                                             -------------------------------------------------------------------
                                                                      PRO FORMA
                                                             ----------------------------
                                                                                                                      PRO FORMA
                                                                 FONDA        SWEETHEART         ADJUSTMENTS          COMBINED
                                                             -------------   ------------   ---------------------   ------------
STATEMENT OF INCOME DATA:
Net sales ................................................     $ 132,073      $ 425,743                              $ 557,816
Cost of goods sold .......................................       103,623        390,341         $     550(a)           494,514
                                                               ---------      ---------         ---------            ---------
Gross profit .............................................        28,450         35,402              (550)              63,302
Selling, general and administrative expenses .............        20,004         36,186                  (2) (b)        55,957
                                                                                                     (231) (c)
Loss on asset disposal and impairment ....................                       24,550                                 24,550
Other income, net ........................................                       (3,514)                                (3,514)
                                                               ---------      ---------         ---------            ---------
Income from operations ...................................         8,446        (21,820)             (317)             (13,691)
Interest expense, net ....................................         6,003         21,414             5,291 (d)           32,708
                                                               ---------      ---------         -----------          ---------
Income (loss) before taxes and minority interest .........         2,443        (43,234)           (5,608)             (46,399)
Income tax (benefit) expense .............................         1,027        (17,288)           (2,355) (e)         (18,616)
Minority interest in loss of subsidiary ..................            --             --            (2,595) (f)          (2,595)
                                                               ---------      ---------         -----------          ---------
Income (loss) before cumulative effect of an
 accounting change and extraordinary loss ................         1,416        (25,946)             (658)             (25,188)
Dividends on preferred stock .............................            --             --             2,110 (g)            2,110
                                                               ---------      ---------         -----------          ---------
Income (loss) available to common stockholders
 before cumulative effect of an accounting change
 and extraordinary loss ..................................     $   1,416      $ (25,946)        $  (2,768)           $ (27,298)
                                                               =========      =========         ===========          =========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (h) ................................     $   5,731      $  20,565                              $  26,296
Capital expenditures .....................................         2,716         17,158                                 19,874
Depreciation and amortization (i) ........................         2,747         21,779         $     723               25,249
Ratio of earnings to fixed charges (j) ...................           1.3x        N/A                                    N/A
OTHER NON-GAAP FINANCIAL DATA:
EBITDA (k) ...............................................     $  11,193      $  21,720         $     406            $  33,319
Ratio of EBITDA to cash interest expense (k)(h) ..........           2.0x           1.1x                                   1.3x
Ratio of EBITDA to total interest expense (k) ............                                                                 1.0x

   See Notes to Unaudited Pro Forma Combined Condensed Statements of Income.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                            (DOLLARS IN THOUSANDS)




                                                                  TWELVE MONTHS ENDED JANUARY 25, 1998
                                                       -----------------------------------------------------------
                                                              PRO FORMA
                                                       -----------------------
                                                                                                       PRO FORMA
                                                          FONDA     SWEETHEART      ADJUSTMENTS         COMBINED
                                                       ----------- ------------ -------------------  -------------
STATEMENT OF INCOME DATA:
Net sales ............................................  $263,195    $ 855,289                         $1,118,484
Cost of goods sold ...................................   206,477      775,910      $    1,200(a)         983,587
                                                        --------    ---------      ----------         ----------
Gross profit .........................................    56,718       79,379          (1,200)           134,897
Selling, general and administrative expenses .........    38,678       68,759             481 (b)        106,926
                                                                                         (992) (c)
Loss on asset disposal and impairment ................        --       24,550                             24,550
Other income, net ....................................    (1,608)      (3,436)                            (5,044)
                                                        --------    ---------      ----------         ----------
Income from operations ...............................    19,648      (10,494)           (689)             8,465
Interest expense, net ................................    12,062       41,494          10,581 (d)         64,137
                                                        --------    ---------      ----------         ----------
Income (loss) before taxes and minority interest .....     7,586      (51,988)        (11,270)           (55,672)
Income tax (benefit) expense .........................     3,186      (20,794)         (4,733) (e)       (22,341)
Minority interest in loss of subsidiary ..............        --           --          (3,119) (f)        (3,119)
                                                        --------    ---------      ----------         ----------
Income (loss) before cumulative effect of an
 accounting change and extraordinary loss ............     4,400      (31,194)         (3,418)           (30,212)
Dividends on preferred stock .........................        --           --           4,220 (g)          4,220
                                                        --------    ---------      ----------         ----------
Income (loss) available to common stockholders
 before cumulative effect of an accounting change
 and extraordinary loss ..............................  $  4,400    $ (31,194)     $   (7,638)        $  (34,432)
                                                        ========    =========      ==========         ==========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (h) ............................  $ 11,498    $  39,672                         $   51,170
Capital expenditures .................................     3,538       43,956                             47,494
Depreciation and amortization (i) ....................     5,395       43,469      $    1,446             50,310
Ratio of earnings to fixed charges (j) ...............       1.5x      N/A                                N/A
OTHER NON-GAAP FINANCIAL DATA:
EBITDA (k) ...........................................  $ 23,435    $  55,558      $      757         $   79,750
Ratio of EBITDA to cash interest expense (k)(h) ......       2.0x         1.4x                               1.6x
Ratio of EBITDA to total interest expense (k) ........                                                       1.2x

   See Notes to Unaudited Pro Forma Combined Condensed Statements of Income.

     NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME

(a) Reflects an increase in cost of goods sold resulting from the Sweetheart Investment, as follows:




                                                                           SIX MONTHS       TWELVE MONTHS
                                                          YEAR ENDED          ENDED             ENDED
                                                        JULY 27, 1997   JANUARY 25, 1998   JANUARY 25, 1998
                                                       --------------- ------------------ -----------------
   Increase in depreciation expense resulting from the
     preliminary purchase price allocation to
     long-term assets acquired .......................      $  250            $125              $  250
   Increase in pension and post-retirement benefits
     resulting from elimination of unrecognized gains        1,000             425                 950
                                                            ------            ----              ------
                                                            $1,250            $550              $1,200
                                                            ======            ====              ======

(b) Reflects adjustments to general and administrative expenses resulting from the Sweetheart Investment, as follows:



                                                                         SIX MONTHS       TWELVE MONTHS
                                                        YEAR ENDED          ENDED             ENDED
                                                      JULY 27, 1997   JANUARY 25, 1998   JANUARY 25, 1998
                                                     --------------- ------------------ -----------------
   Goodwill amortization over forty years ..........     $  996            $  498            $  996
   Other intangible assets amortization over fifteen
     years .........................................        200               100               200
   Reduction in officer compensation ...............       (500)             (600)             (715)
                                                         ------            ------            ------
                                                         $  696            $   (2)           $  481
                                                         ======            ======            ======

(c) Reflects the elimination of a portion of the fees paid by Sweetheart to AIP pursuant to the Management Services Agreement that, upon consummation of the Sweetheart Investment, were paid to Fonda. See "The Sweetheart Investment."

(d) Reflects additional interest expense of the Company resulting from the issuance of the Units, as follows:


                                                                          SIX MONTHS       TWELVE MONTHS
                                                         YEAR ENDED          ENDED             ENDED
                                                       JULY 27, 1997   JANUARY 25, 1998   JANUARY 25, 1998
                                                      --------------- ------------------ -----------------
   Amortization of original issue discount on the
     Notes at 12.75% ................................     $ 9,881           $4,941            $ 9,881
   Amortization of deferred financing costs over ten
     years ..........................................         450              225                450
   Amortization of additional discount resulting from
     the fair value of the Shares ...................         250              125                250
                                                          -------           ------            -------
                                                          $10,581           $5,291            $10,581
                                                          =======           ======            =======

(e) For pro forma purposes, the income tax provision was calculated at 42% based on enacted statutory rates applied to pro forma pre-tax income
    (loss) and the provisions of SFAS No. 109.

(f) Reflects the minority interest allocable to the common equity investment in Sweetheart retained by the Sweetheart Stockholders.

(g) Reflects pay-in-kind dividends on the Exchangeable Preferred Stock issued to the Sweetheart Stockholders and amortization of discount resulting from an allocation of fair value to the Class C Common Stock.

                                                                  SIX MONTHS       TWELVE MONTHS
                                                 YEAR ENDED          ENDED             ENDED
                                               JULY 27, 1997   JANUARY 25, 1998   JANUARY 25, 1998
                                              --------------- ------------------ -----------------
   Dividends at 13.75% ......................      $4,125           $2,063             $4,125
   Amortization of discount of Class C Common
     Stock ..................................          95               47                 95
                                                   ------           ------             ------
                                                   $4,220           $2,110             $4,220
                                                   ======           ======             ======

(h) Cash interest expense consists of interest expense, excluding interest on the Notes and amortization of deferred financing costs of $4,131, $1,791 and $3,877 for Fiscal 1997 and the six and twelve months ended January 25, 1998, respectively.


(i) Depreciation and amortization excludes amortization of deferred financing costs, which are included in interest expense.


(j) For purposes of calculating the ratio of earnings to fixed charges and the earnings to fixed charges coverage deficiency, earnings consist of earnings before provision for income taxes plus fixed charges less capitalized interest. Fixed charges consist of interest expense plus that portion of rental payments on operating leases deemed representative of the interest factor and capitalized interest. Dividends on the Exchangeable Preferred Stock are not included. Earnings were not sufficient to cover fixed charges for Sweetheart and for the combined Company by $63,193 and $66,789, respectively, for Fiscal 1997, by $43,316, and $46,673 respectively, for six months ended January 25, 1998, and by $52,335 and $56,374, respectively, for the twelve months ended January 25, 1998.


(k) EBITDA represents income from operations before interest expense, provision for income taxes, Fonda other income, depreciation and amortization, Sweetheart loss on asset disposal and impairment and gain on the Sweetheart Bakery Disposition of $3,459 in the three and twelve months ended December 31, 1997. EBITDA is generally accepted as providing information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.


    EBITDA does not reflect the elimination of $2.8 million and $1.4 million of fixed costs in Fiscal 1997 and the twelve months ended January 25, 1998, respectively, that would not have been incurred had the Three Rivers and Long Beach facilities been closed at the beginning of the year ended July 27, 1997.

                SELECTED HISTORICAL FINANCIAL DATA OF FONDA (1)

     The following selected historical financial data have been derived from the financial statements of Fonda. The data as of July 28, 1996 and July 27, 1997 and for the years ended July 30, 1995, July 28, 1996 and July 27, 1997 are derived from the financial statements of Fonda audited by Deloitte & Touche LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The data as of January 25, 1998 and for the six months ended January 26, 1997 and January 25, 1998 are derived from Fonda's unaudited financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the six months ended January 25, 1998 are not necessarily indicative of the results that may be expected for any other interim period or the entire year. The following data should be read in conjunction with Fonda's financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information included elsewhere herein.




                                                                                                        SIX MONTHS
                                                       FISCAL YEAR ENDED JULY (2)                    ENDED JANUARY (2)
                                       ---------------------------------------------------------- -----------------------
                                          1993       1994        1995         1996        1997        1997        1998
                                       ---------- ---------- ------------ ----------- ----------- ----------- -----------
                                                                     (DOLLARS IN THOUSANDS)
STATEMENT OF INCOME DATA:
Net sales ............................  $ 61,079   $ 61,839   $  97,074    $ 204,903   $ 252,513   $124,379    $ 136,674
Cost of goods sold ...................    49,776     51,643      76,252      161,304     196,333     96,987      108,077
                                        --------   --------   ---------    ---------   ---------   --------    ---------
Gross profit .........................    11,303     10,196      20,822       43,599      56,180     27,392       28,597
Selling, general and administrative
 expenses ............................     8,686      8,438      14,112       29,735      37,168     19,520       19,814
Other income, net ....................        --         --          --           --      (1,608)        --           --
                                        --------   --------   ---------    ---------   ---------   --------    ---------
Income from operations ...............     2,617      1,758       6,710       13,864      20,620      7,872        8,783
Interest expense, net ................     1,201      1,268       2,943        7,934       9,017      4,540        6,003
                                        --------   --------   ---------    ---------   ---------   --------    ---------
Income before taxes and
 extraordinary loss ..................     1,416        490       3,767        5,930      11,603      3,332        2,780
Income taxes .........................       478        239       1,585        2,500       4,872      1,400        1,168
                                        --------   --------   ---------    ---------   ---------   --------    ---------
Income before extraordinary loss .....       938        251       2,182        3,430       6,731      1,932        1,612
Extraordinary loss, net (3) ..........        --         --          --           --       3,495         --           --
                                        --------   --------   ---------    ---------   ---------   --------    ---------
Net income ...........................  $    938   $    251   $   2,182    $   3,430   $   3,236   $  1,932    $   1,612
                                        ========   ========   =========    =========   =========   ========    =========
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used in)
 operating activities (4) ............  $  2,797   $    140   $  (4,774)   $  17,673   $   8,273   $  4,783    $   9,324
Net cash (used in) investment
 activities ..........................    (1,027)    (1,272)    (29,593)     (46,532)    (36,006)    (2,074)     (10,641)
Net cash provided by (used in)
 financing activities ................    (1,742)       992      34,262       30,206      32,174     (3,849)      (4,067)
Capital expenditures (5) .............     1,027      1,272       1,608        1,314      10,363      2,074        4,408
Depreciation and amortization ........     1,248      1,246       1,669        3,450       4,440      2,859        2,694
Ratio of earnings to fixed
 charges (6) .........................       1.9x       1.3x        2.1x         1.7x        2.1x       1.7x         1.4x
OTHER NON-GAAP FINANCIAL DATA:
EBITDA (7) ...........................  $  3,865   $  3,004   $   8,379    $  17,314   $  23,942   $ 10,731    $  11,670
Ratio of EBITDA to cash interest
 expense (7)(8) ......................       3.2x       2.4x        3.5x         2.6x        2.9x       2.7x         2.0x

                                                        (Footnotes on next page)

                                                            AS OF JULY
                                        ---------------------------------------------------       AS OF
                                           1993      1994      1995      1996       1997     JANUARY 25, 1998
                                        --------- --------- --------- ---------- ---------- -----------------
                                                      (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash ..................................  $   365   $   225   $   120   $  1,467   $  5,908       $    524
Working capital .......................    1,738     2,731    28,079     38,931     58,003         47,858
Property, plant and equipment, net         7,428     7,454    26,933     46,350     59,261         61,354
Total assets ..........................   24,676    24,668    79,725    136,168    179,604        180,837
Total indebtedness (9) ................   11,589    12,581    48,165     87,763    122,987        128,709
Redeemable common stock (10) ..........       --        --     2,115      2,179      2,076          2,108
Stockholders' equity ..................    5,726     5,977     7,205     11,873     15,010          6,802

----------
 (1) The selected historical statement of income and other financial data include the results of operations of Fonda and each of the Fonda Acquisitions since their respective dates of acquisition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Introduction," "Business" and Note 3 of the Notes to the Financial Statements of Fonda.

 (2) All fiscal years are 52 weeks, except for Fiscal 1994 which is 53 weeks. Six month periods are 26 weeks.

 (3) Fonda incurred a $3.5 million extraordinary loss (net of a $2.5 million income tax benefit) in connection with the early retirement of debt consisting of the write-off of unamortized debt issuance costs, elimination of unamortized discount and prepayment penalties.

 (4) Material differences between EBITDA and net cash provided by or used in operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating EBITDA and (b) interest expense and provision for income taxes which are included when presenting net cash provided by or used in operating activities but are not included in the calculation of EBITDA.

 (5) Excludes the costs of the Fonda Acquisitions.

 (6) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor.

 (7) EBITDA represents income from operations before interest expense, provision for income taxes, other income and depreciation and amortization. EBITDA is generally accepted as providing information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by companies as a measure of operating performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are invloved) or non-operating factors such as historical cost bases. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

 (8) Cash interest expense excludes (i) the amortization of debt issuance costs of $560, $1,021, $514, $190 and $272 for Fiscal 1995, 1996 and 1997, the
     six months ended January 1997 and 1998, respectively, (ii) pay-in-kind interest expense of $165, $684 and $350 for Fiscal 1996 and 1997 and the six months ended January 1997, respectively and (iii) interest income of $490 and $193 for Fiscal 1997 and the six months ended January 1998, respectively.

 (9) Total indebtedness includes short-term and long-term borrowings and current maturities of long-term debt.

(10)  See Note 10 of the Notes to the Financial Statements of Fonda.

         SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF SWEETHEART


     The following selected historical consolidated financial data have been derived from the financial statements of Sweetheart. The data as of September 30, 1996 and 1997 and for the years ended September 30, 1995, 1996 and 1997 are derived from the consolidated financial statements of Sweetheart audited by Arthur Andersen LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The data as of September 30, 1993 and 1994 and August 29, 1993 and for the year ended September 30, 1994, the period from August 30, 1993 to September 30, 1993 and the period from January 1, 1993 to August 29, 1993 are derived from the audited consolidated financial statements of Sweetheart and are not included herein. The data as of December 31, 1997 and for the three months ended December 31, 1996 and 1997 are derived from Sweetheart's unaudited consolidated financial statements included elsewhere in this Prospectus. In the opinion of management, the unaudited consolidated financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the information set forth therein. The results of operations for the three months ended December 31, 1997 are not necessarily indicative of the results that may be expected for any other interim period or the entire year. The following data should be read in conjunction with Sweetheart's financial statements and related notes, "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the other financial information included elsewhere herein.




                                        PERIOD FROM     PERIOD FROM
                                        JANUARY 1 TO   AUGUST 30 TO           FISCAL YEAR ENDED SEPTEMBER 30,
                                         AUGUST 29,    SEPTEMBER 30, -------------------------------------------------
                                            1993           1993          1994        1995        1996         1997
                                      --------------- -------------- ----------- ----------- ----------- -------------
                                       (PREDECESSOR)                            (SUCCESSOR)
                                      --------------- ----------------------------------------------------------------
                                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net Sales ...........................    $ 591,258       $81,571      $898,528    $986,618    $959,818     $ 886,017
Cost of sales .......................      460,324        64,011       683,429     779,497     748,055       722,539
                                         ---------       -------      --------    --------    --------     ---------
Gross income ........................      130,934        17,560       215,099     207,121     211,763       163,478
Transportation ......................       62,291         7,952        94,734      95,096      98,664        98,482
Selling, general and
 administrative .....................       45,494         5,787        67,712      66,089      61,788        66,792
Loss on asset disposal and
 impairment .........................          ---           ---           ---         ---         ---        24,550
Restructuring charges ...............           --            --            --          --          --         9,680
                                         ---------       -------      --------    --------    --------     ---------
Operating income (loss) .............       23,149         3,821        52,653      45,936      51,311       (36,026)
Interest expense ....................       43,981         3,327        37,460      38,655      38,832        41,812
Other income (expense) ..............           82          (161)          623       2,442      (2,956)        1,620
                                         ---------       -------      --------    --------    --------     ---------
Income (loss) before income
 taxes, cumulative effect of
 an accounting change and
 extraordinary loss .................      (20,750)          333        15,816       9,723       9,523       (76,218)
Income tax (expense) benefit ........        6,641          (161)       (6,462)     (3,903)     (3,809)       30,487
                                         ---------       -------      --------    --------    --------     ---------
Income (loss) before
 cumulative effect of an
 accounting change and
 extraordinary loss .................      (14,109)          172         9,354       5,820       5,714       (45,731)
Cumulative effect of a change
 in accounting principle, net       .          ---           ---           ---         ---         ---           ---
Extraordinary loss, net .............           --            --            --          --          --          (940)
                                         ---------       -------      --------    --------    --------     ---------
Net income (loss) ...................      (14,109)          172         9,354       5,820       5,714       (46,671)
Accrued dividends on Class B
 Common Stock .......................        4,200            --            --          --          --            --
                                         ---------       -------      --------    --------    --------     ---------
Net income (loss) applicable
 to common shareholders .............    $ (18,309)      $   172      $  9,354    $  5,820    $  5,714     $ (46,671)
                                         =========       =======      ========    ========    ========     =========

                                            THREE MONTHS
                                         ENDED DECEMBER 31,
                                      -------------------------
                                           1996         1997
                                      ------------- -----------
                                             (SUCCESSOR)
                                      -------------------------
                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Net Sales ...........................   $ 202,102    $ 201,952
Cost of sales .......................     176,859      164,341
                                        ---------    ---------
Gross income ........................      25,243       37,611
Transportation ......................      22,462       23,665
Selling, general and
 administrative .....................      16,216       19,102
Loss on asset disposal and
 impairment .........................          --           --
Restructuring charges ...............          --           --
                                        ---------    ---------
Operating income (loss) .............     (13,435)      (5,156)
Interest expense ....................       9,952       11,126
Other income (expense) ..............         268        3,576
                                        ---------    ---------
Income (loss) before income
 taxes, cumulative effect of
 an accounting change and
 extraordinary loss .................     (23,119)     (12,706)
Income tax (expense) benefit ........       9,247        5,081
                                        ---------    ---------
Income (loss) before
 cumulative effect of an
 accounting change and
 extraordinary loss .................     (13,872)      (7,625)
Cumulative effect of a change
 in accounting principle, net       .          --       (1,511)
Extraordinary loss, net .............          --           --
                                        ---------    ---------
Net income (loss) ...................     (13,872)      (9,136)
Accrued dividends on Class B
 Common Stock .......................          --           --
                                        ---------    ---------
Net income (loss) applicable
 to common shareholders .............   $ (13,872)   $  (9,136)
                                        =========    =========

                                     PERIOD FROM     PERIOD FROM
                                     JANUARY 1 TO   AUGUST 30 TO            FISCAL YEAR ENDED SEPTEMBER 30,
                                      AUGUST 29,    SEPTEMBER 30, ---------------------------------------------------
                                         1993           1993          1994         1995         1996         1997
                                   --------------- -------------- ------------ ------------ ------------ ------------
                                    (PREDECESSOR)                             (SUCCESSOR)
                                   --------------- ------------------------------------------------------------------
                                                                 (DOLLARS IN THOUSANDS)
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used
 in) operating activities(1) .....   $    23,735     $   5,901     $   41,532   $   50,899   $   43,508   $  (3,242)
Net cash (used in) investing
 activities ......................       (14,154)       (1,942)       (32,581)     (51,514)     (50,236)    (29,914)
Net cash provided by
 financing activities ............        (9,625)       (3,982)         3,240       (3,615)       3,098      31,435
Capital Expenditures .............        14,557         1,956         39,428       51,625       50,236      47,757
Depreciation and
 amortization ....................        28,507         2,050         25,783       34,207       39,813      44,152
Ratio of earnings to fixed
 charges (2) .....................       N/A               1.1x           1.4x         1.2x         1.2x     N/A
OTHER NON-GAAP FINANCIAL
 DATA:
EBITDA (3) .......................   $    51,738     $   5,710     $   79,059   $   82,585   $   88,168   $  43,976
Ratio of EBITDA to cash
 interest expense (3)(4) .........           3.7x          1.9x           2.3x         2.4x         2.5x        1.1x
BALANCE SHEET DATA
 (AT END OF PERIOD): .............
Cash and cash equivalents ........   $        63     $      40     $   12,231   $    8,001   $    4,371   $   2,650
Working capital ..................       112,817       146,821        163,391      153,951      162,379     166,768
Property, plant and
 equipment, net ..................       450,362       393,918        400,176      417,563      427,833     382,491
Total assets .....................       753,531       692,772        728,442      741,906      762,610     719,530
Total indebtedness (5) ...........       621,190       354,132        371,257      371,690      387,114     431,868
Total shareholders' equity
 (deficit) .......................      (121,883)      100,548        109,955      115,805      121,415      74,611


                                         THREE MONTHS
                                      ENDED DECEMBER 31,
                                   ------------------------
                                       1996         1997
                                   ------------ -----------
                                         (SUCCESSOR)
                                   ------------------------
                                    (DOLLARS IN THOUSANDS)
OTHER GAAP FINANCIAL DATA:
Net cash provided by (used
 in) operating activities(1) .....   $ (2,838)   $     738
Net cash (used in) investing
 activities ......................     (9,523)       8,633
Net cash provided by
 financing activities ............     14,333       (7,334)
Capital Expenditures .............      9,523        7,134
Depreciation and
 amortization ....................     10,605       10,784
Ratio of earnings to fixed
 charges (2) .....................     N/A          N/A
OTHER NON-GAAP FINANCIAL
 DATA:
EBITDA (3) .......................   $ (2,562)   $   5,745
Ratio of EBITDA to cash
 interest expense (3)(4) .........     N/A             0.5x
BALANCE SHEET DATA
 (AT END OF PERIOD): .............
Cash and cash equivalents ........   $  6,343    $   4,687
Working capital ..................    157,740      125,793
Property, plant and
 equipment, net ..................    426,553      372,718
Total assets .....................    792,219      673,051
Total indebtedness (5) ...........    407,686      406,474
Total shareholders' equity
 (deficit) .......................    107,462       65,056

----------
(1) Material differences between EBITDA and net cash provided by or used in operating activities may occur because of the inherent differences in each such calculation including (a) the change in operating assets and liabilities between the beginning and end of each period, as well as certain non-cash items which are considered when presenting net cash provided by or used in operating activities but are not used when calculating EBITDA and (b) interest expense and provision for income taxes which are included when presenting net cash provided by or used in operating activities but are not included in the calculation of EBITDA.

(2) For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before provision for income taxes plus fixed charges. Fixed charges consist of interest expense (including the amortization of debt issuance costs) plus that portion of rental payments on operating leases deemed representative of the interest factor. Earnings were not sufficient to cover fixed charges in the eight months ended August 1993, Fiscal 1997 and the three months ended December 1996 and 1997 periods in the amount of $20,750, $76,803, $23,357 and $12,706, respectively.

(3) EBITDA represents income from operations before interest expense, provision for income taxes, depreciation and amortization, loss on asset disposal and impairment, restructuring expense and gain on the Sweetheart Bakery Disposition incurred in the three month December 1997 period in the amount of $3,459. EBITDA is generally accepted as providing information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity. In addition, although the EBITDA measure of performance is not recognized under generally accepted accounting principles, it is widely used by companies as a measure of operating performance because it assists in comparing performance on a relatively consistent basis across companies without regard to depreciation and amortization, which can vary significantly depending on accounting methods (particularly where acquisitions are invloved) or non-operating factors such as historical cost bases. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(4) Cash interest expense excludes (i) the amortization of debt issuance cost of $1,241, $264, $3,320, $3,534, $3,560, $3,571, $889, and $631 for the
      eight months ended August 1993, the one month ended September 1993, Fiscal 1994, 1995, 1996, 1997, the three month December 1996 and 1997 periods, respectively, and (ii) $28,702 of payment-in-kind interest in the eight months ended August 1993.

(5) Total indebtedness includes short-term and long-term borrowings and current maturities of long-term debt.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


INTRODUCTION

     The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results or future events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, raw material costs, labor market conditions, the highly competitive nature of the industry and developments with respect to contingencies.

     The following discussion of results of operations for Fiscal 1995, 1996 and 1997 and the interim periods is based on the historical results of operations of Sweetheart and Fonda. Since the Fonda Acquisitions were consummated from time to time during such fiscal years, the financial information contained herein with respect to periods prior to such acquisitions does not reflect the results of operations of the businesses acquired; thus, this financial information is not necessarily indicative of the results of operations that would have been achieved had the acquisitions been consummated by Fonda at the beginning of the periods presented herein or which may be achieved in the future.

     The Company's business is highly seasonal with a majority of its net cash flow from operations realized in the second and third quarters of the calendar year. The Company builds its inventory throughout the year to satisfy the high seasonal demands of the summer months when outdoor and away-from-home consumption increases. In the event cash flow from operations is insufficient to provide working capital necessary to fund production requirements during these quarters, Fonda and Sweetheart will need to borrow under their respective credit facilities or seek other sources of capital. Although the Company believes that funds available under the Fonda Credit Facility and Sweetheart Credit Facilities, together with cash generated from operations, will be adequate to provide for each company's respective cash requirements, there can be no assurance that such capital resources will be sufficient in the future.


GENERAL

     SF Holdings is a holding company that conducts all of its operations through Sweetheart and Fonda. As a holding company, the Company expects to incur minimal operating expenses. See "Certain Relationships and Related Transactions." Sweetheart and Fonda, the Company's principal operating subsidiaries, are converters and marketers of disposable paper, plastic and foam food service and food packaging products. The prices for each subsidiary's raw materials fluctuate. When raw material prices decrease, selling prices have historically decreased. The actual impact on each company from raw materials price changes is affected by a number of factors including the level of inventories at the time of a price change, the specific timing and frequency of price changes, and the lead and lag time that generally accompanies the implementation of both raw materials and subsequent selling price changes. In the event raw materials prices decrease over a period of several months, such company may suffer margin erosion on the sale of such inventory.

     In addition to the pro forma adjustments set forth under "Unaudited Pro Forma Financial Information," the Company believes that it can realize additional cost savings by (i) eliminating the outsourcing of products which will be manufactured within the Company; (ii) capitalizing on the Company's combined purchasing leverage with respect to raw materials and other procured items, such as packaging materials; (iii) eliminating duplicative administrative, sales and marketing expenses; (iv) making selective capital expenditures intending to realize manufacturing and distribution savings; and
(v) rationalizing its facilities.


YEAR 2000

     Each of Sweetheart and Fonda have implemented Year 2000 compliance programs designed to ensure that each respective company's computer systems and applications will function properly beyond 1999. The Company expects Sweetheart and Fonda's Year 2000 date conversion programs to be substantially completed by the end of 1999. The Company believes that adequate resources, both internal and external, have been allocated for this purpose. Spending for these Year 2000 compliance programs, including Fiscal 1998 spending, is estimated to be $2.7 million and $1.8 million at Sweetheart and Fonda, respectively, and will be funded from each of the respective company's cash from operations or borrowings under each company's respective credit facility. However, there can be no assurance that the Company will identify all Year 2000 date conversion problems in its computer systems in advance of their occurrence or that the Company will be able to successfully remedy all problems that are discovered. Failure by Sweetheart or Fonda and/or their significant vendors and customers to complete Year 2000 compliance programs in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by Year 2000 problems which could cause fluctuations in the Company's revenues and operating profitability.



LIQUIDITY AND CAPITAL RESOURCES

     On March 12, 1998, the Company issued $144.0 million aggregate principal amount at maturity of Units consisting of Old Notes and Shares. Until March 15, 2003, no interest will accrue on the Old Notes, but the Accreted Value will increase between the date of original issuance and March 15, 2003. Beginning on March 15, 2003, interest on the Old Notes will accrue at the rate of 12 3/4% per annum and will be payable in cash semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2003. The Old Notes will mature on March 15, 2008. See "Prospectus Summary--Issuance of the Old Notes."


RECENT DEVELOPMENTS

     On February 11, 1998, Fonda reached an agreement with Kamine, the owner of the co-generation facility hosted by Fonda at the Natural Dam mill, whereby Kamine will terminate its obligations to supply steam to Natural Dam and to make certain land lease payments in return for a lump sum cash payment and the delivery of certain equipment. The consummation of this agreement is subject to various conditions, including the negotiation and execution of a definitive agreement and the consummation of a master restructuring agreement among Niagara and sixteen independent power producers, including Kamine. The Company expects Fonda to record a gain upon the consummation of the transaction contemplated by this agreement, however, there can be no assurance that such transaction will be consummated.

     On March 12, 1998, Fonda entered into a five-year licensing agreement with its affiliate, CEG, subject to extension, whereby CEG will manufacture and distribute certain party goods products currently manufactured by Fonda. In connection therewith, Fonda will receive a royalty equal to 5% of CEG's cash flow, as determined in accordance with a formula specified in such agreement. In Fiscal 1997, Fonda's net sales of such party goods products were approximately $30 million. The Company expects Fonda's fixed and variable costs to decrease and it expects to reduce Fonda's accounts receivable and inventory by approximately $9 million as a result of such licensing agreement. The Company believes that such transaction will have a favorable impact on Fonda's results of operations.

     On March 24, 1998, Fonda consummated the agreement with Cellu, whereby Cellu acquired substantially all of the fixed assets and certain related working capital of the Natural Dam mill in Gouverneur, New York, pursuant to which Fonda realized net proceeds, after expenses, of approximately $25 million, subject to a post-closing adjustment for working capital.

     In connection with the consummation of the Sweetheart Investment, Sweetheart incurred $4.4 million of financial advisory and legal expenses and $2.6 million of severance expenses as a result of the termination of certain officers of Sweetheart pursuant to executive separation agreements (such expenses are collectively defined herein as the "Sweetheart Reduction"). See "Unaudited Pro Forma Financial Information." For the three month period ended March 31, 1998, Sweetheart also expects to recognize additional one time charges of approximately $15 million related to further cost cutting initiatives including work force reduction and facility rationalization. Such charges will consequently have an adverse impact on Sweetheart's results of operations for such period. As a result of the applications of purchase accounting by SF Holdings for the Sweetheart Investment, the expenses described above will have no effect on SF Holdings' results of operations.


FONDA RESULTS OF OPERATIONS




                                                      FISCAL YEAR ENDED JULY
                             -------------------------------------------------------------------------
                                      1995                     1996                     1997
                             ----------------------- ------------------------ ------------------------
                                         PERCENT OF               PERCENT OF               PERCENT OF
                               AMOUNT     NET SALES     AMOUNT     NET SALES     AMOUNT     NET SALES
                             ---------- ------------ ----------- ------------ ----------- ------------
                                                       (DOLLARS IN MILLIONS)
Net sales ..................  $  97.1       100.0%    $  204.9       100.0%    $  252.5       100.0%
Cost of goods sold .........     76.3        78.6        161.3        78.7        196.3        77.7
                              -------       -----     --------       -----     --------       -----
Gross profit ...............     20.8        21.4         43.6        21.3         56.2        22.3
Selling, general and
 admin. expenses ...........     14.1        14.5         29.7        14.5         37.2        14.7
Other income, net ..........       --          --           --          --       (  1.6)        6.0
                              -------       -----     --------       -----     --------       -----
Income from operations .....  $   6.7         6.9%    $   13.9         6.8%    $   20.6         8.2%
                              =======       =====     ========       =====     ========       =====
EBITDA .....................  $   8.4         8.6%    $   17.3         8.4%    $   23.9         9.5%


                                         SIX MONTHS ENDED JANUARY
                             ------------------------------------------------
                                       1997                    1998
                             ------------------------ -----------------------
                                          PERCENT OF               PERCENT OF
                                AMOUNT     NET SALES     AMOUNT    NET SALES
                             ----------- ------------ ----------- -----------
                                          (DOLLARS IN MILLIONS)
Net sales ..................  $  124.4       100.0%    $  136.7       100.0%
Cost of goods sold .........      97.0        78.0        108.1        79.1
                              --------       -----     --------       -----
Gross profit ...............      27.4        22.0         28.6        20.9
Selling, general and
 admin. expenses ...........      19.5        15.7         19.8        14.5
Other income, net ..........        --          --           --          --
                              --------       -----     --------       -----
Income from operations .....  $    7.9         6.3%    $    8.8         6.4%
                              ========       =====     ========       =====
EBITDA .....................  $   10.7         8.6%    $   11.3         8.3%

FONDA--SIX MONTHS ENDED JANUARY 25, 1998 COMPARED TO SIX MONTHS ENDED JANUARY 26, 1997

     Net sales increased $12.3 million, or 9.9%, to $136.7 million, in the six months ended January 25, 1998 compared to $124.4 million in the six months ended January 26, 1997. The increase in net sales included a $12.9 million increase in the Company's converting operations primarily due to sales volume from businesses acquired in the fourth quarter of Fiscal 1997, as well as increased sales volume in converted tissue products. Sales volume in the converting operations increased 12% in the institutional markets and 9% in the consumer markets, Average selling prices were slightly higher, including a 2% increase in the institutional markets and a 1% increase in the consumer markets. Net sales of tissue mill products declined $0.6 million as increased sales of commodity white paper from the new paper machine were offset by reduced volume of deep tone paper due to competitive market conditions. In January 1998, the Natural Dam mill was not operational for nine days as a result of a severe ice storm which interrupted the availability of electricity and steam.

     Gross profit increased $1.2 million, or 4.4%, to $28.6 million in the six months ended January 25, 1998 compared to $27.4 million in the six months ended January 26, 1997. As a percentage of net sales, gross profit decreased from 22.0% in the six months ended January 26, 1997 to 20.9% in the six months ended January 25, 1998. Gross profits in the converting operations increased $2.6 million. The results of operations from businesses acquired in the fourth quarter of Fiscal 1997 and higher margins in converted tissue products were partially offset by increased costs of paperboard, which were not recovered through price adjustments. Gross profits of tissue mill products declined $1.4 million due to the increased sales of lower margin white paper and reduced sales of higher margin deep tone paper, as well as increased manufacturing costs resulting from the start-up of the second paper machine. As a result of the ice storm, the Natural Dam mill sustained property damage and experienced a temporary shut down. The Company maintains insurance policies which cover losses of this type, and expects to recover a significant portion of these costs. However, there can be no assurance that all of these costs will be recovered.

     Selling, general and administrative expenses increased $0.3 million, or 1.5%, to $19.8 million in the six months ended January 25, 1998 compared to $19.5 million in the six months ended January 26, 1997. As a percentage of net sales, selling, general and administrative expenses decreased from 15.7% in the six months ended January 26, 1997 to 14.5% in the six months ended January 25, 1998.

     Income from operations increased $0.9 million, or 11.6% to $8.8 million in the six months ended January 25, 1998 compared to $7.9 million in the six months ended January 26, 1997 due to the reasons discussed above. As a percentage of net sales, income from operations remained relatively unchanged.

     Interest expense, net of interest income, increased $1.5 million, or 32.2% to $6.0 million in the six months ended January 25, 1998 compared to $4.5 million in the six months ended January 26, 1997. The increase was due to higher borrowing levels resulting from the issuance in the third quarter of Fiscal 1997 of the Senior Notes, which replaced higher interest rate debt.

     As a result of the above, net income was $1.6 million in the six months ended January 25, 1998 compared to $1.9 million in the six months ended January 26, 1997.

     EBITDA increased $0.6 million in the six months ended January 25, 1998 primarily for the reasons stated above. Depreciation and amortization decreased $0.2 million.


FONDA--FISCAL 1997 COMPARED TO FISCAL 1996

     Net sales increased $47.6 million, or 23.2%, to $252.5 million in Fiscal 1997 compared to $204.9 million in Fiscal 1996. This increase was a result of a full year's results of operations for the acquisitions consummated in Fiscal 1996 and two month's results of operations for the 1997 Fonda Acquisitions, which was partially offset by a $5.8 million decline in net sales due to lower average selling prices. The lower selling prices arose from competitive market conditions and lower raw material costs. During Fiscal 1997, prices declined about 13% in the institutional market and 5% in the consumer market. These lower selling prices were partially offset by higher sales volumes of 8% and 4% in the institutional and consumer markets, respectively.

     Gross profit increased $12.6 million, or 28.9%, to $56.2 million in Fiscal 1997 compared to $43.6 million in Fiscal 1996, primarily due to the acquisitions consummated in Fiscal 1996. As a percentage of net sales, gross profit improved slightly from 21.3% in Fiscal 1996 to 22.2% in Fiscal 1997. Gross profits increased in the consumer market, primarily due to a 14% decline in SBS paperboard costs, but were offset by lower gross profits in the institutional market. Margins for the institutional market were reduced primarily as a result of competitive market conditions which lowered selling prices.

     Selling, general and administrative expenses increased $7.4 million, or 25.0%, to $37.2 million in Fiscal 1997 compared to $29.7 million in Fiscal 1996. This increase was primarily due to the incurrence of additional expenses and corporate overhead assumed in connection with the acquisitions consummated in Fiscal 1996. As a percentage of net sales, selling, general and administrative expenses increased slightly from 14.5% in 1996 to 14.7% in 1997.


     Other income, net includes a gain of a net $2.9 million in Fiscal 1997 from the settlement of a lawsuit. Partially offsetting this gain was a $1.3 million charge for costs of the closure of Fonda's Three Rivers, Michigan facility. The charge covers the costs for the termination of employees as well as ongoing costs to maintain the facility until its disposition.

     Income from operations increased $6.8 million, or 48.7%, to $20.6 million in Fiscal 1997 compared to $13.9 million in Fiscal 1996, due to the reasons discussed above. Excluding the $1.6 million net gain included in other income, income from operations increased, as a percentage of net sales, from 6.8% in Fiscal 1996 to 7.5% in Fiscal 1997.

     Interest expense, net of interest income, increased $1.1 million, or 13.7%, to $9.0 million in Fiscal 1997 compared to $7.9 million in Fiscal 1996 due to higher borrowing levels primarily resulting from the acquisitions consummated in Fiscal 1996 and the issuance of the Fonda Notes. See "--Fonda Liquidity and Capital Resources." Partially offsetting the higher borrowing levels were the lower interest rates on such notes.

     Income before income taxes and extraordinary loss increased to $11.6 million in Fiscal 1997 from $5.9 million in Fiscal 1996. Fonda's effective income tax rate was 42% in both years.

     Fonda incurred a $3.5 million extraordinary loss (net of a $2.5 million income tax benefit) in connection with the early retirement of debt consisting of the write-off of unamortized debt issuance costs, elimination of unamortized debt discount, and prepayment penalties. As a result of the above, net income was $3.2 million in Fiscal 1997 compared to $3.4 million in Fiscal 1996.

     EBITDA increased $6.6 million, or 38.3%, to $23.9 million in Fiscal 1997 compared to $17.3 million in Fiscal 1996 for the reasons stated above. Depreciation and amortization increased to $4.4 million from $3.5 million as a result of the acquisitions consummated in Fiscal 1996.

FISCAL 1996 COMPARED TO FISCAL 1995

     Fonda's net sales increased $107.8 million, or 111.1%, to $204.9 million in Fiscal 1996 compared to $97.1 million in Fiscal 1995. Approximately 70% of this increase reflects a full year's results for the Hoffmaster division which also included seven months of results of operations for the Chesapeake acquisition. Approximately 7% of this increase is attributable to three months of results of operations of the James River acquisition which was acquired by Fonda in May 1996. Sales growth was also driven by a 13% increase in shipments by the Fonda division, which is primarily due to improved integration and marketing efforts, and a 5% increase in selling prices.

     Gross profit increased by $22.8 million, or 109.4%, to $43.6 million in Fiscal 1996 compared to $20.8 million in Fiscal 1995. Approximately 70% of this increase is due to the acquisition of Hoffmaster, for the reasons stated above. Gross profits as a percentage of net sales was approximately 21.4% in both periods. The inclusion of the Hoffmaster division results was offset in part by an increase in cost of goods sold as a percentage of sales at the Fonda division. In the first half of Fiscal 1996, Fonda experienced increased raw material costs as a result of continuous price increases during Fiscal 1995, which affected the Fonda division. Raw material costs stabilized and began to decline in the latter part of Fiscal 1996 but nevertheless increased approximately 15% during the year.

     Selling, general and administrative expenses increased $15.6 million, or 110.7%, to $29.7 million in Fiscal 1996 compared to $14.1 million in Fiscal 1995, primarily as a result of Fonda's increased presence in consumer markets as a result of the Chesapeake and Maspeth acquisitions, as well as a full year's results for the Hoffmaster division. As a percentage of net sales, however, selling, general and administrative expenses remained relatively constant at approximately 14.5%.

     Income from operations increased $7.2 million, or 106.6%, to $13.9 million in Fiscal 1996 compared to $6.7 million in Fiscal 1995. As a percentage of net sales, operating income remained unchanged at 6.9%. Costs of integrating the Chesapeake and Maspeth acquisitions and slightly lower selling prices were offset by cost savings achieved in overhead reduction, improved fixed cost absorption and lower procurement costs.

     Interest expense increased $5.0 million as a result of the debt incurred in connection with the Hoffmaster acquisition and the acquisitions consummated in Fiscal 1996. Fonda's effective income tax rate was 42% in both periods.

     EBITDA increased $8.9 million, or 106.6%, to $17.3 million in Fiscal 1996 compared to $8.4 million in Fiscal 1995 for the reasons stated above. Depreciation and amortization increased from $1.7 million in Fiscal 1995 to $3.5 million in Fiscal 1996, primarily as a result of the Hoffmaster acquisition.


FONDA LIQUIDITY AND CAPITAL RESOURCES

     Historically, Fonda has relied on cash flows from operations and borrowings to finance its working capital requirements, capital expenditures and acquisitions.

     Net cash used in operating activities for the six months ended January 25, 1998 was $9.3 million compared to $4.8 million for the six months ended January 26, 1997. The six month period ended January 25, 1998 includes the receipt of $2.9 million resulting from the settlement of a lawsuit. Net cash provided by operating activities for Fiscal 1997 was $8.3 million compared to $17.7 million for Fiscal 1996. The higher level of net cash provided by operating activities in Fiscal 1996 reflects the consolidation of the working capital assets acquired in the Hoffmaster acquisition. This increase was primarily due to a reduction in the level of accounts receivable and an increase in accounts payable and accrued expenses.

     Fonda's investing activities are primarily capital expenditures and business acquisitions. Capital expenditures in the six months ended January 25, 1998 were $4.4 million, including $1.7 million related to the installation of a second paper machine at the Natural Dam mill. The remaining $2.7 million in such period and the capital expenditures in the six months ended January 26, 1997 were for routine capital improvements. Capital expenditures in Fiscal 1997 were $10.4 million, including $8.2 million related to the installation of the second paper machine at the Natural Dam mill. The remaining $2.2 million in Fiscal 1997 and most of the capital expenditures in prior years were for routine capital improvements. Fonda spent $23.0 million in Fiscal 1997, $45.2 million in Fiscal 1996 and $28.0 million in Fiscal 1995 for the Fonda Acquisitions.


     In February 1997, Fonda entered into the Fonda Credit Facility which provides up to $50.0 million borrowing capacity, collateralized by eligible accounts receivable and inventories. At January 25, 1998, $6.0 million was outstanding under the Fonda Credit Facility and $33.2 million was the maximum advance available based upon eligible collateral.


     Pursuant to the terms of the Fonda Credit Facility, Fonda is subject to certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) mergers, consolidations, asset sales or changes in capital structure, (ii) creation or acquisition of subsidiaries, (iii) purchase or redemption of Fonda's capital stock or declaration or payment of dividends or distributions on such capital stock, (iv) incurrence of additional indebtedness, (v) investment activities, (vi) granting or incurrence of liens to secure other indebtedness, (vii) prepayment or modification of the terms of subordinated indebtedness and (viii) engaging in transactions with affiliates. In addition, the Fonda Credit Facility requires that Fonda satisfy certain financial covenants.


     The Fonda Notes bear interest at a rate of 9 1/2% per annum, payable semi-annually in March and September and will mature on March 1, 2007. See "Description of Certain Indebtedness."


     In April 1997, Fonda offered to repurchase up to 74,000 shares of Class A common stock of Fonda (the "Fonda Class A Common Stock") at $135 per share from its stockholders on a pro rata basis (the "Fonda Stock Repurchase"). Pursuant to the Fonda Stock Repurchase, during Fiscal 1997 Fonda redeemed 500 shares of Fonda Class A Common Stock and 1,000 shares of Class B common stock of Fonda for $0.2 million; during the six months ended January 25, 1998, Fonda redeemed 72,500 shares of Fonda Class A Common Stock for $9.8 million. The Company has completed such stock repurchase.


     During the six months ended January 25, 1998 and Fiscal 1997, Fonda did not incur material costs for compliance with environmental laws and regulations.


     The Company believes that cash generated by Fonda's operations, combined with amounts available under the Fonda Credit Facility, will be sufficient to meet Fonda's capital expenditure needs, debt service requirements and working capital needs for the foreseeable future.


SWEETHEART RESULTS OF OPERATIONS

                                                      FISCAL YEAR ENDED SEPTEMBER
                               --------------------------------------------------------------------------
                                         1995                     1996                     1997
                               ------------------------ ------------------------ ------------------------
                                            PERCENT OF               PERCENT OF               PERCENT OF
                                  AMOUNT     NET SALES     AMOUNT     NET SALES     AMOUNT     NET SALES
                               ----------- ------------ ----------- ------------ ----------- ------------
                                                         (DOLLARS IN MILLIONS)
Net sales ....................  $  986.6       100.0%    $  959.8       100.0%    $  886.0       100.0%
Cost of goods sold ...........     779.5        79.0        748.0        77.9        722.5        81.5
                                --------       -----     --------       -----     --------       -----
Gross income .................     207.1        21.0        211.8        22.1        163.5        18.5
Transportation ...............      95.1         9.6         98.7        10.3         98.5        11.1
Selling, general and
 admin. expenses .............      66.1         6.7         61.8         6.4         66.8         7.5
Loss on asset disposal and
 impairment ..................        --          --           --          --         24.5         2.8
Restructuring Expense ........        --          --           --          --          9.7         1.1
                                --------       -----     --------       -----     --------       -----
Income (loss) from
 operations ..................  $   45.9         4.7%    $   51.3         5.3%   $   (36.0)      ( 4.1)%
                                ========       =====     ========       =====    =========       =====
EBITDA .......................  $   82.6         8.4%    $   88.2         9.2%   $    44.0         5.0%


                                         THREE MONTHS ENDED DECEMBER
                               ------------------------------------------------
                                         1996                    1997
                               ------------------------ -----------------------
                                            PERCENT OF               PERCENT OF
                                  AMOUNT     NET SALES     AMOUNT    NET SALES
                               ----------- ------------ ----------- -----------
                                            (DOLLARS IN MILLIONS)
Net sales ....................   $ 202.1       100.0%     $ 201.9      100.0%
Cost of goods sold ...........     176.9        87.5        164.3       81.4
                                 -------       -----      -------      -----
Gross income .................      25.2        12.5         37.6       18.6
Transportation ...............      22.5        11.1         23.7       11.7
Selling, general and
 admin. expenses .............      16.2         8.0         19.1        9.5
Loss on asset disposal and
 impairment ..................        --          --           --         --
Restructuring Expense ........        --          --           --         --
                                 -------       -----      -------      -----
Income (loss) from
 operations ..................  $  (13.4)      ( 6.6)%   $   (5.2)     ( 2.6)%
                                ========       =====     ========      =====
EBITDA .......................  $   (2.6)        1.3%    $    5.7        2.8%

SWEETHEART--THREE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THREE MONTHS ENDED
            DECEMBER 31, 1996

     Net sales decreased $0.1 million to $202.0 million for the three months ended December 31, 1997, compared to $202.1 million for the comparable 1996 period. Net sales for the three months ended December 31, 1997 reflect a 4.2% increase in domestic sales volume and a 4.6% decrease in domestic sales price. Food service selling prices decreased 4.9% while food packaging selling prices decreased 1.7%. Prices have been impacted by declining raw material prices and competition in the marketplace during 1997. The benefits of lower raw material prices are generally passed on to customers. Food service sales volume increased 4.5% while food packaging sales volume increased 2.4%. Sales volume measures the dollar value of unit sales, assuming constant prices between periods. The increase in sales volume is primarily attributable to increased market penetration into key food service distributors. Canadian sales increased 0.5% from the prior year.

     Cost of sales decreased $12.6 million, or 7.1%, to $164.3 million for the three months ended December 31, 1997 compared to $176.9 million for the comparable 1996 period. As a percentage of net sales, cost of sales decreased to 81.3% for the three months ended December 31, 1997 from 87.5% for the comparable 1996 period. Gross income increased $12.4 million, or 49.2%, to $37.6 million for the three months ended December 31, 1997 compared to $25.2 million for the comparable 1996 period. The increase in gross income can be attributed to several factors. Sweetheart implemented cost reduction programs in Fiscal 1997, including plant consolidation and manufacturing and operational improvements, which have favorably impacted costs in Fiscal 1998. Sweetheart is also focusing on increasing sales of higher margin product lines to improve gross income. Additionally, in the first quarter of Fiscal 1997, Sweetheart executed a planned inventory reduction resulting in $5.0 million of fixed overhead absorption into cost of sales. A similar inventory reduction was not necessary in the first quarter of Fiscal 1998, resulting in a positive year-to-year comparison.

     Transportation costs have increased $1.2 million, or 5.3%, to $23.7 million for the three months ended December 31, 1997 compared to $22.5 million for the comparable 1996 period, mainly due to the sales volume increases described above.

     Selling, general and administrative expenses increased $2.9, million or 17.9%, to $19.1 million for the three months ended December 31, 1997 compared to $16.2 million for the comparable 1996 period. As a percentage of net sales, selling, general and administrative expenses increased to 9.5% for the three months ended December 31, 1997 from 8.0% for the same period in 1996. This increase is due primarily to increased employee benefits, both performance and non-performance related, an executive retention plan, and costs associated with the new management information system.

     Operating loss decreased $8.2 million, or 61.2%, to $5.2 million for the three months ended December 31, 1997 compared to $13.4 million for the comparable 1996 period, due to the reasons described above.

     Interest expense increased $1.1 million, or 11.0%, to $11.1 million for the three months ended December 31, 1997 compared to $10.0 million for the comparable 1996 period, due primarily to slightly higher average use of revolving credit borrowings and incremental interest paid on the portion of the new revolving bank loan used to refinance the old notes.

     Other income increased $3.3 million to $3.6 million for three months ended December 31, 1997 compared to $0.3 million for the comparable 1996 period, primarily due to the $3.5 million gain on the Sweetheart Bakery Disposition.

     Income tax benefit was $5.1 million for the three months ended December 31, 1997 compared to $9.2 million for the same period in 1996, a change of $4.1 million. The effective tax rate for the three months ended December 31, 1997 and 1996 was 40.0%.

     Cumulative effect of change in accounting principle was an expense recorded to write-off previously capitalized costs as explained in Note 2 to the Notes to Sweetheart's Financial Statements.

     Net loss decreased $4.8 million, or 34.5%, to $9.1 million for the three months ended December 31, 1997 compared to $13.9 million for the comparable 1996 period, a change of $4.8 million, due to the reasons described above.


SWEETHEART--FISCAL 1997 COMPARED TO FISCAL 1996

     Sweetheart's net sales decreased $73.8 million, or 7.7%, to $886.0 million in Fiscal 1997 compared to $959.8 million in Fiscal 1996. The decrease in net sales reflects a 2.9% decrease in domestic sales volume and a 4.4% decrease in average domestic sales prices. Food service selling prices decreased 4.5% while food packaging selling prices decreased 3.5%. Sweetheart's selling prices have been negatively impacted by falling raw material prices and by competition in the marketplace. The benefits of lower raw material prices are generally passed on to customers. Food service sales volume decreased 1.7% while food packaging sales volume decreased 11.5%. Sales volume measures the dollar value of unit sales, assuming constant prices between periods. The decrease in food service sales volume is primarily attributable to decreases in the national and club store market segments offset by higher food service distributor account volume. The decrease in food packaging sales volume is primarily attributable to decreases in demand experienced by key accounts in their customer base in both the cultured and frozen segments. Canadian net sales decreased 2.1% from the prior year.

     Cost of sales decreased $25.6 million, or 3.4%, to $722.5 million in Fiscal 1997 compared to $748.1 million in Fiscal 1996. As a percentage of net sales, cost of sales increased to 81.5% in Fiscal 1997 from 77.9% in Fiscal 1996. Sweetheart has implemented initiatives which have reduced variable manufacturing costs to offset price conditions in the marketplace described above. As a result, raw material and labor costs have been held constant as a percentage of sales despite lower selling prices to customers. Although overhead spending was contained at 1996 levels, this cost as a percentage of net sales has increased. In addition, year-to-date results have been impacted by changes in overhead absorption relating to planned inventory reductions. Overhead costs are allocated and absorbed into inventory when inventory is produced and expensed when inventory is sold. As a result, profit comparisons can be materially affected when a change in inventory levels during a period differs significantly from the change in the prior year period. In Fiscal 1996, inventory levels increased, resulting in an absorption of fixed costs into inventory. In Fiscal 1997, inventory levels declined, and the fixed costs associated with inventories sold were recognized. This has resulted in a year-to-year unfavorable impact on cost of sales of $10.5 million.

     Gross income decreased $48.3 million, or 22.8%, to $163.5 million in Fiscal 1997 compared to $211.8 million in Fiscal 1996 due to the reasons described above.

     Transportation expense decreased $0.2 million, or 0.2%, to $98.5 million in Fiscal 1997 compared to $98.7 million in Fiscal 1996 due to lower volume shipped. As a percent of net sales, transportation expense increased to 11.1% in Fiscal 1997 from 10.3% in Fiscal 1996. This increase, in relation to sales, is primarily the result of the selling price decreases referred to above.

     Selling, general and administrative expenses increased $5.0 million, or 8.0%, to $66.8 million in Fiscal 1997 compared to $61.8 million in Fiscal 1996. As a percentage of net sales, selling, general and administrative expenses increased to 7.5% in Fiscal 1997 from 6.4% in Fiscal 1996. Approximately $3 million of the increase relates to expenditures on new management information systems, while the remainder reflects investment in the food service distribution selling activity and normal inflation in the wage base. All other selling, general and administrative expenses were held below prior year levels.


     Loss on asset disposal and impairment of $24.6 million was recorded in the fourth quarter of Fiscal 1997 relating to the review of the carrying value of Sweetheart's long-lived assets. See Note 14 of Notes to the Financial Statements of Sweetheart.

     Restructuring expense of $9.7 million was recorded in the fourth quarter of Fiscal 1997 relating to plant closures and other expenses as part of Sweetheart's strategic planning process. See Note 14 of Notes to the Financial Statements of Sweetheart.

     Operating loss was $36.0 million in Fiscal 1997 compared to operating income of $51.3 million in Fiscal 1996, a change of $87.3 million or 170.2%, due to the reasons described above.

     Interest expense increased $3.0 million, or 7.7%, to $41.8 million in Fiscal 1997 compared to $38.8 million in Fiscal 1996, due primarily to higher average usage of short-term borrowings.

     Other income (expense) increased to $1.6 million of income in Fiscal 1997 from $3.0 million of expense in Fiscal 1996, an increase of $4.6 million. Fiscal 1996 was unfavorably impacted by one-time expenses incurred by Sweetheart relating to an investigation of Sweetheart's strategic alternatives.


     Income tax benefit (expense) was $30.5 million of benefit in Fiscal 1997 compared to $3.8 million of expense in Fiscal 1996, a change of $34.3 million. The effective tax rate for Fiscal 1997 and Fiscal 1996 was 40.0%.

     Extraordinary loss of $0.9 million (net of $0.6 million in income taxes) was recorded in the fourth quarter of Fiscal 1997 relating to the write-off of deferred financing fees associated with a portion of Sweetheart's debt, which was refinanced subsequent to September 30, 1997.

     Net loss was $46.7 million in Fiscal 1997 compared to net income of $5.7 million in Fiscal 1996, a change of $52.4 million, due to the reasons described above.


SWEETHEART--FISCAL 1996 COMPARED TO FISCAL 1995

     Net sales decreased $26.8 million, or 2.7%, to $959.8 million in Fiscal 1996 compared to $986.6 million in Fiscal 1995. The decrease in net sales reflects a 1.7% decrease in domestic sales volume and a 1.0% decrease in domestic sales price. Food service selling prices decreased 1.2% while food packaging selling prices decreased 0.5%. Food service sales volume decreased 1.4% while food packaging sales volume decreased 3.9%. Sales volume measures the dollar value of unit sales, assuming constant prices between periods. The decrease in food service sales volume is primarily attributable to decreases in the distributor and club store market segments offset by higher national account volume. The decrease in food packaging sales volume is primarily due to the withdrawal of Sweetheart's Contour-Pak line from the food packaging market and a decrease in the cultured products and frozen novelty market segments. Canadian sales increased 2.5% from the prior year.

     Cost of sales decreased $31.4 million, or 4.0%, to $748.1 million in Fiscal 1996 compared to $779.5 million in Fiscal 1995. As a percentage of net sales, cost of sales decreased to 77.9% in Fiscal 1996 from 79.0% in Fiscal 1995. The decrease in cost of sales as a percentage of net sales was due primarily to significant changes between the periods in overhead costs absorbed into inventory. Overhead costs are allocated and absorbed into inventory when inventory is produced and expensed when inventory is sold. As a result, profit comparisons can be affected when a change in inventory levels during a period differs from the change in the prior year period. Finished goods inventory levels increased to $137.7 million at September 30, 1996 from $104.6 million at September 30, 1995, which resulted in a favorable impact on cost of sales of $10.6 million relating to the absorption of fixed overhead costs. Additionally, Sweetheart realized a 10.4% decrease in material costs from the prior year, offset by an unfavorable shift in product mix.

     Gross income increased $4.7 million, or 2.3%, to $211.8 million in Fiscal 1996 compared to $207.1 million in Fiscal 1995 due to the reasons described above.

     Selling, general and administrative expenses decreased $4.3 million, or 6.5%, to $61.8 million in Fiscal 1996 compared to $66.1 million in Fiscal 1995. As a percentage of net sales, selling, general and administrative expenses decreased to 6.4% in Fiscal 1996 from 6.7% in Fiscal 1995.

     Operating income increased $5.4 million, or 11.8%, to $51.3 million in Fiscal 1996 compared to $45.9 million in Fiscal 1995 due to the reasons described above.

     Interest expense increased $0.1 million, or 0.3%, to $38.8 million in Fiscal 1996 compared to $38.7 million in Fiscal 1995 due primarily to higher average usage of short-term borrowings.

     Other income (expense) decreased to $3.0 million of expense in Fiscal 1996 compared to $2.4 million of income in Fiscal 1995, a decrease of $5.4 million. This decrease was due primarily to one-time expenses relating to the investigation of Sweetheart's strategic alternatives.

     Income tax expense decreased $0.1 million, or 2.6%, to $3.8 million in Fiscal 1996 compared to $3.9 million in Fiscal 1995. The effective tax rate in Fiscal 1996 was 40.0% compared to 40.1% in Fiscal 1995.

     Net income decreased $0.1 million, or 1.7%, to $5.7 million in Fiscal 1996 compared to $5.8 million in Fiscal 1995 due to the reasons described above.

SWEETHEART LIQUIDITY AND CAPITAL RESOURCES

     In the fourth quarter of Fiscal 1997, Sweetheart completed negotiations of a three-year contract renewal with its largest customer, McDonald's. Although this agreement results in a lower selling price and less total volume, thereby resulting in lower margins, Sweetheart did retain a majority of McDonald's North American volume for cold cups and lids. In addition, Sweetheart committed to convert McDonald's cold cup volume to a new raw material substrate (from wax to double-sided polyethylene ("DSP")) over the life of the contract. This will cause Sweetheart to incur incremental capital expenditures.

     On October 24, 1997, Sweetheart refinanced its old revolving loan facility and other indebtedness and entered into an amended and restated loan and security agreement (the "Sweetheart U.S. Credit Facility") with BankAmerica Business Credit, Inc. ("BankAmerica") as agent, which provides for a revolving credit facility in the amount of up to $135.0 million, subject to borrowing base limitations. Borrowings under the Sweetheart U.S. Credit Facility have a final maturity date of September 30, 2000. Sweetheart's Canadian Credit Facility (as defined herein) provides for (i) a term loan in the amount of up to Cdn. $14.0 million, (ii) a revolving credit facility in the amount of up to Cdn. $7.0 million; and (iii) a revolving overdraft credit facility with standby or guarantee letters of credit in the amount of up to Cdn. $1.0 million. As of January 31, 1998, $103.0 million under the Sweetheart U.S. Credit Facility has been borrowed and $6.3 million is available, and Cdn. $6.5 million has been borrowed under the Sweetheart Canadian Credit Facility and Cdn. $0.4 million is available. The Sweetheart U.S. Credit Facility and the Sweetheart Canadian Credit Facility are herein referred to as the "Sweetheart Credit Facilities." See "Description of Certain Indebtedness."

     For the three months ended December 31, 1997, $174.6 million of debt repayments, which includes the repayment of SRC Notes and the refinancing of the revolving credit facility, $7.1 million of capital additions, a $10.4 million increase in cash in escrow, $0.8 million of financing fees and a $2.0 million net increase in cash and cash equivalents were funded through a $29.0 million decrease in restricted cash, $15.8 million of proceeds from sale of property, plant and equipment, $0.7 million of net cash provided by operations and $149.5 million of proceeds from debt borrowings, which also includes proceeds from the refinancing.

     In Fiscal 1997, $44.2 million of domestic revolving loan borrowings, $2.1 million of borrowings under the Sweetheart Canadian Credit Facility, $17.8 million of proceeds from sale and leaseback of property, plant and equipment, and a $1.7 million decrease in cash balances were used to fund $47.8 million of net capital additions, the payment of $0.1 million for industrial revenue bond principal, $1.4 million of Canadian term loan reductions, a $0.1 million increase in restricted cash, a $13.3 million increase in cash in escrow, and $3.2 million of cash used by operations.

     Sweetheart's liquidity has been enhanced because it has not been subject to current income taxes (other than the Alternative Minimum Tax) due to the use of net operating loss carryforwards for income tax purposes. At September 30, 1997, Sweetheart's net operating loss carryforwards for tax purposes are approximately $170 million. These net operating loss carryforwards will expire, if not used, beginning in 2004. See "--Sweetheart Net Operating Loss Carryforwards."

     In September 1996, Sweetheart received $1.2 million of loans from the State of Maryland Department of Business and Economic Development and the County of Baltimore. The loans bear interest at 6.0% per annum with a ten year life and require repayment in equal quarterly installments starting January 1, 1998. On January 1, 1998, the loans converted to interest-free grants.

     Sweetheart Cup Company Inc. ("Sweetheart Cup"), a subsidiary of Sweetheart, has outstanding $190.0 million aggregate principal amount of 9 5/8% Senior Secured Notes due 2000 (the "Sweetheart Secured Notes") and $110.0 million aggregate principal amount of 10 1/2% Senior Subordinated Notes due 2003 (the "Sweetheart Subordinated Notes" and together with the Sweetheart Secured Notes, the "Sweetheart Notes"). See "Description of Certain Indebtedness."


     Sweetheart's principal uses of cash will be capital expenditures, working capital requirements, and debt service requirements. During Fiscal 1997, Sweetheart made capital expenditures of approximately $47.8 million. New product development (including conversion from wax to DSP for cold cups) and cost reduction accounted for approximately 21% and 37%, respectively, of the total Fiscal 1997 expenditures. Non-discretionary expenditures represented the balance of the current year spending. Sweetheart anticipates capital spending in the future for similar projects, of which approximately $13 million has been committed for Fiscal 1998 as of December 29, 1997. In addition, Sweetheart may be required to fund various contingent liabilities at any time, including amounts accrued for litigation, claims and assessments reflected on the balance sheet as other current liabilities.


     The Company believes that cash generated by Sweetheart's operations and funds available from working capital borrowings under the Sweetheart Credit Facilities, as well as funds generated by asset sales, will be sufficient to meet Sweetheart's expected operating needs, planned capital expenditures and debt service requirements.


SWEETHEART NET OPERATING LOSS CARRYFORWARDS


     As of September 30, 1997, Sweetheart had approximately $170 million of net operating loss ("NOL") carryforwards for federal income tax purposes. The acquisition of Sweetheart by AIPM in 1993 resulted in a significant limitation on Sweetheart's ability to utilize its NOL carryforwards, and the consummation of the Sweetheart Investment will result in further limitations. Although Sweetheart has taken certain steps to allow utilization of the NOL carryforwards and anticipates that a portion of its NOL carryforwards will be available to offset future taxable income, there can be no assurance that its NOL carryforwards will become available or that Sweetheart will generate future taxable income. Accordingly, all or a portion of its NOL carryforwards could expire unutilized, which could adversely affect Sweetheart's ability to satisfy its obligations as they become due.

                                   BUSINESS


GENERAL

     The Company is one of the three largest converters and marketers of disposable food service and packaging products in North America. The Company sells a broad line of disposable paper, plastic and foam food service and food packaging products under both branded and private labels to the consumer and institutional markets, including large national accounts, and participates at all major price points. The Company conducts its business through two principal operating subsidiaries, Sweetheart and Fonda, and has marketed its products under its well recognized Lily (Registered trademark), Sweetheart (Registered trademark) and Trophy (Registered trademark) brands for over 85, 45 and 15 years, respectively. In addition, the Company's Sensations and Hoffmaster (Registered trademark) brands are well recognized in the industry. After giving pro forma effect to the Transactions, the Company would have had net sales, net income and EBITDA of $1.1 billion, $34.4 million and $79.8 million, respectively, for the twelve months ended January 25, 1998.

     The Company's product offerings are among the broadest in the industry, enabling it to offer its customers "one-stop" shopping for their disposable food service and food packaging product needs. The Company's principal products include (i) paperboard, plastic and foam food service products, primarily cups, lids, plates, bowls, plastic cutlery and food containers; (ii) tissue and specialty food service products, primarily napkins and placemats; and (iii) food packaging products, primarily containers for the dairy and food processing industries.

     The Company sells its products to more than 5,000 customers and serves the institutional and consumer markets, including large national accounts, located throughout the United States and Canada. In addition, the Company has developed and maintained long-term relationships with many of its customers. The Company's institutional customers, which are served by Sweetheart and Fonda, include (i) major food service distributors, (ii) national accounts, including fast-food chains and catering services, and (iii) schools, hospitals and other major institutions. The Company's consumer customers, which are served by Fonda, include supermarkets, mass merchandisers, warehouse clubs and other retailers. The Company's food packaging customers, which are served by Sweetheart, include national and regional dairy and food companies.


COMPETITIVE STRENGTHS

     The Company believes that it has a leading competitive position in the disposable food service products industry for the following reasons:

    o Leading Market Position. The Company serves all markets in the industry. The Company believes that it holds one of the top three market positions in each major market segment it serves and for each of its major product categories. The Company's well recognized brands and long history in the industry have allowed it to gain its leading market positions. In those institutional markets served by both of Sweetheart and Fonda, the Company experiences minimal product redundancy because Sweetheart and Fonda primarily sell different products to shared customers. The Company also believes that its multiple distribution channels will enable it to further penetrate existing markets by cross-marketing new products through existing channels.

    o Brand Recognition. The Company's brands are well recognized in the industry. The Company's products have been marketed under its Sweetheart (Registered trademark) and Lily (Registered trademark) brands for over 45 years. The Company believes that it will be able to leverage the strength of Sweetheart's brands to further penetrate already existing markets. The Company's Sweetheart (Registered trademark), Lily (Registered trademark), Trophy (Registered trademark), Jazz (Registered trademark), Preference (Registered trademark), Silent Service (Registered trademark), Centerpiece (Registered trademark), Guildware (Registered trademark), Simple Elegance (Registered trademark) and Hoffmaster (Registered trademark) brands are well recognized in the institutional market; and its Sensations, Splash (Registered Trademark) and Party Creations (Registered trademark) brands are well recognized in the consumer market.

    o Broad Product Offering. The Company believes that its product offering is one of the broadest in the industry, competing across all major price points of the markets it serves, and that the Company is the only company that offers a full selection of premium products as well as a full line of private label products. The Company offers its products in paper, plastic and foam and in a wide range of colors, designs and graphics which are often printed to the customer's specifications.

      The Company's diverse and expansive product offering allows it to better serve its customers with "one-stop" shopping and enables both the Company and its customers to differentiate themselves from their respective competitors. As the industry continues to experience greater customer concentration resulting from a consolidation of distributors and retail outlets, as well as an increase in sales to the mass merchandiser and discount retailer distribution channels, the Company believes that its broad product offering will continue to provide a competitive advantage. In addition, the Company believes that its broad product offering enables it to increase shelf space with its customers. The Company also maintains facilities for the development of new products and product line extensions to support a continued broad product offering.

    o Extensive Distribution. The Company has 27 manufacturing and distribution facilities located throughout the United States and Canada. The Company's extensive geographic coverage enables it to serve large institutional and consumer accounts on a national basis and to respond to customers' product needs in an effective and timely manner.

    o Experienced Management Team. The Company's senior operating managers average over 15 years of experience in the food service industry and have a proven track record in operating companies efficiently and realizing cost savings from the integration of acquisitions. Upon consummation of the Sweetheart Investment, certain of Fonda's senior officers became executive officers of Sweetheart.


BUSINESS STRATEGY

     The Company believes that its ownership of Fonda and investment in Sweetheart will provide it with significant benefits and synergies which it expects to realize over the next several years. The Company also believes that it can improve its leading position in the disposable food service products industry by (i) achieving cost savings from the Transactions, (ii) achieving operating efficiencies and other synergies from the relationship between Sweetheart and Fonda and (iii) cross-marketing its products. The Company will pursue its business strategy through:

    o Cost Savings. The Company intends to focus on reducing its costs, eliminating redundancies and realizing cost efficiencies. The Company believes that opportunities for cost reductions can be realized through
      (i) eliminating the outsourcing of products which will be manufactured within the Company, (ii) capitalizing on the Company's combined purchasing leverage with respect to raw materials and other procured items, such as packaging materials, (iii) eliminating duplicative administration, sales and marketing expenses and (iv) making selective capital expenditures intended to realize manufacturing and distribution savings.

    o Operating Efficiencies and Other Synergies. The Company intends to focus on achieving operating efficiencies and other synergies from the relationship between Sweetheart and Fonda. The Company believes that it can operate more efficiently by (i) rationalizing its facilities through a more efficient use of its manufacturing equipment, (ii) eliminating duplicative product offerings and (iii) improving customer service as a result of its geographic diversification. In addition, the Company intends to evaluate potential benefits, including cost savings, operating efficiencies and additional synergies, which may be obtained from other transactions, including certain business combinations, among the affiliated group.

    o Sales and Marketing. The Company seeks to maintain a balanced presence in the markets it serves by cross-marketing Sweetheart and Fonda's respective products to further penetrate their distribution channels. In addition, in order to better serve its customers, the Company also focuses on developing new product designs, increasing brand awareness and channel marketing. The Company believes that new product designs provide customers recognized value by offering alternatives in color and style. The Company supports its brand identity and private label program through enhanced packaging and promotion. Additionally, the Company seeks, through its direct sales force, to create "pull-through" demand by marketing directly to end-users in order to create additional demand from institutional distributors for the Company's products. Sweetheart and Fonda also intend to enter into joint marketing and sales agreements which will be designed to eliminate duplicative marketing and sales expenses at both companies.


PRODUCTS

     General. The Company's principal products include: (i) paperboard, plastic and foam food service products, such as white, colored and printed paper, plastic and foam plates and bowls, paper, plastic and foam cups for both hot and cold drinks and lids, straws, plastic cutlery, paper and plastic handled food pails, food containers and trays for take-out of fast food; (ii) tissue and specialty food service products, such as printed and solid napkins, printed and solid tablecovers, crepe paper, placemats, doilies, tray covers, fluted products and paper and plastic portion cups; and (iii) food packaging products, such as paper and plastic containers for the dairy and food processing industries. The Company believes it holds one of the top three market positions in white paper plates, decorated plates, bowls and cups in the consumer market, as well as in plastic, paper and foam cups, plates, bowls, plastic cutlery, lids, food containers, food pails, trays and premium napkins in the institutional market. The Company also believes it is the second largest supplier, in terms of sales, of containers to the frozen dessert and cultured dairy products segments of the food packaging industry in North America. These products are sold nationwide to supermarkets, restaurant franchises, discount store chains and major food distributors.


PAPERBOARD, PLASTIC AND FOAM FOOD SERVICE PRODUCTS

     Beverage Service Products. Paper, plastic and foam cups, which represent the largest portion of Sweetheart's sales, are sold to both the consumer and institutional markets, including national accounts. Both Sweetheart and Fonda offer a number of attractive cup and lid combinations for both hot and cold beverages. Cups for the consumption of cold beverages are generally plastic or wax coated for superior rigidity or made of DSP, which permits the printing of better quality graphics, while cups for the consumption of hot beverages are made from paper which is poly-coated on one side or foam to provide a barrier to heat transfer. Printed paper and plastic cups are often used as promotional items by Sweetheart's customers. Sweetheart sells plastic straws exclusively to the institutional market. Sweetheart's beverage service products are sold under the Sweetheart (Registered trademark), Lily (Registered trademark), Trophy (Registered trademark), Preference (Registered trademark), Jazz (Registered trademark), Gallery (Registered trademark), Clarity (Registered Trademark) and Lumina (Registered trademark) brand names. Fonda's hot and cold beverage cups are sold to the consumer market.

     Sweetheart operates in Canada through its subsidiary Lily Cups, Inc. ("Lily Cups"), which has been manufacturing and marketing food service disposables since 1947. Lily Cups is one of the largest providers of food service disposable products in the Canadian market, primarily as a consequence of its large portfolio of national account customers. Sales by Lily Cups during Fiscal 1997 constituted approximately 6% of Sweetheart's gross sales.

     Tabletop Service Products. Paper plates and bowls, which represent the largest portion of Fonda's sales, are sold primarily to the consumer market. These products include coated and uncoated white paper plates, decorated plates and bowls. Sweetheart's plastic and foam plates and bowls and plastic cutlery are sold to the institutional market. White uncoated and coated paper plates are considered commodity items and are generally purchased by cost-conscious consumers for everyday use. Printed and decorated plates and bowls are value-added products and are sold for everyday use as well as for parties and seasonal celebrations, such as Halloween and Christmas. Sweetheart's foam dinnerware, a value-added product, and plastic cutlery are sold to the institutional market under the Silent Service (Registered trademark), Centerpiece (Registered trademark), Basix (Registered trademark), Guildware (Registered trademark) and Simple Elegance (Registered trademark) brand names.

     Take-Out Containers. Sweetheart sells paper and plastic food containers and lids and Fonda sells paper trays and food pails, all of which are used primarily for the take-out of fast foods and are sold to the institutional market.


TISSUE AND SPECIALTY FOOD SERVICE PRODUCTS

     Tissue Converted Products. Napkins represent the second largest portion of Fonda's sales and are sold under Fonda's Hoffmaster (Registered Trademark), Fonda, Sensations, Splash (Registered Trademark) and Party Creations (Registered Trademark) brand names, as well as under national distributor private label names. Napkin products range from decorated-colored, multi-ply napkins and simple custom printed napkins featuring an end-user's name or logo to fully printed, graphic-intensive napkins for the premium paper goods sector. Tablecovers represent one of Fonda's fastest growing product segments, ranging from economy to premium product lines, and are sold under the Hoffmaster (Registered trademark), Linen-Like (Registered trademark), Windsor (Registered trademark),
Sensations, Splash (Registered trademark) and Party Creations (Registered trademark) brand names. The Company has a broad selection of tablecovers in one-, two-, and three-ply configurations and produces tablecovers in white, solid color and one-to four-colored printed products. Fonda also sells crepe products under the Hoffmaster (Registered trademark), Splash (Registered trademark) and Party Creations (Registered trademark) brand names.

     Specialty Products. The Company sells placemats, traycovers, paper doilies, plastic and paper portion cups and fluted products in a variety of shapes and sizes. Fonda produces unique decorated placemats in a variety of shapes. In addition, Fonda uses a proprietary technology to produce non-skid traycovers that serve the particular needs of the airline and healthcare industries.


FOOD PACKAGING PRODUCTS

     Sweetheart's food packaging operations sell paper and plastic containers and lids for ice cream, frozen novelty products and cultured foods (including sour cream, yogurt, cottage cheese and snack dip), and plastic containers for single-serving chilled juice products. Other products include Sweetheart's Flex-E-Form straight-wall paper manufacturing technology and Flex-Guard, a spiral wound tamper-evident lid.

     To enhance product sales, Sweetheart designs, manufactures and leases container filling and lidding equipment to dairies and other food processors to package food items in Sweetheart containers at their plants. Sweetheart's filling and lidding equipment is leased to customers under the Auto-Pak, Flex-E-Fill and Flex-E-Form trade names. This equipment is manufactured in Sweetheart's machine shop and assembly plant located in Owings Mills, Maryland. Types of products packaged in Sweetheart's machines include ice cream, factory-filled jacketed ice cream cones, cottage cheese, yogurt, squeeze-up desserts and ice cream sandwiches.


MARKETING AND SALES

     The following is a discussion of Sweetheart and Fonda's existing marketing and sales operations. Sweetheart and Fonda intend to enter into joint marketing and sales agreements following the Sweetheart Investment which will be designed to eliminate duplicative marketing and sales expenses.

     Sweetheart's marketing efforts are directed at maintaining firsthand knowledge of its customer needs and structuring Sweetheart's manufacturing and sales efforts to provide superior products and services tailored to those needs. Sweetheart's sales force allows it to service a large distributor and broker network that permits even small accounts to receive appropriate coverage. Sweetheart sells its products through a sales organization of approximately 145 salespersons and it sells to more than 4,000 institutional customers and national accounts throughout the United States and Canada.

     Fonda's marketing efforts are principally focused on (i) providing value-added services; (ii) category expansion by cross marketing products between the consumer and institutional markets; (iii) developing new graphic designs which Fonda believes will offer consumers recognized value; and (iv) increasing brand awareness through enhanced packaging and promotion. Fonda sells its products through a sales organization of approximately 50 salespersons, as well as independent brokers. Fonda believes that its experienced sales team and its ability to provide high levels of customer service enhance its long-term relationships with its customers. Fonda sells to more than 2,500 institutional and consumer customers located throughout the United States.

     In Fiscal 1997, Sweetheart and Fonda's five largest customers represented approximately 35% and 17%, respectively, of net sales. One customer of Sweetheart, McDonald's, accounted for 13.7% of net sales; no one single customer of Fonda accounted for more than 10% of net sales.

     In the fourth quarter of Fiscal 1997, Sweetheart completed negotiations of a three-year contract renewal with McDonald's. Although this agreement results in a lower selling price and less total volume, thereby resulting in lower margins, Sweetheart retained a majority of McDonald's North American volume for cold cups and lids. In addition, the Company committed to convert McDonald's cold cup volume to a new raw material substrate (from wax to DSP) over the life of the contract. This will cause Sweetheart to incur incremental capital expenditures.


SWEETHEART SALES

     Food Service Institutional Market. Sweetheart's food service products are sold directly to large national accounts, such as fast-food chains and catering services. Food service products are also sold through distributors to other end-users, such as independent restaurants, school systems and hospitals. Sweetheart's national accounts include ARAMARK Corporation, McDonald's and Wendy's International, Inc., and its major distributor accounts include Alliant Foodservice Inc., ComSource, Inc., Network, Inc. and Sysco Corporation. This market represented approximately 89% of Sweetheart's net sales in Fiscal 1997.

     Food Packaging Institutional Market. Food packaging containers and filling machines are marketed directly to national and regional dairies and food companies. Major customers of Sweetheart's food packaging products include Ben & Jerry's Homemade, Inc., Blue Bell Creameries, L.P., Borden, Inc. and Prairie Farms Dairy, Inc. This market represented approximately 11% of Sweetheart's net sales in Fiscal 1997.


FONDA SALES

     Institutional Market. Restaurants, schools, hospitals and other major institutions comprise Fonda's institutional market. This market represented approximately 48% of Fonda's net sales in Fiscal 1997. Fonda's predominant institutional customers of private label products include Sysco Corporation, Rykoff-Sexton, Inc./U.S. Foodservice Inc. and Alliant Foodservice Inc. Institutional customers of Fonda's branded products include Sweet Paper Sales Corp., Smart Food Distributors Incorporated, Bunzl USA, Inc. and Lisanti Food Incorporated. The institutional market is serviced by dedicated field service representatives located throughout the United States. The field sales force works directly with these national and regional distributors to service the needs of the various segments of the food service industry.

     Consumer Market. Supermarkets, mass merchants, warehouse clubs, discount chains and other retail stores comprise the Fonda consumer market. This market represented approximately 52% of Fonda's net sales in Fiscal 1997. Fonda's consumer market is classified into four distribution channels: (i) the grocery channel, which is serviced through a national and regional network of brokers,
(ii) the retail mass merchant channel, which is serviced directly by field service representatives, (iii) the specialty (party) channel, which is serviced through both national and regional networks of brokers and directly by field service representatives and (iv) the warehouse club channel, which is serviced both through national and regional networks of brokers and directly by field service representatives. Customers of Fonda's branded consumer products include Target Stores (a division of Dayton Hudson Corp.), Wal-Mart Stores, Inc., Kmart Corporation and The Great Atlantic & Pacific Tea Company, Inc. Fonda's primary private label customers in the consumer market include The Kroger Co., The Great Atlantic & Pacific Tea Company, Inc. and The Stop & Shop Companies, Inc.


DISTRIBUTION

     Each of the Company's manufacturing facilities includes sufficient warehouse space to store such facility's raw materials and finished goods as well as products from the Company's other manufacturing facilities. See "--Facilities." Shipments of finished goods are made from each facility via common carrier. Sweetheart is in the process of consolidating its warehouse and distribution facilities in order to reduce costs and improve its customer service levels. As part of this consolidation, Sweetheart closed its Clackamas, Oregon and Sparks, Nevada distribution centers. It is further anticipated that the Ontario and Riverside distribution centers will be combined in a new west coast distribution center before fiscal year end. Sweetheart is also evaluating the establishment of a mid-Atlantic distribution center which will replace distribution centers located at three east coast locations.

COMPETITION


     The disposable food service products industry is highly competitive. The Company believes that competition is principally based on product quality, customer service, price and graphics capability. Competitors include large multinational companies as well as regional and local manufacturers. The marketplace for these products is fragmented and includes participants that compete across the full line of products, as well as those that compete with a limited number of products. Some of the Company's major competitors are significantly larger than the Company, are vertically integrated and have greater access to financial and other resources.


     Fonda's primary competitors in the paperboard, plastic and foam food service converted product categories include Imperial Bondware (a division of International Paper Co.), Fort James Corp. (successor by merger of James River and Fort Howard Corp.), AJM Packaging Corp., Temple-Inland Inc., Fold-Pak Corp. and Solo Cup Co. Major competitors in the tissue and specialty food service converted product categories include Duni Corp., Erving Paper Products Inc., Fort James Corp. and Wisconsin Tissue Mills Inc. (a subsidiary of Chesapeake Corporation). Fonda's competitors also include manufacturers of products made from plastics and foam. Fonda's competitors in tissue mill products include Lincoln Pulp and Paper Co., Inc. ("Lincoln"), Little Rapids Corporation and Cellu Tissue Corporation.Sweetheart's primary competitors in the food service categories include Dart Group Corporation, Fort James Corp., Solo Cup Co. and Tenneco Inc. Major competitors in the food packaging categories include Cardinal Plastics, Inc., Landis Plastics, Inc., Norse Dairy Systems, Inc., Polytainer, Ltd. and Sealright Co., Inc.


RAW MATERIALS AND SUPPLIERS


     Raw materials are a significant component of the Company's cost structure. Principal raw materials for the Company's paperboard and tissue operations include SBS paperboard, napkin tissue, bond paper and waxed bond obtained from major domestic manufacturers. Other material components include corrugated boxes, poly bags, wax adhesives, coating and inks. Paperboard, napkin tissue, bond paper and waxed bond paper are purchased in "jumbo" rolls which may either be slit for in-line printing and processing, printed and processed or printed and blanked for processing into final products. Primary suppliers of paperboard stock are Georgia-Pacific Corp., Temple-Inland Inc., Fort James Corp. and Gilman Paper Co. Lincoln is the primary supplier of tissue to the Company. Pursuant to a contract, as amended, with Lincoln, the Company is required to purchase color and white tissue at the lower of a formula-based price or market price through December 31, 1999. The principal raw material for the Company's plastic operations is plastic resin (polystyrene, polypropylene, high density polyethylene and polyethylene terphalate glycol modified) purchased directly from major petrochemical companies and other resin suppliers. Resin is processed and formed into cups, lids, cutlery, meal service products, straws and containers. The Company manufactures foam products by extruding sheets of plastic foam material that are converted into cups and plates. The Company has a number of suppliers for substantially all of its raw materials and believes that current sources of supply for its raw materials are adequate to meet its requirements. Fonda purchases the bulk of its SBS paperboard and napkin tissue under long-term contracts. Sweetheart does not maintain any written contracts with its suppliers of raw materials.


FACILITIES


     The Company has 25 converting facilities located throughout the United States and two in Canada. All of the Company's facilities are well maintained, in good operating condition and suitable for the Company's operations.

     The table below provides summary information regarding the principal properties owned or leased by Fonda and Sweetheart.




                                                                           SIZE
                                                                       (APPROXIMATE
                                                    MANUFACTURING/       AGGREGATE      OWNED/
LOCATION                                               WAREHOUSE       SQUARE FEET)     LEASED
--------                                           ----------------   --------------   -------
FONDA CONVERTING FACILITIES
Appleton, Wisconsin ............................   M/W                     267,700        O
Glens Falls, New York ..........................   M/W                      59,100        O
Goshen, Indiana ................................   M/W                      63,000        O
Jacksonville, Florida ..........................   M/W                      70,000      L(1)
Lakeland, Florida ..............................   M/W                      50,000        L
Maspeth, New York ..............................   M/W                     130,000        L
Oshkosh, Wisconsin .............................   M/W                     484,000        O
St. Albans, Vermont ............................   M                       124,900        O
                                                   W                       182,000        L
Williamsburg, Pennsylvania .....................   M/W                     146,000      O(2)
SWEETHEART CONVERTING FACILITIES
Augusta, Georgia ...............................   M/W                     339,000        O
Conyers, Georgia ...............................   M/W                     905,000        O
Chicago, Illinois (2 facilities) ...............   M/W                     902,000        O
                                                   W                       587,000        L
Dallas, Texas ..................................   M/W                   1,316,000        O
Manchester, New Hampshire ......................   M/W                     160,000        O
North Las Vegas, Nevada (2 facilities) .........   M/W                     128,000        L
                                                   W                        12,000        L
Ontario, California ............................   W                       249,000      L(3)
Owings Mills, Maryland (3 facilities) ..........   M/W                   1,533,000        O
                                                   W                       267,000        O
                                                   W                       406,000        O
Scarborough, Ontario (2 facilities) ............   M/W                     185,000        O
                                                   M/W                     207,000        O
Somerville, Massachusetts ......................   M/W                     193,000        O
Springfield, Missouri (2 facilities) ...........   M/W                     925,000        O
                                                   W                       415,000        L
Wilmington, Massachusetts ......................   W                       407,000        L

----------
(1) Leased from Dennis Mehiel. In Fiscal 1998, Fonda decided to close its Jacksonville, Florida facility. See "Certain Relationships and Related Transactions."

(2)   Subject to capital lease.

(3) Facility will be closed and returned to the lessor at or prior to the lease expiration of May 31, 1998. The facility will be replaced by a new 370,000 square foot warehouse facility which will also be located in Ontario, California and will be leased.


     During Fiscal 1997, Fonda decided to close its Three Rivers, Michigan and Long Beach, California facilities, which have subsequently closed. One of Sweetheart's warehouses in Augusta, Georgia was closed in the latter part of Fiscal 1997. Sweetheart is currently subleasing such property to a third party through March 31, 2001. Sweetheart's Riverside, California facility was closed in the latter part of Fiscal 1997. On March 24, 1998, Fonda consummated the Natural Dam Disposition and in connection therewith sold its tissue mill facility in Gouverneur, New York.

ENVIRONMENTAL MATTERS

     The Company and its operations are subject to comprehensive and frequently changing Federal, state, local and foreign environmental and occupational health and safety laws and regulations, including laws and regulations governing emissions of air pollutants, discharges of waste and storm water, and the disposal of hazardous wastes. The Company is subject to liability for the investigation and remediation of environmental contamination (including contamination caused by other parties) at properties that it owns or operates and at other properties where the Company or its predecessors have arranged for the disposal of hazardous substances. As a result, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. The Company believes that there are currently no pending investigations at the Company's plants and sites relating to environmental matters. However, there can be no assurance that the Company will not be involved in any such proceeding in the future and that any amount of future clean up costs and other environmental liabilities will not be material.


     The Company cannot predict what environmental legislation or regulations will be enacted in the future, how existing or future laws or regulations will be administered or interpreted or what environmental conditions may be found to exist. Enactment of more stringent laws or regulations or more strict interpretation of existing laws and regulations may require additional expenditures by the Company, some of which could be material.

     The Clean Air Act mandates the phase out of certain refrigerant compounds, which will require Sweetheart to upgrade or retrofit air conditioning and chilling systems during the next few years. Sweetheart has decided to replace units as they become inefficient or unserviceable. The upgrade of existing systems would cost approximately $4.0 million. Approximately $1.0 million has been spent by Sweetheart on upgrading systems in the last five years, exclusive of costs of $2.4 million to convert to a new foam blowing agent in 1993. Sweetheart anticipates that future levels of expenditures for environmental matters (exclusive of costs relating to the blowing agent conversion and the retrofitting of air conditioning and chilling systems described above) will be comparable; however, there can be no assurance that expenditures will not be higher.

     During Fiscal 1997, Sweetheart received a request for information from the Environmental Protection Agency ("EPA") pursuant to Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act and
Section 3007 of the Resource Conservation and Recovery Act, concerning the Lily-Tulip Brown Fields site (the "Site") in Old Town, Maine. Sweetheart received a demand from the City of Old Town for payment of Sweetheart's alleged share of the clean-up of the Site. Sweetheart settled these claims by paying $40,000 in the first quarter of Fiscal 1998.

     Some of the Company's facilities contain asbestos. Although there is no current legal requirement to remove such asbestos, the Company has an ongoing monitoring and maintenance program to maintain and/or remove such asbestos as appropriate to prevent the release of friable asbestos. The Company does not believe the costs associated with such program will be material to its business or financial condition.

TECHNOLOGY AND RESEARCH

     Sweetheart maintains facilities for the development of new products and product line extensions in Owings Mills, Maryland. Sweetheart maintains a staff of engineers and technicians who are responsible for product quality, process control, improvement of existing products, development of new products and processes and technical assistance in adhering to environmental rules and regulations. Sweetheart is continually striving to expand its proprietary manufacturing technology, further automate its manufacturing operations, and develop improved manufacturing processes and product designs.

LEGAL PROCEEDINGS

     From time to time, the Company is subject to legal proceedings and other claims arising in the ordinary course of its business. The Company maintains insurance coverage of types and in amounts which it believes to be adequate. The Company believes that it is not presently a party to any litigation, the outcome of which could reasonably be expected to have a material adverse effect on its financial condition or results of operations.

     An action entitled Allan C. Aldridge, et al. v. Lily-Tulip, Inc. Salary Retirement Plan Benefits Committee and Fort Howard Cup Corporation, Civil Action No. CV 187-084, is currently pending against The Lily-Tulip, Inc. Salary Retirement Plan Benefits Committee and Sweetheart Cup Company Inc. in the United States District Court for the Southern District of Georgia. See Note 16 of the Notes to the Financial Statements of Sweetheart.


     A patent infringement action entitled Fort James Corp. v. Sweetheart Cup Company Inc., Civil Action No. 97-C-1221, was filed in the United States District Court for the Eastern District of Wisconsin on November 21, 1997. Sweetheart has filed an answer to the complaint denying liability and asserting various affirmative defenses and counterclaims. In the opinion of Sweetheart's management, the ultimate liability, if any, will not materially affect Sweetheart's financial position or results of operations.


EMPLOYEES


     At March 31, 1998, Sweetheart employed approximately 7,000 persons, of whom approximately 6,000 persons were hourly employees with approximately 94% of those employees located at facilities in the United States. Approximately 950 of the hourly employees located at facilities in the United States are represented by a union. All hourly employees located in Canada are represented by a union. Sweetheart closed its Riverside, California facility in Fiscal 1997. Sweetheart considers its relationship with its employees to be good.


     At March 31, 1998, Fonda employed approximately 1,500 persons, of whom approximately 1,160 were hourly employees. Approximately 87% of Fonda's hourly employees are represented by the United Paperworkers International Union. All of Fonda's facilities are covered by labor agreements other than its facility in Jacksonville, Florida. During Fiscal 1997, Fonda decided to close its Three Rivers, Michigan and Long Beach, California facilities, both of which have subsequently closed. In Fiscal 1998, Fonda decided to close its Jacksonville, Florida facility. Fonda considers its relationship with its employees to be good.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth certain information with respect to the directors and executive officers of the Company:




NAME                                 AGE    POSITION
----                                 ---    --------
Dennis Mehiel ...................   56      Chairman and Chief Executive Officer
Thomas Uleau ....................   53      President, Chief Operating Officer and Director
Hans Heinsen ....................   45      Senior Vice President, Chief Financial Officer
                                            and Treasurer
Harvey L. Friedman ..............   56      Secretary and General Counsel
Alfred B. DelBello ..............   63      Vice Chairman
James Armenakis .................   54      Director
W. Richard Bingham ..............   62      Director
Gail Blanke .....................   50      Director
John A. Catsimatidis ............   49      Director
Chris Mehiel ....................   58      Director
Jerome T. Muldowney .............   52      Director
G. William Seawright ............   56      Director
Lowell P. Weicker, Jr. ..........   66      Director

     DENNIS MEHIEL has been Chairman and Chief Executive Officer of the Company since December 1997. He has been Chairman and Chief Executive Officer of Fonda since it was purchased in 1988. In addition, Mr. Mehiel is Chief Executive Officer of Sweetheart. Since 1966 he has been Chairman of Four M, a converter and seller of interior packaging, corrugated sheets and corrugated containers which he co-founded, and since 1977 (except during a leave of absence from April 1994 through July 1995) he has been the Chief Executive Officer of Four
M. Mr. Mehiel is also the Chairman of Box USA of New Jersey, Inc. ("Box of New Jersey"), a manufacturer of corrugated containers, and Chairman and Chief Executive Officer of CEG.

     THOMAS ULEAU has been President, Chief Operating Officer and a Director of the Company since February 1998. He has been President of Fonda since January 1997, Chief Operating Officer of Fonda since 1994 and a director of Fonda since 1988. In addition, Mr. Uleau is Chief Operating Officer of Sweetheart. Mr. Uleau was Executive Vice President of Fonda from 1994 to 1996 and from 1988 to 1989. He has been Executive Vice President of CEG since 1996. He served as Executive Vice President and Chief Financial Officer of Four M from 1989 through 1993 and its Chief Operating Officer in 1994. He is also currently a director of Four M, CEG, and Box of New Jersey. Mr. Uleau was President of Cardinal Container Corporation (which was acquired by Four M in 1985) from 1983 to 1987. He started his career as an accountant at Haskins and Sells from 1969 to 1971, after which he spent several years in various capacities at IU International Corp., a transportation and paper products conglomerate.

     HANS HEINSEN has been Senior Vice President, Chief Financial Officer and Treasurer of the Company since February 1998. He has been Senior Vice President and Treasurer of Fonda since January 1997 and Vice President Finance and Chief Financial Officer of Fonda since June 1996. Mr. Heinsen is also Chief Financial Officer of Sweetheart. Prior to joining Fonda, Mr. Heinsen spent 21 years in a variety of corporate finance positions with The Chase Manhattan Bank, N.A.

     HARVEY L. FRIEDMAN has been Secretary and General Counsel of the Company since February 1998. He is also Secretary and General Counsel of Fonda. He was a director of Fonda from 1985 to January 1997. Mr. Friedman is also the Secretary and General Counsel of CEG, Four M and Box of New Jersey and is a director of CEG. He was formerly a partner of Kramer, Levin, Naftalis & Frankel, a New York City law firm.

     ALFRED B. DELBELLO has served as Vice Chairman of the Company since February 1998. He has served as Vice Chairman of Fonda since January 1997 and a director of Fonda since 1990. Since July 1995, Mr. DelBello has been a partner in the law firm of DelBello, Donnellan & Weingarten & Tartaglia, LLP. From September 1992 to July 1995 he was a partner in the law firm of Worby DelBello Donnellan & Weingarten. Prior thereto, he had been President of DelBello Associates, a consulting firm, since 1985. Mr. DelBello served as Lieutenant Governor of New York State from 1983 to 1985.

     JAMES ARMENAKIS has served as a Director of the Company since February 1998 and a director of Fonda since June 1997. He is a senior partner in the law firm of Armenakis & Armenakis.

     W. RICHARD BINGHAM became a Director of the Company upon the consummation of the Sweetheart Investment. Mr. Bingham co-founded AIPM and has been a director and officer of the firm since 1989. He is also a general partner of AIP. Prior to co-founding AIPM, Mr. Bingham was a Managing Director of Shearson Lehman Brothers from 1984 until 1987. Prior to joining Shearson Lehman Brothers, Mr. Bingham was Director of the Corporate Finance Department, a member of the board, and head of Mergers & Acquisitions at Lehman Brothers Kuhn Loeb Inc. Prior thereto, he directed investment banking operations at Kuhn Loeb & Company where he was a partner and member of the board and executive committee. He formerly served on the board of directors of Avis Inc., ITT Life Insurance Corporation and Valero Energy Corporation.

     GAIL BLANKE has served as a Director of the Company since February 1998 and as a director of Fonda since January 1997. She has been President and Chief Executive Officer of Gail Blanke's Lifedesigns, LLC since March 1995. Lifedesigns was founded in March 1995 as a division of Avon Products, Inc. ("Avon") and was spun off from Avon in March 1997. Prior thereto, she held the position of Corporate Senior Vice President of Avon since August 1991. She also held a number of management positions at CBS, Inc., including the position of Manager of Player Promotion for the New York Yankees. Ms. Blanke will be serving her second consecutive term as President of the New York Women's Forum.


     JOHN A. CATSIMATIDIS has served as a Director of the Company since February 1998 and as a director of Fonda since January 1997. He has been Chairman and Chief Executive Officer of the Red Apple Group, Inc., a company with diversified holdings that include oil refining, supermarkets, real estate, aviation and newspapers, since 1969. Mr. Catsimatidis serves as a director of Sloan's Supermarket, Inc. and New's Communications, Inc. He also serves on the board of trustees of New York Hospital, St. Vincent Home for Children, New York University Business School, Athens College, Independent Refiners Coalition and New York State Food Merchant's Association.

     CHRIS MEHIEL, the brother of Dennis Mehiel, has been a Director of the Company since February 1998 and a director of Fonda since January 1997. Mr. Mehiel is a co-founder of Four M and has been Executive Vice President, Chief Operating Officer and a director of Four M since September 1995 and Chief Financial Officer since August 1997. He is the President of the managing member of Fibre Marketing Group, LLC, the successor to Fibre Marketing Group, Inc., a waste paper recovery business which he co-founded, and was President from 1994 to January 1996. From 1993 to 1994, Mr. Mehiel served as President and Chief Operating Officer of Box of New Jersey. From 1982 to 1992, Mr. Mehiel served as the President and Chief Operating Officer of Specialty Industries, Inc., a waste paper processing and container manufacturing company.

     JEROME T. MULDOWNEY has served as a Director of the Company since February 1998 and as a director of Fonda since 1990. Since January 1996, Mr. Muldowney has been a Managing Director of AIG Global Investment Corp. and since March 1995 he has been a Senior Vice President of AIG Domestic Life Companies ("AIG Life"). Prior thereto, he had been a Vice President of AIG Life since 1982. In addition, from 1986 to 1996, he served as President of AIG Investment Advisors, Inc. He is currently a director of AIG Life and AIG Equity Sales Corp.

     G. WILLIAM SEAWRIGHT has served as a Director of the Company since February 1998 and as a director of Fonda since January 1997. He has been President and Chief Executive Officer of Stanhome Inc., a manufacturer and distributor of giftware and collectibles, since 1993. Prior thereto, he was President and Chief Executive Officer of Paddington, Inc., an importer of distilled spirits, since 1990. From 1986 to 1990, he was President of Heublein International, Inc.

     LOWELL P. WEICKER, JR. has served as a Director of the Company since February 1998 and as a director of Fonda since January 1997. Mr. Weicker served as Governor of the State of Connecticut from January 1991 through January 1995. From 1962 to 1989, Mr. Weicker served in the U.S. Congress. Mr. Weicker presently teaches at the University of Virginia. In 1992, Mr. Weicker earned the Profiles in Courage Award from the John F. Kennedy Library Foundation.


EXECUTIVE COMPENSATION


     No executive officer of SF Holdings was paid any compensation by SF Holdings during Fiscal 1997. SF Holdings' executive officers also serve as executive officers of Sweetheart and/or Fonda. It is anticipated that such persons will not be separately compensated by SF Holdings. In addition, except as set forth below under "Stock Options," SF Holdings does not at this time contemplate that any of its executive officers will be provided with stock options, restricted stock, stock appreciation rights ("SARs"), phantom stock or similar equity benefits.


DIRECTOR COMPENSATION


     Directors who are not employees of the Company or directors of Fonda or Sweetheart receive annual compensation of (i) $12,000, (ii) $1,000 for each Board meeting attended, (iii) $1,000 for each committee meeting attended which is not held on the date of a Board meeting and (iv) 100 SARs. Directors who are employees of the Company or directors of Fonda or Sweetheart do not receive any compensation or fees for service on the Board of Directors or any committee thereof.


STOCK OPTIONS


     Pursuant to the Sweetheart Investment, Dennis Mehiel currently holds 609,307 options to purchase Class A Common Stock of SF Holdings at an option price of $2.83 per share and 105,842 options to purchase Class A Common Stock of SF Holdings at an option price of $3.11 per share. Of such options, options to purchase 238,383 shares are currently exercisable and options to purchase 238,383 shares vest on October 1, 1998 and October 1, 1999 or upon an initial public offering of the Company's Common Stock, whichever occurs first; provided, however, that Mr. Mehiel is then employed by SF Holdings and its subsidiaries.


                            PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information as of March 10, 1998, with respect to the beneficial ownership of the shares of common stock of the Company.


                                            BENEFICIAL OWNERSHIP
                                       ------------------------------
NAME AND ADDRESS OF                     NUMBER OF      PERCENTAGE OF
BENEFICIAL OWNER                          SHARES      OWNERSHIP(1)(2)
----------------                       -----------   ----------------
Dennis Mehiel
 115 Stevens Avenue
 Valhalla, New York 10595 ..........   6,431,573            78.8%
All executive officers and directors
 as a group (3 persons) ............   6,679,458            81.8%

----------
(1)   Includes 564,586 shares of Class B Common Stock.

(2) Includes 238,383 shares underlying options to purchase Class A Common Stock, which are presently exercisable, and 1,341,381 shares which Mr. Mehiel has the power to vote pursuant to a voting trust agreement between his spouse, Edith Mehiel, and himself. See "Management--Stock Options."

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Fonda leases its Jacksonville facility from Dennis Mehiel on terms that Fonda believes are no less favorable than could be negotiated with an independent third party on an arm's-length basis. Pursuant to the lease, which has a term expiring December 31, 2014, Fonda currently pays base rent of approximately $167,000 per year, subject to escalations indexed to the Consumer Price Index ("CPI"). In addition, from January 1, 1998 through July 31, 2006, Mr. Mehiel may require Fonda to purchase the facility for $1.5 million, subject to a CPI-based escalation. The purchase price would be paid $350,000 in cash and the balance in a seven-year note secured by a lien covering the facility and under which the regular monthly payments would be no greater than the monthly lease payments payable to Mr. Mehiel immediately prior to the sale date, with interest payable at a rate of prime plus 2% and the remaining principal amount payable at maturity. In Fiscal 1998, Fonda decided to close its Jacksonville facility. Fonda is currently negotiating the termination of the lease of its Jacksonville facility and does not expect such termination to have a material adverse effect on Fonda.

     Fonda purchased $0.9 million and $0.2 million in Fiscal 1997 and 1996, respectively, of corrugated containers from Four M. Four M is owned by Dennis Mehiel. Management believes that the terms on which it purchased such containers were at least as favorable as those which it could otherwise have obtained from unrelated third parties and such terms were negotiated on an arm's-length basis.

     Fonda had net sales to Fibre Marketing Group, LLC, a waste paper recovery business of which Four M and a director of Fonda are members, of $3.6 million in Fiscal 1997, $4.0 million in Fiscal 1996 and $0.2 million in Fiscal 1995. Management believes that the sales terms were at least as favorable as those which it could otherwise have obtained from unrelated third parties and such terms were negotiated on an arm's-length basis.

     Fonda had net sales to CEG in the amount of $7.8 million and $1.9 million in Fiscal 1997 and 1996, respectively. CEG manufactures party goods such as decorated plates, cups, napkins, tablecovers, tableware and other related products. Dennis Mehiel owns 97% of CEG. The Company believes that the terms upon which it sold products to CEG were at least as favorable as those which it could otherwise have obtained from unrelated third parties and that such terms were negotiated on an arm's-length basis.

     On February 27, 1997, upon the issuance of the Fonda Notes, Fonda loaned $2.6 million to CEG for five years at an interest rate of 10% per annum (the "CEG Note"), the proceeds of which were applied to CEG's prepayment of certain obligations. On March 12, 1998, certain of the terms of the CEG Note were amended. At the Company's option, interest on the CEG Note is pay-in-kind and the note's maturity was extended for an additional three years. In consideration for such amendment, Fonda was issued a warrant to purchase 2.5% of CEG's common equity. The Company believes that the terms of such loan and the amendments thereto are no more favorable to CEG than those that CEG could otherwise have obtained from unrelated third parties and such terms were negotiated on an arm's length basis.

     On March 12, 1998, Fonda entered into a five-year licensing agreement with its affiliate, CEG, subject to extension, whereby CEG will manufacture and distribute certain party goods products currently manufactured by Fonda. In connection therewith, Fonda will receive a royalty equal to 5% of CEG's cash flow, as determined in accordance with a formula specified in such agreement. In Fiscal 1997, Fonda's net sales of such party goods products were approximately $30 million. The Company expects Fonda's fixed and variable costs to decrease and it expects to reduce Fonda's accounts receivable and inventory by approximately $9 million as a result of such licensing agreement. The Company believes that such transaction will have a favorable impact on Fonda's results of operations.

     Upon consummation of the Sweetheart Investment, SF Holdings and Fonda, which file consolidated Federal income tax returns, entered into a Tax Sharing Agreement, pursuant to which Fonda will pay SF Holdings its allocable share of the consolidated group's consolidated Federal income tax liability, which, in general, will equal the tax liability Fonda would have paid if it had filed separate tax returns.

     Upon consummation of the Sweetheart Investment, SF Holdings assigned substantially all of its rights under the Management Services Agreement to Fonda. See "The Sweetheart Investment."

                           DESCRIPTION OF NEW NOTES


GENERAL

     The New Notes will be issued pursuant to the Indenture between the Company and The Bank of New York, as trustee (the "Trustee"). The terms of the New Notes include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes are subject to all such terms, and Holders of New Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture, the Pledge Agreement and the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to such documents, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture, Pledge Agreement and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." For purposes of this summary, the term "Company" refers only to SF Holdings Group, Inc. and not to any of its Subsidiaries.

     The New Notes will rank senior in right of payment to any subordinated indebtedness of the Company incurred in the future, and will rank pari passu in right of payment with any other senior indebtedness of the Company incurred in the future. The New Notes will be secured by a first priority pledge of all of the Capital Stock owned by the Company of the current and future Restricted Subsidiaries of the Company, including without limitation, Fonda and Sweetheart. See "--Security."

     The operations of the Company are conducted through its Subsidiaries and, therefore, the Company will not have material cash flows independent of its Subsidiaries. The New Notes will be effectively subordinated to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Company's Subsidiaries. Any right of the Company to receive assets of any of its Subsidiaries upon the latter's liquidation or reorganization (and the consequent right of the Holders of the New Notes to participate in those assets) will be effectively subordinated to the claims of such Subsidiary's creditors, except to the extent that the Company is itself recognized as a creditor of such Subsidiary, in which case the claims of the Company would still be subordinate to any security in the assets of such Subsidiary and any indebtedness of such Subsidiary senior to that held by the Company. As of January 25, 1998, after giving pro forma effect to the Transactions, all indebtedness and other liabilities and commitments of the Company's Subsidiaries would have totaled $765.5 million of outstanding Indebtedness. See "Risk Factors--Holding Company Structure and Related Considerations."


SECURITY

     The New Notes will be secured by a pledge of all of the Capital Stock owned by the Company of, and all intercompany notes issued in favor of the Company by, all of the current and future Restricted Subsidiaries of the Company, including Fonda and Sweetheart. The Company has entered into a pledge agreement (the "Pledge Agreement") providing for the pledge of the Collateral by the Company to The Bank of New York, as collateral agent (in such capacity, the "Collateral Agent") for the Holders of the New Notes. The Pledge Agreement will prohibit the creation of any new directly owned Restricted Subsidiaries of the Company unless the Company pledges such Capital Stock of such Restricted Subsidiary that is owned by the Company in accordance with the terms of the Pledge Agreement. In addition, the Pledge Agreement will prohibit intercompany loans from the Company to any of its Restricted Subsidiaries unless such loans are documented in the form of promissory notes payable to the Company and the Company pledges such promissory notes in accordance with the terms of the Pledge Agreement. Such pledges will secure the payment and performance when due of all of the Obligations of the Company under the Indenture and the New Notes as provided in the Pledge Agreement.

     So long as no Default or Event of Default shall have occurred and be continuing, and subject to certain terms and conditions in the Indenture and the Pledge Agreement, the Company will be entitled to receive all cash dividends, interest and other payments made upon or with respect to the Collateral and to exercise any voting and other consensual rights pertaining to the Collateral. Upon the occurrence and during the continuance of a Default or Event of Default, (a) all rights of the Company to exercise such voting or other consensual rights shall cease, and all such rights shall become vested in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights, (b) all rights of the Company to receive all cash dividends, interest and other payments made upon or with respect to the Collateral will cease and such cash dividends, interest and other payments will be paid to the Collateral Agent, and (c) the Collateral Agent may sell the Collateral or any part thereof in accordance with the terms of the Pledge Agreement. All funds distributed under the Pledge Agreement and received by the Collateral Agent for the benefit of the Holders of the New Notes will be distributed by the Collateral Agent in accordance with the provisions of the Indenture.

     Under the terms of the Pledge Agreement, the Collateral Agent will determine the circumstances and manner in which the Collateral will be disposed of, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Pledge Agreement and whether to foreclose on the Collateral following a Default or Event of Default. Moreover, upon the full and final payment and performance of all Obligations of the Company under the Indenture and the New Notes, the Pledge Agreement will terminate and the Collateral will be released.


PRINCIPAL, MATURITY AND INTEREST

     Each New Note will be limited in aggregate principal amount at maturity to $1,000 and will mature on March 15, 2008. The Old Notes were issued at a substantial discount from their principal amount at maturity, together with the Common Stock, to generate gross proceeds to the Company of approximately $77.5 million. Until March 15, 2003, no interest will accrue on the New Notes, but the Accreted Value will increase (representing amortization of original issue discount) between the date of original issuance of the Old Notes and March 15, 2003, on a semi-annual bond equivalent basis using a 360-day year comprised of twelve 30-day months, such that the Accreted Value will be equal to the full principal amount at maturity of the New Notes on March 15, 2003. Beginning on March 15, 2003, interest on the New Notes will accrue at the rate of 12 3/4% per annum and will be payable in cash semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2003, to Holders of record on the immediately preceding March 1 and September 1. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from March 15, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of and premium, interest and Liquidated Damages, if any, on the New Notes will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages may be made by check mailed to the Holders of the New Notes at their respective addresses set forth in the register of Holders of New Notes; provided that all payments of principal, premium, interest and Liquidated Damages with respect to New Notes the Holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The New Notes will be issued in denominations of $1,000 and integral multiples thereof.


OPTIONAL REDEMPTION

     Except as provided in the next paragraph, the New Notes will not be redeemable at the Company's option prior to March 15, 2003. Thereafter, the New Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below:



YEAR                                         PERCENTAGE
----------------------------------------   -------------
          2003 .........................       106.375%
          2004 .........................       104.250%
          2005 .........................       102.125%
          2006 and thereafter ..........       100.000%

     Prior to March 15, 2001, the Company may, at its option, redeem up to one-third of the aggregate principal amount at maturity of Notes at a redemption price equal to 112.75% of the Accreted Value thereof, plus Liquidated Damages thereon, if any, with the net cash proceeds of an Equity Offering; provided that at least two-thirds of the original aggregate principal amount at maturity of Notes remains outstanding immediately after the occurrence of such redemption (excluding Notes held by the Company and its Subsidiaries); and provided, further, that any such redemption shall occur within 60 days of the date of the closing of such Equity Offering.


SELECTION AND NOTICE

     If less than all of the New Notes are to be redeemed at any time, selection of New Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the New Notes are listed, or, if the New Notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided that no New Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any New Note is to be redeemed in part only, the notice of redemption that relates to such New Note shall state the portion of the principal amount thereof to be redeemed. A new New Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original New Note. New Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on New Notes or portions of them called for redemption.


MANDATORY REDEMPTION

     Except as set forth below under "--Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the New Notes.


REPURCHASE AT THE OPTION OF HOLDERS


 CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to make an offer to each Holder of New Notes to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's New Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (or, in the case of repurchases of Notes prior to , 2003, at a purchase price equal to 101% of the Accreted Value thereof, plus Liquidated Damages thereon, if any, as of the date of repurchase) (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase New Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the New Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all New Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all New Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the New Notes so accepted together with an Officers' Certificate stating the aggregate principal amount at maturity of New Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of New Notes so tendered the Change of Control Payment for such New Notes, and the

Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new New Note equal in principal amount at maturity to any unpurchased portion of the New Notes surrendered, if any; provided that each such new New Note will be in a principal amount at maturity of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     There can be no assurances that the Company will have adequate resources to consummate a Change of Control Offer following a Change of Control. See "Risk Factors--Substantial Leverage" and "Risk Factors--Holding Company Structure and Related Considerations." The Company's failure to make a Change of Control Offer when required or to purchase tendered New Notes when tendered would constitute an Event of Default under the Indenture.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the New Notes to require that the Company repurchase or redeem the New Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all New Notes validly tendered and not withdrawn under such Change of Control Offer.


ASSET SALES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the New Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

     Within 365 days after the Company's or any Restricted Subsidiary's receipt of any Net Proceeds from an Asset Sale, the Company or such Restricted Subsidiary may apply such Net Proceeds (a) to permanently repay Indebtedness of a Restricted Subsidiary of the Company (and, in the case of revolving borrowings, to correspondingly reduce commitments with respect thereto), or (b) to the acquisition of a majority of the assets of, or a majority of the Voting Stock of, another Permitted Business, the making of a capital expenditure or the acquisition of other long-term assets that are used or useful in a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all Holders of New Notes (an "Asset Sale Offer") to purchase the maximum principal amount of New Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase (or, in the case of purchases of New Notes prior to March 15, 2003, at a purchase price equal to 100% of the Accreted Value thereof, plus Liquidated Damages thereon, if any), in accordance with the procedures set forth in the Indenture; provided however, that such offer will not be required if the application of such Excess Proceeds to repurchase New Notes would cause an Event of Default under the Subsidiary Debt Instruments. If the aggregate purchase price of New Notes tendered into such Asset Sale Offer surrendered by Holders thereof is less than the amount of Excess Proceeds, the Company may use such Excess Proceeds for general corporate purposes (subject to the restrictions of the Indenture). If the aggregate purchase price of New Notes tendered into such Asset Sale Offer surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the New Notes to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.


CERTAIN COVENANTS


 RESTRICTED PAYMENTS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or any Restricted Subsidiary of the Company);
(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary of the Company); (iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the New Notes, except a payment of principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock;" and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus
   (ii) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary of the Company), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, 100% of the net cash proceeds thereof (less the cost of disposition, if any), but only to the extent not included in subclause (i) of this clause (c).

     The foregoing provisions will not prohibit (i) the payments and applications of the proceeds to be received by the Company from the issuance of the Units as described under "Use of Proceeds" (ii) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (iii) the redemption, repurchase, retirement, defeasance or other acquisition of any Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c) of the preceding paragraph; (iv) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such defeasance, redemption or repurchase shall be excluded from clause (c) of the preceding paragraph; (v) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis; and
(vi) so long as no Default or Event of Default shall have occurred and be continuing immediately after such transaction, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period plus the aggregate cash proceeds received by the Company (or any of its Restricted Subsidiaries) during any such twelve-month period from any issuance of Equity Interests by the Company (or any of its Restricted Subsidiaries) to members of management of the Company (or any of its Restricted Subsidiaries) (provided that such proceeds are excluded from clause (c) of the preceding paragraph); and provided, further, that such repurchase, redemption or other acquisition or retirement may not include any Equity Interests owned, directly or indirectly, but the Principals.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $1.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.


INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and the Company will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that so long as no Default or Event of Default has occurred or is continuing, the Company and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 1.75 to 1, if such additional Indebtedness is incurred prior to March 15, 2000, or at least 2.0 to 1, if such additional Indebtedness is incurred on or after March 15, 2000, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

     The Indenture also provides that the Company will not incur any Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company unless such Indebtedness is also contractually subordinated in right of payment to the New Notes on substantially identical terms; provided, however, that no Indebtedness of the Company shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (i) the incurrence by the Company and its Restricted Subsidiaries of Indebtedness from a bank or other financial institution in an aggregate principal amount not to exceed $200.0 million at any one time outstanding, less any Net Proceeds of Asset Sales applied to permanently reduce any such Indebtedness pursuant to the provisions of the Indenture, described under "--Repurchase at the Option of Holders--Asset Sales;"

     (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness, other than pursuant to the Fonda Credit Facility or the Sweetheart Credit Facilities;

     (iii) the incurrence by the Company of Indebtedness represented by the New Notes and the Indenture;

     (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

     (v) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of its Restricted Subsidiaries; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (v) and any Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (v), does not exceed $5.0 million;

     (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph hereof or clauses (ii), (iii), (iv) or
   (v) of this paragraph;

     (vii) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (a) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (b) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

     (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding; and

     (ix) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) not to exceed $25.0 million at any one time outstanding.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (ix) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, and the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms will not be deemed to be an incurrence of Indebtedness for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of the Company as accrued.


LIENS

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.


DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries. However, the foregoing restrictions will not apply to encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, with respect to such dividend and other payment restrictions than those as in effect on the date of the Indenture, (b) the Indenture and the New Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (e) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (g) restrictions relating to a Restricted

Subsidiary formed for the sole purpose of engaging in accounts receivable financing, (h) any agreement for the sale of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced and (j) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness.


MERGER, CONSOLIDATION, OR SALE OF ASSETS

     The Indenture provides that the Company may not consolidate or merge with or into (whether or not the Company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the New Notes, the Pledge Agreement and the Indenture pursuant to supplemental agreements in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."


TRANSACTIONS WITH AFFILIATES

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing with total assets in excess of $1.0 billion, except with respect to transactions in the ordinary course of business and consistent with past practice between the Company or any of its Restricted Subsidiaries and Four M, CEG or any of their respective subsidiaries; provided that the following will not be deemed to be Affiliate Transactions: (1) the Indenture of Lease dated as of January 1, 1995, between Dennis Mehiel and Fonda relating to the Jacksonville Facility except for any purchases of property by Fonda that may arise


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

thereunder; (2) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary in an amount not to exceed $1.0 million per annum; (3) transactions between or among the Company and its Restricted Subsidiaries; (4) Restricted Payments and Permitted Investments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments;" and (5) transactions entered into in connection with the Transactions.


LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK IN WHOLLY OWNED RESTRICTED SUBSIDIARIES

     The Indenture provided that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock in any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock in such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with "--Repurchase at the Option of Holders--Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company.


LIMITATIONS ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS

     The Indenture provided that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company , other than any such Indebtedness incurred pursuant to clauses (i) and (ii) of the definition of Permitted Debt, unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the New Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the New Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture.


BUSINESS ACTIVITIES

     The Company will not, and will not permit any Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.


PAYMENTS FOR CONSENT

     The Indenture provides that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any New Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the New Notes unless such consideration is offered to be paid or is paid to all Holders of the New Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.


REPORTS

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any New Notes are outstanding, the Company will furnish to the Holders of New Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including


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

a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in "Management's Discussion and Analysis of Financial Condition and Results of Operations," the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission's rules and regulations. In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission's rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company has agreed that, for so long as any New Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.


EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on the New Notes; (ii) default in payment when due of the principal of or premium, or Liquidated Damages, if any, on the New Notes; (iii) failure by the Company or any of its Subsidiaries to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Asset Sales," "--Certain Covenants--Restricted Payments," "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," or "--Certain Covenants--Merger, Consolidation or Sale of Assets;" (iv) failure by the Company or any of its Subsidiaries for 30 days after notice to comply with any of its other agreements in the Indenture, the New Notes or the Pledge Agreement; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million and either (a) any creditor commences enforcement proceedings upon any such judgments or (b) such judgments are not paid, discharged or stayed for a period of 45 days; (vii) breach by the Company or any Subsidiary Pledgor of any material representation or warranty set forth in the Pledge Agreement, or default by the Company or any Subsidiary Pledgor in the performance of any material covenant set forth in the Pledge Agreement, or repudiation by the Company or any Subsidiary Pledgor of its material obligations under the Pledge Agreement or the unenforceability of the Pledge Agreement against the Company or any Subsidiary Pledgor for any reason; and
(viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding New Notes may declare all the New Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding New Notes will


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

become due and payable without further action or notice. Upon any acceleration of maturity of the New Notes, all principal of and accrued interest on and Liquidated Damages, if any (if on or after March 15, 2003) or Accreted Value and Liquidated Damages, if any (if prior to March 15, 2003), of the New Notes shall be due and payable immediately. Holders of the New Notes may not enforce the Indenture or the New Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding New Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the New Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the New Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the New Notes. If an Event of Default occurs prior to March 15, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the New Notes prior to March 15, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the New Notes.

     The Holders of a majority in aggregate principal amount of the New Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the New Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the New Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the New Notes, the Indenture or the Pledge Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of New Notes by accepting a New Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the New Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding New Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding New Notes except for (i) the rights of Holders of outstanding New Notes to receive payments in respect of the principal amount at maturity or Accreted Value (as applicable) of and premium, interest and Liquidated Damages, if any, on the New Notes when such payments are due or on the redemption date, as the case may be, (ii) the Company's obligations with respect to the New Notes concerning issuing temporary New Notes, registration of New Notes, mutilated, destroyed, lost or stolen New Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the New Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the New Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the New Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal amount at maturity of or Accreted Value (as applicable), premium, if any, interest and Liquidated Damages, if any, on the outstanding New Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the New Notes are being defeased to maturity or to a particular redemption date;
(ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding New Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of New Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


TRANSFER AND EXCHANGE

     A Holder may transfer or exchange New Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any New Note selected for redemption. Also, the Company is not required to transfer or exchange any New Note for a period of 15 days before a selection of New Notes to be redeemed.

     The registered Holder of a New Note will be treated as the owner of it for all purposes.


AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the New Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount, at maturity of the New Notes then outstanding (including, without limitation, consents obtained in


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

connection with a purchase of, or tender offer or exchange offer for, New Notes), and any existing default or compliance with any provision of the Indenture or the New Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding New Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, New Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any New Notes held by a non-consenting Holder): (i) reduce the principal amount of New Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal amount at maturity of, change the fixed maturity of, alter the provisions with respect to the redemption of the New Notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders") or amend or modify the calculation of Accreted Value so as to reduce the amount of the Accreted Value of the New Notes, (iii) reduce the rate of or change the time for payment of interest on any New Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the New Notes (except a rescission of acceleration of the New Notes by the Holders of at least a majority in aggregate principal amount of the New Notes and a waiver of the payment default that resulted from such acceleration), (v) make any New Note payable in money other than that stated in the New Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of New Notes to receive payments of principal of or premium, if any, or interest on the New Notes, (vii) waive a redemption or repurchase payment with respect to any New Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"), (viii) make any change in the foregoing amendment and waiver provisions or (ix) modify any provision of the Indenture with respect to the priority of the New Notes in right of payment. Notwithstanding the foregoing, any amendment or waiver to the covenant described above under the caption "--Repurchase at the Option of Holders--Change of Control" will require the consent of the Holders of at least two-thirds in aggregate principal amount of the New Notes then outstanding if such amendment would adversely affect the rights of Holders of the New Notes.

     Notwithstanding the foregoing, without the consent of any Holder of New Notes, the Company and the Trustee may amend or supplement the Indenture or the New Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated New Notes in addition to or in place of certificated New Notes, to provide for the assumption of the Company's obligations to Holders of New Notes in the case of a merger or consolidation or sale of all or substantially all of the Company's assets, to make any change that would provide any additional rights or benefits to the Holders of New Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.


CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should the Trustee become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions with the Company; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount at maturity of the then outstanding New Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of New Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture, the Pledge Agreement and the Registration Rights Agreement without charge by writing to SF Holdings Group, Inc., 115 Stevens Avenue, Valhalla, New York 10595, Attention: General Counsel.


REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company and the Initial Purchasers entered into the Registration Rights Agreement dated as of March 12, 1998. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to the New Notes. Upon the effectiveness of the Exchange Offer Registration Statement, the Company will offer to the Holders of Transfer Restricted Securities pursuant to the Exchange Offer who are able to make certain representations the opportunity to exchange their Transfer Restricted Securities for New Notes. If the Company does not meet its obligations under the Registration Rights Agreement, it may be required to pay to each Holder of Old Notes Liquidated Damages in an amount equal to 50 basis points per annum of the Accreted Value of Old Notes held by such Holder for each successive 90-day period, or any portion thereof, during which such Registration Default continues, up to a maximum amount of 200 basis points per annum of the Accreted Value of Old Notes.

     Holders of New Notes are not entitled to any registration rights with respect to the New Notes. The Company agrees for a period of 270 days from the effective date of this Prospectus to make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any New Notes. The Registration Statement of which this Prospectus is a part constitutes the registration statement for the Exchange Offer which is the subject of the Registration Rights Agreement. Upon the closing of the Exchange Offer, subject to certain limited exceptions, Holders of untendered Old Notes will not retain any rights under the Registration Rights Agreement.


CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means, as of any date of determination prior to March 15, 2003, with respect to any Note, the sum of (a) the initial offering price to investors of such Note and (b) the portion of the excess of the principal amount of such Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 12 3/4% per annum of the initial offering price of such Note, compounded semi-annually on each March 15 and September 15 from the date of issuance of the Old Notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions described under the caption "--Repurchase at the Option of Holders--Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause
(i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $2.5 million or (b) for net proceeds in excess of $2.5 million. Notwithstanding the foregoing, the following items shall not be deemed to be Asset Sales: (i) a transfer of assets by the Company to a Restricted Subsidiary or by a Restricted Subsidiary to the Company or to another Restricted Subsidiary and (ii) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments." The term "all or substantially all" as used in this definition has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the holders of the Notes elected to exercise their rights under the Indenture and the Company elected to contest such election, there could be no assurance as to how a court interpreting New York law would interpret the phrase.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, excluding stock appreciation rights issued in the ordinary course of business.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Corporation and in each case maturing within one year after the date of acquisition and (vi) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses
(i) - (v) of this definition.

     "CEG" means Creative Expressions Group, Inc., and CEG Holdings, LLC.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) or "group" (as defined in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Principals, (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as defined above), other than the Principals, becomes the "beneficial owner"


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(as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more of the voting power of the Voting Stock of the Company than at that time is beneficially owned by the Principals or (iv) the first day on which more than a majority of the members of the Board of Directors of the Company are not Continuing Directors. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring Voting Stock of the Company will be deemed to be a transfer of such portion of such Voting Stock as corresponds to the portion of the equity of such entity that has been so transferred.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

     "Collateral" means all shares of Capital Stock in, and all intercompany notes issued by, all current and future Restricted Subsidiaries of the Company that are pledged to the Collateral Agent in accordance with the Indenture and the Pledge Agreement.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that


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Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and
(v) income of any Unrestricted Subsidiary shall be excluded whether or not distributed to the Company or any of its Restricted Subsidiaries.

     "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the New Notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments."

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means an underwritten public offering of common stock (other than Disqualified Stock) of the Company registered under the Securities Act (other than a public offering registered on Form S-8 under the Securities
Act).

     "Existing Indebtedness" means Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the Indenture, including Indebtedness represented by the Demand Note, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations,


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

the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the product of
(a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the referent Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

     "Fonda" means The Fonda Group, Inc.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments


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or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness issued with original issue discount, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the New Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means the business of producing and selling food service, packaging, tissue and party goods products and such other businesses as the Company and its Restricted Subsidiaries are engaged in on the date of the Indenture, and reasonable expansions and extensions thereof.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person that is evidenced by Capital Stock or Subsidiary Intercompany Notes that are pledged to the Trustee as Collateral for the New Notes, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary of the Company or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (e) a $2.6 million loan from Fonda to CEG, as in effect on the date of the Indenture as such loan may be amended or refinanced in a manner not adverse to Fonda, the Company or the Holders of the New Notes; and (f) other Investments in an aggregate amount not to exceed $5.0 million.

     "Permitted Liens" means (i) Liens on Indebtedness of the Company's Restricted Subsidiaries that was permitted by the terms of the Indenture to be incurred; (ii) Liens in favor of the Company or any of its Restricted Subsidiaries; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or any Restricted Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the third paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $2.5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; (x) Liens in favor of the holders of New Notes; and (xi) renewals or refundings of any Liens referred to in clauses (iii) through (x) above provided that any such renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being renewed or refinanced.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any such Restricted Subsidiary;


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provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the New Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the New Notes on terms at least as favorable to the Holders of New Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means Dennis Mehiel, his lineal descendants and any trust, corporation, partnership, association, limited liability company or other entity in which Dennis Mehiel and/or his lineal descendants hold at least 80% of the total, combined outstanding voting power or similar controlling interest.

     "Restricted Investment" means an Investment other than a Permitted Investment.
"Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof); provided, however, that Sweetheart shall be deemed to be a Subsidiary of the Company for so long as the Company directly or indirectly owns at least 50% of Sweetheart's aggregate outstanding common stock.

     "Subsidiary Intercompany Notes" means the intercompany notes, subordinate in right of payment to the New Notes issued by Subsidiaries of the Company in favor of the Company to evidence advances by the Company, in each case, in the form attached as Annex B to the Indenture.

     "Sweetheart" means Sweetheart Holdings Inc. and its Subsidiaries.

     "Unrestricted Subsidiary" means (i) any Subsidiary (other than Fonda or Sweetheart or any successor to any of them) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted

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Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.


               PROVISIONS GENERALLY APPLICABLE TO ALL SECURITIES
                         BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth below, the New Notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. New Notes will be issued at the closing of the Exchange Offer (the "Closing") only against payment in immediately available funds.

     The New Notes initially will be issued in the form of one global note (the "Global Note"). The Global Note will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Securities in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Securities for Certificated Securities." Except in the limited circumstances described below, owners of beneficial interests in the Global Note will not be entitled to receive physical delivery of Certificated Securities (as defined below).

     Initially, the Trustee will act as Paying Agent and Registrar with respect to the New Notes. The New Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITORY PROCEDURES

     The following description of the operations and procedures of DTC, Euroclear and Cedel are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

     DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised the Company that, pursuant to procedures established by it, (i) upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Note and (ii) ownership of the New Notes evidenced by the Global will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Securities).

     Investors in the Global Note may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and Cedel) which are Participants in such system. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the New Notes, see "--Exchange of Book-Entry Securities for Certificated Securities."

     Except as described below, owners of interests in the Global Note will not have New Notes registered in their names, will not receive physical delivery of New Notes in certificated form and will not be considered the registered owners or "Holders" thereof under the Indenture for any purpose.

     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any New Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the New Notes are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants. DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the New Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the Participants and the Indirect Participants to the beneficial owners of New Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the New Notes, and the Company, the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Interests in the Global Note are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its Participants. See "--Same Day Settlement and Payment."

     Transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds, and transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     Cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Cedel participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Cedel, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Cedel, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Cedel, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Cedel participants may not deliver instructions directly to the depositories for Euroclear or Cedel.

     DTC has advised the Company that it will take any action permitted to be taken by a Holder of New Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the New Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the New Notes, DTC reserves the right to exchange the Global Note for legended Securities in certificated form, and to distribute such Securities to its Participants.

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in DTC, Euroclear and Cedel, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee, nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Cedel or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.


EXCHANGE OF BOOK-ENTRY SECURITIES FOR CERTIFICATED SECURITIES

     A beneficial interest in the Global Note is exchangeable for New Notes in the form of registered certificated securities if (i) DTC (x) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Securities or (iii) there shall have occurred and be continuing a Default or Event of Default with respect to the New Notes. In addition, beneficial interests in the Global Note may be exchanged for New Notes in the form of Certificated Securities upon request but only upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Securities delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) unless the Company determines otherwise in compliance with applicable law.


SAME DAY SETTLEMENT AND PAYMENT


     The Indenture will require that payments in respect of the New Notes represented by the Global Note (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The New Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.


     Because of time zone differences, the securities account of a Euroclear or Cedel participant purchasing an interest in the Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Cedel participant, during the securities settlement processing day (which must be a business day for Euroclear and Cedel) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Cedel as a result of sales of interests in the Global Note by or through a Euroclear or Cedel participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Cedel cash account only as of the business day for Euroclear or Cedel following DTC's settlement date.


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                      DESCRIPTION OF CERTAIN INDEBTEDNESS


FONDA CREDIT FACILITY

     General. Fonda is a party to a credit facility with IBJ Schroder Bank & Trust Company, as agent, providing for available borrowings of up to $50.0 million (the "Fonda Credit Facility"). Borrowings under the Fonda Credit Facility have a final maturity date of March 31, 2000. As of January 25, 1998, $6.0 million was outstanding under the Fonda Credit Facility.

     Interest Rates. Borrowings under the Fonda Credit Facility bear interest, at the Company's election, at a rate per annum equal to (i) LIBOR plus 2.25% or
(ii) an Alternate Base Rate (being the higher of the (a) Base Rate publicly announced by the Agent and (b) Federal Funds Rate in effect on such day plus 0.5%) plus 0.25%.

     Prepayments. Prior to March 30, 1998, Fonda has the right, without penalty or premium, to permanently reduce borrowings under the Fonda Credit Facility, in minimum amounts of $1.0 million, up to $3.0 million.

     Covenants. The obligation to advance funds is subject to certain conditions customary for facilities of similar size and nature. In addition, Fonda is subject to certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) mergers, consolidations, asset sales or changes in capital structure, (ii) creation or acquisition of subsidiaries, (iii) purchase or redemption of capital stock or declaration or payment of dividends or distributions on such capital stock, (iv) incurrence of additional indebtedness, (v) investment activities, (vi) granting or incurrence of liens to secure other indebtedness, (vii) prepayment or modification of the terms of subordinated indebtedness and (viii) engaging in transactions with affiliates.

     In addition, the Fonda Credit Facility requires Fonda to satisfy certain financial covenants, including the maintenance of an interest coverage ratio of not less than 2.0 to 1.0. The Fonda Credit Facility also provides for customary events of default.

     Security. The Fonda Credit Facility is secured by accounts receivable, inventory, certain general intangibles and the proceeds on the sale of accounts receivable and inventory.


FONDA INDENTURE

     General. In 1997, Fonda issued $120.0 million of its 9 1/2% Senior Subordinated Notes due 2007 (the "Fonda Notes"). Payment of the principal of, and interest on, the Fonda Notes is subordinate in right of payment to the prior payment of Senior Debt (as defined therein), which includes the Fonda Credit Facility.

     Interest. Interest is payable semi-annually in arrears on the Fonda Notes at a rate of 9 1/2% per annum.

     Repayment. The principal amount of the Fonda Notes is payable on February 28, 2007. Fonda may, at its election, redeem the Fonda Notes at any time after March 1, 2002 at a redemption price equal to a percentage (104.750% after March 1, 2002 and declining to 103.166% after March 1, 2003, 101.583% after March 1, 2004 and to 100% after March 1, 2005) of the principal amount thereof plus accrued interest. The Fonda Notes provide that upon the occurrence of a Change of Control (as defined therein), the holders thereof will have the option to require the redemption of the Fonda Notes at a redemption price equal to 101% of the principal amount thereof plus accrued interest.

     Covenants. The indenture relating to the Fonda Notes (the "Fonda Indenture") contains certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) purchase or redemption of Fonda's capital stock or declaration or payment of dividends or distributions on such capital stock, (ii) incurrence of additional indebtedness, (iii) investment activities, (iv) mergers, consolidations, asset sales or changes in capital structure, (v) creation or acquisition of subsidiaries, (vi) granting or incurrence of liens to secure other indebtedness, and (vii) engaging in transactions with affiliates. The Fonda Indenture also provides for customary events of default.

SWEETHEART CREDIT FACILITIES

 SWEETHEART U.S. CREDIT FACILITY

     General. On October 24, 1997, Sweetheart and Sweetheart Cup entered into the Sweetheart U.S. Credit Facility with BankAmerica, which provides for a revolving credit facility in the amount of up to $135.0 million, subject to certain borrowing base limitations. Borrowings under the Sweetheart U.S. Credit Facility have a final maturity date of September 30, 2000. As of January 31, 1998, $103.0 million was outstanding under the Sweetheart U.S. Credit Facility.


     Interest Rate. Borrowings under the Sweetheart U.S. Credit Facility bear interest, at Sweetheart's election, at a rate per annum equal to (i) LIBOR plus 2.25% or (ii) the Base Rate publicly announced by Bank of American National Trust and Savings Association plus 1.00%.

     Termination. If the Sweetheart U.S. Credit Facility is terminated during the period from October 24, 1997 to October 24, 1998, Sweetheart will be obligated to pay BankAmerica $2.7 million. If the Sweetheart U.S. Credit Facility is terminated during the period from October 24, 1998 to October 24, 1999, Sweetheart will be obligated to pay BankAmerica $1.35 million.

     Covenants. Sweetheart is subject to certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) mergers, consolidations, asset sales or changes in capital structure, (ii) creation or acquisition of subsidiaries, (iii) purchase or redemption of Sweetheart's capital stock or declaration or payment of dividends or distributions on such capital stock, (iv) incurrence of additional indebtedness, (v) investment activities, (vi) granting or incurrence of liens to secure other indebtedness, (vii) prepayment or modification of the terms of subordinated indebtedness and (viii) engaging in transactions with affiliates.

     In addition, the Sweetheart U.S. Credit Facility requires Sweetheart to satisfy certain financial covenants. The Sweetheart U.S. Credit Facility also provides for customary events of default and change of control provisions.

     Security. The Sweetheart U.S. Credit Facility is secured by accounts receivable, inventory, equipment, intellectual property, general intangibles and the proceeds on the sale of any of the foregoing.

 SWEETHEART CANADIAN CREDIT FACILITY

     General. In 1989, Lily Cups entered into a term and revolving credit facilities agreement (the "Sweetheart Canadian Credit Facility"), as amended, with The Bank of Nova Scotia, as agent, which provides for (i) a term loan facility in the amount of up to Cdn. $14.0 million; (ii) a revolving credit facility in the amount of up to Cdn. $7.0 million; and (iii) a revolving overdraft credit facility with standby or guarantee letters of credit in the amount of up to Cdn. $1.0 million. The total amount outstanding under the Canadian Credit Facility cannot exceed Cdn. $21.0 million. Term loan borrowings under the Sweetheart Canadian Credit Facility are due and payable in installments on October 31 of each year through 1998. Revolving credit borrowings under the Sweetheart Canadian Credit Facility have a final maturity date of October 31, 1998. As of January 31, 1998, Cdn. $6.5 million was outstanding under the Sweetheart Canadian Credit Facility.

     Interest Rate. Borrowings under the Sweetheart Canadian Credit Facility bear interest, at Sweetheart's election, at a rate per annum equal to (i) LIBOR plus 2.0%, (ii) the U.S. Base Rate (as defined therein) plus 1.25%, or (iii) the Prime Rate plus 1.25%.

     Prepayments. In the event that Lily Cups sells the property located at Danforth Road, Scarborough, Ontario, Lily Cups is required to use certain net proceeds of such sale to repay term loans outstanding on the first day following the second anniversary of the date on which the Danforth Road property is sold. In the event Lily Cups sells any of its assets, Lily Cups is required to use certain net proceeds of such sale to repay term loans outstanding.

     Covenants. Lily Cups is subject to certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) mergers, consolidations, asset sales or changes in capital structure, (ii) creation or acquisition of subsidiaries, (iii) purchase or redemption of Lily Cups' capital stock or declaration or payment of dividends or distributions on such capital stock, (iv) incurrence of additional indebtedness, (v) investment activities, (vi) granting or incurrence of liens to secure other indebtedness,
(vii) prepayment or modification of the terms of subordinated indebtedness and
(viii) engaging in transactions with affiliates.

     Security. The Sweetheart Canadian Credit Facility is secured by accounts receivable, inventory, property, plant and equipment held by Lily Cups located in Canada and the proceeds on the sale of any of the foregoing.


SWEETHEART INDENTURES

 SWEETHEART SECURED NOTE INDENTURE

     General. In 1993, Sweetheart Cup issued $190.0 million of 9 5/8% Senior Secured Notes due 2000. Payment of the principal of, and interest on, the Sweetheart Secured Notes is guaranteed by Sweetheart.

     Interest. Interest is payable semi-annually in arrears on the Sweetheart Secured Notes at a rate of 9 5/8% per annum.

     Repayment. The principal amount of the Sweetheart Secured Notes is payable on August 31, 2000. Sweetheart Cup may, at its election, redeem the Sweetheart Secured Notes at any time at a redemption price equal to a percentage (currently 103.208% and declining to 101.604% after August 31, 1998 and to 100% after August 31, 1999) of the principal amount thereof, plus accrued interest. The Sweetheart Secured Notes provide that upon the occurrence of a Change of Control (as defined therein), the holders thereof will have the option to require the redemption of the Sweetheart Secured Notes at a redemption price equal to 101% of the principal amount thereof plus accrued interest.

     Covenants. The indenture relating to the Sweetheart Secured Notes (the "Sweetheart Secured Notes Indenture") contains certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) purchase or redemption of Sweetheart Cup's capital stock or declaration or payment of dividends or distributions on such capital stock, (ii) incurrence of additional indebtedness, (iii) investment activities, (iv) mergers, consolidations, asset sales or changes in capital structure, (v) creation or acquisition of subsidiaries, (vi) granting or incurrence of liens to secure other indebtedness, and (vii) engaging in transactions with affiliates. The Sweetheart Secured Notes Indenture also provides for customary events of default.

     Security. The Sweetheart Secured Notes are secured by mortgages on the real property owned by Sweetheart Cup and by a pledge of the capital stock of the subsidiaries of Sweetheart Cup. Sweetheart's guarantee of the Sweetheart Secured Notes is secured by mortgages on the real property owned by Sweetheart.


 SWEETHEART SUBORDINATED INDENTURE

     General. In 1993, Sweetheart Cup issued $110.0 million of 10 1/2% Senior Subordinated Notes due 2003. Payment of the principal of, and interest on, the Sweetheart Subordinated Notes is guaranteed by Sweetheart. Payment of the principal of, and interest on, the Subordinated Notes is subordinate in right of payment to the prior payment of Senior Indebtedness (as defined therein), which includes the Sweetheart U.S. Credit Facility and the Sweetheart Secured Notes.

     Interest. Interest is payable semi-annually in arrears on the Sweetheart Subordinated Notes at a rate of 10 1/2% per annum.

     Repayment. The entire principal amount of the Sweetheart Subordinated Notes is payable on August 31, 2003. Sweetheart Cup may, at its election, redeem the Sweetheart Subordinated Notes at any time after August 31, 1998 at a redemption price equal to a percentage (103.938% after August 31, 1998 and declining to 102.625% after August 31, 1999, 101.313% after August 31, 2000 and to 100% after August 31, 2001) of the principal amount thereof, plus accrued interest. The Sweetheart Subordinated Notes provide that upon the occurrence of a Change of Control (as defined therein), the holders thereof will have the option to require the redemption of the Sweetheart Subordinated Notes at a redemption price equal to 101% of the principal amount thereof plus accrued interest.


     Covenants. The indenture relating to the Sweetheart Subordinated Notes (the "Sweetheart Subordinated Notes Indenture") contains certain affirmative and negative covenants customarily contained in agreements of this type, including, without limitation, covenants that restrict, subject to specified exceptions (i) purchase or redemption of Sweetheart Cup's capital stock or declaration or payment of dividends or distributions on such capital stock,
(ii) incurrence of additional indebtedness, (iii) investment activities, (iv) mergers, consolidations, asset sales or changes in capital structure, (v) creation or acquisition of subsidiaries, (vi) granting or incurrence of liens to secure other indebtedness, and (vii) engaging in transactions with affiliates. The Sweetheart Subordinated Notes Indenture also provides for customary events of default.

                         DESCRIPTION OF CAPITAL STOCK


COMMON STOCK

     The Company is authorized to issue an aggregate of 18,000,000 shares of common stock, par value $.001 per share, consisting of 15,000,000 shares of Class A Common Stock, 1,000,000 shares of Class B Common Stock and 2,000,000 shares of Class C Common Stock. There are currently 5,625,838 shares of Class A Common Stock, 564,586 shares of Class B Common Stock, and 399,000 shares of Class C Common Stock outstanding. The shares of Class A Common Stock are held by four stockholders of record and the shares of Class B Common Stock are held by one stockholder of record. The rights of holders of Class A, Class B and Class C Common Stock are identical except as to voting and conversion rights.

     Each share of Class A Common Stock is entitled to one vote per share on all matters to be voted upon by stockholders and does not have cumulative voting rights in the election of directors. Each share of Class B Common Stock is entitled to one-tenth of a vote per share and shall vote together with the Class A Common Stock as a single class; provided, however, that the vote of the holders of a majority of the shares of Class B Common Stock shall be required for the amendment or modification of the Certificate of Incorporation of the Company in any way that would adversely affect the powers, preferences and rights of the Class B Common Stock. The holders of Class C Common Stock are not entitled to any vote whatsoever, except to the extent otherwise provided by law.

     The holders of all classes of Common Stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by the Board of Directors out of funds legally available therefor, and (ii) in the event of liquidation, distribution or sale of assets, dissolution or winding-up of the Company, to share ratably in the distribution of assets legally available therefor. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company. All currently outstanding shares of the Common Stock are fully paid and nonassessable.

     Each share of Class B Common Stock may, at any time, be converted into a fully paid and non-assessable share of Class A Common Stock at the option of any holder other than a "Non-Converting Holder" (as defined in SF Holdings' certificate of incorporation), or at the option of any Non-Converting Holder concurrently with a sale or other transfer of shares of Class B Common Stock to any person, firm or corporation other than a Non-Converting Holder. In addition, the current holder of the Class B Common Stock has anti-dilution protections.

     Each share of Class C Common Stock may, following an underwritten initial public offering of shares of Common Stock of the Company, be converted into a fully paid and non-assessable share of Class A Common Stock at the option of any holder, or at the option of the Company.


PREFERRED STOCK

     The Company is authorized to issue an aggregate of 120,000 shares of preferred stock, par value $.001 per share, consisting of 20,000 shares of Exchangeable Preferred Stock (the "Exchangeable Preferred Stock") and 100,000 shares of Class B Preferred Stock (the "Class B Preferred"). There are currently 3,000 shares of Exchangeable Preferred Stock and 15,000 shares of Class B Series 1 Preferred issued and outstanding.

     Exchangeable Preferred Stock. The holders of the Exchangeable Preferred Stock are entitled to receive cumulative dividends at an annual rate equal to 1.0% over the interest rate of the New Notes. Until the fifth anniversary of the consummation of the Sweetheart Investment, dividends on the Exchangeable Preferred Stock will be payable quarterly in arrears, at the option of the Company, (i) in cash or (ii) by issuing shares of Exchangeable Preferred Stock with an aggregate liquidation value equal to the amount of such dividends. From and after such time, dividends are payable quarterly in arrears in cash, subject to certain exceptions.

     The Exchangeable Preferred Stock is convertible into subordinated indebtedness of SF Holdings, subject to certain conditions, at the option of SF Holdings, which shall have terms comparable to the Exchangeable Preferred Stock.

     The Exchangeable Preferred Stock is required to be redeemed on the date immediately following the 11th anniversary of the consummation of the Sweetheart Investment at a redemption price per share, in cash, equal to the aggregate liquidation value, plus the cash value of any accrued and unpaid dividends payable in kind and the amount of any accrued and unpaid cash dividends.

     The Company has the right but not the obligation to redeem the Exchangeable Preferred Stock, in whole or in part, (i) at any time after the fifth anniversary of the consummation of the Sweetheart Investment and (ii) prior to the third anniversary of the consummation of the Sweetheart Investment at any time following an initial public offering by the Company, subject to certain restrictions, on the same terms and at comparable percentages as specified under "Description of New Notes--Optional Redemption," with respect to the optional redemption of the New Notes.

     In the event of a Change of Control, each holder of Exchangeable Preferred Stock has the right to require the Company to repurchase its stock at a purchase price equal to 101% of the liquidation value, plus the cash value of any accrued and unpaid dividends payable in kind and the amount of any accrued and unpaid cash dividends.

     The holders of Exchangeable Preferred Stock are not entitled to any voting rights, except as described below or as otherwise required by applicable law. In the event the Company fails to (i) pay dividends for six or more quarters,
(ii) satisfy any mandatory redemption obligation, (iii) make a "repurchase offer" within 30 days following a "Change of Control" or (iv) comply with any of the covenants set forth in the Indenture for a period of 30 days, the Company's board of directors will be increased by two members and the holders of a majority of the outstanding shares of the Exchangeable Preferred Stock, voting as a separate class, will be entitled to elect two members to the Company's board of directors. The approval of the holders of a majority of the Exchangeable Preferred Stock, voting as a separate class, is also required for
(i) the authorization of any series of preferred stock senior to the Exchangeable Preferred Stock, (ii) the amendment or modification of any provisions of the Company's Certificate of Incorporation in a manner that would adversely affect the voting powers, designation, preferences and rights of the Exchangeable Preferred Stock and (iii) any merger or consolidation or sale of all or substantially all of the assets of the Company if the terms of such transaction do not provide for the repurchase or redemption of all of the Exchangeable Preferred Stock.

     Class B Preferred. The Board of Directors is authorized to issue shares of Class B Preferred, from time to time, in one or more series, and to determine, among other things, with respect to each such series, (i) the dividend rate and conditions and the dividend preferences, if any; (ii) whether dividends would be cumulative; (iii) whether, and to what extent, the holders of such series would enjoy voting rights, if any, in addition to those prescribed by law; (iv) whether, and upon what terms, such series would be convertible into or exchangeable for shares of any other class of capital stock; (v) whether, and upon what terms, such series would be redeemable; (vi) whether or not a sinking fund or redemption or purchase account would be provided for such series and, if so, the terms and conditions thereof; and (vii) the preference, if any, to which such series would be entitled in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding up of the Company.

     Issuance of Class B Preferred, while providing flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire a majority of the outstanding voting stock. Accordingly, the issuance of Class B Preferred may be used as an "anti-takeover" device without further action on the part of the stockholders of the Company. The Company has no present plans to issue any shares of Class B Preferred.

     Class B Series 1 Preferred. The holder of the Class B Series 1 Preferred is not entitled to receive dividends. The Class B Series 1 Preferred is convertible, at any time, into 1,334,945 shares of Class A Common Stock, at the option of the holder and is required to be redeemed on the date immediately following the 12th anniversary of the consummation of the Sweetheart Investment at a redemption price per share, in cash, equal to the aggregate liquidation value. The holder of the Class B Series 1 Preferred is not entitled to any voting rights, except as otherwise required by law. In the event any shares of Class B Series 1 Preferred are redeemed (the "Redemption Amount"), the Sweetheart Stockholders will have the right to redeem that number of the Exchange Warrants or shares of Class C Common Stock issuable upon exercise of the Exchange Warrants, as the case may be, equal to 10% of the value of the Redemption Amount.

REGISTRATION RIGHTS

     After the earlier to occur of March 15, 2002 or the occurrence of a Triggering Event (as defined herein), the holders of one-quarter or more of the Shares will be entitled to require the Company to effect one registration (a "Demand Registration") under the Securities Act of the Shares, subject to certain limitations. Upon a demand, the Company will (a) notify the holders of all of the Shares that a demand registration has been requested, (b) prepare, file and use its best efforts to cause to become effective within 120 days of such demand registration statement in respect of all of the Shares which holders request, no later than 30 days after the date of such notice, to have included therein (the "Included Securities"); provided, that if such demand occurs during the "lock up" or "black out" period (not to exceed 180 days) imposed on the Company pursuant to any underwriting or purchase agreement relating to an underwritten Rule 144A or registered public offering of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock, the Company shall not be required to so notify holders of the Shares and file such demand registration statement prior to the end of such "lock up" or "black out" period, in which event the Company will use its best efforts to cause such demand registration statement to become effective no later than 30 days after the end of such "lock up" or "black out" period and (c) keep such registration statement continuously effective for the shorter of (i) 180 days (the "Effectiveness Period") and (ii) such period of time as all of the Shares included in such registration statement shall have been sold thereunder; provided, that the Company may postpone the filing period, suspend the effectiveness of any registration statement, suspend the use of any prospectus and shall not be required to amend or supplement the registration statement, any related prospectus or any document incorporated therein by reference (other than an effective registration statement being used for an underwritten offering) in the event that, and for a period (a "Black Out Period") not to exceed an aggregate of 45 days with respect to a Demand Registration, (i) an event or circumstance occurs and is continuing as a result of which the registration statement, any related prospectus or any document incorporated therein by reference as then amended or supplemented would, in the Company's good faith judgment, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and
(ii)(A) the Company determines in its good faith judgment that the disclosure of such an event at such time would have a material adverse effect on the business, operations or prospects of the Company or (B) the disclosure otherwise relates to a material business transaction which has not yet been publicly disclosed; provided further, that the Effectiveness Period shall be extended by the number of days in any Black Out Period. In the event of any "lock up" or "black out" period in any underwriting or purchase agreement, the Company will so notify the holders of the Shares.

     Holders of Shares will also have the right to include the Shares in any registration statement under the Securities Act filed by the Company for its own account or for the account of any of its security holders covering the sale of Common Stock (other than (a) a registration statement on Form S-4 or S-8 or (b) a registration statement filed in connection with an offer of securities solely to existing security holders or (c) a Demand Registration) for sale on the same terms and conditions as the securities of the Company or any other selling security holder included therein (a "Piggy-Back Registration") if and whenever any such registration statement is filed under the Securities Act, except that the Piggy-Back Registration right of holders of the Shares shall not apply to any Equity Offering that is the initial Equity Offering of the Company unless the securities of other selling security holders are to be included therein. In the case of a Piggy-Back Registration, the number of the Shares requested to be included therein is subject to a reduction (a "Cut Back") to the extent that the Company is advised by the managing underwriter, if any, therefor that the total number or type of the Shares to be included therein is such as to materially and adversely affect the success of the offering. Any such reduction shall be pro rata among holders of the Shares. If the Company grants any Piggy-Back Registration rights to any person other than to such persons who have Piggy-Back Registration rights existing on the date of the closing of the offering, such securities subject to the Piggy-Back Registration rights shall be cut back prior to any of the Shares.

     If the Company has complied with all its obligations with respect to a Demand Registration or a Piggy-Back Registration relating to an underwritten public offering, all holders of the Shares, upon request of the lead managing underwriter with respect to such underwritten public offering, will be required to not sell or otherwise dispose of any of the Shares owned by them for a period not to exceed 180 days from the consummation of such underwritten public offering, provided, that such requirement shall apply to the Shares not sold in a Demand Registration or Piggy-Back Registration due to a Cut Back for a period not to exceed 90 days from such date of consummation.


     As used herein, "Triggering Event" means the occurrence of any of the following events: (i) the day immediately prior to a Change of Control, (ii) the 90th day (or such earlier date as determined by the Company in its sole discretion) following the initial Equity Offering of the Company or (iii) other than as a result of the initial Equity Offering of the Company, the day on which a class of common equity securities of the Company is listed on a national securities exchange or authorized for quotation on the Nasdaq National Market System or is otherwise subject to registration under the Exchange Act. As used herein, "Equity Offering" shall have the same meaning as set forth in the "Description of New Notes."


     See "The Sweetheart Investment" for registration rights granted to the Sweetheart Stockholders.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


GENERAL

     The following is a discussion of certain U.S. federal income tax consequences of the purchase, ownership and disposition of Notes as of the date hereof applicable to initial Holders who purchased Units pursuant to the Offering. This summary applies only to Notes acquired by the holders thereof and held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). It does not discuss all of the tax consequences that may be relevant to a Holder in light of its particular circumstances or to Holders subject to special rules, such as dealers in securities or foreign currencies, financial institutions, life insurance companies, or regulated investment companies, or to Holders whose functional currency is not the United States dollar or who hold the Notes as part of a synthetic security, conversion transaction, or certain "straddle" or hedging transactions.

     The U.S. federal income tax considerations set forth below are based upon the Code and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those presented below.


TAX CONSEQUENCES TO U.S. HOLDERS

     The following discussion describes United States federal income tax consequences with respect to U.S. Holders.

     For purposes of this discussion, a "U.S. Holder" is a Holder that is an individual who is a citizen or resident of the United States, a corporation or a partnership that is created or organized in the United States or under the laws of the United States or any state thereof or an estate whose income is includable in gross income regardless of its source. A trust generally is a U.S. Holder only if a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all substantial decisions of the trust.


THE NOTES

     Original Issue Discount. The Notes will be issued with original issue discount ("OID"). As a result, a U.S. Holder will generally be required to include OID in income as it accrues, rather than upon the receipt of cash attributable to such income, whether such U.S. Holder uses the cash or accrual method of accounting.

     The amount of OID on a Note generally is the excess of its "stated redemption price at maturity" over its "issue price." A Note's stated redemption price at maturity includes all payments required to be made over the term of the Note other than the payment of "qualified stated interest," which includes interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. The Notes will not provide for the payment of any qualified stated interest. In general, the issue price of a Note will be the price at which a substantial amount of the Units are sold, reduced by the portion of the purchase price of the Units allocable to Shares. The Company will allocate the purchase price of a Unit between the Shares and the Note based on their relative fair market values. Such allocation will be binding on a U.S. Holder, unless the Holder discloses on a statement attached to its income tax return that it is using a different allocation.

     A U.S. Holder must include in income for the taxable year (whether on the cash or accrual method of accounting) the sum of the daily portions of OID accrued for each day of the taxable year in which the Holder held the Note. The daily portions of OID are determined by determining the OID attributable to each accrual period and allocating a ratable portion of such amount to each day in the accrual period. The accrual period may be of any length and may vary in length over the term of the Note, provided that each accrual period is no longer than one year and each scheduled payment of principal and interest occurs on the final day of an accrual period or on the first day of an accrual period. In general, OID allocable to an accrual period equals the product of the (i) adjusted issue price at the beginning of the accrual period (i.e., the original issue price plus previously accrued OID minus prior payments made on the Note other than payments of qualified stated interest) multiplied by
(ii) the yield to maturity of the Note (determined on the basis of compounding at the end of each accrual period). The yield to maturity is the discount rate that, when used in computing the present value of all principal and interest payments to be made on the Note, produces an amount equal to the issue price.

     In general, payments of interest will be treated first as a payment of previously accrued OID and then as payment of principal. Such amounts generally will not be treated as additional interest income. The exchange of a Note for an Exchange Note pursuant to the Exchange Offer should not be taxable to Holders. While not free from doubt, any Liquidated Damages paid should generally be taxable to Holders as ordinary income in accordance with their method of accounting.

     Sale, Exchange or Redemption of a Note. A U.S. Holder will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a
Note in an amount equal to the difference, if any, between the amount received therefor and the Holder's adjusted tax basis in the Note (generally, the Note's adjusted issue price). Such gain or loss generally will be long-term capital gain or loss if the Note was held for more than one year as of the date of disposition. Long-term capital gain recognized by a U.S. Holder that is an individual will be taxed at the lowest rates applicable to capital gains if the U.S. Holder has held the Note for more than 18 months as of the date of disposition.

     Deductibility of OID. If the yield to maturity on the Notes is more than five percentage points in excess of the applicable Federal rate in effect at the time the Notes are issued (such rate for February 1998 is 5.84%, based on semiannual compounding), the Notes will constitute "high yield discount obligations." In that event, the Company will not be able to deduct accrued OID until it is paid. In addition, if the yield to maturity exceeds such applicable Federal rate by more than six percentage points, a portion of the OID (generally, the portion of the OID reflecting the portion of the yield that exceeds the applicable Federal rate plus five percentage points) will not be deductible by the Company even when paid (the "disqualified portion"). Corporate U.S. Holders will be entitled to a dividends received deduction with respect to the accrual of the disqualified portion of OID, if any, to the extent of the Company's current and accumulated earnings and profits.


TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following discussion describes United States federal income and estate tax consequences with respect to the Non-U.S. Holders. Non-U.S. Holders are Holders who are not U.S. Holders.

 INTEREST ON THE NOTES

     Interest and previously accrued OID paid by the Company to a Non-U.S. Holder will not be subject to United States federal income or withholding tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and such Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company; (ii) is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (iii) certifies, under penalties of perjury, that such holder is not a United States person and provides such holder's name and address.

     Interest and previously accrued OID paid to a Non-U.S. Holder of the Notes that is effectively connected with a United States trade or business conducted by such Non-U.S. Holder is taxed at the graduated rates applicable to United States citizens, resident aliens and domestic corporations, and is not subject to withholding tax, if the Non-U.S. Holder gives an appropriate statement to the Company or its paying agent in advance of the payment. In addition to the graduated tax, effectively connected interest received by a Non-U.S. Holder that is a corporation may also be subject to an additional branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty). Interest or previously accrued OID paid to a Non-U.S. Holder that is not effectively connected with a United States trade or business, but to which clause(s) (i), (ii), or (iii) in the preceding paragraph does not apply will be subject to withholding at a rate of 30%, unless the rate is reduced or eliminated by treaty.

 GAIN ON DISPOSITION OF NOTES

     A Non-U.S. Holder will generally not be subject to United States federal income tax on gain recognized on a sale, redemption or other disposition of a Note unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual and holds the Note as a capital asset, such holder is present in the United States for 183 or more days in the taxable year and certain other requirements are met.

     If a Non-U.S. Holder falls under clause (i) in the preceding paragraph, the holder will be taxed on the net gain derived from the sale under the graduated United States federal income tax rates that are applicable to United States citizens, resident aliens and domestic corporations, as the case may be, and may be subject to withholding under certain circumstances (and, with respect to corporate Non-U.S. Holders, may also be subject to the branch profits tax described above). If an individual Non-U.S. Holder falls under clause (ii) in the preceding paragraph, the holder generally will be subject to United States federal income tax at a rate of 30% on the gain derived from the sale and may be subject to withholding under certain circumstances.

 FEDERAL ESTATE TAXES

     If interest on the Notes is exempt from withholding of United States federal income tax under the rules described above, the Notes will not be included in the estate of a deceased Non-U.S. Holder for United States federal estate tax purposes.

 NEW WITHHOLDING REGULATIONS

     The Treasury Department recently promulgated final regulations regarding the withholding and information reporting rules applicable to Non-U.S. Holders (the "New Withholding Regulations"). In general, the New Withholding Regulations do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. The New Withholding Regulations are generally effective for payments made after December 31, 1999, subject to certain transition rules. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the New Withholding Regulations.


INFORMATION REPORTING AND BACKUP WITHHOLDING

     The Company will, where required, report to the holders of Notes and the Internal Revenue Service the amount of any interest (including OID) paid on the Notes in each calendar year and the amounts of tax withheld, if any, with respect to such payments.

     A U.S. Holder of a Note may be subject to information reporting and possible backup withholding. If applicable, backup withholding would apply at a rate of 31% with respect to payments of interest or OID on, or the proceeds of a sale, exchange, redemption, retirement or other disposition of, a Note, unless (i) such Holder is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable backup withholding rules.

     A Non-U.S. Holder of Notes may also be subject to certain information reporting or backup withholding if certain requisite certification is not received or other exemptions do not apply.

     THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INTENDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO A PARTICULAR HOLDER'S SITUATION. PERSONS CONSIDERING A PURCHASE OF THE NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL OR FOREIGN LAWS AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES (POSSIBLY INCLUDING RETROACTIVE CHANGES) IN U.S. FEDERAL AND OTHER TAX LAWS.

                             PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that New Notes issued pursuant to the Exchange Offer to an Eligible Holder in exchange for Old Notes may be offered for resale, resold and otherwise transferred by such Eligible Holder (other than (i) a broker-dealer who purchased the Old Notes directly from the Company for resale pursuant to Rule 144A under the Securities Act or any other available exemption under the Securities Act, or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Eligible Holder is acquiring the New Notes in the ordinary course of business and is not participating, and has no arrangement or understanding with any person to participate, in a distribution of the New Notes.

     Each broker-dealer that holds Old Notes which were acquired for its own account as a result of market-making activities or other trading activities (other than Old Notes acquired directly from the Company or an affiliate of the Company), may exchange the Old Notes for New Notes in the Exchange Offer. However, such broker-dealer may be deemed an "underwriter" within the meaning of the Securities Act and, therefore, must deliver a prospectus in connection with any resales of the New Notes received by such broker-dealer in the Exchange Offer. This prospectus delivery requirement may be satisfied by delivery of this Prospectus, as it may be amended or supplemented from time to time. The Company has agreed that it will provide sufficient copies of the latest version of the Prospectus to broker-dealers promptly upon request at any time during the 270 day period following the effective date of this Prospectus to facilitate such resales.

     The Company will not receive any proceeds from any sale of the New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter' within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     By acceptance of the Exchange Offer, each broker-dealer and Holder that receives New Notes pursuant to the Exchange Offer hereby agrees to notify the Company prior to using the Prospectus in connection with the sale or transfer of New Notes, and each broker-dealer and Holder agrees that upon receipt of any notice from the Company of the existence of any fact or the happening of any event that makes any statement of a material fact in the Prospectus, or any amendment or supplement hereto, or any document incorporated herein by reference untrue or requires the making of any additions or changes in the Prospectus (the "Notice"), such broker-dealer or Holder will forthwith discontinue the disposition of the New Notes until such broker-dealer or Holder
(i) receives copies of a supplemental prospectus or (ii) is advised in writing by the Company that the use of the Prospectus may be resumed and has received copies of any additional or supplemental filings that are incorporated herein by reference. Upon the Company's request and at its expense, each Holder will deliver to the Company all copies, other than permanent file copies in such Holder's possession, of the Prospectus covering such New Notes that was current at the time of receipt of such Notice.

                                 LEGAL MATTERS

     The legality of the New Notes being offered hereby will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York.

                                    EXPERTS


     The financial statements of Fonda as of July 28, 1996 and July 27, 1997, and for each of the three years in the period ended July 27, 1997 included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The financial statements of Sweetheart as of September 30, 1996 and 1997, and for each of the three years in the period ended September 30, 1997 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

UNAUDITED PRO FORMA CONDENSED FINANCIAL DATA OF SWEETHEART AND FONDA

     The Sweetheart Pro Forma Statements of Operations have been derived from Sweetheart's historical statements of operations for the fiscal year ended September 30, 1997 and the six and twelve months ended December 31, 1997, and give effect to (i) the Sweetheart Bakery Disposition and (ii) the Sweetheart Closures, as if each such transaction had occurred on the first day of Sweetheart's fiscal year ended September 30, 1997. The Sweetheart Pro Forma Statement of Operations for the six months ended December 31, 1997 combines the first quarter of Fiscal 1998 and the fourth quarter of Fiscal 1997. The Fonda Pro Forma Statements of Income have been derived from Fonda's historical statements of income for the fiscal year ended July 27, 1997 and the six and twelve months ended January 25, 1998, and give effect to (i) the 1997 Fonda Acquisitions, (ii) the February 24, 1997 issuance of the Fonda Notes, (iii) the Leisureway Acquisition and (iv) the Natural Dam Mill Disposition, as if each such transaction had occurred on the first day of Fonda's fiscal year ended July 27, 1997.


                   SWEETHEART UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                            (DOLLARS IN THOUSANDS)




                                                                     YEAR ENDED SEPTEMBER 30, 1997
                                        ---------------------------------------------------------------------------------------
                                         HISTORICAL        BAKERY             OTHER                                 SWEETHEART
                                         SWEETHEART   DISPOSITION (A)      ADJUSTMENTS     RECLASSIFICATIONS (B)    PRO FORMA
                                        ------------ ----------------- ------------------ ----------------------- -------------
STATEMENT OF OPERATIONS DATA:
Net sales .............................  $ 886,017       $ (31,652)                                                 $ 854,365
Cost of sales .........................    722,539         (26,438)        $  (5,472)(c)         $  95,974            786,603
                                         ---------       ---------         ---------             ---------          ---------
 Gross income .........................    163,478          (5,214)            5,472               (95,974)            67,762
                                         ---------       ---------         ---------             ---------          ---------
Transportation ........................     98,482          (2,508)                                (95,974)                --
Selling, general and administrative
 expenses .............................     66,792          (1,164)                                                    65,628
Loss on asset disposal and
 impairment ...........................     24,550              --                                                     24,550
Restructuring charges .................      9,680              --            (9,680)(c)                                   --
Other income, net .....................         --              --                                     (73)               (73)
                                         ---------       ---------         ---------             ---------          ---------
 Income from operations ...............    (36,026)         (1,542)           15,152                    73            (22,343)
Other income ..........................     (1,620)             --                                  (1,620)                --
Interest expense, net .................     41,812              --                                  (1,547)            40,265
                                         ---------       ---------         ---------             ---------          ---------
Income (loss) before taxes,
 cumulative effect of an accounting
 change and extraordinary loss ........    (76,218)         (1,542)           15,152                                  (62,608)
Income tax (benefit) expense (d) ......    (30,487)           (617)            6,061                                  (25,043)
                                         ---------       ---------         ---------                                ---------
Income (loss) before cumulative
 effect of an accounting change and
 extraordinary loss ...................  $ (45,731)      $    (925)        $   9,091                                $ (37,565)
                                         =========       =========         =========                                =========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (e) .............  $  38,241                                                                  $  38,241
Capital expenditures ..................     47,757                         $  (1,568)                                  46,189
Depreciation and amortization (f) .....     44,152                              (888)            $     (88)            43,176
OTHER NON-GAAP FINANCIAL DATA:
EBITDA (g) ............................  $  43,976                                                                  $  46,930
Ratio of EBITDA to cash interest
 expense (g)(e) .......................        1.1x                                                                       1.2x

See Notes to Sweetheart Unaudited Pro Forma Condensed Statements of Operations.

                   SWEETHEART UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                            (DOLLARS IN THOUSANDS)




                                                                  SIX MONTHS ENDED DECEMBER 31, 1997
                                            -------------------------------------------------------------------------------
                                             HISTORICAL        BAKERY             OTHER           RECLASS-      SWEETHEARTS
                                             SWEETHEART   DISPOSITION (A)      ADJUSTMENTS     IFICATIONS (B)    PRO FORMA
                                            ------------ ----------------- ------------------ ---------------- ------------
STATEMENT OF OPERATIONS DATA:
Net sales .................................  $ 437,901       $ (12,158)                                         $ 425,743
Cost of sales .............................    352,115          (9,805)        $  (1,029)(c)     $  49,060        390,341
                                             ---------       ---------         ---------         ---------      ---------
 Gross income .............................     85,786          (2,353)            1,029           (49,060)        35,402
                                             ---------       ---------         ---------         ---------      ---------
Transportation ............................     50,055            (995)                            (49,060)            --
Selling, general and administrative
 expenses .................................     36,647            (461)                                            36,186
Loss on asset disposal and
 impairment ...............................     24,550              --                                             24,550
Restructuring charges .....................      9,680              --            (9,680)(c)                           --
Other income, net .........................         --              --                              (3,514)        (3,514)
                                             ---------       ---------         ---------         ---------      ---------
 Income from operations ...................    (35,146)           (897)           10,709             3,514        (21,820)
Other income ..............................     (4,184)             --                               4,184             --
Interest expense, net .....................     22,084              --                                (670)        21,414
                                             ---------       ---------         ---------         ---------      ---------
Income (loss) before taxes,
 cumulative effect of an accounting
 change and extraordinary loss ............    (53,046)           (897)           10,709                          (43,234)
Income tax (benefit) expense (d) ..........    (21,213)           (359)            4,284                          (17,288)
                                             ---------       ---------         ---------                        ---------
Income (loss) before cumulative
 effect of an accounting change and
 extraordinary loss .......................  $ (31,833)      $    (538)        $   6,425                        $ (25,946)
                                             =========       =========         =========                        =========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (e) .................  $  20,565                                                          $  20,565
Capital expenditures ......................     17,388       $    (230)                                            17,158
Depreciation and amortization (f) .........     22,112            (305)        $     (28)                          21,779
OTHER NON-GAAP FINANCIAL DATA:
EBITDA (g) ................................  $  21,921                                                          $  21,720
Ratio of EBITDA to cash interest
 expense (g)(e) ...........................        1.1x                                                               1.1x

See Notes to Sweetheart Unaudited Pro Forma Condensed Statements of Operations.

                   SWEETHEART UNAUDITED PRO FORMA CONDENSED
                            STATEMENT OF OPERATIONS
                            (DOLLARS IN THOUSANDS)




                                                                 TWELVE MONTHS ENDED DECEMBER 31, 1997
                                            --------------------------------------------------------------------------------
                                             HISTORICAL        BAKERY             OTHER           RECLASS-       SWEETHEART
                                             SWEETHEART   DISPOSITION (A)      ADJUSTMENTS     IFICATIONS (B)    PRO FORMA
                                            ------------ ----------------- ------------------ ---------------- -------------
STATEMENT OF OPERATIONS DATA:
Net sales .................................  $ 885,867       $ (30,578)                                          $ 855,289
Cost of sales .............................    710,021         (27,258)        $  (4,104)(c)     $  97,251         775,910
                                             ---------       ---------         ---------         ---------       ---------
 Gross income .............................    175,846          (3,320)            4,104           (97,251)         79,379
                                             ---------       ---------         ---------         ---------       ---------
Transportation ............................     99,685          (2,434)                            (97,251)             --
Selling, general and administrative
 expenses .................................     69,678            (919)                                             68,759
Loss on asset disposal and
 impairment ...............................     24,550              --                                              24,550
Restructuring charges .....................      9,680              --            (9,680)(c)                            --
Other income, net .........................         --              --                              (3,436)         (3,436)
                                             ---------       ---------         ---------         ---------       ---------
 Income from operations ...................    (27,747)             33            13,784             3,436         (10,494)
Other income ..............................     (4,928)             --                               4,928              --
Interest expense, net .....................     42,986              --                              (1,492)         41,494
                                             ---------       ---------         ---------         ---------       ---------
Income (loss) before taxes,
 cumulative effect of an accounting
 change and extraordinary loss ............    (65,805)             33            13,784                           (51,988)
Income tax (benefit) expense (d) ..........    (26,321)            (13)            5,514                           (20,794)
                                             ---------       ---------         ---------                         ---------
Income (loss) before cumulative
 effect of an accounting change and
 extraordinary loss .......................  $ (39,484)      $      20         $   8,270                         $ (31,194)
                                             =========       =========         =========                         =========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (e) .................  $  39,672                                                           $  39,672
Capital expenditures ......................     45,368       $  (1,412)                                             43,956
Depreciation and amortization (f) .........     44,300            (752)        $    (110)                           43,469
OTHER NON-GAAP FINANCIAL DATA:
EBITDA (g) ................................  $  52,252                                                           $  55,558
Ratio of EBITDA to cash interest
 expense (g)(e) ...........................        1.3x                                                                1.4x

See Notes to Sweetheart Unaudited Pro Forma Condensed Statements of Operations.

  NOTES TO SWEETHEART UNAUDITED PRO FORMA CONDENSED STATEMENTS OF OPERATIONS


(a) Reflects the elimination of the results of operations of Sweetheart's bakery operations as a result of the Sweetheart Bakery Disposition.


(b) Reflects certain reclassifications for consistency with Fonda's presentation, as follows:


   (i) transportation costs, including freight, warehousing and distribution, are reclassified from transportation to cost of sales;


   (ii) interest income is reclassified from other income to interest expense, net; and


   (iii)      other income is reclassified to operating income.


(c) Reflects the elimination of certain costs as a result of the Sweetheart Closures, as well as the elimination of the restructuring charge incurred in connection therewith.


(d) For pro forma purposes, the income tax provision was calculated at 40% based on enacted statutory rates applied to pro forma pre-tax income and the provision of SFAS No. 109.


(e) Cash interest expense consists of interest expense, excluding amortization of deferred financing costs of $3,571, $1,519 and $3,313 for Fiscal 1997 and the six and twelve months ended December 31, 1997, respectively.


(f) Depreciation and amortization excludes amortization of debt issuance costs which are included in interest expense.


(g) EBITDA represents income from operations before interest expense, provision for income taxes, depreciation and amortization, loss on asset disposal and impairment, and gain on the Sweetheart Bakery Disposition of $3,459 in the six and twelve month periods ended December 31, 1997. EBITDA is generally accepted as providing information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.

                      FONDA UNAUDITED PRO FORMA CONDENSED
                              STATEMENT OF INCOME
                            (DOLLARS IN THOUSANDS)




                                                                       YEAR ENDED JULY 27, 1997
                                            ------------------------------------------------------------------------------
                                                              NATURAL
                                                FONDA         DAM MILL       ACQUISITIONS         OTHER           FONDA
                                             HISTORICAL   DISPOSITION (A)   HISTORICAL (B)     ADJUSTMENTS      PRO FORMA
                                            ------------ ----------------- ---------------- ----------------- ------------
STATEMENT OF INCOME DATA:
Net sales .................................   $252,513       $ (19,340)         $29,677                         $262,850
Cost of goods sold ........................    196,333         (13,114)          21,595        $      90(c)      204,904
                                              --------       ---------          -------        ---------        --------
Gross profit ..............................     56,180          (6,226)           8,082              (90)         57,946
                                              --------       ---------          -------        ---------        --------
Selling, general and administrative
 expenses .................................     37,168          (2,125)           5,908           (1,561)(d)      39,390
Other income, net .........................     (1,608)             --               --                           (1,608)
                                              --------       ---------          -------        ---------        --------
Income from operations ....................     20,620          (4,101)           2,174            1,471          20,164
Interest expense, net .....................      9,017              --               --            3,067(e)       12,084
                                              --------       ---------          -------        ---------        --------
Income before taxes and
 extraordinary loss .......................     11,603          (4,101)           2,174           (1,596)          8,080
Income taxes (f) ..........................      4,872          (1,722)             913             (670)          3,393
                                              --------       ---------          -------        ---------        --------
Income before extraordinary loss ..........   $  6,731       $  (2,379)         $ 1,261        $    (926)       $  4,687
                                              ========       =========          =======        =========        ========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (g) .................   $  8,309                                                          $ 11,520
Capital expenditures ......................     10,363       $  (8,601)                                            1,762
Depreciation and amortization (h) .........      4,440            (171)         $   351        $     786           5,406
OTHER NON-GAAP FINANCIAL DATA:
EBITDA (i) ................................   $ 23,942                                                          $ 23,962
Ratio of EBITDA to cash interest
 expense (i)(g) ...........................        2.9x                                                              2.1x

     See Notes to Fonda Unaudited Pro Forma Condensed Statement of Income.

                      FONDA UNAUDITED PRO FORMA CONDENSED
                              STATEMENT OF INCOME
                            (DOLLARS IN THOUSANDS)




                                                                  SIX MONTHS ENDED JANUARY 25, 1998
                                            -----------------------------------------------------------------------------
                                                              NATURAL
                                                FONDA         DAM MILL       ACQUISITIONS        OTHER          FONDA
                                             HISTORICAL   DISPOSITION (A)   HISTORICAL (B)    ADJUSTMENTS     PRO FORMA
                                            ------------ ----------------- ---------------- --------------- -------------
STATEMENT OF INCOME DATA:
Net sales .................................  $ 136,674       $ (8,893)          $4,292                        $ 132,073
Cost of goods sold ........................    108,077         (7,742)           3,253              35(c)       103,623
                                             ---------       --------           ------              --        ---------
Gross profit ..............................     28,597         (1,151)           1,039             (35)          28,450
                                             ---------       --------           ------             ---        ---------
Selling, general and administrative
 expenses .................................     19,814           (610)             930            (130)(d)       20,004
Income from operations ....................      8,783           (541)             109              95            8,446
Interest expense, net .....................      6,003             --               --                            6,003
                                             ---------       --------           ------             ---        ---------
Income before taxes and
 extraordinary loss .......................      2,780           (541)             109              95            2,443
Income taxes (f) ..........................      1,168           (227)              46              40            1,027
                                             ---------       --------           ------            ----        ---------
Income before extraordinary loss ..........  $   1,612       $   (314)          $   63         $    55        $   1,416
                                             =========       ========           ======         =======        =========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (g) .................  $   5,924                                                        $   5,731
Capital expenditures ......................      4,408       $ (1,692)                                            2,716
Depreciation and amortization (h) .........      2,694           (110)          $   23         $   140            2,747
OTHER NON-GAAP FINANCIAL DATA:
EBITDA (i) ................................  $  11,670                                                        $  11,193
Ratio of EBITDA to cash interest
 expense (i)(g) ...........................        2.0x                                                             2.0x

     See Notes to Fonda Unaudited Pro Forma Condensed Statement of Income.

                      FONDA UNAUDITED PRO FORMA CONDENSED
                              STATEMENT OF INCOME
                            (DOLLARS IN THOUSANDS)




                                                                TWELVE MONTHS ENDED JANUARY 25, 1998
                                            -----------------------------------------------------------------------------
                                                              NATURAL
                                                FONDA         DAM MILL       ACQUISITIONS        OTHER          FONDA
                                             HISTORICAL   DISPOSITION (A)   HISTORICAL (B)    ADJUSTMENTS     PRO FORMA
                                            ------------ ----------------- ---------------- --------------- -------------
STATEMENT OF INCOME DATA:
Net sales .................................   $264,808       $ (19,037)         $17,424                       $ 263,195
Cost of goods sold ........................    207,423         (14,357)          13,334             77(c)       206,477
                                              --------       ---------          -------             ---       ---------
Gross profit ..............................     57,385          (4,680)           4,090            (77)          56,718
                                              --------       ---------          -------            ----       ---------
Selling, general and administrative
 expenses .................................     37,462          (1,685)           2,923            (22)(d)       38,678
Other income, net .........................     (1,608)             --               --         (1,608)
                                              --------       ---------          -------         -------
Income from operations ....................     21,531          (2,995)           1,167            (55)          19,648
Interest expense, net .....................     10,480              --               --          1,582(e)        12,062
                                              --------       ---------          -------         -------       ---------
Income before taxes and
 extraordinary loss .......................     11,051          (2,995)           1,167         (1,637)           7,586
Income taxes (f) ..........................      4,640          (1,257)             490           (687)           3,186
                                              --------       ---------          -------         -------       ---------
Income before extraordinary loss ..........   $  6,411       $  (1,738)         $   677        $  (950)       $   4,400
                                              ========       =========          =======        ========       =========
OTHER GAAP FINANCIAL DATA:
Cash interest expense (g) .................   $ 10,233                                                        $  11,498
Capital expenditures ......................     12,697       $  (9,159)                                           3,538
Depreciation and amortization (h) .........      4,275             285          $   184        $   651            5,395
OTHER NON-GAAP FINANCIAL DATA:
EBITDA (i) ................................   $ 24,881                                                        $  23,435
Ratio of EBITDA to cash interest
 expense (i)(g) ...........................        2.4x                                                             2.0x

     See Notes to Fonda Unaudited Pro Forma Condensed Statement of Income.

       NOTES TO FONDA UNAUDITED PRO FORMA CONDENSED STATEMENTS OF INCOME

(a) Reflects the elimination of the results of operations of the Natural Dam mill as a result of the Natural Dam Mill Disposition.

(b) The results of operations of each entity acquired in the 1997 Fonda Acquisitions are included in Fonda's historical results of operations commencing with such entity's respective acquisition date. The adjustments reflect (i) the additional results of operations of the acquired entities as if such acquisitions had occurred at the beginning of the year ended July 27, 1997 and (ii) the results of operations of the Leisureway Acquisition as if it had occurred at the beginning of the year ended July 27, 1997.

(c) Reflects an increase in depreciation expense resulting from the allocation of the purchase price to the long-term assets acquired based on fair value and an average life ranging from 8 to 30 years.

(d) Reflects adjustments to general and administrative expenses resulting from the 1997 Fonda Acquisitions and the Leisureway Acquisition, as follows:

                                                                    SIX MONTHS       TWELVE MONTHS
                                                   YEAR ENDED          ENDED             ENDED
                                                 JULY 27, 1997   JANUARY 25, 1998   JANUARY 25, 1998
                                                --------------- ------------------ -----------------
 Goodwill amortization over twenty years:
  1997 Fonda Acquisitions .....................    $    440                             $  176
  Leisureway Acquisition ......................         373           $  155               342

 Contractual reduction in officer compensation:
  1997 Fonda Acquisitions .....................      (1,439)                                --
  Leisureway Acquisition ......................        (935)            (285)             (540)
                                                   --------           ------            ------
                                                   $ (1,561)          $ (130)           $  (22)
                                                   ========           ======            ======

(e) Reflects (i) the elimination of interest income attributable to cash used to finance a portion of the 1997 Fonda Acquisitions, (ii) additional interest expense resulting from the issuance of the Fonda Notes and borrowings under the Fonda Credit Facility to finance the 1997 Fonda Acquisitions and the Leisureway Acquisition and (iii) the elimination of interest expense relating to indebtedness that was repaid with a portion of the proceeds of the Fonda Notes and the Natural Dam Mill Disposition.

(f) For pro forma purposes, the income tax provision was calculated at 42% based on enacted statutory rates applied to pro forma pre-tax income and the provisions of SFAS No. 109.

(g) Cash interest expense consists of interest expense, excluding amortization of deferred financing costs of $564, $272 and $564 for Fiscal 1997 and the six and twelve months ended January 25, 1998, respectively.

(h) Depreciation and amortization excludes amortization of deferred financing costs, which are included in interest expense.

(i) EBITDA represents income from operations before interest expense, provision for income taxes, other income and depreciation and amortization. EBITDA is generally accepted as providing information regarding a company's ability to service debt. EBITDA should not be considered in isolation or as a substitute for net income, cash flows from operations, or other income or cash flow data prepared in accordance with generally accepted accounting principles or as a measure of a company's profitability or liquidity.


           EBITDA does not reflect the elimination of $2.8 million and $1.4 million of fixed costs in Fiscal 1997 and the twelve months ended January 25, 1998, respectively, that would not have been incurred had the Three Rivers and Long Beach facilities been closed at the beginning of the year ended July 27, 1997.

                            SF HOLDINGS GROUP, INC.


                         INDEX TO FINANCIAL STATEMENTS



                                                                                           PAGE
THE FONDA GROUP, INC.:
 Independent Auditors' Report ............................................................ F-2
 Balance Sheets as of July 28, 1996 and July 27, 1997 and (unaudited) January 25, 1998 ... F-3
 Statements of Income for the Years Ended July 30, 1995, July 28, 1996 and July 27, 1997
   and (unaudited) the Six Months Ended January 26, 1997 and January 25, 1998 ............ F-4
 Statements of Cash Flows for the Years Ended July 30, 1995, July 28, 1996 and July 27,
   1997 and (unaudited) the Six Months ended January 26, 1997 and January 25, 1998 ....... F-5
 Notes to Financial Statements ........................................................... F-6
SWEETHEART HOLDINGS INC.:
 Report of Independent Public Accountants ................................................ F-18
 Consolidated Balance Sheets as of September 30, 1996 and 1997 and (unaudited)
   December 31, 1997 ..................................................................... F-19
 Consolidated Statements of Operations for the Years Ended September 30, 1995, 1996 and
   1997 and (unaudited) the Three Months Ended December 31, 1996 and 1997 ................ F-20
 Consolidated Statements of Cash Flows for the Years Ended September 30, 1995, 1996 and
   1997 and (unaudited) the Three Months Ended December 31, 1996 and 1997 ................ F-21
 Consolidated Statements of Shareholders' Equity for the Years Ended September 30, 1995,
   1996 and 1997 and (unaudited) the Three Months ended December 31, 1997 ................ F-22
 Notes to Financial Statements ........................................................... F-23

                         INDEPENDENT AUDITORS' REPORT


Board of Directors
The Fonda Group, Inc.


     We have audited the accompanying balance sheets of The Fonda Group, Inc. as of July 28, 1996 and July 27, 1997 and the related statements of income and cash flows for each of the three years in the period ended July 27, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such financial statements present fairly, in all material respects, the financial position of The Fonda Group, Inc. as of July 28, 1996 and July 27, 1997 and the results of its operations and its cash flows for each of the three years in the period ended July 27, 1997 in conformity with generally accepted accounting principles.




                                               DELOITTE & TOUCHE LLP


Stamford, Connecticut
September 25, 1997
(March 24, 1998 as to Note 16)

                             THE FONDA GROUP, INC.

                                BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)




                                                                JULY 28, 1996     JULY 27, 1997     JANUARY 25, 1998
                                                               ---------------   ---------------   -----------------
                                                                                                      (UNAUDITED)
                                                         ASSETS
Current assets:
 Cash ......................................................       $  1,467          $  5,908           $    524
 Accounts receivable, less allowance for doubtful
   accounts of $549, $961 and $1,070, respectively .........         27,173            30,009             31,725
 Due from affiliates .......................................            994             1,207              2,072
 Inventories ...............................................         37,467            40,834             39,434
 Deferred income taxes .....................................          5,435             6,780              7,177
 Refundable income taxes ...................................            822             1,657                969
 Other current assets ......................................          1,160             4,178                921
                                                                   --------          --------           --------
   Total current assets ....................................         74,518            90,573             82,822
Property, plant and equipment, net .........................         46,350            59,261             61,354
Goodwill, net ..............................................          5,400            15,405             22,459
Other assets, net ..........................................          9,900            14,365             14,202
                                                                   --------          --------           --------
TOTAL ASSETS ...............................................       $136,168          $179,604           $180,837
                                                                   ========          ========           ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ..........................................       $ 14,671          $  7,340           $ 10,389
 Accrued expenses ..........................................         14,893            24,611             24,038
 Current maturities of long-term debt ......................          6,023               619                537
                                                                   --------          --------           --------
   Total current liabilities ...............................         35,587            32,570             34,964
Long-term debt .............................................         81,740           122,368            128,172
Other liabilities ..........................................          2,345             1,436              1,865
Deferred income taxes ......................................          2,444             6,144              6,926
                                                                   --------          --------           --------
   Total liabilities .......................................        122,116           162,518            171,927
Redeemable common stock, $.01 par value, 7,000
 shares issued, 7,000, 6,500 and 6,500 shares
 outstanding, respectively .................................          2,179             2,076              2,108
Stockholders' equity .......................................         11,873            15,010              6,802
                                                                   --------          --------           --------
TOTAL LIABILITIES AND STOCKHOLDERS'
 EQUITY ....................................................       $136,168          $179,604           $180,837
                                                                   ========          ========           ========

                       See notes to financial statements.

                             THE FONDA GROUP, INC.

                             STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)




                                                                YEARS ENDED                  SIX MONTHS ENDED
                                                     ---------------------------------- --------------------------
                                                      JULY 30,   JULY 28,    JULY 27,    JANUARY 26,   JANUARY 25,
                                                        1995       1996        1997          1997         1998
                                                     ---------- ---------- ------------ ------------- ------------
                                                                                               (UNAUDITED)
Net sales ..........................................  $97,074    $204,903    $252,513      $124,379     $136,674
Cost of goods sold .................................   76,252     161,304     196,333        96,987      108,077
                                                      -------    --------    --------      --------     --------
   Gross profit ....................................   20,822      43,599      56,180        27,392       28,597
Selling, general and administrative expenses .......   13,568      29,735      37,168        19,520       19,814
Other income, net ..................................       --          --      (1,608)           --           --
Management fee .....................................      544          --          --            --           --
                                                      -------    --------    --------      --------     --------
 Income from operations ............................    6,710      13,864      20,620         7,872        8,783
Interest expense (net of $490 interest income in
 Fiscal 1997 and $193 in Fiscal 1998 six
 months) ...........................................    2,943       7,934       9,017         4,540        6,003
                                                      -------    --------    --------      --------     --------
Income before income taxes and extraordinary
 loss ..............................................    3,767       5,930      11,603         3,332        2,780
Provision for income taxes .........................    1,585       2,500       4,872         1,400        1,168
                                                      -------    --------    --------      --------     --------
 Income before extraordinary loss ..................    2,182       3,430       6,731         1,932        1,612
Extraordinary loss from debt extinguishment,
 net ...............................................       --          --       3,495            --           --
                                                      -------    --------    --------      --------     --------
 Net income ........................................  $ 2,182    $  3,430    $  3,236      $  1,932     $  1,612
                                                      =======    ========    ========      ========     ========

                       See notes to financial statements.

                             THE FONDA GROUP, INC.

                           STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)



                                                                   YEARS ENDED                    SIX MONTHS ENDED
                                                      -------------------------------------- --------------------------
                                                        JULY 30,     JULY 28,     JULY 27,    JANUARY 26,   JANUARY 25,
                                                          1995         1996         1997          1997         1998
                                                      ------------ ------------ ------------ ------------- ------------
                                                                                                    (UNAUDITED)
Operating activities:
 Net income .........................................  $   2,182    $   3,430    $   3,236     $  1,932     $   1,612
 Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities:
   Depreciation and amortization ....................      1,669        3,450        4,440        2,859         2,694
   Amortization and write-off of debt issuance
    costs ...........................................        560        1,021        2,640          190           272
   Elimination of unamortized debt discount .........         --           --        2,108           --            --
   Provision for doubtful accounts ..................        184          148          457          121           108
   Deferred income taxes ............................     (1,690)         533        3,005          594           538
   Gain on sale of equipment ........................         --           --           --           --          (466)
   Interest capitalized on debt .....................         --          165          684          350            --
   Changes in assets and liabilities (net of
    business acquisitions):
    Accounts receivable .............................     (6,543)       6,826       (2,007)       2,777          (736)
    Due from affiliates .............................        464         (994)        (213)         336          (865)
    Inventories .....................................     (6,648)        (299)      (1,178)      (1,036)        1,973
    Other current assets ............................       (309)         (26)      (3,273)         116         3,275
    Accounts payable and accrued expenses ...........      3,840        8,782       (1,019)      (2,001)          553
    Income taxes payable (refundable) ...............      3,029       (3,644)      (1,280)        (868)          499
    Other ...........................................     (1,512)      (1,719)         673         (587)         (133)
                                                       ---------    ---------    ---------     --------     ---------
   Net cash provided by (used in) operating
    activities ......................................     (4,774)      17,673        8,273        4,783         9,324
                                                       ---------    ---------    ---------     --------     ---------
Investing activities:
 Capital expenditures ...............................     (1,608)      (1,314)     (10,363)      (2,074)       (4,408)
 Proceeds from disposition of equipment .............         --           --           --           --           479
 Payments for business acquisitions .................    (27,985)     (45,218)     (23,043)          --        (6,712)
 Note receivable from affiliate .....................         --           --       (2,600)          --            --
                                                       ---------    ---------    ---------     --------     ---------
    Net cash used in investing activities ...........    (29,593)     (46,532)     (36,006)      (2,074)      (10,641)
                                                       ---------    ---------    ---------     --------     ---------
Financing activities:
 Net increase (decrease) in revolving credit
   agreement ........................................     (7,225)      14,745      (32,842)        (786)        6,029
 Proceeds from long-term debt .......................     47,520       18,803      120,000           --            --
 Repayments of long-term debt .......................     (3,638)      (2,499)     (49,879)      (3,063)         (308)
 Debt issuance costs ................................     (2,395)        (843)      (4,902)          --
 Acquisition of common stock ........................         --           --         (203)          --        (9,788)
                                                       ---------    ---------    ---------     --------     ---------
 Net cash provided by (used in) financing
   activities .......................................     34,262       30,206       32,174       (3,849)       (4,067)
                                                       ---------    ---------    ---------     --------     ---------
Net increase (decrease) in cash .....................       (105)       1,347        4,441       (1,140)       (5,384)
Cash, beginning of period ...........................        225          120        1,467        1,467         5,908
                                                       ---------    ---------    ---------     --------     ---------
Cash, end of period .................................  $     120    $   1,467    $   5,908     $    327     $     524
                                                       =========    =========    =========     ========     =========
Supplemental cash flow information:
 Cash paid during the period for:
   Interest, including $163 capitalized in Fiscal
    1997 and $192 in Fiscal 1998 six months .........  $   2,114    $   6,029    $   5,018     $  3,383     $   6,163
   Income taxes, net of refunds .....................         --        5,611          614        1,630            98
 Businesses acquired:
   Fair value of assets acquired ....................  $  37,777    $  59,090    $  23,637                  $   9,147
   Cash paid ........................................     27,985       45,218       23,043                      6,712
                                                       ---------    ---------    ---------                  ---------
   Liabilities assumed (including notes payable
    to sellers of $9,250 during Fiscal 1996) ........  $   9,792    $  13,872    $     594                  $   2,435
                                                       =========    =========    =========                  =========

                       See notes to financial statements.

                               FONDA GROUP, INC.

                         NOTES TO FINANCIAL STATEMENTS


1. BUSINESS DESCRIPTION AND ORGANIZATION

     The Fonda Group, Inc. (the "Company") is a leading converter and marketer of a broad line of disposable paper food service products. Prior to March 30, 1995, the Company was a wholly-owned subsidiary of Four M Corporation ("Four M"). On March 30, 1995, Four M distributed approximately 96% of the Company's common stock to Four M's sole stockholder at such time. The remaining 4% of the Company's common stock was distributed to American International Life Insurance Company of New York ("AIG") (see Note 16).


2. SIGNIFICANT ACCOUNTING POLICIES

     MANAGEMENT ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.


     FISCAL YEAR -- The Company's fiscal year is the fifty-two or fifty-three week period which ends on the last Sunday in July. The 1995, 1996 and 1997 fiscal years were fifty-two week periods ended July 30, 1995, July 28, 1996 and July 27, 1997, respectively.

     INVENTORIES -- Inventories are valued at the lower of cost (first-in, first-out method) or market.

     PROPERTY, PLANT AND EQUIPMENT -- Property, plant and equipment is stated at cost or fair market value for business acquisitions. Depreciation is computed by use of the straight-line method over the estimated useful lives of the assets.

     GOODWILL -- Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired and is amortized on a straight-line basis over twenty years. The carrying value of goodwill is reviewed when facts and circumstances suggest that it may be impaired. The Company assesses its recoverability by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted projected future cash flows.

     INCOME TAXES -- Deferred income taxes are provided on the differences between the basis of assets and liabilities for financial reporting and income tax purposes using presently enacted tax rates.

     DEBT ISSUANCE COSTS -- Included in other assets are unamortized debt issuance costs of $2.8 million at July 28, 1996 and $4.8 million at July 27, 1997 incurred in connection with obtaining financing which are being amortized over the terms of the respective borrowing agreements.

     FAIR VALUE OF FINANCIAL INSTRUMENTS -- The carrying value of financial instruments including cash, accounts receivable and accounts payable approximate fair value because of the relatively short maturities of these instruments. The carrying value of long-term debt, including the current portion and subordinated debt, approximate fair value based upon market rates for similar instruments.

     INTERIM FINANCIAL STATEMENTS -- The accompanying balance sheet as of January 25, 1998 and the statements of income and cash flows for the six months ended January 26, 1997 and January 25, 1998 are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. Results for interim periods are not necessarily indicative of results for the entire year.

     IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS -- In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, which will be effective for the Company beginning August 1, 1998. SFAS No. 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company has not yet completed its analysis of which operating segments, if any, it will report on.

                               FONDA GROUP, INC.

3. BUSINESS ACQUISITIONS

     The following acquisitions have been accounted for under the purchase method and their results of operations have been included in the statements of income since the respective dates of acquisition. Goodwill amortization was less than $.1 million in Fiscal 1995, $.2 million in Fiscal 1996 and $.4 million in Fiscal 1997.

     The following summarized, unaudited pro forma results of operations assume the business acquisitions occurred as of the beginning of the respective years (in thousands).


                                                          YEARS ENDED
                                             -------------------------------------
                                              JULY 30,     JULY 28,      JULY 27,
                                                1995         1996          1997
                                             ----------   ----------   -----------
Net sales ................................    $238,645     $286,849     $271,777
Income before extraordinary loss .........    $  1,764     $  6,308     $  7,412

1998 ACQUISITION

     In January 1998, the Company acquired certain net assets of Leisureway, Inc., a manufacturer of white paper plates for $7.3 million, including a deferred payment of $.6 million and acquisition costs, subject to a working capital adjustment. The excess of the purchase price over the Company's preliminary evaluation of the fair value of the net assets acquired was $7.5 million and has been recorded as goodwill.


1997 ACQUISITIONS

     In June 1997, the Company acquired all of the outstanding capital stock of Heartland Mfg. Corp., a manufacturer of paper plates, for $12.6 million, including acquisition costs. The excess of the purchase price over the Company's evaluation of the fair value of the net assets acquired was $9.3 million and has been recorded as goodwill.

     Also in June 1997, the Company acquired from Tenneco Inc. net assets relating to the manufacture of placemats and other disposable tabletop products for $6.6 million, including acquisition costs. The excess of the purchase price over the Company's evaluation of the fair value of the net assets acquired was $1.3 million and has been recorded as goodwill.


1996 ACQUISITIONS

     In May 1996, the Company acquired certain net assets of two divisions (James River-California and Natural Dam) of the Specialties Operations Division (the "Division") of James River Paper Corporation ("James River") for $13.1 million (including a final purchase price adjustment consummated in Fiscal
1997), including acquisition costs. The purchase price consisted of cash and a promissory note to the seller for $7 million, see Note 9 (which was later reduced to $2.2 million in a final settlement of this note simultaneous with the final purchase price adjustment). In Fiscal 1997, management decided to close the James River--California facility which produced tissue-based products. The Natural Dam mill produces specialty and deep-toned colored tissue paper. Natural Dam hosts a co-generation facility on its property which produces steam for internal use and which is expected to provide significant cost savings. Natural Dam received all of its steam energy requirements at 50% of historical cost in calendar 1997 and expects to receive significantly increased savings for the next 40 years thereafter. In addition, Natural Dam expects to receive land lease payments from the operator of the land occupied by the co-generation facility. See Note 15. The $10 million in benefits from the co-generation facility is included in long-term assets acquired and is being amortized based upon Natural Dam's annual savings over the 42-year remaining life of the contract. See Note 16. The excess of the Company's evaluation of the fair value of the net assets acquired (including $10 million in benefits from the co-generation facility) over the final adjusted

                               FONDA GROUP, INC.

3. BUSINESS ACQUISITIONS--(CONTINUED)

purchase price was $6.3 million and has been allocated to long-term assets. The remaining net assets and business of the Division were acquired by Creative Expressions Group, Inc. ("CEG"), a company under common ownership with the Company, in a separate transaction.

     In December 1995, the Company acquired the Chesapeake Consumer Products Company ("Chesapeake") from Chesapeake Corporation for $29 million, including acquisition costs. Chesapeake produces design-intensive and solid-colored premium napkins, tablecovers and crepe paper. The excess of the purchase price over the Company's evaluation of the fair value of the net assets acquired was $4.6 million and has been recorded as goodwill.

     In November 1995, the Company acquired substantially all of the net assets of Alfred Bleyer & Co., Inc. ("Maspeth"), a manufacturer of paper plates and cups, for $10 million, including acquisition costs. The purchase price consisted of cash and a promissory note to the seller for $2.25 million. The excess of the Company's evaluation of the fair value of the net assets over the purchase price was $.1 million and has been allocated to the long-term assets.


1995 ACQUISITION

     In March 1995, the Company acquired substantially all of the net assets of the Scott Foodservice Division ("Hoffmaster") from Scott Paper Company ("Scott") for $28 million, including acquisition costs. Hoffmaster produces colored and custom-printed napkins and placemats. The excess of the purchase price over the Company's evaluation of the fair value of the net assets acquired was $.8 million and has been recorded as goodwill.


4. OTHER INCOME, NET
Other income, net in Fiscal 1997 includes a net $2.9 million from the settlement of a lawsuit. Partially offsetting this gain was a $1.3 million charge for costs of the closure of the Company's Three Rivers, Michigan facility. The charge covers the costs for the termination of employees as well as ongoing costs to maintain the facility until its disposition.


5. INVENTORIES

     Inventories consist of the following (in thousands):


                             JULY 28,     JULY 27,     JANUARY 25,
                               1996         1997          1998
                            ----------   ----------   ------------
                                                       (UNAUDITED)
Raw materials ...........    $17,015      $18,143        $18,299
Work-in-process .........        339          391            277
Finished goods ..........     19,126       20,345         18,739
Other ...................        987        1,955          2,119
                             -------      -------        -------
                             $37,467      $40,834        $39,434
                             =======      =======        =======

                               FONDA GROUP, INC.

6. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following (in thousands):




                                            LIVES IN      JULY 28,       JULY 27,      JANUARY 25,
                                              YEARS         1996           1997           1998
                                           ----------   ------------   ------------   ------------
                                                                                       (UNAUDITED)
Land and buildings .....................     20-40       $  17,675      $  21,703      $  21,792
Machinery and equipment ................      3-12          42,492         46,108         46,145
Leasehold improvements .................      5-10             950            955            797
Construction in progress ...............                       767          8,794         12,526
                                                         ---------      ---------      ---------
                                                            61,884         77,560         81,260
Less: accumulated depreciation .........                   (15,534)       (18,299)       (19,906)
                                                         ---------      ---------      ---------
                                                         $  46,350      $  59,261      $  61,354
                                                         =========      =========      =========

     Property, plant and equipment includes property and equipment under capital lease as follows (in thousands):




                                            JULY 28,     JULY 27,     JANUARY 25,
                                              1996         1997          1998
                                           ----------   ----------   ------------
                                                                      (UNAUDITED)
Building ...............................     $2,217       $2,217        $2,217
Equipment ..............................        350           --            --
Less: accumulated depreciation .........       (830)        (554)         (591)
                                             ------       ------        ------
                                             $1,737       $1,663        $1,626
                                             ======       ======        ======

     Depreciation expense was $1.7 million in Fiscal 1995, $3.2 million in Fiscal 1996 and $3.9 million in 1997.


7. CONCENTRATIONS OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across many different geographical regions. The Company had sales to one customer representing approximately 11% of net sales in Fiscal 1996.


8. ACCRUED EXPENSES

     Accrued expenses consist of the following (in thousands):

                                  JULY 28,     JULY 27,     JANUARY 25,
                                    1996         1997          1998
                                 ----------   ----------   ------------
                                                            (UNAUDITED)
Accrued compensation .........    $ 4,367      $ 8,149        $ 7,084
Accrued interest .............        639        4,716          4,629
Accrued promotion ............      2,310        2,555          3,670
Other ........................      7,577        9,191          8,655
                                  -------      -------        -------
                                  $14,893      $24,611        $24,038
                                  =======      =======        =======

                               FONDA GROUP, INC.

9. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):


                                                                  JULY 28,     JULY 27,     JANUARY 25,
                                                                    1996         1997          1998
                                                                 ----------   ----------   ------------
                                                                                            (UNAUDITED)
Revolving credit agreement ...................................    $32,842      $     --      $  6,029
9 1/2% Series A Senior Subordinated Notes due 2007 ...........         --       120,000       120,000
Subordinated notes payable to the Equitable ..................     13,796            --            --
Subordinated note payable to James River (see Note 3), plus
 capitalized interest of $165,000, due May 2007, bearing
 interest at 10% .............................................      7,165            --            --
Term loan payable to a bank, with interest payable monthly at
 LIBOR plus 2.5%, principal payable monthly through
 March 31, 2000; collateralized by machinery and equipment
 and certain real estate .....................................     25,236            --            --
Term loan payable to a bank, due March 31, 2000, with interest payable monthly at 2.50% above the prime rate, collaterized
 by machinery and equipment and certain real estate ..........      4,500            --            --
Other ........................................................      4,224         2,987         2,680
                                                                  -------      --------      --------
                                                                   87,763       122,987       128,709
Less amounts due within one year .............................      6,023           619           537
                                                                  -------      --------      --------
                                                                  $81,740      $122,368      $128,172
                                                                  =======      ========      ========

     On February 27, 1997, the Company issued $120 million of 9 1/2% Series A Senior Subordinated Notes due 2007 (the "Notes"). Interest is payable semi-annually in March and September. Proceeds from the issuance of the Notes were primarily used to retire debt. The Company incurred a $3.5 million extraordinary loss (net of a $2.5 million income tax benefit) in connection with the early retirement of debt consisting of the write-off of unamortized debt issuance costs, elimination of unamortized discount and prepayment penalties.

     In Fiscal 1997, the Company entered into a $50 million revolving credit agreement with a bank, expiring March 31, 2000 and collateralized by eligible accounts receivable and inventories. At July 27, 1997, there was no outstanding balance and $37.1 million was the maximum advance available based upon eligible collateral. At October 26, 1997, $8 million was outstanding and $37.6 million was the maximum advance available. A commitment fee of .375% per annum is charged on the unutilized portion of the facility. At July 27, 1997, borrowings were available at the bank's prime rate (8.50%) plus .25% and at LIBOR (approximately 5.65%) plus 2.25%. The revolving credit agreement and the Notes contain certain restrictive covenants with respect to, among others, (i) mergers and acquisitions, (ii) capital expenditures, (iii) dividends, and (iv) additional indebtedness. In addition, the revolving credit agreement requires that the Company satisfy certain financial covenants.

     On May 24, 1995, the Company issued $10 million of 14% subordinated notes due May 24, 2002 to The Equitable Life Assurance Society of the United States (the "Equitable"). In connection therewith, the Company granted warrants, which expire in May 2003, to the Equitable to purchase 9,176 shares of its Class B common stock for $.01 per share. See Note 16. The fair value of the warrants ($1.2 million) at the date of issuance was recorded as paid-in capital with a corresponding reduction in the carrying value of the subordinated notes. On December 29, 1995, the Company issued $6 million of 14% subordinated notes due December 30, 2002 to the Equitable. In connection therewith, the Company issued 3,666 shares of its Class B common stock to the Equitable (the "Equitable Shares"). The fair value of the common

                               FONDA GROUP, INC.

9. LONG-TERM DEBT--(CONTINUED)

stock ($1.3 million) at the date of issuance was recorded as common stock and paid-in capital with a corresponding reduction in the carrying value of the subordinated notes. The discounts on the subordinated notes were amortized as additional interest expense over the terms of such notes until the subordinated notes were repaid with proceeds from the issuance of the Notes. Such discount amortization was $.1 million in Fiscal 1995, $.3 million in Fiscal 1996 and $.1 million in Fiscal 1997.


10. STOCKHOLDERS' EQUITY AND REDEEMABLE COMMON STOCK

     Stockholders' equity consists of the following (in thousands, except share data):

                                                                     JULY 28,     JULY 27,     JANUARY 25,
                                                                       1996         1997          1998
                                                                    ----------   ----------   ------------
                                                                                               (UNAUDITED)
Preferred Stock, $.01 par value, 1,000 shares
 authorized, none issued ........................................    $    --      $    --       $     --
Preferred Stock Class B, $.01 par value,
 100,000 shares authorized, none issued .........................         --           --             --
Common Stock Class A, $.01 par value,
 400,000 shares authorized, 184,000 issued and outstanding in
 Fiscal 1996 and 1997, 111,500 outstanding at January 25, 1998             2            2              2
Common Stock Class B, $.01 par value,
 20,000 shares authorized, 3,666 issued, 3,666, 2,666
 and 2,666 outstanding, respectively ............................         --           --             --
Common Stock Class C, $.01 par value,
 200,000 shares authorized, none issued .........................         --           --             --
Paid-in capital .................................................      3,500        3,500          3,500
Retained earnings ...............................................      8,371       11,643         13,223
Treasury stock, at cost, 1,000 shares Class B Common Stock and
 72,500 shares Class A Common Stock at January 25, 1998 .........         --         (135)        (9,923)
                                                                     -------      -------       --------
                                                                     $11,873      $15,010       $  6,802
                                                                     =======      =======       ========

     In connection with the March 30, 1995 distribution of the Company's common stock by Four M, 7,000 shares of the Company's Class A Common Stock were distributed to AIG (the "AIG Shares") in partial satisfaction of a $4 million subordinated note made by Four M in favor of AIG. In Fiscal 1997, 500 AIG Shares were acquired by the Company pursuant to the Stock Repurchase (as defined below). Concurrent with the distribution, the Company and AIG entered into a redemption agreement, whereby AIG has the right to require the Company to repurchase all of the AIG Shares at the earlier of March 31, 2007 or the date of a merger or consolidation of the Company with another entity in which the Company is not the surviving party. The aggregate repurchase price for the outstanding AIG Shares is $2.8 million discounted from March 31, 2007 at a rate of 3% per annum. The redemption agreement also contains redemption rights whereby the Company can require AIG to redeem the remaining AIG Shares after March 31, 2000 on the same terms specified above. The AIG Shares are disclosed at the present value of their liquidation value on the balance sheets. The 1995 transfer of the present value of the liquidation value of the redeemable common stock and the annual accretion to liquidation value has been charged to retained earnings.

     In April 1997, the Company offered to repurchase up to 74,000 shares of common stock at $135 per share from the Company's stockholders on a pro rata basis (the "Stock Repurchase"). In Fiscal 1997, pursuant to the Stock Repurchase, the Company redeemed 500 of the AIG Shares and 1,000 of the Equitable Shares for $135 per share. The repurchase of the 500 AIG Shares for less than the present value

                               FONDA GROUP, INC.

10. STOCKHOLDERS' EQUITY AND REDEEMABLE COMMON STOCK--(CONTINUED)

of the liquidation amount as of the date of repurchase resulted in a credit to retained earnings. The Equitable Shares have been reported as Treasury Stock.

     In September 1997 and January 1998, pursuant to the Stock Repurchase, the Company redeemed 61,865 and 10,635 shares of Class A common stock for $8.4 million and $1.4 million, respectively, which have been included as treasury stock within stockholders' equity. The Company has completed such stock repurchase.

     In September 1997, the Board of Directors granted the majority stockholder 15,000 options to purchase Class A Common Stock at an option price of $135 per share. Options to purchase 5,000 shares vest on October 1, 1997, and options to purchase an additional 5,000 shares vest on October 1, 1998 and October 1, 1999 respectively, or upon an initial public offering of the Company's common stock, whichever occurs first; provided that the majority stockholder is employed by the Company on the applicable vesting date (see Note 16).

     The changes in retained earnings consists of the following (in thousands):

                                                               YEARS ENDED                 SIX MONTHS
                                                  -------------------------------------       ENDED
                                                    JULY 30,     JULY 28,     JULY 27,     JANUARY 25,
                                                      1995         1996         1997          1998
                                                  -----------   ----------   ----------   ------------
                                                                                           (UNAUDITED)
Balance, beginning of year ....................    $  4,938       $5,005      $ 8,371       $11,643
 Net income ...................................       2,182        3,430        3,236         1,612
 Transfer of liquidation value of redeemable
   common stock ...............................      (2,094)          --          100            --
 Accretion of redeemable common stock .........         (21)         (64)         (64)          (32)
                                                   --------       ------      -------       -------
Balance, end of year ..........................    $  5,005       $8,371      $11,643       $13,223
                                                   ========       ======      =======       =======

     Effective August 1, 1995, the Company adopted The Fonda Group, Inc. Stock Appreciation Unit Plan (the "Plan"). The Plan provides for the granting of up to 200,000 units to key executives of the Company. A grantee is entitled to the appreciation in a unit's value from the date of the grant to the date of its redemption. Unit value is based upon a formula consisting of net income and book value criteria and grants vest over a five-year period. The Company granted 5,850 in Fiscal 1995, 9,500 in Fiscal 1996 and 10,980 units in Fiscal 1997 at an aggregate value on the date of grant of $.2 million, $.3 million and $.4 million, respectively. The Company recorded compensation expense of $.1 million in Fiscal 1996 and less than $.1 million in Fiscal 1997.

                               FONDA GROUP, INC.

11. INCOME TAXES

     The provision (benefit) for income taxes consists of the following (in thousands):


                                 YEARS ENDED
                     -----------------------------------
                      JULY 30,     JULY 28,     JULY 27,
                        1995         1996         1997
                     ----------   ----------   ---------
Current:
 Federal .........    $  2,577      $1,526      $1,449
 State ...........         698         441         418
                      --------      ------      ------
                         3,275       1,967       1,867
                      --------      ------      ------
Deferred:
 Federal .........      (1,381)        423       2,328
 State ...........        (309)        110         677
                      --------      ------      ------
                        (1,690)        533       3,005
                      --------      ------      ------
                      $  1,585      $2,500      $4,872
                      ========      ======      ======

     Deferred income taxes reflect the tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes. Deferred tax assets (liabilities) result from temporary differences as follows (in thousands):




                                                                           JULY 28,      JULY 27,
                                                                             1996          1997
                                                                          ----------   -----------
   Deferred tax assets:
    Capitalized inventory costs .......................................    $    881     $    785
    Allowance for doubtful accounts receivable ........................         180          349
    Accruals for health insurance and other employee benefits .........       1,824        1,911
    Inventory and sales related reserves ..............................         662          567
    Pension reserve ...................................................       1,158          433
    Benefit of tax carryforwards ......................................          --          370
    Other .............................................................       1,495        1,485
                                                                           --------     --------
                                                                              6,200        5,900
   Deferred tax liabilities:
    Depreciation ......................................................      (3,209)      (5,264)
                                                                           --------     --------
                                                                           $  2,991     $    636
                                                                           ========     ========

     A reconciliation of the income tax provision to the amount computed using the Federal statutory rate is as follows (in thousands):




                                                                    YEARS ENDED
                                                        -----------------------------------
                                                         JULY 30,     JULY 28,     JULY 27,
                                                           1995         1996         1997
                                                        ----------   ----------   ---------
Income tax at statutory rate ........................     $1,281       $2,076      $4,061
State income taxes (net of Federal benefit) .........        232          365         712
Other ...............................................         72           59          99
                                                          ------       ------      ------
                                                          $1,585       $2,500      $4,872
                                                          ======       ======      ======

                               FONDA GROUP, INC.

12. LEASES

     The Company leases certain of its facilities and equipment under operating leases. Future minimum payments under noncancellable operating leases with remaining terms of one year or more are $1.2 million in Fiscal 1998, $.9 million in Fiscal 1999, $.9 million in Fiscal 2000, $.8 million in Fiscal 2001, $.8 million in Fiscal 2002, and $2.6 million thereafter.

     Rent expense was $1.2 million in Fiscal 1995, $1.8 million in Fiscal 1996 and $2 million in Fiscal 1997.


13. RELATED PARTY TRANSACTIONS

     The Company subleased a portion of a building in Jacksonville, Florida from Four M prior to January 1, 1995. Effective January 1, 1995, the Company leases the entire facility from its majority stockholder. Annual payments under the lease are $.2 million plus annual increases based on changes in the Consumer Price Index ("CPI") through December 31, 2014. In addition, from January 1, 1998 to July 31, 2006, the majority stockholder may require the Company to purchase the facility for $1.5 million, subject to a CPI-based escalation. The purchase price would be $.4 million in cash and the balance in a seven-year note secured by a lien covering the facility with interest payable at 2% over prime. Rent expense, net of sublease income on a portion of the premises subleased to Four M, was $.1 million in each of the fiscal years 1995, 1996 and 1997. See Note 16.

     On February 27, 1997, the Company loaned $2.6 million to CEG for five years at an interest rate of 10%, the proceeds of which were applied to CEG's prepayment of certain obligations to James River.

     Net sales to CEG were $1.9 million in Fiscal 1996 and $7.8 million in Fiscal 1997. Net sales to Fibre Marketing Group, LLC, a waste paper recovery business of which Four M and a Director of the Company are members, were $.2 million in Fiscal 1995, $4 million in Fiscal 1996 and $3.6 million in Fiscal 1997. Net purchases of corrugated containers from Four M were $.2 million in Fiscal 1996 and $.9 million in Fiscal 1997. The Company believes that the terms on which it sold or purchased products from related parties were at least as favorable as those it could otherwise have obtained from unrelated third parties and were negotiated on an arm's length basis.

     During the period that the Company was owned by Four M, the Company was charged a management fee by Four M for certain general and administrative services. The $.5 million fee in 1995 was based on the time allocated to the Company's matters by certain Four M corporate personnel and a pro rata amount for various expenses such as insurance, directors' fees, and other miscellaneous expenses. At any point in time there were seven to ten Four M individuals who performed various functions on behalf of the Company, each allocating between 25% and 75% of their time to the Company. The Company believes that the allocation methods used for Four M's charges are reasonable and include all expenses that Four M incurred on the Company's behalf.


14. EMPLOYEE BENEFIT PLANS

     The Company provides certain union and non-union employees with retirement and disability income benefits under defined benefit pension plans. Pension costs are based upon the actuarially determined normal costs plus interest on and amortization of the unfunded liabilities. On December 31, 1996, the benefit accruals were frozen for participants in the non-union pension plans resulting in a $.7 million reduction in the pension liability. The Company's policy has been to fund annually the minimum contributions required by applicable regulations.

     Pursuant to the Asset Purchase Agreement covering the Hoffmaster acquisition, Scott made required aggregate contributions of $.9 million to the Hoffmaster plans. As such, in Fiscal 1997, the Company reversed a $.7 million pension reserve that it had previously accrued for such contributions.

                               FONDA GROUP, INC.

14. EMPLOYEE BENEFIT PLANS--(CONTINUED)

     The net periodic pension cost for benefits earned in the respective years is computed as follows (in thousands):

                                                  YEARS ENDED
                                      -----------------------------------
                                       JULY 30,     JULY 28,     JULY 27,
                                         1995         1996         1997
                                      ----------   ----------   ---------
Service cost ......................     $  269       $  731      $  433
Interest cost .....................        204          455         403
Return on plan assets .............       (123)        (313)       (751)
Deferred gain .....................         --           --         487
                                        ------       ------      ------
Net periodic pension cost .........     $  350       $  873      $  572
                                        ======       ======      ======

     The funded status of the plans and the amount recognized in the balance sheets is as follows (in thousands):


                                                              JULY 28, 1996              JULY 27, 1997
                                                       --------------------------- --------------------------
                                                           ASSETS     ACCUMULATED      ASSETS     ACCUMULATED
                                                           EXCEED       BENEFITS       EXCEED      BENEFITS
                                                        ACCUMULATED      EXCEED     ACCUMULATED     EXCEED
                                                          BENEFITS       ASSETS       BENEFITS      ASSETS
                                                       ------------- ------------- ------------- ------------
Accumulated benefit obligation:
 Vested ..............................................    $1,307         $2,964       $2,004        $3,515
 Non-vested ..........................................        35             33           30            49
                                                          ------         ------       ------        ------
Total ................................................    $1,342         $2,997       $2,034        $3,564
                                                          ======         ======       ======        ======
Projected benefit obligation .........................    $2,499         $2,997       $2,034        $3,564
Plan assets at fair value, primarily common stocks
 and government obligations ..........................       930          1,689        2,170         2,846
                                                          ------         ------       ------        ------
Projected benefit obligation in excess of plan assets      1,569          1,308         (136)          718
Unrecognized net gain (loss) .........................       (81)             1          136           329
                                                          ------         ------       ------        ------
Accrued pension cost .................................    $1,488         $1,309       $   --        $1,047
                                                          ======         ======       ======        ======

     The actuarial present values of accumulated and projected benefit obligations were determined using discount rates of 8%, except for non-union plans which used 7% in Fiscal 1997, and an assumed rate of increase in compensation levels of 4%. The expected rate of return on assets was assumed to be 8%.

     The Company provides 401(k) savings and investment plans for the benefit of non-union employees. Employee contributions are matched at the discretion of the Company. On January 1, 1997, the Company adopted a defined contribution benefit plan for all non-union employees for which contributions and costs are based on participant earnings. The costs for these plans were less than $.1 million in Fiscal 1995, $.4 million in Fiscal 1996 and $.8 million in Fiscal 1997.

     The Company also participates in multi-employer pension plans for certain of its union employees. Contributions to these plans, at a defined rate per hour worked, amounted to $.9 million in Fiscal 1995, $1.3 million in Fiscal 1996, and $.6 million in Fiscal 1997.


15. COMMITMENTS AND CONTINGENCIES

     The Company is subject to legal proceeding and other claims arising in the ordinary course of its business. The Company maintains insurance coverage of types and in amounts which it believes to be

                               FONDA GROUP, INC.

15. COMMITMENTS AND CONTINGENCIES--(CONTINUED)

adequate and believes that it is not presently a party to any litigation, the outcome of which could reasonably be expected to have a material adverse effect on its financial condition or results of operations.

     The Company has commitments to purchase paperboard from three major vendors. The total annual commitment is for the purchase of 49,200 tons of paperboard through April 2001. The price per ton will be based on market rates, less applicable rebates for all of these commitments. In addition, the Company has a commitment through calendar 1999 to purchase 14,500 tons of tissue paper in 1997, 11,000 tons in 1998 and 10,000 tons in 1999, at market rates.


16. SUBSEQUENT EVENTS

     In February 1998, the Company decided to close its Jacksonville, Florida facility. The costs to close such facility are not expected to have a material adverse effect on the Company's results of operations.

     On February 11, 1998, the Company reached an agreement with the owner of the co-generation facility hosted by the Company at its Natural Dam mill, whereby among other things (a) the operator will terminate its obligations to supply steam to Natural Dam; and (b) the operator will not be obligated to make fixed rent payments for three years following the consummation of such agreement and will have the right to terminate the land lease payments in return for a lump sum cash payment and the delivery of certain equipment. The consummation of this agreement is subject to various conditions, including the negotiation and execution of a definitive agreement. The Company expects to record a gain upon the consummation of the transaction contemplated by this agreement, however, there can be no assurance that such transaction will be consummated.

     On March 12, 1998, the Company entered into an agreement with CEG, subject to extension, whereby CEG will manufacture and distribute certain party goods products currently manufactured by the Company for a period of five years. In connection therewith, the Company will receive a royalty equal to 5% of CEG's cash flow, as determined in accordance with a formula specified in such agreement. In Fiscal 1997, the Company's net sales of such party goods products were approximately $30 million.

     On March 12, 1998, SF Holdings Group, Inc. ("SF Holdings"), a Delaware corporation principally owned by the majority stockholder of the Company, issued and sold $77.5 million in gross proceeds of units, each unit consisting of 12 3/4% Senior Secured Notes due 2008 and Two shares of Class C common stock of SF Holdings. The net proceeds of such offering were used to fund the acquisition (the "Sweetheart Investment") by SF Holdings of 90% of the total outstanding common stock, including 48% of the voting stock, of Sweetheart Holdings, Inc. ("Sweetheart"). The Company also consummated the following transactions:

     (1) All of the shares of the Company were converted into shares of SF Holdings pursuant to a merger of a subsidiary of SF Holdings into the Company. (the "Stockholders Exchange") and the Company became a wholly-owned subsidiary of SF Holdings;

     (2) The 15,000 options to purchase Class A common stock of the Company granted to the majority stockholder (see Note 10) were converted into options to purchase Class A common stock of SF Holdings;

     (3) Prior to the Stockholders Exchange, outstanding warrants to purchase 9,176 shares of Class B common stock of the Company (see Note 9) were exercised and such shares were converted into shares of Class B common stock of SF Holdings; and

     (4) SF Holdings assigned substantially all of its rights under the Management Services Agreement between SF Holdings and American Industrial Partners Management Company, Inc. ("AIPM"), as amended, to the Company in consideration for the payment of $7.0 million. During the term of the Management Services Agreement, Fonda has the right, subject to the direction of the board of directors of Sweetheart, to manage Sweetheart's day-to-day operations for and on behalf of Sweetheart, including

                               FONDA GROUP, INC.

16. SUBSEQUENT EVENTS--(CONTINUED)

but not limited to, the right to cause Sweetheart to (i) acquire and dispose of assets; (ii) employ, determine compensation of and terminate employees of Sweetheart other than the Chief Executive Officer, Chief Operating Officer and Chief Financial Officer; and (iii) take all other actions associated with the management of the day-to-day operations of the business of Sweetheart. For the first three years after the consummation of the Sweetheart Investment, AIPM will continue to provide certain financial advisory services to Sweetheart for which it will receive certain fees. In consideration of Fonda's performance of services, it will receive certain fees during the term of the agreement.


     On March 24, 1998, the Company consummated an agreement to sell substantially all of the fixed assets and certain related working capital of Natural Dam, pursuant to which Fonda realized net proceeds, after expenses, of approximately $25 million, subject to a post-closing adjustment for working capital.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Sweetheart Holdings Inc.:


     We have audited the accompanying consolidated balance sheets of Sweetheart Holdings Inc. (a Delaware corporation) and subsidiaries as of September 30, 1996 and 1997 and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended September 30, 1995, 1996 and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Sweetheart Holdings Inc. and Subsidiaries as of September 30, 1996 and 1997, and the consolidated results of their operations and their cash flows for the years ended September 30, 1995, 1996 and 1997 in conformity with generally accepted accounting principles.





                                          ARTHUR ANDERSEN LLP




Baltimore, Maryland
December 8, 1997
(except with respect to
the matter discussed in
Note 20, as to which the
date is March 12, 1998)

                   SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)




                                                               SEPTEMBER 30,
                                                         -------------------------    DECEMBER 31,
                                                             1996          1997           1997
                                                         -----------   -----------   -------------
                                                                                      (UNAUDITED)
                                                ASSETS
Current assets:
 Cash and cash equivalents ...........................    $  4,371      $   2,650      $   4,687
 Restricted cash .....................................      28,870         29,016
 Cash in escrow ......................................          --         13,323         23,720
 Receivables, less allowances of $2,466, $1,740 and
   $1,851, respectively ..............................      88,183         85,774         72,417
 Inventories .........................................     172,838        148,845        140,941
 Deferred income taxes ...............................       1,771          2,471          2,471
 Assets held for sale, net ...........................          --          8,466             --
 Other current assets ................................      20,099         20,868         19,532
                                                          --------      ---------      ---------
   Total current assets ..............................     316,132        311,413        263,768
Property, plant and equipment ........................     527,394        527,999        526,770
Less--Accumulated depreciation .......................      99,561        145,508        154,052
Net property, plant and equipment ....................     427,833        382,491        372,718
Deferred income taxes ................................          --         12,471         19,083
Other assets .........................................      18,645         13,155         17,482
                                                          --------      ---------      ---------
TOTAL ASSETS .........................................    $762,610      $ 719,530      $ 673,051
                                                          ========      =========      =========

                                  LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ....................................    $ 70,472      $  58,933      $  50,870
 Accrued payroll and related costs ...................      47,828         40,528         35,770
 Other current liabilities ...........................      33,918         43,815         45,819
 Current portion of long-term debt and bonds .........       1,535          1,369          5,516
                                                          --------      ---------      ---------
   Total current liabilities .........................     153,753        144,645        137,975
 Long-term debt ......................................     381,879        426,799        397,258
 Long-term bonds .....................................       3,700          3,700          3,700
 Deferred income taxes ...............................      17,803             --             --
 Other non-current liabilities .......................      84,060         69,775         69,062
Shareholders' equity:
 Common stock--
   Par value $.01 per share; 3,000,000 shares
    authorized; 1,046,000 shares issued and
    outstanding ......................................     101,100        101,100        101,100
 Cumulative translation adjustment ...................        (322)          (507)          (926)
 Retained earnings (accumulated deficit) .............      21,060        (25,611)       (34,747)
 Note receivable related to purchase of common
   stock .............................................        (423)          (371)          (371)
                                                          --------      ---------      ---------
   Total shareholders' equity ........................     121,415         74,611         65,056
                                                          --------      ---------      ---------
 TOTAL LIABILITIES AND SHAREHOLDERS'
    EQUITY ...........................................    $762,610      $ 719,530      $ 673,051
                                                          ========      =========      =========

The accompanying notes are an integral part of these consolidated financial statements.

                   SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (DOLLARS IN THOUSANDS)




                                                    FOR THE YEAR ENDED                   THREE MONTHS ENDED
                                                       SEPTEMBER 30,                        DECEMBER 31,
                                         -----------------------------------------   ---------------------------
                                             1995          1996           1997            1996           1997
                                         -----------   -----------   -------------   -------------   -----------
                                                                                             (UNAUDITED)
Net sales ............................    $ 986,618     $ 959,818      $ 886,017       $ 202,102      $ 201,952
Cost of sales ........................      779,497       748,055        722,539         176,859        164,341
                                          ---------     ---------      ---------       ---------      ---------
 Gross income ........................      207,121       211,763        163,478          25,243         37,611
                                          ---------     ---------      ---------       ---------      ---------
Transportation .......................       95,096        98,664         98,482          22,462         23,665
Selling, general, and
 administrative ......................       66,089        61,788         66,792          16,216         19,102
Loss on asset disposal and
 impairment ..........................           --            --         24,550              --             --
Restructuring charges ................           --            --          9,680              --             --
                                          ---------     ---------      ---------       ---------      ---------
 Operating income (loss) .............       45,936        51,311        (36,026)        (13,435)        (5,156)
Interest expense .....................      (38,655)      (38,832)       (41,812)         (9,952)       (11,126)
Other income (expense) ...............        2,442        (2,956)         1,620             268          3,576
                                          ---------     ---------      ---------       ---------      ---------
 Income (loss) before income
   taxes, cumulative effect of
   an accounting change and
   extraordinary loss ................        9,723         9,523        (76,218)        (23,119)       (12,706)
Income tax expense (benefit) .........        3,903         3,809        (30,487)         (9,247)        (5,081)
                                          ---------     ---------      ---------       ---------      ---------
 Income (loss) before
   cumulative effect of an
   accounting change and
   extraordinary loss ................        5,820         5,714        (45,731)        (13,872)        (7,625)
Cumulative effect of a change
 in accounting principle (net of
 income taxes of $1,007) .............           --            --             --              --         (1,511)
Extraordinary loss on debt
 extinguishment (net of
 income taxes of $627) ...............           --            --            940              --             --
                                          ---------     ---------      ---------       ---------      ---------
   Net income (loss) .................    $   5,820     $   5,714      $ (46,671)      $ (13,872)     $  (9,136)
                                          =========     =========      =========       =========      =========

The accompanying notes are an integral part of these consolidated financial statements.

                   SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (DOLLARS IN THOUSANDS)




                                                        FOR THE YEAR ENDED                     THREE MONTHS ENDED
                                                           SEPTEMBER 30,                          DECEMBER 31,
                                            -------------------------------------------   ----------------------------
                                                1995           1996            1997           1996            1997
                                            ------------   ------------   -------------   ------------   -------------
                                                                                                  (UNAUDITED)
Cash flows from operating activities:
 Net (loss) income ......................    $    5,820     $    5,714     $  (46,671)       (13,872)         (9,136)
 Depreciation and amortization ..........        37,741         43,373         47,723         11,494          11,415
 Asset impairment expense ...............            --             --         24,550             --              --
 Gain on sale of assets .................            --             --             --             --          (4,245)
 Cumulative effect of change in
   accounting principle .................            --             --             --             --           1,511
 Extraordinary loss, net of tax .........            --             --            940             --              --
 Deferred income taxes ..................         3,144          2,645        (30,487)        (9,222)         (5,081)
 Changes in operating assets and
   liabilities:
   Receivables ..........................       (17,863)        14,103         (1,341)        17,886          13,357
   Inventories ..........................        21,055        (20,878)        23,993         22,638           7,904
   Accounts payable .....................         4,852          5,259        (11,541)       (27,011)         (8,063)
   Other ................................        (3,850)        (6,708)       (10,408)        (4,751)         (6,924)
                                             ----------     ----------     ----------        -------          ------
    Net cash provided by (used in)
      operating activities ..............        50,899         43,508         (3,242)        (2,838)            738
                                             ----------     ----------     ----------        -------          ------
Cash flows from investing activities:
 Additions to property, plant, and
   equipment ............................       (51,625)       (50,236)       (47,757)        (9,523)         (7,134)
 Proceeds from sales of property,
   plant, and equipment .................           111             --         17,843             --          15,767
                                             ----------     ----------     ----------        -------          ------
    Net cash provided by (used in)
      investing activities ..............       (51,514)       (50,236)       (29,914)        (9,523)          8,633
                                             ----------     ----------     ----------        -------          ------
Cash flows from financing activities:
 Proceeds from debt .....................       103,852        194,160        331,216         85,150         149,467
 Repayment of debt ......................      (103,535)      (178,235)      (286,364)       (64,533)       (174,585)
 Payment received on common
   stock note receivable ................            --             77             52             --              --
 Increase in restricted cash ............        (3,932)       (12,904)          (146)        (6,284)         29,016
 Increase in cash in escrow .............            --             --        (13,323)            --         (10,397)
 Payment of financing fees ..............            --             --             --             --            (835)
                                             ----------     ----------     ----------        -------        --------
    Net cash provided by (used in)
      financing activities ..............        (3,615)         3,098         31,435         14,333          (7,334)
                                             ----------     ----------     ----------        -------        --------
Net decrease in cash and cash
 equivalents ............................        (4,230)        (3,630)        (1,721)         1,972           2,037
Cash and cash equivalents, beginning
 of year ................................        12,231          8,001          4,371          4,371           2,650
                                             ----------     ----------     ----------        -------        --------
Cash and cash equivalents, end of
 year ...................................    $    8,001     $    4,371     $    2,650      $   6,343      $    4,687
                                             ==========     ==========     ==========      =========      ==========
Supplemental cash flow disclosures:
 Interest paid ..........................    $   35,748     $   35,767     $   38,818      $   1,813      $    2,348
                                             ==========     ==========     ==========      =========      ==========
 Income taxes paid ......................    $    1,061     $    2,226     $       --      $      69      $      335
                                             ==========     ==========     ==========      =========      ==========

The accompanying notes are an integral part of these consolidated financial statements.

                   SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)




                                                        CUMULATIVE                                       TOTAL
                                           COMMON      TRANSLATION      RETAINED         NOTE        SHAREHOLDERS'
                                           STOCK        ADJUSTMENT      EARNINGS      RECEIVABLE        EQUITY
                                        -----------   -------------   ------------   ------------   --------------
Balance, September 30, 1994 .........    $101,100        $ (171)       $   9,526        $ (500)       $ 109,955
Net income ..........................          --            --            5,820            --            5,820
Translation adjustment ..............          --            30               --            --               30
                                         --------        ------        ---------        ------        ---------
Balance, September 30, 1995 .........     101,100          (141)          15,346          (500)         115,805
Net income ..........................          --            --            5,714            --            5,714
Payment received on note
 receivable .........................          --            --               --            77               77
Translation adjustment ..............          --          (181)              --            --             (181)
                                         --------        ------        ---------        ------        ---------
Balance, September 30, 1996 .........     101,100          (322)          21,060          (423)         121,415
Net loss ............................          --            --          (46,671)           --          (46,671)
Payment received on note receivable            --            --               --            52               52
Translation adjustment ..............          --          (185)              --            --             (185)
                                         --------        ------        ---------        ------        ---------
Balance, September 30, 1997 .........     101,100          (507)         (25,611)         (371)          74,611
Net loss ............................          --            --           (9,136)           --           (9,136)
Translation adjustment ..............          --          (419)              --            --             (419)
                                         --------        ------        ---------        ------        ---------
Balance, December 31, 1997
 (unaudited) ........................    $101,100        $ (926)       $ (34,747)       $ (371)       $  65,056
                                         ========        ======        =========        ======        =========

The accompanying notes are an integral part of these consolidated financial statements.

                   SWEETHEART HOLDINGS INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     As used in these notes, unless the context otherwise requires, the "Company" shall refer to Sweetheart Holdings Inc. and its subsidiaries, including Sweetheart Cup Company Inc.


1. SIGNIFICANT ACCOUNTING POLICIES


 a. Principles of Consolidation and Translation

     The financial statements include all of the accounts of the Company and its subsidiaries on a consolidated basis as of September 30, 1996 and 1997 and for the years ended September 30, 1995, 1996 and 1997. For all periods presented, the consolidated financial statements include all of the accounts of the Company's United States operations (Sweetheart Holdings Inc. and its domestic subsidiaries, Sweetheart Cup Company Inc. and Sweetheart Receivables Corporation) and Lily Cups Inc., a Canadian subsidiary. Assets and liabilities of Lily Cups Inc. are translated at the rates of exchange in effect at the balance sheet date. Income amounts are translated at the average of the monthly exchange rates. The cumulative effect of translation adjustments is deferred and classified as a cumulative translation adjustment. All significant intercompany and intergroup accounts and transactions have been eliminated. The accompanying balance sheet as of December 31, 1997 and the statements of operations and cash flows for the three months ended December 31, 1996 and December 31, 1997 are unaudited but, in the opinion of management, include all adjustments (consisting of normal, recurring adjustments) necessary for a fair presentation of results for these interim periods. Results for interim periods are not necessarily indicative of results for the entire year.


 b. Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash overdrafts are reclassified to accounts payable and accrued payroll and related costs. Cash balances related to Sweetheart Receivables Corporation are restricted from transfer to other entities within the Company. Restricted cash is shown separately on the balance sheet. The balance of restricted cash was $29.0 million and $28.9 million at September 30, 1997 and 1996, respectively. Cash received as proceeds from the sale of assets is restricted to qualified capital expenditures under the Bond Indentures (see Note 10), and is held in escrow with the trustee until utilized. The balance of cash in escrow was $13.3 million at September 30, 1997.


 c. Inventories

     Inventories are carried at the lower of cost or market as described in
Note 2. Spare parts of $20.1 million at September 30, 1996 were reclassified from inventories to other current assets.


 d. Assets held for sale

     Property, plant, and equipment for the Bakery division was reclassified as held for sale at September 30, 1997. The Bakery division was sold on November 30, 1997, as discussed in Note 15.


 e. Property, Plant and Equipment

     Property, plant and equipment is recorded at cost, less accumulated depreciation, and is depreciated on the straight-line method over the estimated useful lives of the assets, with the exception of property, plant, and equipment acquired prior to January 1, 1991, which is depreciated on the declining balance method.

     The asset lives of buildings and fixtures range between 12 and 50 years and have an average useful life of 38 years. The asset lives of equipment range between 5 and 18 years and have an average useful life of 13 years.

 f. Revenue Recognition

     Sales of the Company's products are recorded based on shipment of products.


 g. Income Taxes

     Deferred income taxes are provided to recognize temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities. The principal differences relate to depreciation expense, pension and postretirement benefits and LIFO inventory.

     No deferred income taxes have been provided on the cumulative undistributed earnings of the Canadian subsidiary of Sweetheart Cup Company Inc. Those earnings (approximately $12.8 million) are considered permanently reinvested under Accounting Principles Bulletin No. 23. The incremental U.S. tax costs (deferred taxes) of repatriating these earnings would not be material.


 h. Employee Benefit Plans (also see Note 7)

     The Company has various defined benefit plans and a defined contribution plan for substantially all employees who meet eligibility requirements. Benefits under the defined benefit plans are based on years of service, and funding is in accordance with actuarial requirements of the plans, subject to provisions of the Employee Retirement Income Security Act. The Company makes contributions to the defined contribution plan in accordance with the plan's provisions.


 i. Postretirement Health Care Plans (also see Note 8)

     The Company sponsors various defined benefit postretirement health care plans that cover substantially all employees who meet eligibility requirements. These plans are not funded by the Company.


 j. Reclassifications

     The Company has reclassified certain amounts for current year presentation from prior year presentation. Spare parts, previously reported as a component of inventories, is now reported as other current assets.

     Within the statement of operations, freight charges, previously reported as a component of net sales, are now reported as transportation; warehousing and fleet costs, previously reported as costs of sales, are now reported as transportation; plant administration costs, previously reported as selling, general, and administrative costs, are now reported as costs of sales; and certain other revenues, previously reported as other income, are now reported as a component of net sales.

     All prior periods have been restated to conform to the current year presentation.


 k. Impact of Recently Issued Accounting Standards

     In October 1996, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation, which provides an alternative to APB Opinion No. 25, Accounting for Stock Issued to Employees in accounting for stock based compensation issued to employees. The Company has adopted only the disclosure provisions of Statement 123, and the impact was not material.

     In October 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The adoption of SFAS 121 did not have a material impact on net income. In the fourth quarter of fiscal year 1997, the Company recorded a loss on asset disposal and impairment. See Note 14.

     During 1997, the Financial Accounting Standards Board issued SFAS No. 128, Earnings per Share, No. 129, Disclosure of Information about Capital Structure, No. 130, Reporting Comprehensive Income, and No. 131, Disclosures about Segments of an Enterprise and Related Information. These statements address presentation and disclosure matters and will have no impact on the Company's financial position or results of operations. These statements become effective during the Company's fiscal years 1998 and 1999 and will be adopted as applicable.


     On November 20, 1997, the Emerging Issues Task Force (EITF) reached a consensus on Issue 97-13 regarding reengineering costs. This consensus provides guidance about what activities constitute business process reengineering in connection with the development and installation of software for internal use and concludes that all reengineering costs, including those incurred in connection with a software installation, should be expensed as incurred. The Company has capitalized costs such as those described above through fiscal year 1997, and as required by this consensus, $1.5 million (net of a $1 million income tax benefit) (unaudited) of these costs were expensed as a cumulative change in accounting principle in the first quarter of fiscal year 1998.


 l. Use of Estimates


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


2. INVENTORIES


     The components of inventories and their valuation methods are as follows (in thousands):



                                                    SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                                                         1996              1997             1997
                                                   ---------------   ---------------   -------------
                                                                                        (UNAUDITED)
Components
 Raw materials and supplies ....................       $ 35,166          $ 32,302         $ 39,721
 Finished and partly finished products .........        137,672           116,543          101,220
                                                       --------          --------         --------
                                                       $172,838          $148,845         $140,941
                                                       ========          ========         ========
Valued at lower of cost or market
 First in, first out ("FIFO") ..................       $ 17,011          $ 15,300         $ 14,717
 Last in, first out ("LIFO") ...................        155,827           133,545          126,224
                                                       --------          --------         --------
                                                       $172,838          $148,845         $140,941
                                                       ========          ========         ========

     Had inventories valued on the LIFO basis been stated on a FIFO basis, inventories would have been $4,598,000, $889,000 and $139,000 higher than reported at September 30, 1996 and 1997, and December 31, 1997, respectively. Cost of sales on a FIFO basis would have been higher by $17,856,000 for the year ended September 30, 1995, and lower by $12,310,000 and $3,709,000 for the years ended September 30, 1996 and 1997, respectively.

3. PROPERTY, PLANT AND EQUIPMENT


     The Company's major classes of property, plant and equipment are as follows (in thousands):




                                               SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                                                    1996              1997             1997
                                              ---------------   ---------------   -------------
                                                                                   (UNAUDITED)
Land ......................................       $ 26,008          $ 23,801         $ 22,820
Buildings .................................         90,760            85,808           85,962
Machinery and equipment ...................        375,404           394,754          389,756
Construction in progress ..................         35,222            23,636           28,232
                                                  --------          --------         --------
 Total ....................................        527,394           527,999          526,770
                                                  --------          --------         --------
Accumulated depreciation ..................         99,561           145,508          154,052
                                                  --------          --------         --------
Net property, plant and equipment .........       $427,833          $382,491         $372,718
                                                  ========          ========         ========

4. OTHER ASSETS


     The components of long term other assets are as follows (in thousands):

                                                   SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                                                        1996              1997             1997
                                                  ---------------   ---------------   -------------
                                                                                       (UNAUDITED)
Debt issuance costs, net of accumulated
 amortization .................................       $12,874           $ 8,159          $ 7,989
Intangible pension asset (see Note 7) .........         2,484               860              860
Prepaid assets ................................         1,299             2,423            6,248
Other .........................................         1,988             1,713            2,385
                                                      -------           -------          -------
 Total long-term ..............................       $18,645           $13,155          $17,482
                                                      =======           =======          =======

     Amortization of the above debt issuance costs totaled approximately $3.5 million, $3.6 million and $5.2 million for the years ended September 30, 1995, 1996 and 1997, respectively, of which $3.6 million of the 1997 costs are included as interest expense in the accompanying statement of operations. During the year ended September 30, 1997, the Company accelerated $1.6 million of amortization for the debt issuance costs related to Sweetheart Receivables Corporation and the 1993 Credit Agreement, both of which were refinanced subsequent to year end (See Note 10). This charge is shown as an extraordinary loss (net of $627,000 of income taxes) on the consolidated statement of operations.


5. OTHER CURRENT LIABILITIES


     The components of other current liabilities are as follows (in thousands):

                                                              SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                                                                   1996              1997             1997
                                                             ---------------   ---------------   -------------
                                                                                                  (UNAUDITED)
Sales allowances .........................................       $ 6,023           $ 7,052          $ 5,334
Restructuring costs ......................................         4,934            13,201           10,433
Taxes other than income taxes ............................         2,288             2,841            2,966
Litigation, claims and assessments (see Note 16) .........        15,196            15,445           15,372
Interest payable .........................................         2,798             2,806           10,953
Other ....................................................         2,679             2,470              771
                                                                 -------           -------          -------
 Total ...................................................       $33,918           $43,815          $45,829
                                                                 =======           =======          =======

6. OTHER NON-CURRENT LIABILITIES

     The components of other non-current liabilities are as follows (in thousands):

                                                               SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                                                                    1996              1997             1997
                                                              ---------------   ---------------   -------------
                                                                                                   (UNAUDITED)
Post retirement health care benefits (see Note 8) .........       $58,725           $57,983          $57,959
Pensions ..................................................        13,620             9,761            9,337
Other .....................................................        11,715             2,031            1,766
                                                                  -------           -------          -------
 Total ....................................................       $84,060           $69,775          $69,062
                                                                  =======           =======          =======

7. EMPLOYEE BENEFIT PLANS

     A majority of the employees ("participants") are covered under a 401(k) defined contribution plan. The Company's annual contributions to this defined contribution plan represent a 50% match on participant contributions. The Company's match is limited to participant contributions up to 6% of participant salaries. In addition, the Company is allowed to make discretionary contributions. Costs charged against operations for this defined contribution plan were approximately $3,681,000, $3,715,000 and $3,586,000 for the years ended September 30, 1995, 1996 and 1997, respectively. Certain employees are covered under defined benefit plans. Benefits under the plans are generally based on fixed amounts for each year of service.

     The components of net pension expense for domestic defined benefit plans are as follows (in thousands):

                                            YEAR ENDED             YEAR ENDED             YEAR ENDED
                                        SEPTEMBER 30, 1995     SEPTEMBER 30, 1996     SEPTEMBER 30, 1997
                                       --------------------   --------------------   -------------------
Service cost .......................         $    952               $  1,078              $  1,111
Interest cost ......................            3,230                  3,545                 3,720
Projected return on assets .........           (1,637)                (2,874)               (3,212)
Net amortization ...................               16                    188                   262
                                             --------               --------              --------
 Net pension expense ...............         $  2,561               $  1,937              $  1,881
                                             ========               ========              ========

     The status of defined benefit pension plans using data as of the most recent actuarial valuation dates is as follows (in thousands):

                                                                SEPTEMBER 30,     SEPTEMBER 30,
                                                                     1996             1997
                                                               ---------------   --------------
Actuarial present value of benefit obligations
 Vested benefits ...........................................      $  37,231        $  41,616
 Nonvested benefits ........................................         10,741           11,094
Accumulated and projected benefit obligation ...............         47,972           52,710
Plan assets at fair value ..................................         31,023           39,243
 Funded status .............................................        (16,949)         (13,467)
Unrecognized prior service cost ............................          2,484            1,529
Unrecognized net gain ......................................           (626)             473
Adjustment required to recognize minimum liability .........         (2,484)            (860)
                                                                  ---------        ---------
 Net pension liability .....................................      $ (17,575)       $ (12,325)
                                                                  =========        =========

     As required by SFAS No. 87, "Employers' Accounting for Pensions," the Company recognized additional pension liabilities of $2,484,000 and $860,000 as of September 30, 1996 and 1997, respectively, and equal amounts as other assets.

     Actuarial assumptions used in calculating the above amounts include a 10% return on plan assets for the years ended September 30, 1996 and 1997, an 8.0% discount rate on benefit obligations as of September 30, 1996, a 7.75% weighted average discount rate for the first six months and 8.0% for the second six months of the year ended September 30, 1996, and a 7.5% discount rate on benefit obligations as of September 30, 1997, and a weighted average discount rate of 7.5% for the year ended September 30, 1997.

     Data with respect to the Lily Cups Inc., Canada defined benefit plan is not material and is not included in the above data.

8. POSTRETIREMENT HEALTH CARE PLANS

     The Company sponsors various defined benefit postretirement health care plans that cover substantially all full-time employees. The plans, in most cases, pay stated percentages of most medical expenses incurred by retirees, after subtracting payments by Medicare or other providers and after a stated deductible has been met. Participants generally become eligible after reaching age 60 with one year of participation. The majority of the Company's plans are contributory, with retiree contributions adjusted annually. The accounting for the plans anticipates future cost-sharing changes to the written plan that are consistent with the Company's announced policies. The Company does not fund the plans.

     The following table analyzes the plans' unfunded, accrued postretirement health care cost liability as reflected on the balance sheet (in thousands):

                                                                SEPTEMBER 30,     SEPTEMBER 30,
                                                                     1996             1997
                                                               ---------------   --------------
Accumulated Postretirement Benefit Obligation:
 Retirees ..................................................       $25,596           $24,936
 Other fully eligible participants .........................         6,472             5,731
 Other active participants .................................        17,577            12,166
                                                                   -------           -------
                                                                    49,645            42,833
 Unrecognized prior service cost ...........................         1,536             4,861
 Unrecognized actuarial gain ...............................        10,644            13,389
                                                                   -------           -------
 Accrued postretirement health care cost liability .........       $61,825           $61,083
                                                                   =======           =======

     The components of net postretirement health care cost are as follows (in thousands):


                                                      YEAR ENDED             YEAR ENDED             YEAR ENDED
                                                  SEPTEMBER 30, 1995     SEPTEMBER 30, 1996     SEPTEMBER 30, 1997
                                                 --------------------   --------------------   -------------------
Service cost benefits attributed to service
 during the period ...........................          $1,497                 $1,533               $    859
Interest cost on accumulated post retirement
 benefit obligation ..........................           4,134                  3,868                  3,098
Net amortization and deferral ................            (118)                  (187)                (1,326)
                                                        ------                 ------               --------
 Net postretirement health care cost .........          $5,513                 $5,214               $  2,631
                                                        ======                 ======               ========

     The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 8.0%, and 7.5% at September 30, 1996 and 1997, respectively. Net postretirement health care cost was computed using a weighted average discount rate of 8.5% for the year ended September 30, 1995, 7.75% for the year ended September 30, 1996, and 8.0% for the year ended September 30, 1997. For measuring the expected postretirement benefit obligation, a 10% annual rate of increase in the per capita claims cost was assumed for 1997. This rate is assumed to decrease by 1.0% per year to an ultimate rate of 5.0%. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by one percentage point in each year would increase the accumulated postretirement benefit obligation as of September 30, 1996 and September 30, 1997 by approximately $2.8 million and $2.2 million, respectively, and the aggregate of the service and interest cost components of net postretirement health care cost $0.4 million for each of the years ended September 30, 1995 and 1996, and by approximately $0.2 million for the year ended September 30, 1997.


9. INCOME TAXES


     The income tax benefit (provision) includes the following components (in thousands):

                                   YEAR ENDED             YEAR ENDED             YEAR ENDED
                               SEPTEMBER 30, 1995     SEPTEMBER 30, 1996     SEPTEMBER 30, 1997
                              --------------------   --------------------   -------------------
Current ...................
 Federal ..................         $     --               $     --               $    --
 State ....................               --                     --                    --
 Foreign ..................             (759)                (1,164)                   --
                                    --------               --------               -------
   Total current ..........             (759)                (1,164)                   --
                                    --------               --------               -------
Deferred ..................
 Federal ..................           (2,829)                (2,315)               26,165
 State ....................             (315)                  (330)                3,738
 Foreign ..................               --                     --                   584
                                    --------               --------               -------
   Total deferred .........           (3,144)                (2,645)               30,487
                                    --------               --------               -------
                                    $ (3,903)              $ (3,809)              $30,487
                                    ========               ========               =======

     The effective tax rate varied from the U.S. Federal tax rate of 35% for the years ended September 30, 1995, 1996 and 1997 as a result of the following:


                                                   YEAR ENDED             YEAR ENDED             YEAR ENDED
                                               SEPTEMBER 30, 1995     SEPTEMBER 30, 1996     SEPTEMBER 30, 1997
                                              --------------------   --------------------   -------------------
U.S. Federal tax rate .....................             35%                    35%                   35%
State income taxes, net of U.S. Federal tax
 impact ...................................              4                      4                     4
Other, net ................................              1                      1                     1
                                                        --                     --                    --
 Effective tax rate .......................             40%                    40%                   40%
                                                        ==                     ==                    ==

     At September 30, 1997, the Company had deferred tax liabilities of $167 million, of which $32 million are current in nature, and deferred tax assets of $182 million, of which $35 million are current in nature. Deferred tax assets and liabilities have been netted as a current asset and a non-current liability in the accompanying Consolidated Balance Sheets. The principal temporary differences included above are depreciation, a $75 million liability, LIFO inventory, a $22 million liability, net operating loss carryforwards, a $67 million asset, postretirement health and pension benefits, a $28 million asset, and $17 million of other net miscellaneous asset items.


     The Company has net operating loss carryforwards for income tax purposes of approximately $170 million, of which $5 million expire in 2004, $51 million expire in 2005, $25 million expire in 2006, $13 million expire in 2007, $28 million expire in 2008, and $48 million expire in 2012.

10. LONG-TERM OBLIGATIONS


     Long-term debt, including amounts payable within one year, is as follows (in thousands):




                                                         SEPTEMBER 30,     SEPTEMBER 30,     DECEMBER 31,
                                                              1996              1997             1997
                                                        ---------------   ---------------   -------------
(i) Sweetheart Cup Company Inc.
Senior Secured Notes, at 9.625%, interest payable
 semiannually on March 1 and September 1 of each
 year, commencing March 1, 1994, due on
 September 1, 2000, and are subject to redemption
 on or after September 1, 1997 at the option of the
 Company, in whole or in part, at the redemption
 prices set forth below (expressed as percentages of
 the principal amount), plus accrued interest to the
 redemption date, for redemptions during the 12
 month period beginning September 1, of the
 following years: 1997--103.208%, 1998--101.604%,
 and 1999--100.000% .................................       $190,000          $190,000         $190,000

Senior Subordinated Notes, at 10.50%, interest
 payable semiannually on March 1 and September 1
 of each year, commencing March 1, 1994, due on
 September 1, 2003, and are subject to redemption
 on or after September 1, 1998 at the option of the
 Company, in whole or in part, at the redemption
 prices set forth below (expressed as percentages of
 the principal amount), plus accrued interest to the
 redemption date, for redemption during the 12
 month period beginning September 1, of the
 following years: 1998--103.938%, 1999--102.625%,
 2000--101.313%, and 2001 and
 thereafter--100.000% ...............................        110,000           110,000          110,000

Revolving Loan at Bankers Trust's prime rate plus
 1.50%, or Bankers Trust's Eurodollar rate plus
 2.50%, subject to certain limitations as well as
 downward adjustment for any interest period
 beginning after October 1, 1994 upon the
 satisfaction of certain financial criteria, due on
 August 30, 1998 (interest rates--7.91% and 10.0%
 at September 30, 1996 and 1997) ....................         15,800            60,000               --

Revolving Credit Facility with Bank of America
 Business Credit, see Note 15. ......................             --                --           97,258

(ii) Sweetheart Receivables Corporation

Sweetheart Receivables Corporation Series 1994-1
 A-V Trade Receivables-Backed Notes, a private
 placement, at Telerate one month LIBOR plus
 .40%. Interest payable monthly commencing on
 October 17, 1994 through the Scheduled Pay-Out
 Period starting July 31, 1999 (interest rates--5.90%
 and 6.06% at September 30, 1996 and 1997) ..........         60,000            60,000               --

(iii) Lily Cups Inc.

Term Facility, at Bank of Nova Scotia's prime rate
 plus 1.25% payable quarterly, due in equal annual
 repayments commencing October 31, 1994 and
 ending October 31, 1998 (interest rates--7.0% and
 6.0% at September 30, 1996 and 1997) ...............          4,210             2,737            1,321

                                                         SEPTEMBER 30,    SEPTEMBER 30,     DECEMBER 31,
                                                             1996              1997             1997
                                                        --------------   ---------------   --------------
Operating Facility, at Bank of Nova Scotia's prime
 rate plus 1.25%, repaid and reborrowed until
 October 31, 1998, subject to satisfaction of certain
 conditions on the date of any such borrowing
 (interest rates--7.0% and 6.0% at September 30,
 1996 and 1997) .....................................         3,404            5,431             4,195
                                                              -----            -----             -----
                                                            383,314          428,168           402,774
Less: Current portion of long-term debt .............        (1,435)          (1,369)           (5,516)
                                                            -------          -------           -------
                                                           $381,879         $426,799          $397,258
                                                           ========         ========          ========

     The aggregate annual maturities of long-term debt at September 30, 1997 are as follows (in thousands):

       1998 ........................    $  1,369
       1999 ........................      66,799
       2000 ........................     250,000
       2001 ........................          --
       2002 ........................          --
       2003 and thereafter .........     110,000
                                        --------
                                        $428,168
                                        ========

     Long-term bonds consist of four industrial development bonds and a loan from the State of Maryland with interest rates ranging from 6.0% to 6.75%, due in varying amounts through 2006. The aggregate annual maturities of long-term bonds at September 30, 1997 are as follows (in thousands):


       1998 ........................    $   --
       1999 ........................     2,500
       2000 ........................        --
       2001 ........................        --
       2002 ........................        --
       2003 and thereafter .........     1,200
                                        ------
                                        $3,700
                                        ======

     The maximum month-end balances outstanding, average amounts outstanding, and the weighted average interest rates on the domestic Revolving Loan Facility and Canadian Operating Facility during the years ended September 30 were as follows (in thousands, except for interest rates):


                                              DOMESTIC REVOLVING LOAN    CANADIAN OPERATING
                                                     FACILITY                 FACILITY
                                             ------------------------- -----------------------
                                                 1996         1997         1996        1997
                                             ------------ ------------ ----------- -----------
Maximum month-end balances outstanding .....   $ 23,000     $ 60,000     $ 4,321     $ 6,123
                                               ========     ========     =======     =======
Average amounts outstanding ................   $  8,660     $ 48,194     $ 3,564     $ 4,843
                                               ========     ========     =======     =======
Weighted average interest rates ............       8.63%        8.52%       8.16%       6.10%

     The 1993 Credit Agreement and the Sweetheart Receivables Corporation Series 1994-1 A-V Trade Receivables-Backed Notes were refinanced subsequent to September 30, 1997. See Note 15 for details.

 1993 Credit Agreement

     On August 30, 1993, the Company entered into the 1993 Credit Agreement, which provided for a $40 million Term Loan and a $75 million Revolving Loan Facility. The Company prepaid the $40 million Term Loan on September 20, 1994 in connection with the issuance of the Sweetheart Receivables Corporation 1994-1 A-V Trade Receivables-Backed Notes and it may not be reborrowed. Additionally, certain terms and conditions of the Credit Agreement were amended. The Revolving Loan Facility is limited to 50% of eligible inventory of Sweetheart Cup Company Inc. (up to a maximum of $150 million of eligible inventory). In addition, the combined borrowings outstanding under the Revolver plus the Sweetheart Receivables Corporation 1994-1 A-V Trade Receivables-Backed Notes less the aggregate amount of cash on deposit in certain Sweetheart Receivables Corporation accounts may not exceed $115 million in aggregate. The Revolving Loan borrowings were $15.8 million at September 30, 1996 and $60.0 million at September 30, 1997.

     The borrowings under the 1993 Credit Agreement bear interest, at Sweetheart Cup Company Inc.'s option, at Bankers Trust Company's prime rate plus 1.50% or, subject to certain limitations, at Bankers Trust Company's Eurodollar rate plus 2.50%. Interest rates may be reduced by 0.25% as of October 1, 1994, and on the first day of any fiscal quarter thereafter, depending upon Sweetheart Cup Company Inc.'s ratios of cash flow coverage to interest expense. Up to $15 million of the Revolving Loan Facility may be utilized to issue Letters of Credit. Approximately $9.7 million in Letters of Credit were issued on behalf of Sweetheart Cup Company Inc. as of September 30, 1996 and 1997. The 1993 Credit Agreement also provides for the payment of a commitment fee of 0.5% per annum on the daily average unused amount of the commitments under the Revolving Loan Facility (approximately $299,600 and $104,600 for the years ended September 30, 1996 and 1997, respectively, as well as a 2.75% per annum fee on outstanding Letters of Credit (approximately $272,400 and $254,000 for the years ended September 30, 1996 and 1997, respectively).

     Loans made pursuant to the Revolving Loan Facility can be borrowed, repaid, and reborrowed from time to time until final maturity on August 30, 1998. The 1993 Credit Agreement provides for partial mandatory prepayments upon the issuance of equity by Sweetheart Holdings Inc. or any of its subsidiaries, and full repayment upon any change of control (as defined in the 1993 Credit Agreement). The Revolving Loan Facility also requires a $20 million clear-down period between December 1 and January 31 of each year, commencing December 1, 1994, whereby the average unused revolver during any consecutive 31-day period within the clear-down period must average $20 million; failure to do so results in an immediate reduction of the Revolving Loan Facility by $20 million effective immediately succeeding February 1.

     The indebtedness of Sweetheart Cup Company Inc. under the 1993 Credit Agreement is guaranteed by Sweetheart Holdings Inc. and secured by a first priority perfected security interest in inventory, spare parts and all proceeds of the foregoing of Sweetheart Cup Company Inc., a first priority security interest, shared with the holders of the Senior Secured Notes, in Shared Collateral (as defined in the 1993 Credit Agreement to include primarily all capital stock owned by Sweetheart Holdings Inc. and Sweetheart Cup Company Inc. and of each of their respective present and future direct subsidiaries, all intercompany indebtedness payable to Sweetheart Holdings Inc. or Sweetheart Cup Company Inc. by Sweetheart Holdings Inc., Sweetheart Cup Company Inc. or their respective present and future subsidiaries, and any proceeds from business interruption insurance), and a second priority perfected security interest in the Senior Secured Note collateral as described below.

 Senior Secured Notes and Senior Subordinated Notes

     Sweetheart Cup Company Inc. is the obligor with respect to $190 million of Senior Secured Notes and $110 million of Senior Subordinated Notes. The Senior Secured Notes were issued pursuant to an Indenture among Sweetheart Cup Company Inc., Sweetheart Holdings Inc., as Guarantor, and United States Trust Company of New York, as Trustee (the "Senior Secured Indenture"). The Senior Secured Notes bear interest at 9.625% per annum, payable semi-annually in arrears on March 1 and September 1 each year to holders of record on February 15 or August 15 next preceding the interest payment date. The Senior Secured Notes mature on September 1, 2000 and were issued in denominations of $1,000 and integral multiples thereof.

     The Senior Secured Notes are secured by a first priority lien on the Senior Secured Note collateral (which includes all material properties and equipment and substantially all of the other assets of Sweetheart Cup Company Inc., but excludes collateral under the 1993 Credit Agreement, the capital stock of its subsidiaries, and intercompany indebtedness) and by a second lien on collateral under the 1993 Credit Agreement (primarily accounts receivable, inventory, and proceeds thereof as described above). The Senior Secured Notes and borrowings under the 1993 Credit Agreement are also jointly secured by Shared Collateral (comprised of pledges of the capital stock of Lily Canada, the capital stock of any direct subsidiaries formed or acquired in the future, future intercompany notes, and the proceeds of business interruption insurance).

     The Senior Secured Indenture contains various covenants which prohibit, or limit, among other things, asset sales, change of control, dividend payments, equity repurchases or redemptions, the incurrence of additional indebtedness, the issuance of disqualified stock, certain transactions with affiliates, the creation of additional liens, and certain other business activities. The Senior Secured Notes may be redeemed at the dates and prices indicated in the table above.

     The Senior Subordinated Notes were issued pursuant to an Indenture among Sweetheart Cup Company Inc., Sweetheart Holdings Inc., as Guarantor, and U.S. Trust Company of Texas, N.A., as Trustee (the "Senior Subordinated Indenture"). The Senior Subordinated Notes bear interest at 10.50% per annum, payable semi-annually in arrears on March 1 and September 1 each year to holders of record on the February 15 or August 15 next preceding the interest payment date. The Senior Subordinated Notes mature on September 1, 2003 and were issued in denominations of $1,000 and integral multiples thereof.

     The Senior Subordinated Notes are subordinate in right of payment to the prior payment in full of all Senior Secured Notes, all borrowings under the 1993 Credit Agreement, and all other indebtedness not otherwise prohibited. As a result of the subordination provisions, and in the event of an insolvency or liquidation proceeding, holders of the Senior Subordinated Notes may recover a lesser percentage of their investment than other creditors of the Company.

     The Senior Subordinated Indenture contains various covenants which prohibit, or limit, among other things, asset sales, change of control, dividend payments, equity repurchases or redemptions, the incurrence of additional indebtedness, the issuance of disqualified stock, certain transactions with affiliates, the creation of additional liens, and certain other business activities. The Senior Subordinated Notes may be redeemed at the dates and prices indicated in the table above.

 Sweetheart Receivables Corporation Series 1994-1 A-V Trade Receivables-Backed Notes

     Sweetheart Cup Company Inc. securitizes its receivables through its wholly owned limited purpose, bankruptcy-remote finance subsidiary, Sweetheart Receivables Corporation ("SRC"). This structure is intended to segregate receivables from Sweetheart Cup Company Inc.'s other assets or liabilities and achieve a lower cost of funds based on the credit quality of the receivables.

     On September 20, 1994, SRC issued and sold to Bankers Trust as Placement Agent, $60 million of Series 1994-1 A-V Trade Receivables-Backed Notes (the "Notes"), under an indenture and security agreement. The proceeds of the notes were used to purchase substantially all of the receivables of Sweetheart Cup Company Inc. on the closing date. SRC's share of the proceeds of collections on those receivables will be used to purchase newly generated receivables from Sweetheart Cup Company Inc. on an ongoing basis.

     SRC's purchase of receivables from Sweetheart Cup Company Inc. is intended to be a "true sale" for bankruptcy law purposes and without recourse to Sweetheart Cup Company Inc., except that Sweetheart Cup Company Inc. will be required to make payment to SRC for certain dilution of the receivables and will remain liable for making payments in connection of certain customary representations and covenants.

     SRC grants the Trustee, Manufacturer's and Traders Trust, a first perfected security interest in the receivables and certain other related assets, subject to certain limited exceptions. The holders of the Notes have no recourse to the assets of SRC in respect of obligations under the Notes. Noteholders are protected by over-collateralization of receivables on the Notes requiring certain amounts to be set aside in an equalization account and four months of interest set aside in the carrying cost account by the Trustee. These amounts may be invested by SRC in highly rated liquid investments such as A-1+ commercial paper and AAA moneymarket funds as rated by Standard & Poors Corporation. These amounts are shown on the consolidated balance sheet as restricted cash. Restricted cash totaled $29.0 million and $28.9 million at September 30, 1997 and 1996, respectively. Sweetheart Cup Company Inc. retains a promissory note which pays interest monthly at prime rate, subject to certain limitations, on these and other balances due from SRC.


     Sweetheart Cup Company Inc. acts as servicer of the receivables sold. The interest rate is based on Telerate's one month LIBOR plus .40% and is paid monthly. The Notes have a first scheduled principal payment date of July 31, 1999 and have a stated maturity date of September 30, 2000. There are certain early voluntary and involuntary liquidation events. Noteholders are entitled to certain breakage payments if the Notes are prepaid in part or whole prior to July 31, 1998. The breakage payment is equal to the present value of the .40% spread for the period from the prepayment date until the first scheduled principal payment date, multiplied by the amount of principal prepayment.


     The SRC promissory note and equity held by Sweetheart Cup Company Inc. constitute Shared Collateral which is a first priority interest shared under the Credit Agreement and Senior Secured Notes.


 Canadian Credit Agreement


     On December 20, 1989, Lily Cups Inc. entered into a Term and Revolving Credit Facilities Agreement (the "Canadian Credit Agreement"), consisting of CDN $14.0 million of Term Advances and CDN $6.0 million of Operating Advances. Effective August 30, 1993, the Canadian Credit Agreement was renegotiated and extended to provide for equal annual repayments on the remaining CDN $9.5 million Term Facility of CDN $1.9 million beginning October 31, 1994 and ending October 31, 1998 and to provide for an additional CDN $1.0 million of Operating Advances in addition to the CDN $6.0 million Operating Facility previously available. The renegotiated and extended Operating Facility provides for a final repayment on October 31, 1998. Lily Cups Inc. has pledged substantially all its assets as collateral for the Canadian Credit Agreement. The Company is charged a 0.5% fee with respect to any unused balance available under the Canadian Credit Agreement as renegotiated and extended. At September 30, 1996 and 1997, the available capacity under the Canadian Credit Agreement was CDN $2.4 million and CDN $1.4 million, respectively (U.S. $1.8 million and U.S. $1.0 million, respectively).


11. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments held by the Company:


     CURRENT ASSETS AND CURRENT LIABILITIES -- The carrying amount approximates fair value because of the short maturity of those instruments.


     LONG-TERM BONDS -- The carrying amount approximates fair value based on the nature of the instrument.


     LONG-TERM DEBT -- The fair value of the Company's Senior Secured Notes and the Senior Subordinated Notes are based on the quoted market prices at the end of the fiscal years. The other instruments have variable interest rates that fluctuate along with current market conditions.

     The estimated fair values of the Company's financial instruments at September 30 are as follows (in thousands):


                                                       1996                      1997
                                              -----------------------   -----------------------
                                               CARRYING       FAIR       CARRYING       FAIR
                                                AMOUNT        VALUE       AMOUNT        VALUE
                                              ----------   ----------   ----------   ----------
Cash and cash equivalents .................    $  4,371     $  4,371     $  2,650     $  2,650
Other current assets ......................     311,761      311,761      308,763      308,763
Current portion of long-term debt and bonds       1,535        1,535        1,369        1,369
Other current liabilities .................     152,218      152,218      163,276      163,276
Long-term bonds ...........................       3,700        3,700        3,700        3,700
Long-term debt ............................     381,879      388,792      426,799      428,271

     The fair value of the Company's long-term debt is estimated to be $6,913,000 higher than the carrying value at September 30, 1996 and $1,472,000 higher than the carrying value at September 30, 1997. The differences are primarily the result of fluctuations in the interest rate market since the issuance of the Company's Senior Secured Notes and Senior Subordinated Notes.


12. LEASE COMMITMENTS

     The Company leases certain transportation vehicles, warehouse and office facilities, and machinery and equipment under both cancelable and non-cancelable operating leases, most of which expire within ten years and may be renewed by the Company. Rent expense under such arrangements totaled $12,417,000, $15,636,000 and $16,756,000 for the years ended September 30,
1995, 1996 and 1997, respectively. Future minimum rental commitments under non-cancelable operating leases in effect at September 30, 1997 are as follows (in thousand of dollars):



       1998 ........................    $12,116
       1999 ........................     11,207
       2000 ........................      9,083
       2001 ........................      7,533
       2002 ........................      6,767
       2003 and thereafter .........     11,026
                                        -------
                                        $57,732
                                        =======

     Data with respect to Lily Cups Inc.'s rental commitments for the years 1998 and thereafter is not material and is not included in the above table.


13. SHAREHOLDERS' EQUITY

     Sweetheart Holdings Inc. has a single-class capital structure consisting of 3,000,000 shares of common stock, par value $.01 per share. As of August 30, 1993, 1,040,000 shares of single-class stock were issued to AIP, First Plaza Group Trust (Mellon Bank, N.A., as Trustee) and AT&T Master Pension Trust (Leeway and Company as nominee) for approximately $100.5 million. All outstanding shares of single-class common stock are deemed fully paid and nonassessable. The single-class common stock is neither redeemable nor convertible, and the holders thereof have no preemptive or other subscription rights to purchase any securities of Sweetheart Holdings Inc. There currently is no public market for this common stock. During the third quarter of fiscal year 1994, the Company issued 6,000 authorized shares of common stock for $100 per share. The Company received approximately $100,000 in cash and a $500,000 promissory note in consideration for the shares. The promissory note is reflected as a reduction to shareholders' equity in the consolidated balance sheet. There were 1,046,000 shares of single-class common stock outstanding as of September 30, 1996 and 1997.

     Subject to Delaware law and limitations in certain debt instruments (Senior Secured Notes, Senior Subordinated Notes, and borrowings under the 1993 Credit Agreement), common shareholders are entitled to receive such dividends as may be declared by Sweetheart Holdings Inc.'s Board of Directors out of funds legally available thereof. In the event of a liquidation, dissolution or winding up of Sweetheart Holdings, Inc., common shareholders are entitled to share ratably in all assets remaining after payment or provision for payment of debts or other liabilities of Sweetheart Holdings Inc. Each outstanding common share is entitled to one vote on any matter submitted to a vote of stockholders. This single-class common stock has no cumulative voting rights.


     The Board of Directors of Sweetheart Holdings Inc. approved the Stock Option and Purchase Plan (the "Plan") during fiscal year 1994 which provides for the granting of nonqualified and incentive stock options as defined by the Internal Revenue Code. The Plan is administered by the Compensation Committee (the "Committee") of the Board of Directors. The Committee has the authority to select participants, grant stock purchase options, and make all necessary determinations for the administration of the Plan. The exercise price per share of common stock under each option is fixed by the Committee at the time of the grant of the option and is equal to at least 100% of the fair market value of a share of common stock on the date of grant, but not less than $100 per share. The Committee determines the term of each option which may not exceed ten years from the date of grant of the option. Options are exercisable in equal increments over fiscal years 1994, 1995, 1996, and 1997, depending on certain operating results of the Company. Any options not exercisable within the above years are exercisable on the ninth anniversary of the grant of the option. Under the provisions of the Plan, the Committee may also grant participants the short-term option to purchase shares of common stock at a price per share equal to not less than the fair market value of the common stock on the date of grant. Short-term options expire 30 days after the date of grant to the extent not exercised.


     The Plan provides for the issuance of up to 103,000 shares of common stock in connection with the stock options granted under the Plan. Options that are canceled or expire unexercised are available for future grants. All options are granted via approval of the Board of Directors. The Company granted 10,400 and 30,135 options during 1996 and 1997, respectively. Options canceled totaled 6,140 and 11,035 during 1996 and 1997, respectively. At September 30, 1997, 31,827 shares were available for the granting of additional options. As the Company's stock is privately held, the value of the common stock is assumed to be $100 per share at all times during the year. Although no options were exercised during fiscal year 1996, and 13,818 shares were exercisable at September 30, 1997.


14. NON-RECURRING CHARGES


     The Company incurred non-recurring charges in 1997 attributable to plant restructuring and an impairment of certain long-lived assets.


     In the fourth quarter of fiscal 1997, the Company adopted a restructuring plan designed to improve efficiency and enhance its competitiveness. Restructuring charges consist of cash charges primarily related to severance costs, as well as costs to close and exit the Riverside facility, and cease paper operations at the Springfield facility, substantially all of which will be paid in fiscal 1998. The Company anticipates substantial completion of this restructuring in fiscal 1998.


     As a result of market conditions experienced by the Company and the decision to close facilities as described above, the Company reviewed the carrying value of its long-lived assets. Certain assets were identified which would be disposed of, abandoned or become obsolete prior to the end of their accounting useful lives, and were written-down accordingly, resulting in a pre-tax non-cash charge totaling $24.6 million.


     The loss on asset disposal and impairment had no impact on the Company's 1997 cash flow or its ability to generate cash flow in the future. As a result of this charge, depreciation expense related to these assets will decrease in future periods.

15. SUBSEQUENT EVENTS

 1997 Amended and Restated Credit Agreement

     On October 24, 1997, the Company entered into the 1997 Amended and Restated Credit Agreement, which provides for a $135 million Revolving Credit Facility with Bank of America Business Credit, as Agent and various other Financial Institutions. At closing on October 24, 1997, Bank of America Business Credit acquired the outstanding amount of loans from Bankers Trust Company, made under the 1993 Credit Agreement, referred to in Note 10. The 1993 Credit Agreement was Amended and Restated to increase the facility size to $135 million, and include receivables as collateral, which had previously been sold to Sweetheart Receivables Corporation as described in Note 10. The Company then reacquired the receivables at SRC with the proceeds of the 1997 Amended and Restated Credit Agreement, enabling SRC to repay the Sweetheart Receivables Corporation 1994-1 A-V Trade Receivables-Backed Notes with those proceeds and existing restricted cash. Additionally, certain other terms and conditions of the Credit Agreement were amended.

     Availability under the Amended and Restated Credit Agreement is limited to 60% of eligible inventory constituting raw material and work-in-process, and 65% of eligible inventory constituting finished goods, and 40% of eligible inventory constituting in-transit inventory of Sweetheart Cup Company Inc. (up to a maximum of $100 million of eligible inventory). Additionally, eligible accounts from customers, subject to certain restrictions, are allowed to 85%. These calculations are subject to an overall maximum 80% of account's not more than 60 days past due, plus 50% of book value of inventory.

     The borrowings under the 1997 Amended and Restated Credit Agreement bear interest, at Sweetheart Cup Company Inc.'s option, at Bank of America's prime rate plus 1.00% or, subject to certain limitations, at Bank of America's Eurodollar rate plus 2.25%. Additionally, the Company must pay certain other annual and on-going expenses to Bank of America, as Agent. Up to $15 million of the Facility may be utilized to issue Letters of Credit. The letter of Credit Fee is 1.75% per annum, plus out of pocket fees and expense. The 1997 Amended and Restated Credit Agreement also provides for the payment of a commitment fee of 0.5% per annum on the daily average unused amount of the commitments under the Facility.

     Loans made pursuant to the Revolving Loan Facility can be borrowed, repaid, and reborrowed from time to time until final maturity on August 1, 2000. The 1997 Amended and Restated Credit Agreement provides for partial mandatory prepayments upon the issuance of equity by Sweetheart Holdings Inc. or any of its subsidiaries, and full repayment upon any change of control (as defined in the Agreement).

     The indebtedness of Sweetheart Cup Company Inc. under the 1997 Amended and Restated Credit Agreement is guaranteed by Sweetheart Holdings Inc. and secured by a first priority perfected security interest in inventory, spare parts, accounts receivable and all proceeds of the foregoing of Sweetheart Cup Company Inc., a first priority security interest, shared with the holders of the Senior Secured Notes, in Shared Collateral (as defined in the 1993 Credit Agreement to include primarily all capital stock owned by Sweetheart Holdings Inc. and Sweetheart Cup Company Inc. and of each of their respective present and future direct subsidiaries, all intercompany indebtedness payable to Sweetheart Holdings Inc. or Sweetheart Cup Company Inc. by Sweetheart Holdings Inc., Sweetheart Cup Company Inc. or their respective present and future subsidiaries, and any proceeds from business interruption insurance), and a second priority perfected security interest in the Senior Secured Note collateral as described below.

     The 1997 Amended and Restated Credit Agreement contains various covenants which limit, or restrict, among other things, indebtedness, dividends, leases, capital expenditures, the use of proceeds from asset sales and certain other business activities. Additionally, the Company must maintain on a consolidated basis, certain specified ratios at specified times, including, without limitation, maintenance of minimum fixed charge coverage ratio. The Company is currently in compliance with all covenants under the 1997 Amended and Restated Credit Agreement.

 Bakery Sale

     On November 30, 1997, the Company entered into an agreement to sell assets of its bakery operation to Ace Baking Company Limited Partnership. Assets sold included property, plant, and equipment, which have been reclassified to assets held for sale, and inventories. Consideration of $22.3 million was received, including $20.3 million of cash, and a $2 million non-interest bearing note. A gain of $4.5 million will be recognized in fiscal year 1998. Bakery operations represented 3% of net sales in fiscal year 1997.


16. RELATED-PARTY TRANSACTIONS


     AIP, which is Sweetheart Holdings Inc.'s largest stockholder and is a private investment partnership which makes equity investments, principally in industrial and manufacturing companies in the United States, is managed by AIPM, an affiliate of AIP. AIPM receives an annual fee of approximately $1.85 million for providing general management, financial and other corporate advisory services, and is reimbursed for certain out-of-pocket expenses. The fees are paid to AIPM pursuant to a management services agreement among AIPM, Sweetheart Holdings Inc. and Sweetheart Cup Company Inc.


     In addition, for the year ended September 30, 1996, the Company reimbursed AIPM for $950,000 of expenses incurred in connection with an investigation of the Company's strategic alternatives.


17. BUSINESS SEGMENT AND MAJOR CUSTOMERS


     The Company operates in a single industry which is the manufacture and distribution of paper and plastic related products in foodservice and food packaging disposables. Sales to a major customer accounted for 13.0%, 13.6% and 13.7% for the years ended September 30, 1995, 1996 and 1997, respectively.


18. CONTINGENCIES


     A lawsuit entitled Aldridge v. Lily-Tulip, Inc. Salary Retirement Plan Benefits Committee and Fort Howard Cup Corporation was initially filed in state court in Georgia in April 1987, and is currently pending against the Company in federal court. The remaining issue involved in the case is a claim that the Company wrongfully terminated the Lily-Tulip , Inc. Salary Retirement Plan (the "Plan") in violation of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In December 1994, the United States Circuit Court of Appeals for the Eleventh Circuit (the "Circuit Court") ruled that the Plan was terminated on December 31, 1986. Following that decision, the plaintiffs sought a rehearing which was denied, and subsequently filed a petition for a writ of certiorari with the United States Supreme Court, which was also denied. Following remand, in March 1996 the United States District Court for the Southern District of Georgia entered a judgment in favor of the Company. Following denial of a motion for reconsideration, the plaintiffs in April 1997 filed an appeal with the Circuit Court.


     Management believes that the Company will ultimately prevail on the remaining issues in the Aldridge litigation. Due to the complexity involved in connection with the claims asserted in this case, the Company cannot determine at present with any certainty the amount of damages it would be required to pay should the plaintiffs prevail; accordingly, there can be no assurance that such amount would not have a material adverse effect on the Company's financial position or results of operations.


     The Company is subject to a variety of environmental and pollution control laws and regulations in all jurisdictions in which it operates. The Company is also involved in various other claims and lawsuits incidental to its business. In the opinion of management, the ultimate liabilities, if any, after considering the reserves established relating to these matters, will not materially affect the Company's financial position or results of operations.

19. SUMMARIZED FINANCIAL INFORMATION FOR SWEETHEART CUP COMPANY INC.


     The following tables provide summarized financial information for Sweetheart Cup Company Inc. and subsidiaries (in thousands):


                                    SEPTEMBER 30,     SEPTEMBER 30,
                                         1996             1997
                                   ---------------   --------------
Current assets .................       $572,259         $562,731
Noncurrent assets ..............        174,006          176,382
Current liabilities ............        127,728          114,415
Noncurrent liabilities .........        519,635          563,065

     Prior year amounts below have been reclassified as noted in Note 1, item
(j):


                                                  FOR THE                FOR THE               FOR THE
                                                YEAR ENDED             YEAR ENDED             YEAR ENDED
                                            SEPTEMBER 30, 1995     SEPTEMBER 30, 1996     SEPTEMBER 30, 1997
                                           --------------------   --------------------   -------------------
Net sales ..............................         $986,618               $959,819              $ 886,017
Gross income ...........................          166,101                193,191                134,401
Income (loss) from continuing operations
 before extraordinary loss .............              766                 20,213                (36,143)
Net income (loss) ......................              766                 20,213                (37,083)

20. SUBSEQUENT EVENT


     On March 12, 1998, the stockholders of the Company consummated an agreement with SF Holdings Group, Inc. ("Buyer") and Creative Expressions Group, Inc., an affiilate of Buyer. Pursuant to the agreement, Buyer acquired from the Company's stockholders 48% of the Company's outstanding common stock and all of a new class of non-convertible, non-voting common stock, as a result of which Buyer holds 90% of the total number of outstanding shares of both classes of the Company's common stock. Upon consummation of the transaction, the Company's existing stockholders nominated three of the Company's five directors and Buyer nominated two directors. Significant actions by the Company's Board of Directors will require the vote of four directors. Additionally, pursuant to the agreement, The Fonda Group, Inc., an affiliate of Buyer, manages the day-to-day operations of the Company. The Company incurred $2.6 million of severance expenses as a result of the termination of certain officers of the Company pursuant to certain executive separation agreements. The Company also incurred financial advisory and legal expenses of approximately $4.4 million in connection with the transaction.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT ANY INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                     -----------------------------------

                               TABLE OF CONTENTS


                                                    PAGE
                                                 ---------
Available Information ........................     2
Prospectus Summary ...........................     4
Risk Factors .................................    20
The Sweetheart Investment ....................    27
Use of Proceeds ..............................    29
The Exchange Offer ...........................    30
Capitalization ...............................    38
Unaudited Pro Forma Financial
   Information ...............................    39
Unaudited Pro Forma Combined
   Condensed Balance Sheet ...................    40
Unaudited Pro Forma Combined
   Condensed Statements of Income ............    43
Selected Historical Financial Data of
   Fonda .....................................    48
Selected Historical Consolidated Financial
   Data of Sweetheart ........................    50
Management's Discussion and Analysis
   of Financial Condition and Results
   of Operations .............................    52
Business .....................................    63
Management ...................................    72
Principal Stockholders .......................    74
Certain Relationships and Related
   Transactions ..............................    75
Description of New Notes .....................    76
Description of Certain Indebtedness ..........   102
Description of Capital Stock .................   106
Certain Federal Income Tax
   Consequences ..............................   110
Plan of Distribution .........................   113
Legal Matters ................................   113
Experts ......................................   114
Unaudited Pro Forma Condensed
   Financial Data of Sweetheart and
   Fonda .....................................   P-1
Index to Financial Statements ................   F-1

                            SF HOLDINGS GROUP, INC.

                             OFFER TO EXCHANGE ITS
                            12 3/4% SERIES B SENIOR
                        SECURED DISCOUNT NOTES DUE 2008
                          WHICH HAVE BEEN REGISTERED
                           UNDER THE SECURITIES ACT
                            FOR ANY AND ALL OF ITS
                                  OUTSTANDING
                            12 3/4% SERIES A SENIOR
                        SECURED DISCOUNT NOTES DUE 2008





                       --------------------------------
                                   PROSPECTUS
                       --------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


     The Certificate of Incorporation of the Company provides that the Company shall, to the fullest extent permitted by the laws of the State of Delaware, indemnify any and all persons whom it shall have power to indemnify under such laws to the extent that such indemnification is permitted under such laws, as such laws may from time to time be in effect. Section 145 of the Delaware General Corporation Law ("DGCL") permits the Company to indemnify and hold harmless any director, officer, employee or agent of the Company and any person serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan) against expenses (including attorneys' fees), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement that may be imposed upon or incurred by him or her in connection with, or as a result of, any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), in which he or she may become involved, as a party or otherwise, by reason of the fact that he or she is or was such a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including an employee benefit plan). The indemnification provided by the Certificate of Incorporation shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, any agreement, by vote of directors or stockholders or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.


     The Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty or loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived any improper personal benefit.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, subject to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21. EXHIBITS AND FINANCIAL SCHEDULES


     (a) Exhibits.




  EXHIBIT
  NUMBER                                        DESCRIPTION OF EXHIBIT
  ------                                        ----------------------
  2.1*     Investment Agreement, dated as of December 29, 1997, among the Stockholders of Sweetheart
           Holdings Inc. ("Sweetheart Holdings"), Creative Expressions Group, Inc. ("CEG") and SF
           Holdings Group, Inc. (the "Company").
  3.1*     Restated Certificate of Incorporation of the Company.
  3.2*     By-laws of the Company.
  4.1*     Indenture, dated as of March 12, 1998, between the Company and The Bank of New York.
  4.2*     Form of 12 3/4% Series A and Series B Senior Secured Discount Notes, dated as of March 12, 1998
           (incorporated by reference to Exhibit 4.1).
  4.3*     Registration Rights Agreement, dated as of March 12, 1998, among the Company, Bear, Stearns
           & Co. Inc. and SBC Warburg Dillon Read Inc. (the "Initial Purchasers").
  5.1**    Opinion of Kramer, Levin, Naftalis & Frankel.
 10.1*     Stockholders' Rights Agreement, dated as of March 12, 1998, among the Company and the persons listed on Schedule I thereto.
 10.2*     Stockholders' Agreement, dated as of March 12, 1998, among Sweetheart Holdings, the Company and the Original Stockholders.
 10.3*     Stockholders Agreement, dated as of March 12, 1998, among the Company and the Initial
           Purchasers.
 10.4*     Pledge Agreement, dated as of March 12, 1998, between SF Holdings Group, Inc. and The Bank of New York.
 10.5*     Tax Sharing Agreement, dated as of March 12, 1998, among SF Holdings Group, Inc. and The
           Fonda Group, Inc ("Fonda").
 10.6*     Second Restated Management Services Agreement, dated as of March 12, 1998, among
           Sweetheart Holdings, Sweetheart Cup Company Inc. ("Sweetheart Cup"), American Industrial
           Partners Management Company, Inc. ("AIPM") and the Company.
 10.7*     Amendment No. 1 to Second Restated Management Services Agreement, dated as of March 12,
           1998, among Sweetheart Holdings, Sweetheart Cup, AIPM and the Company.
 10.8*     Assignment and Assumption Agreement, dated as of March 12, 1998, between the Company and
           Fonda.
 12.1*     Statements re Computation of Ratios.
 21.1*     Subsidiaries of the Registrant.
 23.1*     Consent of Deloitte & Touche LLP.
 23.2*     Consent of Arthur Andersen LLP.
 24.1**    Power of Attorney (incorporated by reference in the signature pages).
 25.1*     Form T-1 Statement of Eligibility and Qualification of The Bank of New York, as trustee.
 99.1**    Form of Letter of Transmittal.
 99.2**    Form of Notice of Guaranteed Delivery.
 99.3**    Form of Exchange Agent Agreement.

----------
*     Filed herewith.

**    To be filed by amendment.

     (b) The Financial Statement Schedule filed as part of this Registration Statement is as follows:


SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS


     Information required by other schedules is not applicable or the required information is included in the Financial Statements or Notes thereto.


ITEM 22. UNDERTAKING


     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


     (b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Exchange Offer Registration Statement through the date of responding to the request.


     (c) The undersigned registrant hereby undertakes to supply by means to a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Exchange Offer Registration Statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereto duly authorized, in the City of New York, New York, on April 20, 1998.


                                        SF HOLDINGS GROUP, INC.

                                        By: /s/ Dennis Mehiel
                                           ------------------------------------

                                           Dennis Mehiel
                                           Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the date indicated.



           SIGNATURE                                TITLE                          DATE
-------------------------------   ----------------------------------------   ---------------
         /s/ Dennis Mehiel        Chairman and Chief Executive Officer       April 20, 1998
------------------------------
           Dennis Mehiel

         /s/ Thomas Uleau         President, Chief Operating Officer and     April 20, 1998
------------------------------    Director
            Thomas Uleau

         /s/ Hans Heinsen         Senior Vice President, Chief Financial     April 20, 1998
------------------------------    Officer and Treasurer
            Hans Heinsen

       /s/ Alfred DelBello        Vice Chairman                              April 20, 1998
------------------------------
          Alfred DelBello

                                  Director                                   April   , 1998
------------------------------
          James Armenakis
                                  Director                                   April   , 1998
------------------------------
        W. Richard Bingham

          /s/ Gail Blanke         Director                                   April 20, 1998
------------------------------
             Gail Blanke

    /s/ John A. Catsimatidis      Director                                   April 20, 1998
------------------------------
       John A. Catsimatidis

         /s/ Chris Mehiel         Director                                   April 20, 1998
------------------------------
            Chris Mehiel

    /s/ Jerome T. Muldowney       Director                                   April 20, 1998
------------------------------
       Jerome T. Muldowney

    /s/ G. William Seawright      Director                                   April 20, 1998
------------------------------
       G. William Seawright

   /s/ Lowell P. Weicker, Jr.     Director                                   April 20, 1998
------------------------------
      Lowell P. Weicker, Jr.


                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Sweetheart Holdings Inc.:


     We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets, statements of operations, shareholders' equity and cash flows of Sweetheart Holdings Inc. and Subsidiaries included in this Form S-4 and have issued our report thereon dated December 8, 1997 (except with respect to the matter discussed in Note 20, as to which the date is March 12, 1998.) Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the accompanying index is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respect the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                                   ARTHUR ANDERSEN LLP

Baltimore, Maryland
December 8, 1997

                                                                    SCHEDULE II


                   SWEETHEART HOLDINGS INC. AND SUBSIDIARIES
                       VALUATION AND QUALIFYING ACCOUNTS
                            (DOLLARS IN THOUSANDS)




                                                                   ADDITIONS
                                                         ------------------------------
                                           BALANCE AT      CHARGED TO      CHARGED TO
                                            BEGINNING      COSTS AND          OTHER                           BALANCE AT END
            CLASSIFICATIONS                 OF PERIOD     EXPENSES(1)     ACCOUNTS (2)     DEDUCTIONS (3)       OF PERIOD
---------------------------------------   ------------   -------------   --------------   ----------------   ---------------
Allowance for Doubtful Accounts:
Year ended September 30, 1997 .........      $2,466           $446             $51             $1,223             $1,740
Year ended September 30, 1996 .........       2,524            369              46                473              2,466
Year ended September 30, 1995 .........       2,468            556               9                509              2,524

----------
(1)   Current year provision for doubtful accounts.

(2) Includes recoveries on accounts previously written off, translation adjustments and reclassifications.

(3)   Accounts written off.

             INDEPENDENT AUDITORS' CONSENT AND REPORT ON SCHEDULE


Board of Directors
The Fonda Group, Inc.


     We consent to the use in this Registration Statement of SF Holdings Group, Inc. on Form S-4 of our report dated September 25, 1997 (March 24, 1998 as to
Note 16) on the financial statements of The Fonda Group, Inc., appearing in the Prospectus, which is part of the Registration Statement, and to the references to us under the headings "Selected Historical Financial Data of Fonda" and "Experts" in such Prospectus.


     Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of The Fonda Group, Inc. listed in Item 21(b). This financial statement schedule is the responsibility of the management of The Fonda Group, Inc. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.




                                          DELOITTE & TOUCHE LLP


Stamford, Connecticut
April 21, 1998

                                                                    SCHEDULE II


                             THE FONDA GROUP, INC.
                       VALUATION AND QUALIFYING ACCOUNTS
                                (IN THOUSANDS)


                 COLUMN A                      COLUMN B               COLUMN C                 COLUMN D        COLUMN E
------------------------------------------   ------------   ----------------------------   ---------------   -----------
                                                                     ADDITIONS
                                                            ----------------------------
                                                                             CHARGED TO
                                              BALANCE AT     CHARTED TO        OTHER                          BALANCE AT
                                               BEGINNING      COST AND        ACCOUNTS      DEDUCTIONS --       END OF
                DESCRIPTION                    OF PERIOD      EXPENSES        DESCRIBE         DESCRIBE         PERIOD
------------------------------------------   ------------   ------------   -------------   ---------------   -----------
Year ended July 27, 1997
 Allowance for doubtful accounts .........       $549           $457                           $   45(1)         $961
Year ended July 28, 1996
 Allowance for doubtful accounts .........        401            148          $  100(2)           100(1)          549
Year ended July 30, 1995
 Allowance for doubtful accounts .........        174            184              50(2)        7 (1)              401

----------
(1)   Amounts written off

(2)   Additions related to acquisitions

                                  EXHIBIT INDEX
                                  -------------

  EXHIBIT
  NUMBER                                        DESCRIPTION OF EXHIBIT
  ------                                        ----------------------
  2.1*     Investment Agreement, dated as of December 29, 1997, among the Stockholders of Sweetheart
           Holdings Inc. ("Sweetheart Holdings"), Creative Expressions Group, Inc. ("CEG") and SF
           Holdings Group, Inc. (the "Company").
  3.1*     Restated Certificate of Incorporation of the Company.
  3.2*     By-laws of the Company.
  4.1*     Indenture, dated as of March 12, 1998, between the Company and The Bank of New York.
  4.2*     Form of 12 3/4% Series A and Series B Senior Secured Discount Notes, dated as of March 12, 1998
           (incorporated by reference to Exhibit 4.1).
  4.3*     Registration Rights Agreement, dated as of March 12, 1998, among the Company, Bear, Stearns
           & Co. Inc. and SBC Warburg Dillon Read Inc. (the "Initial Purchasers").
  5.1**    Opinion of Kramer, Levin, Naftalis & Frankel.
 10.1*     Stockholders' Rights Agreement, dated as of March 12, 1998, among the Company and the persons listed on Schedule I thereto.
 10.2*     Stockholders' Agreement, dated as of March 12, 1998, among Sweetheart Holdings, the Company and the Original Stockholders.
 10.3*     Stockholders Agreement, dated as of March 12, 1998, among the Company and the Initial
           Purchasers.
 10.4*     Pledge Agreement, dated as of March 12, 1998, between SF Holdings Group, Inc. and The Bank of New York.
 10.5*     Tax Sharing Agreement, dated as of March 12, 1998, among SF Holdings Group, Inc. and The
           Fonda Group, Inc ("Fonda").
 10.6*     Second Restated Management Services Agreement, dated as of March 12, 1998, among
           Sweetheart Holdings, Sweetheart Cup Company Inc. ("Sweetheart Cup"), American Industrial
           Partners Management Company, Inc. ("AIPM") and the Company.
 10.7*     Amendment No. 1 to Second Restated Management Services Agreement, dated as of March 12,
           1998, among Sweetheart Holdings, Sweetheart Cup, AIPM and the Company.
 10.8*     Assignment and Assumption Agreement, dated as of March 12, 1998, between the Company and
           Fonda.
 12.1*     Statements re Computation of Ratios.
 21.1*     Subsidiaries of the Registrant.
 23.1*     Consent of Deloitte & Touche LLP.
 23.2*     Consent of Arthur Andersen LLP.
 24.1**    Power of Attorney (incorporated by reference in the signature pages).
 25.1*     Form T-1 Statement of Eligibility and Qualification of The Bank of New York, as trustee.
 99.1**    Form of Letter of Transmittal.
 99.2**    Form of Notice of Guaranteed Delivery.
 99.3**    Form of Exchange Agent Agreement.

----------
*     Filed herewith.

**    To be filed by amendment.